PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-293952

Up to 42,307,692 American Depositary Shares Representing up to 1,057,692,300 Class A Ordinary Shares

Yimutian Inc.

This prospectus relates to the resale, from time to time, up to 42,307,692 American depositary shares (the “ADSs”), representing 1,057,692,300 Class A ordinary shares, par value of US$0.00001 per share, of the Company issuable upon the conversion or otherwise pursuant to the terms of up to an aggregate principal amount of US$10,000,000 of senior convertible promissory note (the “Notes”) issued or issuable to the selling shareholder named herein (the “selling shareholder”), pursuant to the terms of that certain securities purchase agreement, dated as of December 8, 2025 (the “Securities Purchase Agreement”), by and between the Company and the selling shareholder, from time to time and upon the terms and conditions thereof (assuming full conversion of the Notes and interest payments made in ADSs at a price of US$0.26 per share, the current floor price of the Initial Note). On December 8, 2025 (the “Initial Closing”), we issued and sold to the Investor at the initial closing an initial Note in the aggregate original principal amount of US$3,370,000 (the “Initial Note”). Each ADS represents twenty-five (25) Class A ordinary shares.

We are registering the ADSs issuable upon the conversion or otherwise pursuant to the terms of the Notes (the “Conversion ADSs”) and the underlying Class A ordinary shares to permit the selling shareholder to offer the Conversion ADSs for resale from time to time. The resale by the selling shareholder is not being underwritten by any investment bank. The selling shareholder may, or may not, elect to sell the Conversion ADSs covered by this prospectus, as and to the extent they may determine. See “Plan of Distribution.” If the selling shareholder chooses to sell the Conversion ADSs, we will not receive any proceeds from such sales. In connection with the offering of Notes, we and the Investor also entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we agreed to file a registration statement to register the resale of the Conversion ADSs. The Securities Purchase Agreement contemplates additional closings of up to US$26,630,000 in aggregate principal amount of additional Notes. We may register additional ADSs issuable upon the conversion or otherwise pursuant to the terms of such additional Notes not covered by this prospectus from time to time.

Our ADSs are listed on the Nasdaq Global Market (“Nasdaq”) under the trading symbol “YMT”. On March 6, 2026, the closing price for our ADSs on Nasdaq was US$0.55 per ADS.

Our issued and outstanding share capital consists of Class A ordinary shares and Class B ordinary shares. Mr. Jinhong Deng, our founder, chairman of the board of directors and chief executive officer, is be able to exercise 74.9% of the total voting power of our issued and outstanding share capital, which includes the voting power of (i) 165,207,841 Class A ordinary shares, comprising 44,245,706 Class A ordinary shares beneficially owned by Mr. Deng and an aggregate of 120,962,135 Class A ordinary shares beneficially owned by Mr. Bailin Song, Mr. Haiyan Gao and Mr. Ming Gu pursuant to the powers of attorneys signed by these individuals in 2016 and (ii) 342,773,160 Class B ordinary shares, comprising 231,167,735 Class B ordinary shares beneficially owned by Mr. Deng and an aggregate of 111,605,425 Class B ordinary shares beneficially owned by Mr. Min Liu, Mr. Zhijia Liu and Mr. Mi Zhou pursuant to the powers of attorneys signed by these individuals in 2016. For details on the powers of attorneys referenced in the preceding sentence, see “Principal Shareholders.” Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote. Each Class B ordinary share is entitled to twenty (20) votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. See “Description of Share Capital.” We are a “controlled company” within the meaning of the Listing Rules of Nasdaq.

Yimutian Inc. is not an operating company but a Cayman Islands holding company. Laws, regulations, and rules of mainland China restrict and impose conditions on direct foreign investment in certain types of business, including value-added telecommunication business. Accordingly, we conduct operations in mainland China primarily through the consolidated variable interest entities, Beijing Douniu Network Technology Co., Ltd. and Beijing Yimutian Xinnong Network Co., Ltd., or the VIEs, with which we have maintained contractual arrangements and to a lesser extent, through our subsidiaries in mainland China, Beijing Yimutian Network Technology Co., Ltd. The VIEs are consolidated for accounting purpose, and Yimutian Inc. does not own any equity interest in the VIEs. For a summary of such contractual arrangements, see “Corporate History and Structure — Contractual Arrangements and the VIEs.” Investors in our ADSs thus are not purchasing equity interest in the VIEs in mainland China but instead are purchasing equity interest in a Cayman Islands holding company. Investors may never directly hold equity interest in the VIEs. As used in this prospectus, “Yimutian,” “we,” “us,” “our company,” “the Company,” or “our” refers to Yimutian Inc. and its subsidiaries, and, in the context of describing our operations and consolidated financial information, also includes the VIEs in mainland China. “WFOE” refers to our wholly foreign owned entity, Beijing Yimutian Network Technology Co., Ltd., or Beijing Yimutian, and “VIEs” refer to Beijing Douniu Network Technology Co., Ltd. and Beijing Yimutian Xinnong Network Co., Ltd.

Our corporate structure involves unique risks to investors in the ADSs. As of December 31, 2023 and 2024 and June 30, 2025, total assets of the VIEs, excluding amounts due from Yimutian Inc. and its other subsidiaries, represented 60.6%, 60.8% and 57.0% of our consolidated total assets as of the same dates, respectively. In 2023, 2024 and the six months ended June 30, 2025, total revenues of the VIEs and their subsidiaries represented 99.8%, 99.3% and 100.0% of our consolidated total revenues in the same periods, respectively. Our contractual arrangements with the VIEs and their respective shareholders have not been tested in a court of law in mainland China. If the mainland China government deems that our contractual arrangements with the VIEs do not comply with the laws of mainland China, or if these laws, or the interpretation of existing laws, change in the future, we could be subject to material penalties or be forced to relinquish our interests in those operations or otherwise significantly change our corporate structure. We and our investors face substantial uncertainty that could affect the legality and enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect our ability to consolidate the financial results of the VIEs and the financial performance of our company as a whole. Our ADSs may decline in value or become worthless, if we are unable to claim our contractual control rights over the assets of the VIEs that conduct certain portion of our operations in mainland China. See “Risk Factors — Risks Related to Our Corporate Structure” for detailed discussion.

As of June 30, 2025, Yimutian had not made capital contributions to the VIEs through intermediate holding companies. Furthermore, no funds were directly injected into the VIEs by shareholders of Yimutian. Under the laws and regulations in mainland China, we are permitted to remit funds to the VIEs through loans rather than capital contributions. In 2023, 2024 and the six months ended June 30, 2025, the VIEs transferred RMB30.0 million, RMB30.0 million and RMB17.1 million, respectively, to our WFOE as service fees. Yimutian has not previously declared or paid any cash dividend or dividend in kind, and has no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our Class A ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. See “Prospectus Summary — Cash Flows Through Our Organization.”

To the extent that our cash in the business is in mainland China or an entity in mainland China, the funds may not be available to distribute dividends to our investors, or for other use outside of mainland China, due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the VIEs by the mainland China government to transfer cash. The mainland China government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of mainland China. Our cash dividends, if any, will be paid in U.S. dollars. As a consequence, we might not be able to pay dividends in foreign currencies to our shareholders. If we are considered a mainland China tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as income sourced from mainland China and as a result may be subject to mainland China withholding tax. In addition, the laws and regulations in mainland China permit companies in mainland China to pay dividends only out of their retained earnings, if any, as determined in accordance with mainland China’s accounting standards and regulations. Our subsidiaries in mainland China may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with the accounting standards and regulations in mainland China; the subsidiaries in mainland China are required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Additionally, our subsidiaries and the VIEs in mainland China can only distribute dividends upon approval of the shareholders after they have met the mainland China requirements for appropriation to the statutory reserves. Such laws and regulations would limit our ability to transfer cash between Yimutian, our subsidiaries, the VIEs, or investors. See “Risk Factors — Risks Related to Doing Business in Mainland China — Mainland China regulations of loans to and direct investment in domestic entities by offshore holding companies and governmental regulations of currency conversion may restrict or delay us from using the proceeds of our public offering to make loans or additional capital contributions to our subsidiaries in mainland China, which could adversely affect our liquidity and our ability to fund and expand our business.” and “Regulation — Regulations Relating to Foreign Exchange.”

We and the VIEs face various legal and operational risks and uncertainties related to being based in and have all of the operations in mainland China. The mainland China government has significant oversight and discretion over the conduct of our and the VIEs’ business and may influence our and the VIEs’ operations as the government deems appropriate to further regulatory, political and societal goals. For example, we face risks associated with oversight on cybersecurity and data privacy, regulatory approvals of offshore offerings and anti-monopoly regulatory actions. In particular, the mainland China government has recently published new policies that significantly affected certain industries such as the internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our and the VIEs’ business, financial condition and results of operations. Furthermore, the mainland China government has recently promulgated certain measures to supervise the overseas securities offerings, exerting more oversight and control over securities offerings and other capital markets activities and foreign investment in companies based in mainland China. Any failure to comply with such new measures over overseas securities offering could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. For more details, see “Risk Factors — Risks Related to Doing Business in Mainland China — We are subject to evolving laws and regulations of mainland China that could require us to modify our current business practices and incur increased costs, and the mainland China government’s oversight over our business operations could result in a material adverse change in our operations and the value of our Class A ordinary shares or ADSs.”

Pursuant to the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023, or the HFCAA, if the U.S. Securities and Exchange Commission, or the SEC, determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our shares or the ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. The independent registered public accounting firm that we use, Assentsure PAC, is headquartered in Singapore. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. On December 29, 2022, the Consolidated Appropriations Act, 2023, was signed into law, which amended the HFCAA (i) to reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two, and (ii) so that any foreign jurisdiction could be the reason why the PCAOB does not have complete access to inspect or investigate a company’s auditors. As it was originally enacted, the HFCAA applied only if the PCAOB’s inability to inspect or investigate because of a position taken by an authority in the foreign jurisdiction where the relevant public accounting firm is located. As a result of the Consolidated Appropriations Act, 2023, the HFCAA now also applies if the PCAOB’s inability to inspect or investigate the relevant accounting firm is due to a position taken by an authority in any foreign jurisdiction. The denying jurisdiction does not need to be where the accounting firm is located. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in foreign jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in the jurisdiction where the accounting firm that we use to issue an audit report on our financial statements filed with the SEC is headquartered, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. See “Risk Factors—Risks Related to Doing Business in Mainland China—Our ADSs may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in mainland China and Hong Kong. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

We are an “emerging growth company” under the US federal securities laws and will be subject to reduced public company reporting requirements. Investing in the ADSs involves risks. See “Risk Factors” beginning on page 28 of this prospectus.

Prospectus dated March 9, 2026.

You should rely only on the information contained in this prospectus or any other offering materials we file with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. We are not making an offer of our securities in any jurisdiction where such offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or in any other offering material is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus does not constitute an offer, or an invitation on our behalf to subscribe for and purchase, any of our securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors,” “Business,” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the ADSs. This prospectus contains information from an industry report, dated May 30, 2025, commissioned by us and prepared by Frost & Sullivan (Beijing) Inc., or Frost & Sullivan, an independent market research firm, to provide information regarding our industry and our market position in China. We refer to this report as the “Frost & Sullivan Report.”

Our Mission

Our mission is to make every acre of farmland more valuable via technology and industry know-how.

Who We Are

We are the largest agricultural B2B platform in mainland China in terms of monthly active merchants in 2024, according to the F&S Report. We believe technology plays a critical role in agriculture, contributing to increased productivity of the industry. Over a decade, we have been dedicated to digitalizing China’s agricultural product supply chain infrastructure to streamline the agricultural product transaction process, making it efficient, transparent, secure, and convenient. Riding on the wave of agri-tech upgrade and leveraging our profound industry experience and accumulated market insights, we provide a comprehensive set of digital solutions to facilitate agricultural product transactions, ranging from searching, matching, to transaction facilitation and settlement. Additionally, leveraging our industry experience and market insights, we have ventured into the realm of smart farming and agricultural sourcing and trading, further broadening our commercialization channels and animating our other business lines.

We pride ourselves as the go-to platform for merchants by leveraging our innovative technology and industry know-how. Technological capabilities run in our genes ever since we commenced our operations. Our proprietary agricultural algorithm, being accurate and efficient to sort out matching problems amongst buyers, sellers and massive SKUs, processes terabytes of information daily. Leveraging such insights, we are able to constantly improve accuracy in transaction matching and facilitate our decision-making in conducting our new business venture including agricultural trading and sourcing and smart farming. We continue to pioneer innovation in the industry through expanding into broader areas of AI-powered applications to enhance merchants’ experience and streamline operations. For example, we utilize natural language processing technologies, adapted from open-source models, to enhance the efficiency of collecting supply information from sellers, which elevates user experience on our platform. We are also developing an AI-powered customer service system which leverages the capabilities of third-party large language model. This model is instrumental in promptly acquiring insights into merchant demand through chat interactions, thereby enhancing our efficiency in transaction matching. Our insightful, accurate and up-to-date market quotation database, being the other building block of our success formula, is backed by our dedicated R&D team. About 63% of our R&D personnel were senior engineers with over 5 years of work experience as of June 30, 2025. Our large number of daily active merchants, acting with diverse characteristics and online behaviors, provide daily feedback and response in real time, which allows us to continually enrich the quotation database, extend the depth and breadth of our knowledge graph, amass the collective intelligence, and harness the power of technology.

We have achieved at-scale commercialization and have a track record of proven success. Our platform had over 40 million merchants as of June 30, 2025. In 2024, our platform facilitated approximately 147 million searches, 583 million calls and instant messages, and over 187 million potential transactions. In the six months ended June 30, 2025, our platform facilitated approximately 53 million searches, 313 million calls and instant messages, and over 118 million potential transactions. As of June 30, 2025, the merchants presented approximately 21 million SKUs on our platform. Building upon our experience in transaction matching since our inception, we connected over 770,000 sellers and over 6 million buyers in 2024 in the agricultural product supply chain with precise, dynamic and up-to-date information related to agricultural product transactions. We connected over 430,000 sellers and approximately 3 million buyers in the six months ended June 30, 2025. We further elevate merchant experiences with a full spectrum of services in advertising and client contact privilege by providing the merchants with a suite of online tools. As of June 30, 2025, our geographic footprint covered over 340 cities and 2,800 counties, representing over 65% of the primary and secondary agricultural wholesale markets in mainland China. We further entered into the agricultural sourcing and trading business in 2024, broadening sales channels for local agricultural producers and processors and facilitating sales with reliable, real-time market information on standardization and price. As of the date of this prospectus, we have established 12 offline stores in mainland China to trade agricultural products at cultivation and production sites with sellers and buyers.

The success of our business is underpinned by the following main business lines:

Note:

(1)	According to the F&S Report.

●	Digital Agricultural Commerce Services. Our digital agricultural commerce services are mainly offered via Yimutian App, complemented by sales-assistance services offered via Douniu App. Launched in 2015, Yimutian App is a versatile, merchant-friendly B2B e-commerce platform designated for sellers from agricultural production bases or factories and buyers scattered in the country. With distinct functions, Yimutian App is the front line of our online traffic attraction to facilitate modular product posting, portray merchant profiles and distribute information to complete the transaction matching. To complement the agricultural e-commerce business and address the downstream need of agricultural product transaction on the wholesale level, we offer agricultural product sales-assistance services which connect sellers with wholesale stallholders via Douniu App. It complements Yimutian App with first-hand market information from the offline transactions and refines our omni-channel in reaching the great majority of fragmented merchants groups. We mainly monetize our digital agricultural commerce services through membership services, value-added services and transaction services.

●	Agricultural Sourcing and Trading Services. In 2024, we launched a new business venture—agricultural sourcing and trading—to penetrate deeper in the supply chain under the brand name “Wolaicai,” which phonetically resembles “I purchase for you” in Chinese. Through the agricultural sourcing and training business, we position ourselves as brokers of agricultural products and directly make the deal and procure agricultural products from cultivation and production sites for buyers with regional or bulk procurement capacities, achieving greater transaction efficiency in the upstream of the agricultural product supply chain. Our value proposition for this business line is to provide consistently high quality pre-sale and post-sale services for buyers of agricultural products. We primarily monetize this business by completing transactions with buyers and sellers through our sales representatives at offline stores.

●	Smart Farming. Drawing on knowledge and resources we accumulated from years of providing digital agricultural commerce services, we launched our smart farming business in 2023 through collaboration with local business partners to selectively cultivate produce based on market demand. We strategically select produce that are cultivated in limited regions during a short window of the year but with strong economic potential, and strategically plant these produce in production region and during cultivation season that complement its original production region and cultivation season. After successful trial planting of a selected produce, we commence large-scale production applying innovative cultivation technologies and subsequently promote and sell these products to agricultural buyers with regional or bulk procurement capacities, wholesalers and merchants online and offline through our digital agricultural commerce services. As our agricultural sourcing and trading services continue to scale, new business opportunities from the demand side on Yimutian App or from wholesale markets are expected to further propel growth of our smart farming business. We believe that our innovative cultivation strategy based on our industry insights and propelled by our newly launched agricultural sourcing and trading services can effectively diversify the production areas and timing of a specific produce and enable us to stagger production and market availability, filling the market gap left by the decline of specific produce varieties in their original production regions after their production season ends, ultimately achieving a continual supply of agricultural products throughout the year. We mainly monetize our smart farming business through sales of the agricultural products.

●	Other Digital Agricultural Solutions. Agricultural production bases are vital to our business, which incentivizes us to further penetrate into localized service suites with other digital agricultural solutions. We started helping scalable agricultural production bases focusing on individual agricultural products in 2019 through consulting, brand promotion and digital agricultural training programs. Leveraging our proprietary digital agricultural system, we mainly monetize through providing information and offering brand promotion services with interface of real-time market quotation analysis.

Our business lines are deeply interconnected and together solidify our leadership position in the agricultural B2B industry. Our digital agricultural commerce services represent where we start our business and are designed to serve sellers of agricultural products, including farmers, agricultural production bases, agricultural production cooperatives, food processing manufacturers and merchants, and business buyers, such as restaurants and grocery stores, who trade agricultural products directly from the respective agricultural production bases. To serve sellers and buyers on a wholesale level, we also offer agricultural product sales-assistance services which connect sellers with wholesale stallholders to complement our digital agricultural commerce services. Our platform therefore seamlessly combines online and offline scenarios for transactions of agricultural products and is able to reach all types of participants in the supply chain.

Drawing on our extensive experience in the industry and the valuable market insights we have accumulated into agricultural commerce, along with the vast amount of data we have gathered on industry participants, user behavior, and transaction matching, we have expanded our offerings to include other digital agricultural solutions. These solutions cater to merchants seeking in-depth market information and brand promotion services. Our proprietary digital agricultural solution platform, which is purposefully built to analyze current market dynamics, presents accurate price predictions, generates detailed reports on pricing and circulation of agricultural products from farmland to various marketplaces, showcasing our data analytics and overall technology capabilities. By conducting in-depth analyses of price trends, nationwide circulation of agricultural products, and merchant behavior, we are well-positioned to enhance our services and deliver better customized recommendations to merchants on our platform, which will in turn improve merchant loyalty and enable us to gain deeper insights into the circulation of agricultural products, creating a flywheel effect.

As we have accumulated valuable knowledge, information and industry know-how on agricultural product categories, production region, market information, upstream and downstream sales cycle, and supply and procurement trends, as well as fostered deep relationships with various upstream and downstream participants in the agricultural product supply chain through years of operations of our digital agricultural commerce services via Yimutian App, we launched smart farming business in 2023 through collaboration with local business partners to selectively cultivate produce based on market demand, in order to diversify our monetization channels and capture new growth opportunities. As the business was in the trial-and-error stage, revenue generated from smart farming was immaterial in 2023. Our involvement in smart farming has provided us with valuable insights into the upstream agricultural product supply chain. These insights have been instrumental in identifying potential monetization channels that we plan to explore and develop in the future.

In addition, we recognize that online e-commerce platforms face inherent limitations in fully encompassing the entire agricultural product supply chain, as wholesale-level transactions frequently occur offline. The offline agricultural product market is characterized by a dynamic environment, with fluctuating market conditions and a complex transaction process that includes receipt, inspection, sorting, packing, and logistics. Furthermore, the market is often challenged by non-transparent pricing, lack of product standardization, variable supplier fulfillment capabilities and a general lack of post-sale services. These factors have contributed to a growing market demand for standardized transaction services that offer transparent pricing and reliable and quality pre-sale and post-sale support. In response to these challenges, and by leveraging our deep insights into the agricultural product supply chain as well as our extensive network of buyers and sellers, we entered the agricultural sourcing and trading business in 2024, broadening procurement channels and sales channels for regional buyers and local agricultural producers and processors, respectively, and facilitating sales with reliable, real-time market information and consistent quality and timely deliveries, achieving greater transaction efficiency in the upstream of the agricultural product supply chain and leading to increased repeat purchases. This reliability is crucial for maintaining a strong buyer base on the Yimutian App. Our smart farming business could also leverage the success of our agricultural sourcing and trading business to further integrate the supply chain. By ensuring quality and other specifications of products at production sites, we can offer consistently high-quality products to buyers. This integration reduces supply chain disruptions and enhances the overall efficiency of our business.

Our comprehensive services have positioned us as a platform that encompasses the full spectrum of agricultural supply chains, delivering significant values to both sellers and buyers. With our suite of offerings, a typical business flow begins with the strategic selection of produce that currently have single production region and single cultivation season but with strong economic potential, and strategically planting these produce in production region and during cultivation season that complement its original production region and cultivation season. After successful large-scale production of the produce through our smart farming business or by other agricultural producers, we may connect with and sell the produce through our agricultural sourcing and trading business to buyers with regional or large-scale procurement capacities who indicate interests to procure products online via our Apps or offline at wholesale markets. Meanwhile, our digital agricultural commerce services and other digital agricultural solutions can be further iterated and enhanced through our collection of first-hand account of transaction data and behaviors from our smart farming and agricultural trading and sourcing business.

Through our dedication in the past decade, we have achieved widespread market acceptance evidenced by our high merchant stickiness and top-line growth. We typically attract and accumulate paying merchants through providing value-added services, such as advertising service, offered on our platform. As some merchants achieve higher sales of products benefiting from such value-added services on our platform, they turn to subscribe for membership of our flagship product which provides a suite of online tools to further help merchants boost their sales, such as hosting premium storefronts on our platform. The paying merchants of our flagship product, who mainly receive our services on an annual basis, on average spent approximately RMB5,243 (US$723) in 2024. Such paying merchants on average spent approximately RMB5,248 in the six months ended June 30, 2024 and RMB5,896 (US$823) in the six months ended June 30, 2025. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting Our Results of Operations — Our ability to improve and expand service offerings” for details. We recorded total revenues of RMB187.5 million in 2023 and RMB161.3 million (US$22.2 million) in 2024. In the six months ended June 30, 2024 and 2025, our total revenues reached RMB80.9 million and RMB66.4 million (US$9.3 million), respectively. Industry tailwind in digitalization of infrastructure, such as the rapid deployment of 5G communication networks and growing penetration of digital payment systems in rural areas of China as well as the adoption of advanced digital technologies in the agricultural sector, facilitates the traceability of agricultural products and enhances the distribution efficiency of agricultural products, thereby laying the foundation for the operation and growth of our agricultural B2B platform. As we are still in the early stage of monetization, given our broad merchant base, we are poised for growth across multiple new monetization channels and through value-added services throughout the supply chain of agricultural products. We incurred net losses of RMB105.6 million and RMB34.9 million (US$4.8 million) in 2023 and 2024, respectively. In the six months ended June 30, 2024 and 2025, we recorded net losses of RMB17.4 million and RMB14.9 million (US$2.1 million), respectively.

Market Opportunities

Feeding over 1.4 billion population scattered in 9.6 million square kilometers has never been easy. Information asymmetry and low cost efficiency due to the multi-layer and vertical structure of agriculture products circulation have long been the transaction paradigm in mainland China. Agricultural B2B e-commerce platforms are born to address these pain points by connecting industry stakeholders and offering seamless experience via omni-channels, providing one-stop solutions from searching, matching and transacting, to transportation facilitation and settlement. In recent years, this industry has grown quickly driven by rapid technological developments. According to the F&S Report, the overall size of China’s agricultural B2B e-commerce platform reached approximately RMB132.7 billion in 2024, and is expected to grow to RMB284.2 billion in 2029, representing a CAGR of 17.5% from 2025 to 2029. On top of that, agricultural B2B platform digital service market is also experiencing stellar growth due to increasing popularity of centralized scale production and advancement of technologies. It reached a total market size of RMB1,629.6 million in 2024 with a 5-year CAGR of 36.7% from 2025 to 2029, according to the F&S Report. We believe that our overall leading position in the industry, in particular, our strengths in technological capabilities and market insights, make us well-positioned to benefit from the significant growth opportunities.

Strengths

We believe our success is primarily attributable to the following key competitive strengths:

●	agricultural B2B platform leader;

●	pioneer in China agricultural product supply chain;

●	superior and versatile technology capabilities;

●	comprehensive knowledge graph and deep industry know-how; and

●	visionary management team.

Strategies

To further solidify our market leadership, we intend to pursue the following strategies:

●	consolidate our market leadership position in the agricultural B2B industry;

●	further expand our innovative businesses;

●	continue to invest in infrastructure development and technology innovation; and

●	selectively pursue strategic partnerships, investments and acquisitions.

Summary of Risk Factors

An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our ADSs. Below please find a summary of the principal risks and uncertainties we face, organized under relevant headings. The operational risks associated with being based in and having operations in mainland China also apply to operations in Hong Kong and Macau.

Risks Related to Our Business and Industry

●	If we are unable to attract or retain agricultural product sellers, our platform will become less appealing to wholesale markets and business buyers, and our business and financial results may be materially and adversely impacted.

●	If we are unable to attract or retain buyers of agricultural products, our platform will become less appealing to agricultural product sellers, and our business and financial results may be materially and adversely impacted.

●	We have incurred net losses since our inception. We cannot guarantee that our monetization strategies will be successful and generate sustainable revenues and realize profitability. If we are unable to achieve and maintain profitability in the future, our business, financial condition and results of operations may be materially and adversely affected.

●	Our operating cash outflow, net current liabilities, and preferred shareholder redemption rights raise substantial doubt about our ability to continue as a going concern.

●	We have limited operating history and our evolving business make it difficult to evaluate our future prospects and the risks and challenges we may encounter, and our historical growth and performance may not be indicative of our future growth and financial results.

●	Our business and results of operations may be materially and adversely affected if inclement weather persists or natural disasters occur. Changes in the availability of quality agricultural products and price fluctuations could also negatively affect our business.

●	Our business depends heavily on the market recognition and reputation of our brands. Any harm to our brands, failure to maintain and enhance our brand recognition or any negative publicity about us, our business, management, business partners or the agricultural B2B industry in general, may materially and adversely affect our business, financial condition and results of operations.

●	Our business and results of operations may be materially and adversely affected if we are unable to maintain satisfactory user experience or high quality customer service.

●	Agricultural product sellers on our platform deliver their products to wholesale markets or business buyers through a variety of third-party logistics service providers. Service interruptions, failures, or constraints of these third parties could severely harm our reputation, business and prospects.

●	We may be subject to complex and evolving laws and regulations regarding cybersecurity, data privacy and data protection. Actual or alleged failure to comply with cybersecurity, data privacy and data protection laws and regulations could damage our reputation, deter current and potential users from using our services and subject us to significant legal, financial and operational consequences.

Risks Related to Our Corporate Structure

●	Yimutian Inc. is a Cayman Islands holding company with no operations of its own. We currently conduct our operations in mainland China through our subsidiaries and the VIEs. If the mainland China government deems that our contractual arrangements with the VIEs do not comply with the laws of mainland China, or if these laws, or the interpretation of existing laws, change in the future, we could be subject to material penalties or be forced to relinquish our interests in those operations or otherwise significantly change our corporate structure. We and our investors face uncertainty about potential future actions by the mainland China government that could affect the legality and enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect our ability to consolidate the financial results of the VIEs and the financial performance of our company as a whole.

●	Our contractual arrangements may not be as effective in providing operational control as direct ownership and the VIE shareholders may fail to perform their obligations under our contractual arrangements.

Risks Related to Doing Business in Mainland China

●	The approval of the CSRC or other PRC government authorities may be required in connection with our future offerings under PRC law, and if required, we cannot predict whether or for how long we will be able to obtain such approval.

●	The legal system in mainland China evolves rapidly, and the interpretations of laws, regulations and rules may change from time to time. The enforcement of laws in mainland China and rules and regulations in mainland China can change quickly with little advance notice. In addition, their interpretations and enforcement involve uncertainties. Similar to situations of many other countries, the mainland China government has oversight over the conduct of our business and may influence or intervene our operations at any time, which could result in a material change in our operations and/or the value of our Class A ordinary shares or ADSs. Furthermore, the mainland China government has recently promulgated certain measures to supervise overseas securities offering of domestic entities, indicating an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and/or foreign investment in mainland China-based companies like us. If we fail to comply with the new measures relating to overseas securities offering of domestic entities, such failure could adversely affect the value of our Class A ordinary shares or the ADSs, or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. For details, see “Risk Factors — Risks Related to Doing Business in Mainland China — We are subject to evolving laws and regulations of mainland China that could require us to modify our current business practices and incur increased costs, and the mainland China government’s oversight over our business operations could result in a material adverse change in our operations and the value of our Class A ordinary shares or ADSs.”

●	Our ADSs may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in mainland China and Hong Kong. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.

Risks Related to the ADSs and the Notes

●	An active trading market for ADSs may not develop and the trading price for the ADSs may fluctuate significantly.

●	Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our obligations under the Notes.

●	The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

●	The sale or availability for sale of ADSs issuable upon conversion of the Notes may depress the price of our ADSs and encourage short sales by third parties, which could further depress the price of our ADSs.

Permission Required from the PRC Authorities for Our Operations and Offerings

Prerequisite Regulatory Licenses, Permits and Approvals

We conduct our business through our mainland China subsidiaries and the VIEs in mainland China. Our operations in mainland China are governed by mainland China laws and regulations. As advised by Global Law Office, our PRC counsel, as of the date of this prospectus, our mainland China subsidiaries and the VIEs have obtained all material licenses and permits from the mainland China government authorities that are necessary for their business operations in China.

We may be required to obtain additional licenses, permits, filings, or approvals for our business operations in the future. If we or any of the VIEs is found to be in violation of any existing or future laws or regulations of mainland China, or fail to obtain or maintain any of the required permits or approvals, the PRC regulatory authorities would have discretion to take action in dealing with such violations or failures. In addition, if we had inadvertently concluded that such approvals, permits, registrations or filings were not required, or if applicable laws, regulations or interpretations change in a way that requires us to obtain such approval, permits, registrations or filings in the future, we may be unable to obtain such necessary approvals, permits, registrations or filings in a timely manner, or at all, and such approvals, permits, registrations or filings may be rescinded even if obtained. Any such circumstance may subject us to fines and other regulatory, civil or criminal liabilities, and we may be ordered by the competent government authorities to suspend relevant operations, which will materially and adversely affect our business operation. In addition, there can be no assurance that we or the VIEs will be able to maintain the existing licenses, approvals, registrations, permits and filings necessary to operate current business in mainland China, renew any of these upon expiry in the future, or update the existing licenses or obtain additional licenses, approvals, permits, registrations or filings necessary for our business expansion from time to time. If we or the VIEs fail to do so, our business, financial condition and operational results may be materially and adversely affected. For risks relating to licenses and approvals required for our operations in China, see “Risk Factors — Risks Related to Our Business and Industry — Any lack of requisite approvals, licenses or permits applicable to our business may subject us to administrative penalties or other government sanctions and have a material and adverse effect on our business, financial condition and results of operations.”

Cybersecurity Review

On December 28, 2021, the Cyberspace Administration of China, or the CAC, and several other administrations in mainland China jointly promulgated the Measures for Cybersecurity Review, or the Cybersecurity Review Measures, which became effective on February 15, 2022. As a network platform operator who possess personal information of more than one million users for purposes of the Cybersecurity Review Measures, we have applied for and completed a cybersecurity review with respect to our proposed overseas listing pursuant to the Cybersecurity Review Measures.

Overseas Listing

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures and relevant five guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, Chinese domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings. The Overseas Listing Trial Measures state that, any post-listing follow-on offering by an issuer in the same overseas market, including issuance of shares, convertible notes and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering. Therefore, any of our offering and listing of our securities in an overseas market shall be subject to the filing requirements under the CSRC Filing Rules. As such, we have submitted the filing to CSRC after the completion of the initial closing of the Notes.

Any future securities offerings and listings outside of mainland China by our company, including but not limited to follow-on offerings, secondary listings, and going private transactions, will be subject to the filing requirements with the CSRC under the Trial Measures, and we cannot assure you that we will be able to comply with such filing requirements in a timely manner, or at all. If we fail to obtain the approval or complete the filings and other regulatory procedures, we may face sanctions by the CSRC or other PRC regulatory agencies, which may include fines and penalties on our operations in mainland China, limitations on our operating privileges in mainland China, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiaries in mainland China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. For details of the associated risks, see “Risk Factors — Risks Related to Doing Business in Mainland China — The approval of the CSRC or other PRC government authorities may be required in connection with our future offerings under PRC law, and if required, we cannot predict whether or for how long we will be able to obtain such approval.”

The Holding Foreign Companies Accountable Act

Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our shares or the ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. The independent registered public accounting firm that we use, Assentsure PAC, is headquartered in Singapore. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. On December 29, 2022, the Consolidated Appropriations Act, 2023, was signed into law, which amended the HFCAA (i) to reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two, and (ii) so that any foreign jurisdiction could be the reason why the PCAOB does not have complete access to inspect or investigate a company’s auditors. As it was originally enacted, the HFCAA applied only if the PCAOB’s inability to inspect or investigate because of a position taken by an authority in the foreign jurisdiction where the relevant public accounting firm is located. As a result of the Consolidated Appropriations Act, 2023, the HFCAA now also applies if the PCAOB’s inability to inspect or investigate the relevant accounting firm is due to a position taken by an authority in any foreign jurisdiction. The denying jurisdiction does not need to be where the accounting firm is located. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in foreign jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in to the jurisdiction where the accounting firm that we use to issue an audit report on our financial statements filed with the Securities and Exchange Commission is headquartered, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. See “Risk Factors — Risks Related to Doing Business in Mainland China — Our ADSs may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in mainland China and Hong Kong. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

Contractual Arrangements and Corporate Structure

Yimutian Inc. is a Cayman Islands holding company, and we currently conduct our operations in mainland China primarily through the VIEs, and to a lesser extent our mainland China subsidiaries. Laws and regulations in mainland China restrict foreign investment in companies that engage in value-added telecommunication services. The VIEs are consolidated for accounting purpose, and Yimutian Inc. does not own any equity interest in the VIEs. As such, Yimutian Inc., through the WFOE, entered into a series of contractual arrangements with Beijing Douniu Network Technology Co., Ltd., or Beijing Douniu, and Beijing Yimutian Xinnong Network Co., Ltd., or Yimutian Xinnong, respectively. These contractual arrangements entered into with the VIEs allow us to receive substantially all of the economic benefits of the VIEs, and have an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by laws of mainland China. These contractual arrangements include exclusive business cooperation agreement, exclusive option agreement, equity pledge agreement and powers of attorney.

Beijing Douniu operates the Douniu App, an online agricultural product wholesale market circulation platform, which involves the provision of internet information services and requires an ICP License. As such, Beijing Douniu has obtained and currently holds an ICP License. Yimutian Xinnong primarily operates an agricultural product B2B e-commerce platform through Yimutian App, which involves the provision of internet information services and online data processing and transaction processing service (i.e., operational e-commerce business) and requires both an ICP License and an EDI License. As such, Yimutian Xinnong has obtained and currently holds an ICP License an EDI License.

As a result of the contractual arrangements, we are regarded as the primary beneficiary of the VIEs for accounting purpose. We treat them as our consolidated affiliated entities under U.S. GAAP, and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP, to the extent the conditions for consolidation of the VIEs under U.S. GAAP are satisfied. For more details and risks related to our variable interest entity structure, please see “Corporate History and Structure — Contractual Arrangements and the VIEs” and “Risk Factors — Risks Related to Our Corporate Structure.”

Even though these contractual arrangements allow us to be considered the primary beneficiary of the VIEs for accounting purpose, which results in the consolidation of the VIEs’ operating results in our financial statements under U.S. GAAP, such control may be less effective than equity ownership, and we could face heightened risks and costs in enforcing these contractual arrangements, because there are substantial uncertainties regarding the interpretation and application of current and future laws, regulations, and rules of mainland China relating to the legality and enforceability of these contractual arrangements. For the risks related to the nominee shareholders of the VIEs, see “Risk Factors — Risks Related to Our Corporate Structure — Yimutian Inc. is a Cayman Islands holding company with no operations of its own and we currently conduct our operations in mainland China through our subsidiaries and the VIEs. Investors in our ADSs should note that they are purchasing equity interests in a Cayman Islands holding company rather than equity interests in the VIEs in mainland China. Given that there are uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the agreements that establish the VIE structure for our operations in mainland China, including potential future actions by the mainland China government, if the mainland China government deems that our contractual arrangements with the VIEs do not comply with the laws of mainland China, or if regulations or interpretation of the existing regulations change in the future, we could be subject to penalties or be forced to relinquish our interests in the VIEs” and “Risk Factors — Risks Related to Our Corporate Structure — Any failure by any of the VIEs or their shareholders to perform their respective obligations under our contractual arrangements with them would have a material and adverse effect on our business.”

The following chart illustrates our corporate structure, including our principal subsidiary, as well as the VIEs and their principal subsidiaries:

Notes:

(1)	Beijing Douniu is 99% owned by Mr. Jinhong Deng, our founder, chairman and chief executive officer, and 1% owned by Mr. Min Liu, our director and senior vice president. Both Mr. Deng and Mr. Liu are beneficial owners of shares of our company.

(2)	Yimutian Xinnong is 88.53% owned by Mr. Jinhong Deng, 6.34% owned by Ms. Jiefang Ji, the founder of Wise Prime International Limited and a beneficial owner of shares of our company, 0.85% owned by Mr. Yahui Zhou, the founder of Keeneyes Future Holding Limited and a beneficial owner of shares of our company, 0.85% owned by Mr. Zhijia Liu, our director, 0.85% owned by Mr. Bailin Song, a beneficial owner of shares of our company, 0.85% owned by Mr. Mi Zhou, our director, 0.85% owned by Mr. Min Liu, and 0.85% owned by Mr. Haiyan Gao, a beneficial owner of shares of our company.

Cash Flows Through Our Organization

Yimutian Inc. and the WFOE are not able to make direct capital contributions to the VIEs. However, under the laws and regulations of mainland China, they are permitted to remit funds to the VIEs through loans or by making payment to the VIEs for intragroup transactions. In 2023, 2024 and the six months ended June 30, 2025, the WFOE made payments to the VIEs for intragroup transactions in the amounts of RMB30.0 million, RMB6.9 million and RMB10.6 million, respectively. As of December 31, 2023, 2024 and June 30, 2025, the outstanding balance of intragroup transactions from the WFOE to the VIEs was RMB68.9 million, RMB75.8 million and RMB86.5 million, respectively.

The VIEs may transfer cash to the WFOE by paying service fees according to the exclusive business cooperation agreement. In 2023, 2024 and the six months ended June 30, 2025, the VIEs transferred RMB28.3 million, RMB28.3 million and RMB17.1 million, respectively, to our WFOE as service fees under the exclusive business cooperation agreement. We plan to continue to determine the amount of service fees and payment method with the VIEs and their shareholders based on the working capital needs of the VIEs, and settle fees under the contractual arrangements accordingly in the future.

In 2023, 2024 and the six months ended June 30, 2025, no assets other than cash flows discussed above were transferred through our organization.

Under laws and regulations of mainland China, we are subject to restrictions on foreign exchange and cross-border cash transfers, including to the Cayman Island holding company and U.S. investors. Our ability to distribute earnings to the Cayman Island holding company and U.S. investors is also limited. We are a Cayman Islands holding company and rely on dividends and other distributions on equity from our mainland China subsidiaries for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur outside of mainland China. Current mainland China regulations permit our mainland China subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our mainland China subsidiaries are required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves, together with the registered capital, are not distributable as cash dividends. Additionally, if our mainland China subsidiaries incur debt on its own behalf in the future, the instruments governing its debt may restrict its ability to pay dividends or make other distributions to us. In addition, the revenues and assets of our mainland China subsidiaries are generally denominated in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our mainland China subsidiaries to pay dividends to us. For more details, see “Risk Factors — Risks Related to Doing Business in Mainland China — We may rely on dividends and other distributions on equity paid by our subsidiaries in mainland China to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries in mainland China to make payments to us could have a material and adverse effect on our ability to conduct our business” and “Risk Factors — Risks Related to Doing Business in Mainland China — Mainland China regulations of loans to and direct investment in domestic entities by offshore holding companies and governmental regulations of currency conversion may restrict or delay us from using the proceeds of our public offering to make loans or additional capital contributions to our subsidiaries in mainland China, which could adversely affect our liquidity and our ability to fund and expand our business.”

We have established stringent controls and procedures for cash flows within our organization. Each transfer of cash among our Cayman Islands holding company and our subsidiaries is subject to internal approval. To effect a cash transfer, a number of steps are needed, including but not limited to the issuance of payment receipt, logging into the online banking system and completing its verification process, inspection of the invoice, and payment execution. A single employee is not permitted to complete each and every stage of a cash transfer, but rather only portions of the whole procedure. Only the finance department is authorized to make cash transfers. Within the finance department, the roles of payment approval, payment execution, record keeping, and auditing are segregated to minimize risk.

Yimutian Inc. has not previously declared or paid any cash dividend or dividend in kind, and has no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our Class A ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. Our board of directors has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

For purposes of illustration, the following discussion reflects the hypothetical taxes that might be required to be paid within mainland China, assuming that: (i) we have taxable earnings, and (ii) we determine to pay dividends in the future.

Tax calculation(1)
Hypothetical pre-tax earnings(2)	100%
Tax on earnings at statutory rate of 25%(3)	(25)%
Net earnings available for distribution	75%
Withholding tax at standard rate of 10%(4)	(7.5)%
Net distribution to Parent/Shareholders	67.5%

Notes:

(1)	For purposes of this example, the tax calculation has been simplified. The hypothetical book pre-tax earnings amount, not considering timing differences, is assumed to equal taxable income in China.

(2)	Under the terms of VIE agreements, our WFOE may charge the VIEs for services provided to VIEs. These service fees shall be recognized as expenses of the VIEs, with a corresponding amount as service income by our WFOE and eliminate in consolidation. For income tax purposes, our WFOE and VIEs file income tax returns on a separate company basis. The service fees paid are recognized as a tax deduction by the VIEs and as income by our WFOE and are tax neutral.

(3)	Certain of our subsidiaries and VIEs qualify for a 15% preferential income tax rate in China. However, such rate is subject to qualification, is temporary in nature, and may not be available in a future period when distributions are paid. For purposes of this hypothetical example, the table above reflects a maximum tax scenario under which the full statutory rate would be effective.

(4)	The PRC Enterprise Income Tax Law imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise, or FIE, to its immediate holding company outside of China. A lower withholding income tax rate of 5% is applied if the FIE’s immediate holding company is registered in Hong Kong or other jurisdictions that have a tax treaty arrangement with mainland China, subject to a qualification review at the time of the distribution. For purposes of this hypothetical example, the table above assumes a maximum tax scenario under which the full withholding tax would be applied.

Our Corporate Information

Our principal executive offices are located at 6/F, Building B-6, Block A, Zhongguancun Dongsheng Technology Campus, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, People’s Republic of China. Our telephone number at this address is +86 10 57086561. Our registered office in the Cayman Islands is located at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.ymt.com. The information contained on our website is not a part of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market Rules. See “Risk Factors — Risks Related to the ADSs and the Notes — As an exempted company incorporated in the Cayman Islands, Yimutian Inc. is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq listing standards.”

Implication of Being a Controlled Company

Mr. Jinhong Deng, our founder, chairman of the board of directors and chief executive officer, is able to exercise 74.9% of the total voting power of our issued and outstanding share capital, which includes the voting power of (i) 165,207,841 Class A ordinary shares, comprising 44,245,706 Class A ordinary shares beneficially owned by Mr. Deng and an aggregate of 120,962,135 Class A ordinary shares beneficially owned by Mr. Bailin Song, Mr. Haiyan Gao and Mr. Ming Gu pursuant to the powers of attorneys signed by these individuals in 2016 and (ii) 342,773,160 Class B ordinary shares, comprising 231,167,735 Class B ordinary shares beneficially owned by Mr. Deng and an aggregate of 111,605,425 Class B ordinary shares beneficially owned by Mr. Min Liu, Mr. Zhijia Liu and Mr. Mi Zhou pursuant to the powers of attorneys signed by these individuals in 2016. For details on the powers of attorneys referenced in the preceding sentence, see “Principal Shareholders.” As a result, we are a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Deng will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Conventions Which Apply to This Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

●	“ADSs” are to the American depositary shares, each representing twenty-five (25) Class A ordinary shares;

●	“Apps” with respect to the online applications we offer, are to Yimutian App and Douniu App, unless the context indicates otherwise;

●	“buyers” in a given year or as of a given date are to users who have logged in on our platform to access market information and seller information, and engage in potential transaction negotiations with sellers prior to the end of that year or that date, excluding users that have posted product listings on our platform prior to the end of that year or that date;

●	“CAC” is to the Cyberspace Administration of China;

●	“CAGR” are to compound annual growth rate;

●	“Class A ordinary shares” are to our Class A ordinary shares with a par value of US$0.00001 per share;

●	“Class B ordinary shares” are to our Class B ordinary shares with a par value of US$0.00001 per share;

●	“CSRC” is to the China Securities Regulatory Commission;

●	“merchants” are to sellers and buyers of agricultural products, unless the context indicates otherwise; we sometimes refer to merchants as our users;

●	“ordinary shares” are to our ordinary shares, par value US$0.00001 per share;

●	“RMB” or “Renminbi” are to the legal currency of mainland China;

●	“sellers” in a given year are to users who have logged in on our platform during that year and posted product listings on our platform prior to the end of that year; “sellers” as of a given date are to users who have posted product listings on our platform prior to that date;

●	“US$,” “dollars,” or “U.S. dollars” are to the legal currency of the United States;

●	“U.S. GAAP” are to accounting principles generally accepted in the United States of America;

●	“VIEs” are to Beijing Douniu Network Technology Co., Ltd., or Beijing Douniu, and Beijing Yimutian Xinnong Network Co., Ltd., or Yimutian Xinnong;

●	“WFOE,” “wholly foreign owned entity,” or “Beijing Yimutian” are to Beijing Yimutian Network Technology Co., Ltd.; and

●	“Yimutian,” “we,” “us,” “our company,” “the Company,” “or “our” are to Yimutian Inc. and its subsidiaries, and, in the context of describing our operations and consolidated financial information, also includes the VIEs in mainland China.

Unless the context indicates otherwise, all information in this prospectus assumes the completion of the maximum offering hereunder. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at RMB7.1636 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2025. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. On February 27, 2026, the exchange rate for Renminbi was RMB6.8579 to US$1.00.

THE OFFERING

Securities offered	Up to 42,307,692 ADSs, representing 1,057,692,300 Class A ordinary shares, issuable upon the conversion or otherwise pursuant to the terms of up to an aggregate principal amount of US$10,000,000 of Notes (assuming full conversion of the Notes and interest payments made in ADSs at a price of US$0.26 per share, the current floor price of the Initial Note).

ADSs outstanding prior to the offering(1)	5,010,000 ADSs

ADSs outstanding after the offering	Up to 47,617,692 ADSs, including 42,307,692 ADSs issuable upon the conversion or otherwise pursuant to the terms of up to an aggregate principal amount of US$10,000,000 of Notes (assuming full conversion of the Notes and interest payments made in ADSs at a price of US$0.26 per share, the current floor price of the Initial Note.

The ADSs	Each ADS represents twenty-five (25) Class A ordinary shares. If converted to ADSs, the depositary will be the holder of the Class A ordinary shares underlying the ADSs and the selling shareholder will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

Use of proceeds	We will not receive any proceeds from the sale of Conversion ADSs by the selling shareholder. All of the net proceeds from the sale of our ADSs will go to the selling shareholder as described below in the sections entitled “Selling Shareholder” and “Plan of Distribution”. We will, however, receive proceeds from the sale of Notes in additional closings pursuant to the Securities Purchase Agreement. The selling shareholder will pay any agent’s commissions and expenses it incurs for brokerage, accounting, tax or legal services, or any other expenses that it incurs in disposing of the Conversion ADSs. We have agreed to bear all other expenses relating to the registration of the resale of the Conversion ADSs and the underlying Class A ordinary shares for the selling shareholder.

Listing:	Our ADSs are listed on Nasdaq under the trading symbol “YMT”.

(1)	Based on 5,010,000 ADSs outstanding as of February 27, 2026. As of February 27, 2026, we had 2,859,426,766 ordinary shares outstanding, including 2,516,653,606 Class A ordinary shares and 342,773,160 Class B ordinary shares, excluding all ordinary shares issuable upon exercise of our outstanding options and ordinary shares reserved for future issuances under our share incentive plans.

SUMMARY CONSOLIDATED FINANCIAL DATA AND OPERATING DATA

The following summary consolidated statements of comprehensive loss data for the years ended December 31, 2023 and 2024, summary consolidated balance sheets data as of December 31, 2023 and 2024, and summary consolidated statements of cash flows data for the years ended December 31, 2023 and 2024 have been derived from the audited consolidated financial statements of our Company included elsewhere in this prospectus, which were prepared and presented in accordance with U.S. GAAP. The following summary consolidated statements of operations and comprehensive loss for the six months ended June 30, 2024 and 2025, summary consolidated balance sheets data as of June 30, 2025 and summary consolidated cash flows data for the six months ended June 30, 2024 and 2025 are derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data and Operating Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary consolidated statements of comprehensive loss data in absolute amount and as a percentage of our total revenues for the years ended December 31, 2023 and 2024 and the six months ended June 30, 2024 and 2025.

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2023		2024			2024		2025
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
						(unaudited)		(unaudited)	(unaudited)
	(in thousands, except percentage)
Revenues	187,523	100.0	161,321	22,231	100.0	80,857	100.0	66,415	9,271	100.0
Cost of revenues	(49,248)	(26.3)	(30,573)	(4,213)	(19.0)	(21,400)	(26.5)	(13,058)	(1,823)	(19.7)
Gross profit	138,275	73.7	130,748	18,018	81.0	59,457	73.5	53,357	7,448	80.3

Selling and marketing expenses	(94,647)	(50.5)	(87,618)	(12,074)	(54.3)	(36,439)	(45.1)	(34,652)	(4,837)	(52.2)
General and administrative expenses	(96,712)	(51.6)	(39,564)	(5,452)	(24.5)	(24,743)	(30.6)	(22,966)	(3,206)	(34.6)
Research and development expenses	(47,453)	(25.3)	(37,811)	(5,210)	(23.4)	(15,376)	(19.0)	(14,607)	(2,039)	(22.0)
Other income, net	823	0.4	218	30	0.1	149	0.2	4,168	582	6.3
Operating loss	(99,714)	(53.2)	(34,027)	(4,688)	(21.1)	(16,952)	(21.0)	(14,700)	(2,052)	(22.1)

Interest income	23	0.01	12	2	0.01	6	0.01	2	—	—
Interest expense	(211)	(0.1)	(964)	(133)	(0.6)	(470)	(0.6)	(223)	(31)	(0.3)
Change in fair value of financial liabilities	(3,728)	(2.0)	—	—	—	—	—	—	—	—
Loss from derecognition of financial liabilities	(1,953)	(1.0)	—	—	—	—	—	—	—	—
Loss before income taxes and share of loss of equity method investment	(105,583)	(56.3)	(34,979)	(4,819)	(21.7)	(17,416)	(21.5)	(14,921)	(2,083)	(22.5)
Income tax expense	—	—	—	—	—	—	—	—	—	—
Share of loss of an equity method investment	(38)	(0.02)	38	5	0.02	—	—	—	—	—
Net loss	(105,621)	(56.3)	(34,941)	(4,814)	(21.7)	(17,416)	(21.5)	(14,921)	(2,083)	(22.5)

Net loss attributable to non-controlling interests	11	—	41	6	0.03	(1)	—	593	83	0.9

Net loss attributable to Yimutian Inc	(105,610)	(56.3)	(34,900)	(4,808)	(21.6)	(17,417)	(21.5)	(14,328)	(2,000)	(21.6)
Deemed dividend to Series C Redeemable Convertible Preferred Shareholders	(2,872)	(1.5)	—	—	—	—	—	—	—	—
Deemed dividend to Series D Redeemable Convertible Preferred Shareholders	(915)	(0.5)	—	—	—	—	—	—	—	—

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2023		2024			2024		2025
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
						(unaudited)		(unaudited)	(unaudited)
	(in thousands, except percentage)
Accretion of redeemable convertible preferred shares to redemption value	(71,735)	(38.3)	(88,277)	(12,165)	(54.7)	(42,677)	(52.8)	(46,048)	(6,428)	(69.3)
Net loss attributable to ordinary shareholders of Yimutian Inc.	(181,132)	(96.6)	(123,177)	(16,973)	(76.4)	(60,094)	(74.3)	(60,376)	(8,428)	(90.9)
Net loss	(105,621)	(56.3)	(34,941)	(4,814)	(21.7)	(17,416)	(21.5)	(14,921)	(2,083)	(22.5)
Other comprehensive income (loss):
Fair value changes of financial liabilities due to instrument-specific credit risk, net of nil income taxes	781	0.4	—	—	—	—	—	—	—	—
Reclassification adjustment for gain on financial liabilities in net income, net of nil income taxes	1,953	1.0	—	—	—	—	—	—	—	—
Foreign currency translation adjustment, net of nil income taxes	(24,300)	(13.0)	(432)	(60)	(0.3)	(158)	(0.2)	157	22	0.2
Total comprehensive loss	(127,187)	(67.8)	(35,373)	(4,874)	(21.9)	(17,574)	(21.7)	(14,764)	(2,061)	(22.2)
Net loss per ordinary share
– Basic and diluted	(0.45)	—	(0.27)	(0.04)	—	(0.13)	—	(0.13)	(0.02)	—
Weighted average number of ordinary shares outstanding used in computing net loss per ordinary share
– Basic and diluted	400,206,197	2,134.2	460,147,059	63,409,960	2,852.4	460,147,059	5,690.9	460,147,059	64,234,053	6,928.4

The following table presents our condensed consolidating schedule depicting the consolidated statements of comprehensive loss for the years ended December 31, 2023 and 2024 and the six months ended June 30, 2025.

	For the Year Ended December 31, 2023
	Yimutian Inc.	WFOE	Other Subsidiaries	VIEs and VIEs’ Subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in thousands)
Revenues	—	28,302	441	187,082	(28,302)	187,523
Cost of revenues	—	(5,008)	(246)	(43,994)	—	(49,248)
Gross profit	—	23,294	195	143,088	(28,302)	138,275

Selling and marketing expenses, general and administrative expenses and research and development expenses	(9,756)	(46,227)	(7,154)	(203,977)	28,302	(238,812)
Other income, net	—	292	7	524	—	823
Interest income	4	2	—	17	—	23
Interest expense	—	—	(64)	(147)	—	(211)
Change in fair value of financial liabilities	(3,728)	—	—	—	—	(3,728)
Loss from derecognition of financial liabilities	(1,953)	—	—	—	—	(1,953)
Loss before income taxes and share of loss of equity method investment	(15,433)	(22,639)	(7,016)	(60,495)	—	(105,583)
Income tax expense	—	—	—	—	—	—
Share of loss of an equity method investment	—	—	—	(38)	—	(38)
Net loss	(15,433)	(22,639)	(7,016)	(60,533)	—	(105,621)

	For the Year Ended December 31, 2023
	Yimutian Inc.	WFOE	Other Subsidiaries	VIEs and VIEs’ Subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in thousands)
Net loss attributable to non-controlling interests	—	—	3	8	—	11

Net loss attributable to Yimutian Inc	(15,433)	(22,639)	(7,013)	(60,525)	—	(105,610)
Deemed dividend to Series C Redeemable Convertible Preferred Shareholders	(2,872)	—	—	—	—	(2,872)
Deemed dividend to Series D Redeemable Convertible Preferred Shareholders	(915)	—	—	—	—	(915)
Accretion of redeemable convertible preferred shares to redemption value	(71,735)	—	—	—	—	(71,735)
Net loss attributable to ordinary shareholders of Yimutian Inc.	(90,955)	(22,639)	(7,013)	(60,525)	—	(181,132)

	For the Year Ended December 31, 2024
	Yimutian Inc.	WFOE	Other Subsidiaries	VIEs and VIEs’ Subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in thousands)
Revenues	—	28,350	1,097	160,176	(28,302)	161,321
Cost of revenues	—	(2,826)	(59)	(27,688)	—	(30,573)
Gross profit	—	25,524	1,038	132,488	(28,302)	130,748

Selling and marketing expenses, general and administrative expenses and research and development expenses	(29)	(33,194)	(8,578)	(151,494)	28,302	(164,993)
Other income, net	(14)	66	151	15	—	218
Interest income	3	1	1	7	—	12
Interest expense	—	—	(481)	(483)	—	(964)
Loss before income taxes and share of loss of equity method investment	(40)	(7,603)	(7,869)	(19,467)	—	(34,979)
Income tax expense	—			—	—	—
Share of loss of an equity method investment	—	—	1,703	(1,665)	—	38
Net loss	(40)	(7,603)	(6,166)	(21,132)	—	(34,941)
Net loss attributable to non-controlling interests	—	—	31	10	—	41

Net loss attributable to Yimutian Inc	(40)	(7,603)	(6,135)	(21,122)	—	(34,900)
Accretion of redeemable convertible preferred shares to redemption value	(88,277)	—	—	—	—	(88,277)
Net loss attributable to ordinary shareholders of Yimutian Inc.	(88,317)	(7,603)	(6,135)	(21,122)	—	(123,177)

	For the Six Months Ended June 30, 2025
	Yimutian Inc.	WFOE	Other Subsidiaries	VIEs and VIEs’ Subsidiaries	Eliminating adjustments	Consolidated totals
	(unaudited)
	(RMB in thousands)
Revenues	—	14,151	105	69,225	(17,066)	66,415
Cost of revenues	—	(1,251)	(78)	(11,814)	85	(13,058)
Gross profit	—	12,900	27	57,411	(16,981)	53,357

Selling and marketing expenses, general and administrative expenses and research and development expenses	(3,589)	(14,774)	(1,782)	(69,061)	16,981	(72,225)
Other (loss) income, net	(8)	3,196	218	762	—	4,168
Interest income	1	—	—	1	—	2
Interest expense	—	—	(170)	(53)	—	(223)
(Loss) Income before income taxes and share of loss of equity method investment	(3,596)	1,322	(1,707)	(10,940)	—	(14,921)

Income tax expense	—	—	—	—	—	—
Share of loss of an equity method investment	—	—	—	—	—	—
Net (loss) income	(3,596)	1,322	(1,707)	(10,940)	—	(14,921)
Net loss attributable to non-controlling interests	—	—	593	—	—	593

Net (loss) income attributable to Yimutian Inc	(3,596)	1,322	(1,114)	(10,940)	—	(14,328)
Accretion of redeemable convertible preferred shares to redemption value	(46,048)	—	—	—	—	(46,048)
Net (loss) income attributable to ordinary shareholders of Yimutian Inc.	(49,644)	1,322	(1,114)	(10,940)	—	(60,376)

The following table presents our summary consolidated balance sheets data as of December 31, 2023 and 2024 and June 30, 2025.

	As of December 31,			As of June 30,
	2023	2024		2025
	RMB	RMB	US$	RMB	US$
				(unaudited)
	(in thousands)
ASSETS
Current assets
Cash	3,829	2,772	382	1,658	231
Accounts receivable, net	139	733	101	541	76
Amounts due from related parties	11,311	3,436	473	3,422	478
Prepayments and other current assets	38,415	40,040	5,518	38,915	5,432
Inventory	—	237	33	876	122
Total current assets	53,694	47,218	6,507	45,412	6,339
Total non-current assets	21,865	13,805	1,902	10,161	1,418
Total assets	75,559	61,023	8,409	55,573	7,757

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	3,266	4,398	607	5,990	834
Contract liabilities, current	98,293	88,103	12,141	85,875	11,988
Bank loans	4,330	10,000	1,378	9,700	1,354
Financial liabilities	20,681	20,990	2,892	20,903	2,918
Shareholder loans, at amortized cost	228,711	248,643	34,264	266,479	37,199
Amounts due to related parties	21,526	13,079	1,802	3,579	500
Accrued expenses and other current liabilities	100,213	89,224	12,295	95,500	13,331
Operating lease liabilities, current	7,924	4,961	684	3,152	440
Total current liabilities	484,944	479,398	66,063	491,178	68,564
Total non-current liabilities	20,877	16,265	2,241	13,728	1,917
Total liabilities	505,821	495,663	68,304	504,906	70,481
Total mezzanine equity	1,213,769	1,303,041	179,564	1,349,160	188,336
Total shareholders’ deficit	(1,644,031)	(1,737,681)	(239,459)	(1,798,493)	(251,060)
Total liabilities, mezzanine equity and shareholders’ deficit	75,559	61,023	8,409	55,573	7,757

The following table presents our condensed consolidating schedule depicting the consolidated balance sheets as of December 31, 2023 and 2024 and June 30, 2025.

	As of December 31, 2023
	Yimutian Inc.		WFOE	Other Subsidiaries	VIEs and VIEs’ Subsidiaries		Eliminating adjustments	Consolidated totals
	(RMB in thousands)
ASSETS
Current assets
Cash	496		55	47	3,231		—	3,829
Accounts receivable, net	—		—	—	139		—	139
Amounts due from related parties	3,386		7,925	—	—		—	11,311
Intercompany receivable from Yimutian Inc.	—		—	—	5,394	(1)	(5,394)	—
Intercompany receivable from WFOE	30,558	(2)	—	—	—		(30,558)	—
Intercompany receivable from other subsidiaries(3)	—		5,243		9,455		(14,698)	—

	As of December 31, 2023
	Yimutian Inc.	WFOE	Other Subsidiaries	VIEs and VIEs’ Subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in thousands)
Intercompany receivable from VIEs and VIEs subsidiaries(4)	—	68,893	1,275	—	(70,168)	—
Prepayments and other current assets	10,798	475	4,729	22,411	—	38,415
Total current assets	45,238	82,591	6,053	40,630	(120,818)	53,694
Property and equipment, net .	—	7	41	2,099	—	2,147
Operating lease right-of-use assets	—	2,445	363	12,581	—	15,389
Investments in subsidiaries	447,947	1,800	436,143	—	(885,890)	—
Investments in equity investees	—	—	—	1,122	—	1,122
Other non-current assets	—	298	76	2,833	—	3,207
Total non-current assets	447,947	4,550	436,623	18,635	(885,890)	21,865
Total assets	493,185	87,141	442,676	59,265	(1,006,708)	75,559

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	—	25	—	3,241	—	3,266
Contract liabilities, current	—	—	168	98,125	—	98,293
Bank loans	—	—	4,330	—	—	4,330
Financial liabilities	20,681	—	—	—	—	20,681
Shareholder loans, at amortized cost	1,062	185,775	—	41,874	—	228,711
Amounts due to related parties	3,541	17,985	—	—	—	21,526
Intercompany payable to Yimutian Inc.	—	28,625 (2)	—	50,884 (5)	(79,509)	—
Intercompany payable to WFOE(6)	—	—	5,243	68,893	(74,136)	—
Intercompany payable to other subsidiaries(7)	—	—	—	1,275	(1,275)	—
Intercompany payable to VIEs and VIEs subsidiaries(8)	5,394	—	9,455	—	(14,849)	—
Accrued expenses and other current liabilities	15,224	32,250	1,833	50,906	—	100,213
Operating lease liabilities, current	—	833	221	6,870	—	7,924
Total current liabilities	45,902	265,493	21,250	322,068	(169,769)	484,944
Contract liabilities, non-current	—	—	—	14,030	—	14,030
Operating lease liabilities, non-current	—	1,545	133	5,169	—	6,847
Total non-current liabilities	—	1,545	133	19,199	—	20,877
Total liabilities	45,902	267,038	21,383	341,267	(169,769)	505,821
Total mezzanine equity	1,213,769	—	—	—	—	1,213,769
Intercompany receivable from VIEs and VIEs’ Subsidiaries for preferred shares(9)	54,429	—	—	—	(54,429)	—
Total shareholders’ deficit attributable to ordinary shareholders	(820,916)	(179,896)	421,319	(282,282)	(782,510)	(1,644,285)
Non-controlling interests	—	—	(28)	282	—	254
Total shareholders’ deficit	(820,916)	(179,896)	421,291	(282,000)	(782,510)	(1,644,031)
Total liabilities, mezzanine equity and shareholders’ deficit	438,755	87,142	442,674	59,267	(952,279)	75,559

	As of December 31, 2024
	Yimutian Inc.		WFOE		Other Subsidiaries	VIEs and VIEs’ Subsidiaries		Eliminating adjustments	Consolidated totals
	(RMB in thousands)
ASSETS
Current assets
Cash	129		111		995	1,537		—	2,772
Accounts receivable, net	—		—		3	730		—	733
Amounts due from related parties	3,436		—		—	—		—	3,436
Intercompany receivable from Yimutian Inc.	—		—		—	5,394	(1)	(5,394)	—
Intercompany receivable from WFOE	31,014	(2)	—		—	—		(31,014)	—
Intercompany receivable from other subsidiaries(3)	—		12,386		—	10,898		(23,284)	—
Intercompany receivable from VIEs and VIEs subsidiaries(4)	—		75,840		28,900	—		(104,740)	—
Prepayments and other current assets	10,960		507		5,383	23,190		—	40,040
Inventory	—		—		210	27		—	237
Total current assets	45,539		88,844		35,491	41,776		(164,432)	47,218
Property and equipment, net.	—		4		35	1,021		—	1,060
Operating lease right-of-use assets	—		1,394		1,745	6,450		—	9,589
Investments in subsidiaries	455,976		1,800		443,946	—		(901,722)	—
Other non-current assets	—		298		76	2,782		—	3,156
Total non-current assets	455,976		3,496		445,802	10,253		(901,722)	13,805
Total assets	501,515		92,340		481,293	52,029		(1,066,154)	61,023

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	—		98		223	4,077		—	4,398
Contract liabilities, current	—		—		114	87,989		—	88,103
Bank loans	—		—		5,000	5,000		—	10,000
Financial liabilities	20,990		—		—	—		—	20,990
Shareholder loans, at amortized cost	1,078		212,565		—	35,000		—	248,643
Amounts due to related parties	3,594		9,485		—	—		—	13,079
Intercompany payable to Yimutian Inc.	—		28,625	(2)	—	50,884	(5)	(79,509)	—
Intercompany payable to WFOE(6)	—		—		12,386	75,840		(88,226)	—
Intercompany payable to other subsidiaries(7)	—		—		—	28,900		(28,900)	—
Intercompany payable to VIEs and VIEs subsidiaries(8)	5,394		—		10,898	—		(16,292)	—
Accrued expenses and other current liabilities	15,531		26,480		1,041	46,172		—	89,224
Operating lease liabilities, current	—		718		629	3,614		—	4,961
Total current liabilities	46,587		277,971		30,291	337,476		(212,927)	479,398

	As of December 31, 2024
	Yimutian Inc.	WFOE	Other Subsidiaries	VIEs and VIEs’ Subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in thousands)
Contract liabilities, non-current	—	—	—	12,223	—	12,223
Operating lease liabilities, non-current	—	594	990	2,458	—	4,042
Total non-current liabilities	—	594	990	14,681	—	16,265
Total liabilities	46,587	278,565	31,281	352,157	(212,927)	495,663

Total mezzanine equity	1,303,041	—	—	—	—	1,303,041
Intercompany receivable from VIEs and VIEs’ Subsidiaries for preferred shares(9)	54,429	—	—	—	(54,429)	—
Total shareholders’ deficit attributable to ordinary shareholders	(902,543)	(186,222)	450,044	(300,403)	(828,770)	(1,767,894)
Non-controlling interests	—	—	(31)	272	29,972	30,213
Total shareholders’ deficit	(902,543)	(186,222)	450,013	(300,131)	(798,798)	(1,737,681)
Total liabilities, mezzanine equity and shareholders’ deficit	447,085	92,343	481,294	52,026	(1,011,725)	61,023

	As of June 30, 2025
	Yimutian Inc.		WFOE	Other Subsidiaries	VIEs and VIEs’ Subsidiaries		Eliminating adjustments	Consolidated totals
	(unaudited)
	(RMB in thousands)
ASSETS
Current assets
Cash	707		175	72	704		—	1,658
Accounts receivable, net	—		—	—	541		—	541
Amounts due from related parties	3,422		—	—	—		—	3,422
Intercompany receivable from Yimutian Inc.	—		—	—	5,394	(1)	(5,394)	—
Intercompany receivable from WFOE	30,886	(2)	—	—	11,549		(42,435)	—
Intercompany receivable from other subsidiaries(3)	—		13,449	—	—		(13,449)	—
Intercompany receivable from VIEs and VIEs subsidiaries(4)	—		86,452	29,164	—		(115,616)	—
Prepayments and other current assets	11,073		593	4,318	22,931		—	38,915
Inventory	—		—	161	715		—	876
Total current assets	46,088		100,669	33,715	41,856		(176,916)	45,412
Property and equipment, net.	—		3	552	480		—	1,035
Operating lease right-of-use assets	—		860	1,643	3,930		—	6,433
Investments in subsidiaries	456,269		1,800	444,253	—		(902,322)	—
Other non-current assets	—		298	31	2,364		—	2,693
Total non-current assets	456,269		2,961	446,479	6,774		(902,322)	10,161
Total assets	502,357		103,630	480,194	48,630		(1,079,238)	55,573

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	—		139	364	5,487		—	5,990
Contract liabilities, current	—		—	—	85,875		—	85,875
Bank loans	—		—	4,200	5,500		—	9,700

	As of June 30, 2025
	Yimutian Inc.	WFOE	Other Subsidiaries	VIEs and VIEs’ Subsidiaries	Eliminating adjustments	Consolidated totals
	(unaudited)
	(RMB in thousands)
Financial liabilities	20,903	—	—	—	—	20,903
Shareholder loans, at amortized cost	1,074	230,405	—		—	266,479
Amounts due to related parties	3,579	—	—	—	—	3,579
Intercompany payable to Yimutian Inc.	—	28,625 (2)	—	50,884 (5)	(79,509)	—
Intercompany payable to WFOE(6)	—	—	13,449	86,473	(99,922)	—
Intercompany payable to other subsidiaries(7)	—	—	—	29,164	(29,164)	—
Intercompany payable to VIEs and VIEs subsidiaries(8)	5,394	—	11,549	—	(16,943)	—
Accrued expenses and other current liabilities	21,877	26,651	552	46,420	—	95,500
Operating lease liabilities, current	—	425	567	2,160	—	3,152
Total current liabilities	52,827	286,245	30,681	346,963	(225,538)	491,178
Contract liabilities, non-current	—	—	—	12,205	—	12,205
Operating lease liabilities, non-current	—	127	868	528	—	1,523
Total non-current liabilities	—	127	868	12,733	—	13,728
Total liabilities	52,827	286,372	31,549	359,696	(225,538)	504,906

Total mezzanine equity	1,349,160	—	—	—	—	1,349,160
Intercompany receivable from VIEs and VIEs’ Subsidiaries for preferred shares(9)	54,429	—	—	—	(54,429)	—
Total shareholders’ deficit attributable to ordinary shareholders	(954,060)	(182,743)	449,276	(311,344)	(829,242)	(1,828,113)
Non-controlling interests	—	—	(624)	272	29,972	29,620
Total shareholders’ deficit	(954,060)	(182,743)	448,652	(311,072)	(799,270)	(1,798,493)
Total liabilities, mezzanine equity and shareholders’ deficit	447,927	103,629	480,201	48,624	(1,024,808)	55,573

Notes:

(1)	Represents the audit fees billed by the auditor of Yimutian Inc., which were paid by the VIEs and the VIEs Subsidiaries.

(2)	Represents primarily amounts receivable from WFOE to Yimutian Inc. in connection with convertible loans issued to Dezhou Decai Industrial Innovation Equity Investment Fund (Limited Partnership) (“Dezhou Decai”) in principal amount of RMB19.5 million in 2022 and, to a lesser extent, amounts receivable from WFOE in connection with advances by Yimutian Inc. to WFOE for business operations.

(3)	Represents advances made by WFOE and the VIEs and the VIEs’ subsidiaries to other subsidiaries for business operations.

(4)	Represents advances made by WFOE and other subsidiaries to the VIEs and the VIEs’ subsidiaries for business operations.

(5)	Represents amounts payable to Yimutian Inc. in connection with certain preferred shareholders’, including our founder’s, subscription of Yimutian Inc.’s Series B, C-2 and D preferred shares in 2023. Prior to paying the consideration of the preferred shares to Yimutian Inc., the preferred shareholders, including our founder, made shareholder loans to the VIEs and the VIEs’ subsidiaries in the same amount of the consideration for preferred shares.

(6)	Represents advances made by WFOE to the VIEs and the VIEs subsidiaries and other subsidiaries for business operations.

(7)	Represents advances made by other subsidiaries to the VIEs and the VIEs’ subsidiaries for business operations.

(8)	Represents advances made by the VIEs and the VIEs’ subsidiaries to other subsidiaries and Yimutian Inc. for business operations.

(9)	Represents amounts payable to Yimutian Inc. in connection with certain preferred shareholders’, including our founder’s, subscription of Yimutian Inc.’s Series B, C-2 and D preferred shares in 2023. Prior to paying the consideration of the preferred shares to Yimutian Inc., the preferred shareholders, including our founder, made shareholder loans to the VIEs and the VIEs’ subsidiaries in the same amount of the consideration for preferred shares in 2023. The recorded amounts reflect adjustments for foreign exchange differences between the original investments made in Renminbi by the preferred shareholders and the U.S. dollar exchange rate as of December 31, 2023.

The following table presents our summary consolidated statements of cash flows data for the years ended December 31, 2023 and 2024 and for the six months ended June 30, 2024 and 2025.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2023	2024		2024	2025
	RMB	RMB	US$	RMB	RMB	US$
				(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Cash Flow
Net cash used in operating activities	(17,956)	(61,439)	(8,467)	(23,205)	(8,641)	(1,206)
Net cash (used in) provided by investing activities	(3,230)	149	21	(167)	(664)	(93)
Net cash provided by financing activities	18,545	60,368	8,319	22,562	8,126	1,134
Effect of foreign currency exchange rate changes on cash and cash equivalents	(215)	(135)	(14)	(51)	65	9
Net decrease in cash and cash equivalents	(2,856)	(1,057)	(141)	(861)	(1,114)	(156)
Cash and cash equivalents at the beginning of the year	6,685	3,829	523	3,829	2,772	387
Cash and cash equivalents at the end of the year	3,829	2,772	382	2,968	1,658	231

The following table presents our condensed consolidating schedule depicting the consolidated cash flows for the years ended December 31, 2023 and 2024 and the six months ended June 30, 2025.

	For the Year Ended December 31, 2023
	Yimutian Inc.	WFOE	Other Subsidiaries	VIEs and VIEs’ Subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in thousands)
Cash Flow
Net cash used in operating activities	(4,916)	(135,301)	121,258	1,003	—	(17,956)
Net cash (used in) provided by investing activities	(7,083)	(6)	5,019	(1,160)	7,083	(3,230)
Net cash provided by financing activities	12,508	134,545	(126,482)	(2,026)	(7,083)	18,545
Effect of foreign currency exchange rate changes on cash and cash equivalents	(202)	—	(13)	—	—	(215)
Net decrease in cash and cash equivalents	307	(762)	(218)	(2,183)	—	(2,856)
Cash and cash equivalents at the beginning of the year	189	817	265	5,414	—	6,685
Cash and cash equivalents at the end of the year	496	55	47	3,231	—	3,829

	For the Year Ended December 31, 2024
	Yimutian Inc.	WFOE	Other Subsidiaries	VIEs and VIEs’ Subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in thousands)
Cash Flow
Net cash used in operating activities	(1,205)	(34,659)	(32,281)	6,706	—	(61,439)
Net cash (used in) provided by investing activities	—	—	(351)	500	—	149
Net cash provided by financing activities	995	34,715	33,558	(8,900)	—	60,368
Effect of foreign currency exchange rate changes on cash and cash equivalents	(157)	—	22	—	—	(135)
Net decrease in cash and cash equivalents	(367)	56	948	(1,694)	—	(1,057)
Cash and cash equivalents at the beginning of the year	496	55	47	3,231	—	3,829
Cash and cash equivalents at the end of the year	129	111	995	1,537	—	2,772

	For the Six Months Ended June 30, 2025
	Yimutian Inc.	WFOE	Other Subsidiaries	VIEs and VIEs’ Subsidiaries	Eliminating adjustments	Consolidated totals
	(unaudited)
	(RMB in thousands)
Cash Flow
Net cash provided by (used in) operating activities	427	(17,776)	10,011	(1,303)	—	(8,641)
Net cash used in investing activities	—	—	(653)	(11)	—	(664)
Net cash provided by (used in) financing activities	71	17,840	(10,285)	500	—	8,126
Effect of foreign currency exchange rate changes on cash and cash equivalents	80	—	(15)	—	—	65
Net decrease in cash and cash equivalents	578	64	(923)	(833)	—	(1,114)
Cash and cash equivalents at the beginning of the year	129	111	995	1,537	—	2,772
Cash and cash equivalents at the end of the year	707	175	72	704	—	1,658

RISK FACTORS

You are not purchasing equity securities of our subsidiaries that have substantive business operations in mainland China but instead are purchasing equity securities of a Cayman Islands holding company. Yimutian Inc. is a Cayman Islands holding company that conducts all of its operations and operates its business in mainland China through the VIEs and its subsidiaries in mainland China. Such structure involves unique risks to investors in the ADSs. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in the ADSs. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs, and as a result, the market price of the ADSs could decline and you could lose all or part of your investment. In particular, as we are a mainland China-based company incorporated in the Cayman Islands, you should pay special attention to the subsection headed “Risks Related to Doing Business in Mainland China” below. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties described below and elsewhere in this prospectus.

Risks Related to Our Business and Industry

If we are unable to attract or retain agricultural product sellers, our platform will become less appealing to wholesale markets and business buyers, and our business and financial results may be materially and adversely impacted.

We rely upon sellers of agricultural products on our platform, including farmers and food production or processing companies to provide quality agricultural products to wholesale markets and business buyers. The number of sellers on our platform increased from 3.2 million as of December 31, 2023 to 3.5 million as of December 31, 2024 and remained stable at 3.5 million as of June 30, 2025. Attracting and retaining new agricultural product sellers to our platform and engaging existing sellers on our platform are essential for our success. The number of agricultural product sellers on our platform or the frequency of their use of our platform could fluctuate and may materially decline as a result of many factors, such as the sellers’ perceived failure to achieve expected results and generate profits, the pricing of our services, and the emergence of competing platforms and alternative channels for sellers to approach buyers, some of which are beyond our control. If we are unable to effectively help the sellers sell their agricultural products to appropriate business buyers or provide quality services they desire, they may switch to other competing platforms. A decrease in the number of sellers on our platform would make it difficult for us to maintain and increase the variety and quantity of products available on our platform and cause a decline in our income. An insufficient number of agricultural product sellers on our platform would also reduce our network activity and it may be increasingly difficult for business buyers to purchase agricultural products in quality and quantity and at price satisfactory to them, which may lead to reduced number of buyers and the perceived utility of our platform. Activity on our platform may also fluctuate due to seasonality. See “— Our business and operating results may experience seasonal fluctuations” for more information. If agricultural product sellers do not establish or maintain active accounts with us, if we fail to provide high-quality services, or if we cannot otherwise attract and retain a sufficient number of agricultural product sellers, our business and results of operations could grow slower than expected or decline significantly.

If we are unable to attract or retain buyers of agricultural products, our platform will become less appealing to agricultural product sellers, and our business and financial results may be materially and adversely impacted.

Our success significantly depends on our ability to maintain or expand our network by attracting and retaining buyers on our platform. The number of buyers on our platform increased from 14.8 million as of December 31, 2023 to 16.3 million as of December 31, 2024, and further increased 16.8 million as of June 30, 2025. The number of buyers on our platform or the frequency of their use of our platform may fluctuate and could decline as a result of a number of factors, including declining number of agricultural product sellers on our platform, declining variety or decreasing quality of agricultural products available on our platform, dissatisfaction with our brand or reputation, or availability of competing platforms. To make sure our platform is continuously appealing to wholesale market stall operators and business buyers, we leverage our decade-long experience in the agriculture industry, our technology capabilities and extensive amount of data gathered to enable agricultural product sellers on our platform to supply a vast variety of quality agricultural products that meet varied needs of wholesale market stall operators and different types of business buyers across different geographical locations. In 2023, 2024 and the six months ended June 30, 2025, over 44% of new buyers on our platform were acquired through word-of-mouth marketing thanks to our trusted brand. However, buyer demand and preferences evolve over time, and our ability to remain competitive, grow our business and maintain our market position depends on our ability to continually respond to or anticipate changes in the market conditions and buyer demand and preferences. We may not be able to respond to or anticipate such changes in a timely manner, and inability to adapt to these changes may result in a failure to attract new buyers or retain existing buyers. In addition, we cannot guarantee that our buyers acquisition efforts would always be achieved at low costs, or at all. Any reduction in the number or availability of buyers on our platform would likely lead to a reduction in platform usage by agricultural product sellers, which in turn would make our platform less attractive to wholesale market stall operators and business buyers, and thus reduce the value of our network and harm our business prospects and future results of operations.

We have incurred net losses since our inception. We cannot guarantee that our monetization strategies will be successful and generate sustainable revenues and realize profitability. If we are unable to achieve and maintain profitability in the future, our business, financial condition and results of operations may be materially and adversely affected.

We incurred net losses of RMB105.6 million in 2023 and RMB34.9 million (US$4.8 million) in 2024. We incurred net losses of RMB17.4 million in the six months ended June 30, 2024 and RMB14.9 million (US$2.1 million) in the six months ended June 30, 2025. We mainly rely on charging membership fees for services rendered to merchants on our platform as well as transaction service fees for transactions facilitated through our platform. We cannot assure you that our monetization efforts will be successful and generate sustainable revenue sources and realize profitability. Our membership base, transaction volume, number of paying merchants and paying merchants’ spending on our platform may decline if merchants find that our services not appealing to them anymore. Due to limited track record of our new monetization efforts, we also cannot assure you that these efforts will yield expected results. As a result, we may not be able to achieve or maintain profitability in the future. In addition, our expenses will likely increase in the future as we develop and launch new offerings and technologies, expand in existing and new markets, and continue to invest in our platform. These efforts may be more costly than we expect and may not result in increased revenues or growth in our business as anticipated. Furthermore, after we become a public company, we may incur additional compliance, accounting, and other expenses that we did not incur as a private company. Any failure to increase our revenues sufficiently to keep pace with our investments and other expenses could prevent us from achieving profitability or positive operating cash flow on a consistent basis. If we are unable to successfully address these risks and challenges as we encounter them, our business, financial condition and results of operations could be adversely affected.

Our operating cash outflow, net current liabilities, and preferred shareholder redemption rights raise substantial doubt about our ability to continue as a going concern.

We had net cash used in operating activities of RMB18.0 million in 2023 and RMB61.4 million (US$8.5 million) in 2024. We had net cash used in operating activities of RMB23.2 million in the six months ended June 30, 2024 and RMB8.6 million (US$1.2 million) in the six months ended June 30, 2025. If we are unable to generate sufficient cash from operating activities in the future, our business, results of operations and liquidity may be adversely affected. We also had net current liabilities (current liabilities less current assets) of RMB431.3 million as of December 31, 2023, RMB432.2 million (US$59.6 million) as of December 31, 2024 and RMB455.8 million (US$62.2 million) as of June 30, 2025. We may continue to have net current liabilities in the future as our business expands, in which case we may face a shortfall of working capital. We will require additional liquidity to continue our operations over the next 12 months. We are evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering into other financing arrangements, obtaining agreements with the existing investors to extend the due dates for outstanding debt, although there is no assurance that we will be successful in obtaining such additional financing on terms acceptable to us, if at all. In addition, we plan to diversify revenue streams and implement cost saving measures to grow revenues and decrease expenses. However, the feasibility of such plan is contingent upon many factors out of our control, and is highly uncertain and difficult to predict, and we may be unable to successfully execute such plan. As such, we cannot assure you that additional liquidity will be available in amounts or on terms acceptable to us when needed, if at all, and that we will be able to secure sufficient capital on commercially acceptable terms to fund our working capital requirements and planned capital expenditures. These factors give rise to substantial doubt over our ability to continue as a going concern. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

We have limited operating history and our evolving business make it difficult to evaluate our future prospects and the risks and challenges we may encounter, and our historical growth and performance may not be indicative of our future growth and financial results.

We have a limited operating history. We started to operate our agricultural e-commerce business in 2015 and commenced offering sales-assistance services in 2019. Our business continues to evolve. We from time to time introduce new platform features, offerings and services. Our limited operating history, particularly with respect to monetization, and evolving business nature make it difficult to evaluate our future prospects and the risks and challenges we may encounter. These risks and challenges include our ability to:

●	forecast our revenues and budget for and manage our expenses;

●	attract new merchants and retain existing merchants in a cost-effective manner;

●	comply with existing and new laws and regulations applicable to our business;

●	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

●	maintain and enhance the value of our reputation and brand;

●	effectively compete with other market players;

●	effectively manage our growth;

●	successfully expand our geographic reach and overcome challenges particular to new geographical markets;

●	hire, integrate and retain talented people at all levels of our organization; and

●	successfully develop new platform features, offerings and services to enhance the experience of our platform participants.

Although we have experienced growth historically, we may not be able to continue our growth. You should not consider our historical growth as indicative of our future financial performance. If we fail to address the risks and difficulties that we face, our business, financial condition and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will continue to encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

Our business and results of operations may be materially and adversely affected if inclement weather persists or natural disasters occur. Changes in the availability of quality agricultural products and price fluctuations could also negatively affect our business.

The large number of agricultural products sold with the help of our platform are mainly produced in various locations in mainland China. Agricultural production in general, including our smart farming business, is highly susceptible to inclement weather and natural disasters. For example, in July 2021, Henan Province of China experienced persistent heavy rains, which led to a temporary closure of our business operations in Zhengzhou, capital of Henan Province, and negatively affected certain of our platform participants located in Henan Province. If inclement weather persists or natural disasters or other catastrophic events occur, the supply of agricultural products would be constrained and the quality and variety of the products would likely decline, and the prices of agricultural products may also fluctuate significantly, in which case it may become difficult for our platform participants to complete transactions at satisfactory prices. Since we generate revenue from charging service fees and commissions from transactions completed on our platform, among others, the decreased transaction activity and fluctuation in prices of agricultural products could materially and adversely affect our business and results of operations. In addition, as we start to further grow our business throughout the agricultural product supply chain, we could be even more susceptible to such risks. Inclement weather and natural disasters could cause severe damage to crop we planted together with local partners, which could lead to losses of our investments and thus result in material adverse impacts on our business, results of operations and financial condition. Apart from inclement weather and natural disasters, outbreaks of diseases such as swine flu and hog cholera could also led to significant fluctuations in prices of agricultural products, and thus negatively affect our business and results of operations.

Even if there is no inclement weather or natural disaster, due to the varying sources of supply for agricultural products sold on our platform, there is no guarantee the quality of such agricultural products will be continuingly consistent and the availability of quality agricultural products may be limited. While we have spent efforts to standardize certain products based on buyers’ needs, but we still, to a large extent, rely on sellers to supply high-quality agricultural products that meet buyers’ demands. Failure to maintain availability of high-quality products on our platform may impair buyer confidence and the attractiveness of our platform, which in turn would adversely affect our business, results of operations and financial condition.

Our business depends heavily on the market recognition and reputation of our brands. Any harm to our brands, failure to maintain and enhance our brand recognition or any negative publicity about us, our business, management, business partners or the agricultural B2B industry in general, may materially and adversely affect our business, financial condition and results of operations.

We believe that the market recognition and reputation of our brands have significantly contributed to the success of our business. As a result, maintaining and enhancing our brand recognition and reputation are critical to our success and market position. Our reputation and brands may be negatively affected by various factors, some of which are difficult or impossible to predict or control, such as:

●	our ability to maintain a convenient and reliable user experience as consumer preferences evolve and as we expand into new product categories and new business lines;

●	our ability to provide superior services and solutions on our platform;

●	our ability to effectively manage the quality of products on our platform;

●	the efficiency, reliability and quality of the services and solutions provided by us or third-party truck drivers, logistics service providers and other service providers; and

●	our ability to increase brand awareness among existing and potential users through various means.

Negative publicity about us, such as alleged misconduct by our employees or other parties on our platform, unethical business practices, or rumors relating to our business, management, employees, merchants on our platform, or our shareholders and affiliates could cause harm to our reputation, business and results of operations. These allegations, even if factually incorrect or based on isolated incidents, may lead to inquiries, regulatory investigations or legal actions against us. Such actions could substantially damage our brand and reputation and cause us to incur significant costs to defend ourselves. Any negative public perception or publicity regarding our business partners that we cooperate with, or any regulatory inquiries or investigations and lawsuits initiated against them, may also have an adverse impact on our brand and reputation. In addition, our brand and reputation could be damaged as a result of the negative publicity about the agricultural B2B industry in general or other agricultural e-commerce platforms in mainland China regarding security or product quality issues. If we are unable to maintain our reputation, further enhance our brand recognition and increase positive awareness of our platform, our platform participants may be reluctant to sell and buy products from our platform, and our results of operations may be materially and adversely affected.

Our business and results of operations may be materially and adversely affected if we are unable to maintain satisfactory user experience or high quality customer service.

The success of our business largely depends on our ability to provide satisfactory user experience and high-quality customer service, which in turn depends on a variety of factors, such as our ability to continue to provide a reliable and user-friendly interface for our users to showcase, browse and purchase agricultural products, sellers’ ability to provide reliable and timely delivery of agricultural products, and our ability to continue to provide superior after-sales services. Transactions volume may decrease if our platform is severely interrupted or otherwise fails to meet our users’ requests. If third-party delivery companies or truck drivers who connect with sellers through our platform fail to deliver agricultural products in a timely and reliable manner, for which we do not exercise any control, or if wholesale markets or business buyers are not satisfied with product quality, our platform participants’ user experience will be impaired and our merchant loyalty could be negatively affected. In addition, we depend on our transaction disputes department and online customer service representatives to provide online assistance to our users. If our transaction disputes department or online customer service representatives fail to satisfy users’ needs, our reputation and merchant loyalty could be harmed, and we may lose potential or existing users, which would result in a decrease in both of the transaction volume on our platform and our revenue. As a result, if we are unable to maintain satisfactory user experience and provide high quality user service, we may not be able to retain existing users or attract new users, which could have a material adverse effect on our business, financial condition and results of operations.

Agricultural product sellers on our platform deliver their products to wholesale markets or business buyers through a variety of third-party logistics service providers. Service interruptions, failures, or constraints of these third parties could severely harm our reputation, business and prospects.

Sellers of agricultural products on Douniu App deliver their products to wholesale markets through third-party truck drivers, while sellers on Yimutian App deliver their products to business buyers through third-party logistics service providers. Interruptions to or failures in services provided by these third parties could affect timely and successful delivery of the products to wholesale markets and business buyers. As we do not directly control or manage the operations of these third parties, we are unable to guarantee their performance. Failure to provide satisfactory services by these third parties, such as delays in delivery, product damage or loss during transit, shutdown or termination of services may damage our reputation and cause us to lose potential or existing buyers, and may ultimately adversely affect our results of operations.

As some agricultural products are perishable, if these third parties fail to deliver products to wholesale market stall operators or business buyers on time and in good condition, stall operators or business buyers may refuse to accept the products and their confidence in our platform may also be impaired. In such event, we cannot assure you that sellers or we will be able to find alternative cost-efficient service providers or operators to offer satisfactory services in a timely manner, or at all, which could cause our business and reputation to suffer or cause sellers and buyers to switch to other platforms and have negative impact on our operating results.

We may be subject to claims under consumer protection laws, in particular health and safety claims and product liability claims, if property or people are harmed by the products sold on our platform.

Our business involves sale of food products and is subject to inherent risks of product liability claims and the resulting negative publicity. Food products containing contaminants could be inadvertently sold on or through our platform and, if these contaminants are not eliminated by the time of consumption, they could cause bodily harm or death in severe situations. We are involved in product liability claims brought by buyers on our platform from time to time. We cannot assure you that product liability claims will not be asserted against us or that we will not be held liable for such incidents in the future. If claims are brought against us under any of these laws, we could be subject to monetary damages and actions by regulators, which could have a material adverse effect on our business, financial condition and results of operations. Although we would have legal recourse under the laws of mainland China against the seller that supplied such products, attempting to enforce our rights against such seller may be expensive, time-consuming and ultimately futile. Other than monetary damages and regulatory actions, any actual or perceived food safety issue or product contamination associated with our platform could result in negative publicities and thus seriously harm our reputation. Adverse publicity concerning food safety of agricultural products in mainland China in general could also have a negative impact on our business in addition to the general negative consequences on the whole industry.

In addition, operators of e-commerce platforms may be subject to certain provisions of consumer protection laws even where the operator is not the producer, provider or retailer of the products or services purchased by the consumer. For example, pursuant to the Law of the People’s Republic of China on the Protection of Consumer Rights and Interests, or the Consumer Protection Law, if we fail to provide a consumer with the name, address and contact details of the seller that sold the defective product, we may be liable to compensate such consumer damages suffered by him/her, even though we are entitled to seek indemnification from sellers. In addition, if we do not take appropriate remedial action against sellers for their actions that we know, or should have known, that would infringe upon the rights and interests of consumers, we may be held jointly liable for infringement alongside the sellers. Moreover, the Consumer Protection Law provides that a platform will be held liable for failing to meet any undertaking it made to consumers with regard to products listed on the platform. Furthermore, according to the Measures for the Supervision and Administration of Online Transactions, or the Online Transaction Measures, we are required to report violations of applicable consumer protection laws, regulations or administrative rules by sellers to the State Administration for Market Regulation, or SAMR, or its local branches, and take appropriate remedial measures, including ceasing to provide services to the relevant sellers, as a platform. We may also be held jointly liable with sellers that sell agricultural products without proper licenses or authorizations. See also “— We are subject to existing and new laws and regulations imposing various requirements on e-commerce business” for further details.

We do not maintain product liability insurance for products transacted on our platform, and our rights of indemnity from sellers or suppliers on our platform may not adequately cover us for any liability we may incur. Claims against us, even if they are eventually unsuccessful, could result in significant expenditure of funds and diversion of management time and resources. Any claims against us, whether successful or not, could result in loss in confidence on the part of our users, which would be difficult and costly to reestablish, and significantly impair our brand value, which would have a material and adverse impact on our business, results of operations, financial condition and prospects.

We are subject to existing and new laws and regulations imposing various requirements on e-commerce business.

E-commerce business is subject to various laws and regulations in mainland China, and the mainland China government authorities may continue to promulgate new laws, regulations and rules governing the e-commerce industry, tighten enforcement of existing laws, rules and regulations, and impose additional requirements and other obligations on our business including the operation of our e-commerce platform and our market promotion activities. Compliance with these laws, regulations and rules may be costly, and any incompliance or associated inquiries, investigations and other governmental actions may divert significant management time and attention and our financial resources, bring negative publicity, or subject us to liabilities or administrative penalties:

●	According to the E-Commerce Law of PRC, e-commerce platform operators who fail to take necessary actions when they know or should have known that the merchants on their platform infringe others’ personal or property safety, or the products or services provided by the merchants do not meet the requirements for product safety, or otherwise infringe upon consumers’ legitimate rights, will be held jointly liable with the merchants. Additionally, with respect to the products or services affecting consumers’ life and health, the e-commerce platform operators will bear responsibilities if they fail to review the qualifications of merchants or fail to safeguard the interests of the consumers. We may be held responsible if the agricultural products sold through our platform caused harm to the interests and health of consumers.

●	The Online Transaction Measures of PRC also require e-commerce platforms to timely remind individual merchants to register with local branches of SAMR if their total annual transaction volume across different platforms exceeds RMB100,000. Our policy expressly requires merchants on our platform that are captured by these rules to complete the registrations. We may lose existing or potential merchants who do not or are unwilling to comply with the registration and related requirements, and we may be found liable under the E-Commerce Law and related regulations if we are deemed to have failed to implement the required procedures. The E-Commerce Law and the related regulations are relatively new and subject to implementation rules by local regulatory authorities. As such, we still face uncertainties in relation to their further interpretations and applications.

●	Among other things, the Interim Provisions for Regulating Promotional Activities of PRC, or the Interim Provisions, was designed to promote consumer protection and prohibit false or misleading commercial information used in promotional activities. As a platform operator, we are required by the Interim Provisions to design rules and procedures to foster fair and transparent merchandise promotional activities, and assist the authorities in their investigation of violations by platform merchants, which will result in additional compliance costs. In addition, business operators in mainland China are prohibited from inducing consumers into transactions via misleading pricing terms or engaging in other anti-competitive conducts associated with product price. If we are found to have violated these laws and regulations, we may be subject to fines and other administrative penalties.

●	According to the Anti-monopoly Guidelines of PRC, business practices such as deploying big data analytics to set discriminatory terms for merchandise price or other transaction terms, coercive exclusivity arrangements with transaction counterparties, blocking of competitor interface through technological means and unlawful collection of user data without consent, are prohibited. As the Anti-monopoly Guidelines were newly promulgated, it is still uncertain as to the specific impact on our business or results of operations and prospects. If we are found to have any non-compliance issues by the authorities, we may be subject to fines and other penalties.

●	The Internet Anti-Unfair Competition Provisions enhance the responsibilities of platform operators, who are required to strengthen the regulation of competitive behaviors within the platform. According to regulations, if platform operators discover that operators within the platform engage in unfair competitive practices, sell goods or provide services illegally, or infringe upon the legitimate rights and interests of consumers, they must take timely measures, preserve relevant records, and report to the market supervision authorities at county level or above where the platform operator is located; otherwise, the platform operators will face certain administrative penalties. The Internet Anti-Unfair Competition Provisions also raise the compliance requirements for platforms, for example, platform operators are not allowed to use service agreements, transaction rules, or other means by the operators within the platform to impose unreasonable restrictions or attach unreasonable conditions on the transactions, transaction prices, and dealings with other operators within the platform, and platform operators should fairly and reasonably determine the service charges in the service agreements and transaction rules.

●	The impact of the laws or regulations in mainland China governing property rights of virtual currency on our business has yet to be assessed, and it is not clear what liabilities, if any, we may have relating to the loss of virtual currency by merchants. Merchants on our platform purchase Tian Bi (田币) to exchange value-added services we offer. However, Tian Bi is not a virtual currency that is exchangeable into Renminbi or any other currencies or can be consumed on any other platforms. The mainland China government may re-evaluate or amend the virtual currency related laws and regulations or policies to strengthen the supervision on issuance and operation of such virtual currencies. It is unclear who is the legal owner of virtual items and whether the ownership of virtual items is protected by law. Although we have not been involved in any virtual items related lawsuits previously, we cannot assure you that such lawsuits will not be brought against us in the future. Any adverse changes in the laws and regulations or policies could impose liabilities on us for loss of virtual currency by merchants on our platform. In addition, laws and regulations of mainland China regulating virtual currency are designed for online games. We believe Tian Bi is not a kind of “game virtual currency” that is subject to the Circular of the Ministry of Culture and the Ministry of Commerce on Strengthening the Administration of Virtual Currencies for Online Gaming and other related regulations. However, we cannot assure you that the MOC and MOFCOM will hold the same view with us. If the government authorities regard Tian Bi in our platform as a kind of “game virtual currency” or new laws and regulations related to virtual currency used on an e-commerce platform are promulgated in the future, we may incur additional expenses or invest considerable resources in complying with those requirements.

In light of the evolving legislative activities and varied local implementation practices of consumer protection, anti-monopoly and competition laws and regulations in relation to e-commerce in mainland China, compliance with these laws, regulations, rules, guidelines and implementations may be costly, and any incompliance or associated inquiries, investigations and other governmental actions may divert significant management time and attention and our financial resources, bring negative publicity, subject us to liabilities or administrative penalties, and may materially and adversely affect our financial conditions, operations and business prospects.

We may be subject to complex and evolving laws and regulations regarding cybersecurity, data privacy and data protection. Actual or alleged failure to comply with cybersecurity, data privacy and data protection laws and regulations could damage our reputation, deter current and potential users from using our services and subject us to significant legal, financial and operational consequences.

Our business generates and processes a large amount of data, and we are subject to laws and regulations regarding cybersecurity, data privacy and data protection in mainland China. The mainland China government has enacted a series of laws and regulations on the protection of personally identifiable data in recent years. For example, the CAC released jointly with several other administrations the Cybersecurity Review Measures on December 28, 2021, which became effective on February 15, 2022. Pursuant to the Cybersecurity Review Measures, network platform operators that possess personal information of over one million individual users shall be subject to cybersecurity review before listing abroad. Any failure to timely complete the required cybersecurity review may result in regulatory sanctions including, among others, government enforcement actions and investigations, fines, penalties, and suspension of our non-compliant operations, as well as reputational damage or legal proceedings or actions against us, any of which may have material adverse effects on our business, financial condition and results of operations. As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures, we have applied for and completed a cybersecurity review with respect to our proposed overseas listing pursuant to the Cybersecurity Review Measures. According to the Regulations on Network Data Security Management promulgated by the State Council on September 24, 2024, a network data processor that handles the personal information of more than 10 million people is considered a processor of important data. Processors of important data are required to adopt stricter data security management measures, such as conducting annual risk assessments of their network data processing activities and submitting risk assessment reports to the relevant authorities at provincial level or above. In cases of mergers, divisions, dissolutions, bankruptcies, or other circumstances that may affect the security of important data, the processors of important data shall take measures to ensure the security of network data, and report to the relevant authorities at provincial level or above on the disposal plan for key data, the name and contact information of the recipient. Failure to fulfill these obligations may result in administrative penalties, including fines, suspension of business, and revocation of business qualifications or even business licenses. See “Regulation — Regulations Relating to Cybersecurity, Information Security Protection.”

Moreover, ensuring our compliance with the evolving data privacy and protection laws in mainland China have increased our operating cost. While we have adopted a rigorous and comprehensive policy for the collection, processing, sharing, disclosure authorization and other aspects of data use and privacy and taken necessary measures to comply with all applicable laws and regulations, we cannot guarantee the effectiveness of these policies and measures undertaken by us. Additionally, the effectiveness of our privacy and data protection measures is also subject to system failure, interruption, inadequacy, security breaches or cyberattacks. Any failure or perceived failure to comply with all applicable laws and regulations, or any failure or perceived failure of our business partners to do so, or any failure or perceived failure of our employees to comply with our internal control measures, may result in negative publicity and legal proceedings or regulatory actions against us, and could result in fines, revocation of licenses, suspension of operations or other legal or administrative penalties, which may in turn damage our reputation, discourage current and potential users and subject us to damages, which could have a material adverse effect on our business and results of operations.

Furthermore, any inability to adequately address data privacy or security-related concerns, complaints, inquiries or allegations, even if unfounded, when they arise, or to comply with applicable laws, regulations, standards and other obligations relating to data privacy and security, could result in additional cost and liability to us, harm our reputation and brand, damage our relationships with merchants, impair users’ trust in our privacy practices and make them reluctant to give their consent to share their data with us. As a result, our ability to retain or increase our membership base and member engagement may be materially and adversely affected, and we may not be able to maintain or grow our revenue as anticipated, all of which would have a material and adverse effect on our business, financial condition and results of operation.

In addition, we and our counterparties, including business partners and external service providers, might be subject to contractual obligations regarding the processing of personal information. While we believe our conduct and our counterparties’ conduct under these agreements are in material compliance with all applicable laws, regulations, standards, certifications and orders relating to data privacy or security, we or our counterparties may fail, or be alleged to have failed, to be in full compliance. In the event that our acts or omissions result in alleged or actual failure to comply with applicable laws, regulations, standards, certifications and orders relating to data privacy or security, we may incur liability. While we endeavor to include indemnification provisions or other protections in the agreements we enter into with our counterparties to mitigate liability and losses stemming from our counterparties’ acts or omissions, we may not always be able to obtain such protections and, even where we can, there is no guarantee that our counterparties will honor such provisions or that such protections will cover the full scope of our liabilities and losses. Any failure or perceived failure of compliance by us or our counterparties may result in proceedings or actions against us, which could harm our reputation and have a material adverse effect on our business and prospects.

The laws and regulations regarding cybersecurity, data privacy and data protection are complex and evolving, and the interpretation and application thereof will be determined on an ad hoc basis depending on the facts and circumstances. These laws and regulations and other similar legal and regulatory developments could affect how we operate our platform, render services and process data, which could negatively impact demand for our services and the efficiency of our services to users. We may incur substantial costs to comply with such new laws and regulations, meet the demands of our users relating to their own compliance with applicable laws and regulations and establish and maintain internal compliance policies. If we are unable to comply with the then-applicable laws and regulations, or to address any privacy and data protection concerns, such actual or alleged failure could damage our reputation, deter current and potential users from using our solutions and could subject us to significant legal, financial, and operational consequences.

Failure to effectively deal with any fictitious transactions or other fraudulent conduct would materially and adversely affect our business, financial condition and results of operations.

We may face risks with respect to fraudulent activities on our platform. For example, merchants on our platform may engage in fictitious or “phantom” transactions with themselves or their collaborators in order to artificially inflate their own ratings on our platform, reputation and search results rankings. This activity may harm other sellers by enabling the perpetrating seller to be favored over legitimate sellers, and may harm consumers by deceiving them into believing that a seller is more reliable or trusted than the seller actually is. This activity may also result in inflated transaction volume on our online marketplace. Other parties may also engage in similar or other fraudulent or illegal activities on our platform. See also “— Illegal, improper or otherwise inappropriate activity of sellers, buyers, other users or our employees, whether or not occurring while utilizing our platform, could expose us to liability and harm our business, brand, financial condition and results of operations” for more details. Although we have implemented various measures to detect and reduce the occurrence of fraudulent activities on our platform, there can be no assurance that such measures will be effective in combating fraudulent. Such fictitious transactions and fraudulent conduct may subject us to lawsuits, regulatory investigations, fines and penalties.

Moreover, illegal, fraudulent or collusive activities by our employees, such as fraud, bribery or corruption, could also subject us to liability, negative publicity or losses. Although we have adopted internal control procedures and policies governing the review and approval of sales activities and other matters, we cannot assure you that such procedures and policies will effectively prevent fraud or illegal activity by our employees. Any actual or alleged fraudulent or deceptive conduct by our employees could result in negative publicity and severely impair our members’ confidence and trust in us, damage our reputation and diminish the value of our brands, and impact our ability to attract new or retain current members, which would materially and adversely affect our business, financial condition and results of operations.

The proper functioning of our technology platform is essential to our business. Any failure to maintain the satisfactory performance of our mobile apps and websites or any disruption to our technology systems could materially and adversely affect our ability to deliver consistent services to users of our platform and harm our business and reputation.

The proper functioning of our technology systems is essential to our business. The satisfactory performance, reliability and availability of our technology systems are critical to our success, our ability to attract and retain merchants and our ability to maintain and deliver consistent services to merchants. However, our technology infrastructure may fail to keep pace with increased transaction volumes on our platform, especially with respect to our new product and service offerings, and therefore merchants on our platform may experience delays as we seek to source additional technological capacity, which could impair the merchants’ user experience and harm our reputation and would adversely affect our results of operations.

Additionally, we need to continue to upgrade and improve our technology infrastructure to support our business growth. However, we cannot assure you that we will be successful in executing these infrastructure upgrades, and the failure to do so may impede our growth. We currently rely on cloud services and servers operated by external cloud service providers to store our data, which allows us to analyze a large amount of data simultaneously and to update our user database and user profiles quickly. Any interruption or delay in the functionality of these external cloud service and server providers may materially and adversely affect the operations of our business.

We may be unable to monitor and ensure high-quality maintenance and upgrade of our technology systems and infrastructure on a real-time basis, and users may experience service outages and delays in accessing and using our platform. In addition, we may experience surges in online traffic and orders associated with promotional activities and generally as we scale, which can put additional demand on our platform at specific times. Our technology or infrastructure may not always function properly. We face the risk of system interruptions caused by telecommunications failures, computer viruses, hacking or other attempts to harm our systems. Such interruptions may result in the unavailability or slowdown of our platform and compromise the quality of our services, which in turn could potentially diminish the volume of products sold and negatively impact the overall appeal of our platform. Our servers may also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to system interruptions, slowdown or unavailability of mobile app, delays or errors in transaction processing, loss of data or the inability to provide high-quality services to our platform users. The occurrence of any of such incidents could cause significant disruption to our daily operations. As a result, our reputation may suffer material and adverse impacts, leading to potential decline in our market share and exposing us to liability claims.

If we fail to adopt new technologies such as data analytics or adapt our website, mobile applications and systems to changing user requirements or emerging industry standards, our business may be materially and adversely affected.

To remain competitive, it is imperative that we continually enhance and improve the responsiveness, functionality and features of our mobile applications and website. The internet technology industry undergoes rapid technological evolution, accompanied by evolving user requirements and preferences, and the frequent introductions of new services based on new technologies and the emergence of new industry standards and practices, any of which could render our existing technologies and systems obsolete. If we do not spend our development budget efficiently on commercially successful and innovative technologies, we may not realize the expected benefits of our strategy. We also cannot assure you that we will be able to effectively use new technologies or adapt our website, mobile applications, proprietary technologies and systems to meet evolving user requirements or emerging industry standards. If we are unable to adapt in a cost-effective and timely manner in response to changing market conditions or user requirements, whether for technical, legal, financial or other reasons, our business, prospects, financial condition and results of operations may be materially and adversely affected.

Our success depends, in part, on our ability to identify, develop, acquire or license leading technologies that are useful for our business, and to respond to technological advances such as data analytics and emerging industry standards and practices in a cost-effective and timely manner. A core functionality of our platform is to effectively match sellers with suitable business buyers and other users on our platform, which is heavily reliant on our customized recommendation and data analytics technology capabilities. As a result, our technology capabilities play a vital role in retaining and attracting merchants to our platform. We have made substantial investments in developing and applying new technologies, including machine learning and data analytics, across our platform and in our services and solutions. We intend to continue investing significant resources in developing new technologies and offerings of services and products. We have also incurred significant amount of research and development expenses for the development of these technologies. If our investments in research and development fail to yield satisfactory results, we may encounter challenges in effectively matching sellers with suitable buyers or providing optimal product recommendations to merchants. As a result, merchants may switch to a competitor platform if ours fail to meet their expectations. In addition, effective management of some of the other important aspects of our operations, such as sales and marketing activities, also relies on our informed decision-making supported by our data analytics and other technologies. Any failure to improve our technology capabilities in data analytics and other technologies, or any shortcomings in producing satisfactory results with our technology capabilities, may materially and adversely affect our user retention, financial condition and results of operations.

Our new initiatives, such as agricultural sourcing and trading services, also carry a high level of risk, as each involves emerging industries and unproven business strategies and technologies, for which we may have limited or no prior development or operational experience. Because such offerings are new and the technologies used to support them are evolving rapidly, they will likely involve unforeseen expenses, regulatory challenges, and other risks. There can be no assurance that demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenues to offset any new expenses or liabilities associated with these new investments. It is also possible that competing service and product offerings developed by others may render our service and product offerings less competitive or outdated. Further, our development efforts with respect to new service and product offerings and technologies could distract management from current operations, and will divert capital and other resources from our more established service and product offerings and technologies. Even if we succeed in developing new service and product offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations, which could increase our expenses or prevent us from successfully commercializing these new initiatives. If we do not realize the expected benefits from our investments, our business, financial condition, operating results, and prospects may be adversely impacted. See also “— If we are unable to effectively manage our growth or implement our business strategies, our business, financial condition and results of operations may be materially and adversely affected.”

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our obligations under the Notes.

Our ability to make payments of principal or to pay interest on or to refinance the Notes depends on our future performance, which is subject to economic, financial, competitive and other factors, some of which are beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to satisfy our obligations under the Notes. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance the Notes will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on the Notes.

If we are unable to effectively manage our growth or implement our business strategies, our business, financial condition and results of operations may be materially and adversely affected.

Our business has become increasingly complex in terms of both the type and scale of business we operate. Any further expansion may increase the complexity of our operations and place a significant strain on our managerial, operational, financial and human resources. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. We cannot assure you that we will be able to effectively manage our growth or to implement these systems, procedures and control measures successfully. If we are unable to do so, our business and prospects may be materially and adversely affected.

We are also actively pursuing various growth initiatives, strategies and operating plans to enhance our business. Specifically, we are implementing a number of monetization strategies to boost our revenue growth, including increasing our investment in agricultural sourcing and trading services. Additionally, we plan to further strengthen our position as a market leader in the agricultural B2B industry in China. To further support our growth, we plan to continue to invest in infrastructure development and technology innovation. See “Business — Strategies” for more information. All of these initiatives and efforts will require significant managerial, financial and human resources, and we cannot assure you that our business strategies will be successfully implemented or generate sustainable revenues and profit or that our new business initiatives will be successful. If we are not able to manage our growth or execute our strategies effectively, our expansion efforts may not be successful and our business and prospects may be materially and adversely affected. In particular, the monetization strategies in relation to new business initiatives are new and still evolving, some of which are at the inception or trial stage and may prove to be unsuccessful. It may also take longer than expected for us to achieve a desired market share in a highly competitive environment, or for merchants to accept the newly launched services.

The anticipated benefits from these efforts are based on assumptions that may prove to be inaccurate. If, for any reason, the benefits we realize fall short of our estimates or if the implementation of these growth initiatives, strategies and operating plans negatively impact our operations, exceed expected costs, or take longer to effectuate than we expect, or if our assumptions are proven inaccurate, our business, financial condition and results of operations may be materially and adversely affected.

We may face challenges in expanding service and product offerings on our platform.

The sellers on our platform offer a wide range of agricultural products, including vegetables, fruit, pasture products, seeds and seedlings, aquatic products, herbal medicine, agricultural and sideline products, nuts and dried fruit, tea, oil crops, industrial crops, mushroom and fungi, cattle feed, agricultural groceries, fertilizer, flower and bonsai, pesticide, agricultural equipment and facilities, and more. Expansion of product offerings in both categories and items introduce new risks and challenges. Our limited familiarity with these products and lack of buyer data relating to these products may make it challenging for us to accurately anticipate buyer demand and preferences, inspect and control quality and ensure proper handling and delivery. As a result of selling such products, sellers may experience undesirable sales volume, receive increasing number of buyer complaints about such products and face costly product liability claims, which could harm our brand and reputation as well as our financial performance. We may also be involved in disputes with sellers in connection with these claims and complaints.

As we broaden the range of our product offerings, we will need to efficiently collaborate with a large number of new sellers while establishing and maintaining mutually beneficial relationships with our existing and new sellers. To support our growth and our expansion, we will need to devote management, operating, financial and human resources which may divert our attention from existing businesses, incur upfront costs, and require the implementation of a variety of new and upgraded management, operating, financial and human resource systems, procedures and controls. There is no assurance that we will be able to implement all of these systems, procedures and control measures successfully or address the various challenges in expanding our future businesses and operations effectively. It may also be difficult for us to achieve profitability in the new product categories and our profit margin, if any, may be lower than initially anticipated, which would adversely affect our overall results of operations. We cannot assure you that we will be able to recoup our investments in introducing these new product categories.

Any lack of requisite approvals, licenses or permits applicable to our business may subject us to administrative penalties or other government sanctions and have a material and adverse effect on our business, financial condition and results of operations.

In accordance with the laws and regulations of mainland China, we are required to maintain various approvals, licenses, permits and filings to operate our business. As advised by Global Law Office, as of the date of this prospectus, our PRC counsel, our mainland China subsidiaries and the VIEs have obtained all material licenses and permits from the mainland China government authorities that are necessary for our business operations in mainland China. However, the interpretation of the legal requirements regarding certain licenses and permits is determined by the government authorities on an ad hoc basis depending on the facts and circumstances. We cannot assure you that the government authorities’ current interpretation on such licensing requirements will remain the same in the future. In addition, with respect to the business (including the business content and business model) we currently operate or will operate in the future, government authorities may require us to obtain additional licenses or permits or provide stricter supervision requirements with respect to the manner and scope of our operations. We cannot guarantee that we will not be subject to any penalties, sanctions, fines or other administrative measures as a result of non-compliance with any of our past operations. If we or the VIEs are determined necessary to obtain relevant licenses, there is no guarantee that we or the VIEs would be able to obtain such licenses or permits or meet all the supervision requirements in a timely manner, or at all. If we or the VIEs fail to do so, we may not be able to continue our ordinary course of business consistent with past practice, or at all, and may also be subject to fines and certain other penalties.

We depend on our senior management team to grow and operate our business, and if we are unable to hire, retain, manage, and motivate our key personnel, our business may be harmed.

Our future success depends on our continued ability to identify, hire, develop, manage, motivate, and retain qualified personnel, particularly those who have specialized skills and experience in technology fields and the agriculture industry. Further, we may not be able to retain the services of our key employees or other members of senior management in the future. In particular, we rely on Mr. Jinhong Deng, our founder, chairman and chief executive officer, who is critical to our business and strategic direction.

We do not maintain key person life insurance for any member of our senior management. Any changes in our senior management team may be disruptive to our business. If we fail to retain or effectively replace members of our senior management team, or if our senior management team fails to work together effectively and to execute our plans and strategies, our business could be harmed.

Our growth strategy also depends on our ability to expand our organization by attracting and retaining high-quality personnel. Identifying, recruiting, training, integrating, managing, and motivating talented individuals will require significant time, expense, and attention. Competition for talent is intense. In particular, hiring for technical personnel is highly competitive in China. If we are unable to effectively attract and retain qualified personnel, our business could be harmed.

We currently rely on commercial banks for payment processing and escrow services on our platform. If these payment services are restricted or curtailed in any way, are offered to us on less favorable terms, or become unavailable to us or our merchants for any reason, our business may be materially and adversely affected.

All online payments for products sold on our platform are settled through commercial banks. Our business depends on the billing, payment and escrow systems of these payment service providers to maintain accurate records of payments of sales proceeds by buyers and collect such payments. If the quality, utility, convenience or attractiveness of these payment processing and escrow services declines, or we have to change the pattern of using these payment services for any reason, the attractiveness of our platform could be materially and adversely affected.

Business involving online payment services is subject to a number of risks that could materially and adversely affect third-party online payment service providers’ ability to provide payment processing and escrow services to us, including:

●	dissatisfaction with these online payment services or decreased use of their services by buyers and sellers;

●	increasing competition, including from other established Chinese internet companies, payment service providers and companies engaged in other financial technology services;

●	changes to rules or practices applicable to payment systems that link to commercial banks;

●	breach of buyers’ personal information and concerns over the use and security of information collected from buyers;

●	service outages, system failures or failures to effectively scale the system to handle large and growing transaction volumes;

●	increasing costs to commercial banks, including fees charged by banks to process transactions through online payment channels, which would also increase our costs of revenues; and

●	failure to manage funds accurately or loss of funds, whether due to employee fraud, security breaches, technical errors or otherwise.

In particular, secured transmission of confidential information such as credit card numbers and personal information over public networks is essential to maintain merchant confidence. We do not have control over the security measures of online payment vendors, and security breaches of the online payment systems that we use could expose us to litigation and possible liability for failing to secure confidential merchant information and could, among other things, damage our reputation and the perceived security of all of the online payment systems that we use. If a well-publicized internet or mobile network security breach were to occur, sellers and buyers concerned about the security of their online financial transactions may become reluctant to transact through our platform even if the publicized breach did not involve payment systems or methods used by us. In addition, there may be billing software errors that would damage user confidence in these online payment systems. If any of the above were to occur and damage our reputation or the perceived security of the online payment systems we use, we may lose users and users may be discouraged from purchasing on our website, which may have an adverse effect on our business.

In addition, certain commercial banks in China impose limits on the amounts that may be transferred by automated payment from buyers’ bank accounts to their linked accounts with online payment services. We cannot predict whether these and any additional restrictions that could be put in place would have a material adverse effect on our platform.

The commercial banks that we work with are subject to the supervision of the People’s Bank of China, or the PBOC. The PBOC may publish rules, guidelines and interpretations from time to time regulating the operation of financial institutions and payment service providers that may in turn affect the pattern of services provided by such entities for us. For example, in November 2017, the PBOC published a notice, or the PBOC No. 217 Notice, on the investigation and administration of illegal offering of settlement services by financial institutions and third-party payment service providers to unlicensed entities. The PBOC No. 217 Notice intended to prevent unlicensed entities from using licensed payment service providers as a conduit for conducting the unlicensed payment settlement services, so as to safeguard the fund security and information security. In connection with provision of settlement services, Yimutian Xinnong entered into a cooperative agreement on payment services with CITIC Bank Co., Ltd. Beijing Branch in August 2018, pursuant to which the commercial bank, as a licensed payment company, opens an internal special account to receive payment from buyers and provide settlement services to sellers on our platform. Douniu Technology also entered into a similar cooperative agreement on payment services with Ping An Bank Co., Ltd. Shenzhen Branch in December 2019. We believe that our practice of receiving settlement services from commercial banks is not in violation of the PBOC No. 217 Notice because the commercial bank opens an internal special account to receive payment from the buyers and we will submit to the bank materials verifying the truthfulness of the transactions and the bank will also verify other information if it deems necessary before it distributes the payment to merchants and us. In addition, in October 2024, our PRC counsel consulted with the PBOC Beijing Branch, the competent authority in respect of payment business in China, which confirmed that it would not actively take regulatory actions against the companies that received settlement services from commercial banks. However, we cannot assure you that if required by the PBOC or new legislation, our cooperative payment service providers will not suspend their services or explore new models to offer their services to us, in which case we may not be able to claim our ownership and exclusive control of the payments from the buyers in the bank accounts opened with the relevant commercial banks, and we may incur additional expenses or invest considerable resources in complying with the requirements. If the PBOC or other government authorities deem our cooperation with payment service providers to be violative of law, we may also have to suspend or terminate our cooperation with these payment service providers or explore new models for using their services.

We cannot assure you that we will be successful in entering and maintaining amicable relationships with these commercial banks and online payment service providers. Identifying, negotiating and maintaining relationships with these providers require significant time and resources. Our current agreements with these service providers also do not prohibit them from working with our competitors. They could choose to terminate their relationships with us or propose terms that we cannot accept. Moreover, we cannot guarantee that the terms we negotiated with these payment service providers, including the payment processing fee rates, will remain as favorable. If the terms with these payment service providers become less favorable to us, such as the increase of payment processing fee rate, we may have to raise the transaction services fees for certain of our merchants, which may cause us to lose merchants, or absorb the additional costs by ourselves, both of which may materially and adversely affect our business, financial condition and results of operations. Furthermore, these service providers may not perform as expected under our agreements with them, and we may have disagreements or disputes with such payment service providers, any of which could adversely affect our brand and reputation as well as our business operations.

Our online marketing services constitute internet advertisement, which subjects us to laws, rules and regulations applicable to advertising.

We provide online marketing services to sellers of agricultural products. Pursuant to the Measures on Internet Advertisement, or the Internet Advertisement Measures, which was promulgated by SAMR and took effect in May 2023 to regulate any advertisement published on the internet, including but not limited to, through websites, webpage and apps, in the form of narrative, picture, audio and video, the Advertising Law and the relevant provisions of the Internet Advertisement Measures apply to the internet information service providers. As such, our online marketing services and other related services constitute internet advertisement. See “Regulation — Regulations Relating to Advertisement” for more details.

PRC advertising laws, rules and regulations require advertisers, advertising operators and advertising distributors to ensure that the content of the advertisements they prepare or distribute is fair and accurate and is in full compliance with applicable law. Violation of these laws, rules or regulations may result in penalties, including fines, confiscation of advertising fees and orders to cease dissemination of the advertisements. In circumstances involving serious violations, the mainland China government may suspend or revoke a violator’s business license or license for operating advertising business. In addition, the Internet Advertising Measures requires paid search results to be distinguished from natural search results so that consumers will not be misled as to the nature of these search results. As such, we are obligated to distinguish others from the merchants who purchase online marketing and related services or the listings by these merchants. Any penalties or fines for any failure to comply with these requirements may significantly reduce the attractiveness of our platform and increase our costs and could have a material adverse effect on our business, financial condition and results of operations.

In addition, PRC advertising laws and regulations prohibit or restrict certain types of advertising. For example, advertisements for certain products such as tobacco are not allowed to be published, and advertisements for other products and services such as fodder, seeds, breeding livestock and poultry, aquatic seedlings and breeding are subject to certain content restrictions and other regulations. Moreover, for advertising content related to specific types of products and services, advertisers, advertising operators and advertising distributors must confirm that the advertisers have obtained requisite government approvals, including the advertiser’s operating qualifications, proof of quality inspection of the advertised products, and, with respect to certain industries, government approval of the content of the advertisement and filing with the local authorities. Pursuant to the Internet Advertising Measures, we are required to take steps to monitor the content of advertisements displayed on our platforms. Complying with the abovementioned requirements requires considerable resources and time, and could significantly affect the operation of our business, while at the same time also exposing us to increased liability under relevant laws, rules and regulations. The costs associated with complying with these laws, rules and regulations, including any penalties or fines for our failure to so comply if required, could have a material adverse effect on our business, financial condition and results of operations. Any further change in the classification of our online marketing and other related services by the mainland China government may subject us to additional legal and regulatory requirements, which may significantly impact our operations and materially affect our business and prospects.

Illegal, improper or otherwise inappropriate activity of sellers, buyers, other users or our employees, whether or not occurring while utilizing our platform, could expose us to liability and harm our business, brand, financial condition and results of operations.

We rely on sellers and stallholders at wholesale markets to supply and sell agricultural products on our platform and on truck drivers or third-party couriers to deliver agricultural products to wholesale markets and business buyers. Illegal, improper or otherwise inappropriate activities, which may include assault, abuse, theft and other misconducts, of sellers, buyers or other platform participants or our employees, including such activities by individuals who may have previously participated in our platform but no longer receive or provide services offered through it, or those by individuals who intentionally impersonate users of our platform, could adversely affect our brand, business, financial condition and results of operations. While we have implemented various measures intended to anticipate, identify and address the risk of these types of activities, these measures may not adequately address or prevent all illegal, improper or otherwise inappropriate activity by other parties and we may not be able to exercise effective control over the conduct of other parties including our employees. In the event of any unsatisfactory performance, lack of certain qualifications or licenses, misconduct, or illegal acts, such as dishonesty, personal torts or extortion, by parties other than our employees, result in any disputes, such disputes may involve us and we may suffer reputational and financial damage even if we are not held liable. At the same time, if the measures we have taken to guard against these illegal, improper or otherwise inappropriate activities are too restrictive and inadvertently prevent or discourage sellers, buyers or other platform participants from remaining engaged on our platform, or if we are unable to implement and communicate these measures fairly and transparently or are perceived to have failed to do so, the growth and retention of the number of sellers, buyers and other platform participants on our platform and their utilization of our platform could be negatively impacted. Further, any negative publicity related to the foregoing, whether such incident occurred on our platform or on our competitors’ platforms, could adversely affect our reputation and brand, which could negatively affect demand for platforms like ours, and potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could harm our business, financial condition and results of operations.

Our business and operating results may experience seasonal fluctuations.

Our business and operating results may experience seasonality and are not necessarily indicative of future performance. For example, there is typically a decline of fruit procurement in July and around the Chinese New Year, while the procurement amounts during spring and fall are generally higher than other periods of a year. This is mainly because summer procurements of vegetable and fruit are primarily sourced locally, rather than remotely from other cities or provinces through online platforms. In addition, user activities on our platform were relatively less frequent during the Chinese New Year holiday in the first quarter of each year and the summer months mainly due to the impact of natural disasters such as flood in cultivation sites and key logistics nexuses for the circulation of agricultural products. As a result, our operating results in the second and fourth quarters of a calendar year are generally higher than those of other quarters. In addition to seasonality, other factors, many of which are out of our control, can also cause fluctuations in our operating results, such as our ability to attract and retain merchants, shifts in merchants’ needs and behavior patterns, our ability to effectively manage our growth, potential harm to our brand or reputation, changes in regulatory environments, and other risks described elsewhere in this prospectus. There can be no assurance that our historical operating patterns will continue in future periods, as many of these factors are unpredictable and beyond our control or influence. The quarterly fluctuations in our revenue and results of operations could result in volatility and cause the price of our ADSs to decline.

If we fail to implement and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our results of operations and prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.

Prior to our initial public offering in August 2025, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. As of the date of this prospectus, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. According to the U.S. Public Company Accounting Oversight Board, or the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weakness that has been identified relates to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and related disclosures. We have taken measures and plan to continue to take measures to remedy this material weakness. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting.” The implementation of these measures may not fully address the material weakness in our internal control over financial reporting, and we cannot conclude that it has been fully remedied. Our failure to correct this material weakness or our failure to discover and address any other material weaknesses could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.

Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2026. In addition, once we cease to be an “emerging growth company” as such term is defined in the Jumpstart Our Business Startups Act, or the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of the ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

If the single facility where substantially all of our computer and communications hardware is located fails, our business, results of operations and financial condition would be harmed.

Our ability to provide high quality services depends in part on the efficient and uninterrupted operation of our computer and communications systems. Substantially all of the computer hardware necessary to operate our platform is located at a single leased facility. Our systems and operations are vulnerable to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, break-ins, earthquake and similar events. We have redundant systems and data centers in multiple locations for disaster backup and recovery purposes, and our business interruption insurance may be insufficient to compensate us for losses that may occur. In addition, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of critical data, the inability to accept and fulfill customer orders or the unauthorized disclosure of confidential user data. The occurrence of any of the foregoing risks could substantially harm our business and results of operations.

Merchant growth and activity on mobile devices depends upon effective use of mobile operating systems, networks and standards that we do not control.

Substantially all of our online services are offered through mobile applications. Merchants have to download our mobile applications for their particular devices as opposed to accessing our sites from an internet browser on their mobile device. As new mobile devices and platforms are released, it is difficult to predict the problems we may encounter in developing applications for these alternative devices and platforms, and we may need to devote significant resources to the development, support and maintenance of such applications. In addition, our future growth and our results of operations could suffer if we experience difficulties in the future in integrating our mobile applications into mobile devices or if problems arise with our relationships with providers of mobile operating systems or mobile application download stores, if our applications receive unfavorable treatment compared to competing applications on the download stores, or if we face increased costs to distribute or have users use our mobile applications. We are further dependent on the interoperability of our sites with popular mobile operating systems that we do not control, such as iOS and Android, and any changes in such systems that degrade the functionality of our sites or give preferential treatment to competitive sites could adversely affect the usage of our sites on mobile devices. In the event that it is more difficult for merchants to access and use our sites on their mobile devices, or if merchants choose not to access or to use our sites on their mobile devices or to use mobile products that do not offer access to our sites, the growth of merchants using our platform could be harmed and our business, financial condition and operating results may be adversely affected.

We rely on certain key operating metrics to evaluate the performance of our business, and perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We rely on certain key operating metrics, such as annual paying merchants as a percentage of active merchants, to evaluate the performance of our business. These metrics are calculated using our internal data and have not been validated by an independent third party. While these numbers are based on what we believe to be reasonable estimates, there are inherent challenges in measuring how our services. For example, individuals who have multiple accounts and devices registered with our platform could result in an overstatement of the number of merchants on our platform. We are also subject to the risk associated with artificial manipulation of data. Our operating metrics may also differ from estimates published by third parties or from similarly titled metrics used by other companies due to differences in methodology and assumptions. If these metrics are perceived to be inaccurate by investors or investors make investment decisions based on operating metrics we disclosed but with their own methodology and assumptions or those published or used by third parties or other companies, our reputation may be harmed, which could negatively affect our business, and we may also face potential lawsuits or disputes.

We are dependent on app stores to distribute our mobile apps.

We currently collaborate with Apple’s app store and major Android app stores to distribute our mobile applications to users. As such, the promotion, distribution and operation of our applications are subject to such distribution platforms’ standard terms and policies for application developers, which are subject to the interpretation of, and frequent changes by, these distribution platforms. If these third-party distribution platforms modify their terms and conditions in a manner that negatively impacts our business, or refuse to distribute our applications, or if any other major distribution platform with which we would like to seek collaboration refuses to collaborate with us in the future on commercially favorable terms, our business, financial condition and results of operations may be materially and adversely affected.

We have granted, and may continue to grant share-based incentive awards, which may result in increased share-based compensation expenses, and you may incur immediate and substantial dilution.

We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees. We have adopted the 2015 share incentive plan in December 2015, or the 2015 Plan, and the 2025 share incentive plan, or the 2025 Plan, to incentivize our employees, directors and consultants. See “Management — Share Incentive Plans.” Upon completion of our initial public offering, options granted under the 2015 Plan that are vested became exercisable. Therefore, we recorded an amount of cumulative share-based compensation of RMB47.2 million (US$6.6 million) for those options which had been vested as of June 30, 2025.

We plan to continue to grant share-based compensation to employees in the future, which could result in an increase in our expenses associated with share-based compensation, which may in turn have an adverse effect on our results of operations.

Furthermore, the perceived value of the equity awards is an important factor for prospective candidates and existing employees when considering their employment with us. Thus, any decline in the perceived value of our equity or equity awards could have an adverse impact on our ability to attract or retain highly skilled employees. Furthermore, there is no assurance that the number of shares reserved for issuance under our share incentive plans will be sufficient to grant equity awards adequate to recruit new employees and to compensate existing employees, which poses a potential challenge for us to provide competitive equity-based compensation to attract and retain talent.

We face certain legal and regulatory risks relating to certain real properties that we lease.

We do not own any properties, and we leased certain properties in mainland China for business operations purposes. Certain lessors of the leased properties in mainland China have not provided us with valid property ownership certificates or any other documentation proving their right to lease those properties to us. In addition, certain leased properties had been mortgaged before we leased the property. As of the date of this prospectus, we are not aware of any actions or claims raised by any third parties challenging our use of these properties we currently lease, nor have we received any notices from the government authorities of mainland China. We cannot assure you that these leases will not be subject to any challenges, lawsuits or other actions taken against the properties leased by us. If our lessors are not the owners of these properties or they have not obtained consents from the owners or their lessors or permits from the government authorities, their rights with respect to the properties might be successfully challenged and our leases could be invalidated. If these leases are invalid, we may be forced to relocate the operations, which could adversely affect our business, financial condition and results of operations. If we fail to find suitable replacement properties on terms acceptable to us for the affected operations at a timely manner, or at all, our business, financial condition and results of operations may be materially and adversely affected.

In addition, the lease agreements of our leased properties in mainland China have not been registered with the government authorities of mainland China as required by laws of mainland China, and although failure to do so does not in itself invalidate the leases, we may be exposed to potential fines if we fail to rectify within the prescribed time period after receiving notices from the government authorities of mainland China.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, copyrights, patents, domain names, know-how, proprietary technologies, and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality agreements with our employees and third parties, to protect our proprietary rights. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. In addition, although we are not aware of any copycat websites or mobile apps that attempt to cause confusion or traffic diversion from us at the moment, we may become an attractive target to such attacks in the future because of our brand recognition in the agricultural B2B industry in China.

In addition, there can be no assurance that our patent applications would be approved, that any issued patents would adequately protect our intellectual property, or that such patents would not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. If the trademark authority grants rulings in favor of any third party, we may be prohibited from using the trade name and logo for our mobile app in our business operations, and, as a result, we may need to change the name and logo of our mobile app, which may have an adverse effect on our business.

Confidentiality agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in mainland China. Policing any unauthorized use of our intellectual property is difficult and costly and the steps that we take may be inadequate to prevent the infringement or misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources, and could put our intellectual property at risk of being invalidated or narrowed in scope. There can be no assurance that we would prevail in such litigation, and even if we manage to prevail, we may not obtain a meaningful recovery. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in maintaining, protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or would not infringe upon or otherwise violate patents, copyrights or other intellectual property rights held by third parties. We have been, and from time to time in the future may be, subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be other third-party intellectual property that is infringed by our services or other aspects of our business. There could also be existing patents of which we are not aware that our services may inadvertently infringe. There can be no assurance that holders of patents purportedly relating to some aspect of our technology platform or business, if any such holders exist, would not seek to enforce such patents against us in mainland China or any other jurisdictions as applicable. As the application and interpretation of patent laws of mainland China and the procedures and standards for granting patents in mainland China are still evolving, we cannot assure you that we do not and will not violate patent-related laws and regulations in mainland China, which may subject us to patent disputes. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits. Successful infringement or licensing claims made against us may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question, which may materially and adversely affect our business, financial condition and results of operations.

Increasing focus with respect to environmental, social and governance matters may impose additional costs on us or expose us to additional risks. Failure to comply with the laws and regulations on environmental, social and governance matters may subject us to penalties and adversely affect our business, financial condition and results of operations.

Regulatory authorities and public advocacy groups have been increasingly focusing on environment, social and governance, or ESG, issues in recent years, making our business more sensitive to ESG issues and changes in governmental policies and laws and regulations associated with environment protection and other ESG-related matters. Investor advocacy groups, certain institutional investors, investment funds, and other influential investors are also increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. Regardless of the industry, increased focus from investors and the regulatory authorities on ESG and similar matters may hinder access to capital, as investors may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Any ESG concern or issue could increase our regulatory compliance costs. If we do not adapt to or comply with the evolving expectations and standards on ESG matters from investors and the regulatory authorities or are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, we may suffer from reputational damage and the business, financial condition, and the price of our ADSs could be materially and adversely effected.

Our platform and proprietary technologies are highly technical, and any undetected errors could adversely affect our business.

Our platform is a complex system composed of many interoperating components and incorporates software that is highly complex. Our business is dependent upon our ability to prevent system interruption on our platform. Our software may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Bugs in our software, misconfigurations of our systems, and unintended interactions between systems could result in our failure to comply with certain national or regional reporting obligations, or could cause downtime that would impact the availability of our services to platform participants.

Development of proprietary technologies is time-consuming, expensive and complex, and may involve unforeseen difficulties. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our technologies from operating properly and consequently adversely affect our information infrastructure and other aspects of our business where our technologies are applied. If the provision of our services does not function reliably or fails to achieve merchants’ and business partners’ expectations in terms of performance, we may lose existing, or fail to attract new, merchants or business partners, which may damage our reputation and adversely affect our business.

We have from time to time found defects or errors in our system and technologies and may discover additional defects in the future that could result in platform unavailability or system disruption. In addition, we have experienced outages on our platform in the past. If sustained or repeated, any of these outages could reduce the attractiveness of our platform to platform participants. In addition, our release of new software in the past has inadvertently caused, and may in the future cause, interruptions in the availability or functionality of our platform. Any errors, bugs, or vulnerabilities discovered in our code or systems after release could result in an interruption in the availability of our platform or a negative experience for platform participants, and could also result in negative publicity and unfavorable media coverage, damage to our reputation, loss of platform users, loss of revenues or liability for damages, regulatory inquiries, or other proceedings, any of which could adversely affect our business and financial results.

We may not be able to develop our existing information infrastructure and technologies, recoup the investments we have made for such development, continue to innovate or adapt to industry changes, which may materially and adversely affect our business, financial condition, results of operations and prospects.

The agricultural B2B industry is characterized by rapid technological advancements, evolving industry standards and regulatory requirements, introductions of new services as well as changing merchants’ demands. We are also impacted by changes and developments in the agriculture and other related industries in which we operate. These changes and developments necessitate ongoing innovation, and failure to do so would have a material adverse effect on our business, financial condition and results of operations.

We may need to constantly upgrade our information infrastructure to increase scalability, improve performance and additional built-in functionality of our platform, to keep pace with our business growth, which may require significant investments of time and resources, including hardware upgrades, software updates, and recruitment and training of new engineering personnel. Failure to improve our information infrastructure accordingly may materially affect our ability to adopt new services, and could result in unanticipated system disruptions, slow response times and impaired platform participants’ user experiences, which may, in turn, materially and adversely affect our business, financial condition, results of operation, prospects and reputation.

Meanwhile, we have been enhancing our technological capabilities and developing a number of technologies to support our business operations. If we experience problems with the functionality and effectiveness of our technologies in the course of development, or if we fail to continually improve our technologies to meet our business needs as expected, our business, financial condition, results of operation, prospects and reputation could be materially and adversely affected.

Furthermore, we invested and expect to continually invest, significant amounts in upgrading our information infrastructure and developing our technologies. We are likely to recognize costs associated with these investments earlier than the anticipated benefits and the return on these investments may be lower or slower to materialize than expected. We may not be able to recover our capital expenditures or investments, in part or in full, or the recovery process may take longer than expected. As a result, the carrying value of the related assets may be subject to an impairment charge, which may materially and adversely affect our financial condition and results of operations.

Security breaches and attacks against our systems and network or against the servers and computer systems of the third parties we rely on, and any potential resultant breach or failure to otherwise protect confidential and proprietary information, could damage our reputation and adversely affect our business, financial condition and results of operations.

We rely heavily on technology, particularly the internet, to provide high-quality online services. However, our technology operations are vulnerable to disruptions arising from human error, natural disasters, power failure, computer viruses, spam attacks, unauthorized access and other similar events. Disruptions to, or instability of, our technology or external technology that allows our members to use our online services could materially harm our business, financial condition and result of operations.

Although we have employed significant resources to develop security measures against breaches, our cybersecurity measures may not detect or prevent all attempts to compromise our systems, including distributed denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in and transmitted by our systems or that we otherwise maintain. Breaches of our cybersecurity measures could result in unauthorized access to our systems, misappropriation of information or data, deletion or modification of merchant information, or a denial-of-service or other interruption to our business operations. As techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us, we may be unable to anticipate, or implement adequate measures to protect against, these attacks. In addition, we may not be able to prevent third parties, especially hackers or other individuals or entities engaging in similar activities, from illegally obtaining such confidential or private information we hold as a result of merchants’ visits to our website and use of our mobile applications. Such individuals or entities obtaining such merchants’ confidential or private information may further engage in various other illegal activities using such information. In addition, we have limited control or influence over the security policies or measures adopted by third-party providers of online payment services through which some of our users may elect to make payment for purchases. Any negative publicity on our website’s or mobile applications’ safety or privacy protection mechanisms and policies, and any claims asserted against us or fines imposed upon us as a result of actual or perceived failures, could have a material and adverse effect on our public image, reputation, financial condition and results of operations.

Furthermore, we are also subject to cybersecurity risks inherent to third-party companies that we rely on who also possess or have access to our data. We were informed, in July of 2025, by our underwriter for the initial public offering that it had suffered a cybersecurity incident and specifically a ransomware incident, which has resulted in unauthorized access to some of the underwriter’s systems and data, and the exfiltration of certain data from the underwriter’s systems as well. Based on information currently available to the underwriter regarding the incident, the underwriter believes confidential information regarding our company that we had provided to the underwriter in connection with its due diligence for our initial public offering was included in the data that was exfiltrated. We believe that any such risk is manageable and can be absorbed and addressed by our existing cybersecurity policies, procedures, and controls.

Save as disclosed above, as of the date of this prospectus, we had not been subject to any types of attacks that had materially and adversely affected our business operations. However, we and third parties that we rely on may experience cybersecurity incidents due to human error, malfeasance, system errors or vulnerabilities, or other issues. We may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyberattacks. Actual or perceived cybersecurity incidents relating to our data or confidential information could subject us to regulatory investigations and orders, litigation, indemnity obligations, damages, penalties, fines and other costs in connection with actual and alleged contractual breaches, violations of applicable laws and regulations and other liabilities. We do not currently maintain errors, omissions, and cyber liability insurance policies covering certain security and privacy damages. There can be no assurance that we would not in the future be subject to such attacks that may result in material damages or remediation costs. If we are unable to avert these attacks and security breaches, we could be subject to significant legal and financial liability, our reputation would be harmed and we could sustain substantial revenue loss from lost sales and user dissatisfaction.

Some of our technologies are adapted from open source or third-party models, which may pose particular risks to our technologies and platform in a manner that could have a material and adverse effect on our business, financial condition and results of operations.

We use open source and third-party models in connection with our technologies and anticipate using such models in the future. Open source model is generally freely accessible, usable and modifiable. Certain open source or third-party licenses may, in certain circumstances, require us to offer the components of our platform that incorporate the open source or third-party model for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source or third-party model and that we license such modifications or derivative works under the terms of the particular open source or third-party license. The terms of certain open source or third-party licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source or third-party software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide the features or use the technologies related to the open source or third-party model subject to those licenses. While we monitor our use of open source and third-party models and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of the underlying agreement, such use could inadvertently occur, or claims could be made that such use had occurred. If an author or other third party that distributes the model we use were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, including being enjoined from using the technologies that are adapted from or rely on the open source or third-party models, offering the features of our platform that relate to the open source or third-party model, and being required to comply with the foregoing conditions, which could disrupt our ability to use the affected technologies or offer the affected features on our platform.

Additionally, we could face claims from third parties claiming ownership of, or demanding release of, any open source model or derivative works that we have developed using such models, which could include proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease using the implicated technologies or offering the implicated features on our platform unless and until we can recode or reengineer such source code in a manner that avoids infringement. This reengineering process could require us to expend significant additional research and development resources, and we may not be able to complete the reengineering process successfully. In addition to risks related to license requirements, use of certain open source model can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protection regarding infringement claims or the quality of the code. There is little legal precedent in this area and any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop technologies and platforms that are similar to or better than ours. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition and results of operations.

The use of open-source software may also present additional security risks because the source code for open-source software is publicly available, which may make it easier for hackers and other parties to determine how to breach our website and systems that rely on open-source software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a material adverse effect on our business, results of operations, financial condition and prospects.

We may not have sufficient insurance coverage to cover our business risks.

We provide social security insurance for our employees as required by mainland China laws, and we also provide supplemental commercial medical insurance for our employees. We may not be able to acquire any insurance for certain types of risks such as business liability or service disruption insurance for all of our operations in mainland China, and our coverage may not be adequate to compensate for all losses that may occur, particularly with respect to loss of business or operations. For example, we do not maintain business interruption insurance, nor do we maintain key-man life insurance. Any business disruption, litigation, regulatory action, outbreak of epidemic disease or natural disaster could also expose us to substantial costs and diversion of resources. There can be no assurance that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

Our operations depend on the performance of the internet infrastructure and telecommunications networks in mainland China.

The successful operation of our business depends on the performance of the internet infrastructure and telecommunications networks in mainland China. Almost all access to the internet is maintained through state-owned telecommunications operators under the administrative control and regulatory supervision of the MIIT. Moreover, we have entered into contracts with various subsidiaries of a limited number of telecommunications service providers at provincial level and rely on them to provide us with data communications capacity through local telecommunications lines. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with mainland China’s internet infrastructure or the telecommunications networks provided by telecommunications service providers. With the expansion of our business, we may be required to upgrade our technology and infrastructure. However, we have no control over the costs of the services provided by telecommunications service providers. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be materially and adversely affected. If internet access fees or other charges to internet members increase, our member traffic may decline and our business may be harmed.

We may require additional capital to pursue our business objectives and respond to business opportunities, challenges, or unforeseen circumstances. If we are unable to generate sufficient cash flows or if capital is not available to us, our business, operating results, financial condition and prospects could be adversely affected.

If we are unable to generate sufficient cash flows, we would require additional capital to pursue our business objectives and respond to business opportunities, challenges, or unforeseen circumstances, as well as to make marketing expenditures to improve our brand awareness, develop new services, further improve our existing services, build and maintain our offline facilities, enhance our operating infrastructure, and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them on terms that are acceptable to us or at all. Volatility in the equity and credit markets, including due to macroeconomic conditions, may also have an adverse effect on our ability to obtain equity or debt financing. An inability to obtain adequate financing or financing on terms satisfactory to us when we require it could significantly limit our ability to continue to pursue our business objectives and to respond to business opportunities, challenges, or unforeseen circumstances, and may adversely affect our business, operating results, financial condition, and prospects.

If we raise additional capital, it may dilute our shareholders’ ownership in us or cause our shareholders to be subordinated to the rights of senior security holder.

We may need to raise additional funds through public or private debt or equity financings in order to meet various objectives, such as:

●	acquiring businesses, users, technologies, services;

●	taking advantage of growth opportunities, including more rapid expansion;

●	making capital improvements to increase our capacity;

●	developing new services or funding service development requirements; and

●	responding to competitive pressures.

Any additional capital raised through the sale of equity, or convertible debt securities, may dilute our shareholders’ respective ownership percentages in us. Furthermore, any additional debt or equity financing we may need may not be available on terms favorable to us, or at all. If future financing is not available or is not available on acceptable terms, we may not be able to raise additional capital, which could significantly limit our ability to implement our business plan or grow our business.

Certain facts, forecast and other statistics in this prospectus obtained from publicly available sources have not been independently verified and may not be reliable.

Certain facts, forecast and other statistics in this prospectus are derived from various government and official resources. However, our directors cannot guarantee the quality or reliability of such source materials. We believe that the sources of the said information are appropriate sources for such information and have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading or that any fact has been omitted that would render such information false or misleading. Nevertheless, the information derived from official government publications has not been independently verified by us and, therefore, we make no representation as to the accuracy of such facts and statistics. Further, we cannot assure our investors that they are stated or compiled on the same basis or with the same degree of accuracy as similar statistics presented elsewhere. In all cases, our investors should consider carefully how much weight or importance should be attached to or placed on such facts or statistics.

We, and our directors and officer, may be involved in legal and/or regulatory proceedings that are expensive and time consuming and, if resolved adversely, that may materially adversely affect us.

We, and our directors or officers, may be subject to disputes with various counterparties with which we transact from time to time in the ordinary course of our business, such as service providers, customers, competitors and investors, which may lead to legal proceedings. These proceedings, if and when materialize, could have a material adverse effect on our business, results of operations and financial condition. Claims arising out of actual or alleged violations of law could also be asserted against us by consumers and businesses that utilize our services, by competitors, or by governmental entities in civil or criminal investigations and proceedings or by other entities. These claims could be asserted under a variety of laws, including but not limited to consumer finance laws, product liability laws, consumer protection laws, intellectual property laws, unfair competition laws, privacy laws, labor and employment laws, securities laws, real estate laws, tort laws, contract laws, property laws and employee benefit laws. For example, we are currently subject to certain ongoing contract disputes as well as other proceedings in mainland China. These cases are still ongoing, but we believe the claims are without merit and we will defend ourselves accordingly. We are unable, however, to predict the outcome of these cases, or reasonably estimate a range of possible loss, if any, given the current status of the proceedings. We have not recorded any accrual for expected loss payments with respect to these cases as of the date of this prospectus and do not believe that any of the ongoing claims is material to our overall business operations. There is no guarantee that we will be successful in defending ourselves in legal and administrative actions or in asserting our rights under various laws. Even if we are successful in our attempt to defend ourselves in legal and administrative actions or to assert our rights under various laws, enforcing our rights against the various parties involved may be expensive, time-consuming and ultimately futile. These actions could expose us to negative publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business.

Acquisitions, strategic alliances and investments could be costly, difficult to integrate, disrupt our business and adversely affect our results of operations and value of your investment.

As we continue to expand our operations, we have and may in the future enter into strategic alliances or to acquire substantial asset or equities from a pool of candidates that fit our criteria. We are not certain that we will be able to consummate any such transactions in the future or identify those candidates that would result in the most successful combinations, or that future acquisitions will be able to be consummated at reasonable prices and terms. We cannot assure you that we will realize the anticipated benefits of these or any future acquisitions. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses related to identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

In addition, increased competition for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	lack of suitable acquisition candidates;

●	intense competition with other auction groups or new industry consolidators for suitable acquisitions;

●	deterioration of our financial capabilities;

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	non-performance by, or conflicts of interest with, the parties with whom we enter into investments or alliances;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our platform and service offerings;

●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with users, employees and third-party service providers of the acquired business;

●	risks of entering markets in which we have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	failure to successfully further develop the acquired technology or maintain acquired facilities;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

●	potential disruptions to our ongoing businesses; and

●	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

We may not make any investments or acquisitions, and we cannot guarantee that any future investments or acquisitions will be successful, beneficial for our business strategy, or generate sufficient revenues to offset the associated acquisition costs or otherwise yield the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced service offerings, or that any new or enhanced technology or services, if developed or offered, will achieve market acceptance or prove to be profitable. Furthermore, we may fail to identify or secure suitable acquisition, investment and other strategic opportunities, or our competitors may capitalize on such opportunities before we do, which could impair our ability to compete effectively with our competitors and adversely affect our growth prospects and results of operations.

We face risks related to natural disasters, extreme weather conditions, health epidemics, and other catastrophic incidents, which could significantly disrupt our operations.

Natural disasters, including earthquakes, extreme weather conditions, as well as health scares related to epidemic diseases, and any similar event could materially impact our business. If a disaster or other disruption were to occur in the future that affects the regions where we operate our business, our operations could be materially and adversely affected due to loss of personnel and damages to property and the agricultural products that we plant under the smart farming business. Even if we are not directly affected, such a disaster or disruption could affect our operations or financial condition as we conduct nationwide operations in mainland China.

In addition, our business could be affected by public health epidemics, such as the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, Zika virus, Ebola virus, coronavirus or other disease. In recent years, outbreaks of COVID-19 resulted in quarantines, travel restrictions and the temporary closure of businesses and facilities worldwide. In particular, the COVID-19 related control measures have had an impact on logistics services. Uncertainties existed with respect to the timely delivery of agricultural products to be shipped to buyers, which led to decreases in trading volumes, paying ratios and the number of active merchants on our platform. As a result, our business and financial results were adversely affected from early 2020 to late 2022.

The extent to which the COVID-19 pandemic will continue to impact our results of operations going forward will depend on future developments of the pandemic, which are highly uncertain and unpredictable, including the appearance of new variants with different characteristics, the effectiveness of efforts to contain or treat cases, and future actions that may be taken in response to these developments. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this prospectus.

Risks Related to Our Corporate Structure

Yimutian Inc. is a Cayman Islands holding company with no operations of its own and we currently conduct our operations in mainland China through our subsidiaries and the VIEs. Investors in our ADSs should note that they are purchasing equity interests in a Cayman Islands holding company rather than equity interests in the VIEs in mainland China. Given that there are uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the agreements that establish the VIE structure for our operations in mainland China, including potential future actions by the mainland China government, if the mainland China government deems that our contractual arrangements with the VIEs do not comply with the laws of mainland China, or if regulations or interpretation of the existing regulations change in the future, we could be subject to penalties or be forced to relinquish our interests in the VIEs.

According to the Announcement of the Ministry of Industry and Information Technology on Launching the Pilot Program of Expanding the Opening-up in Value-added Telecommunications Services, issued by the MIIT on April 8, 2024, the restrictions on foreign shareholding percentages for information services, including information releasing platforms and information delivery services (excluding internet news information, online publishing, online audio-visual services, and internet-based cultural businesses) are lifted. Each of the VIEs, i.e., Beijing Douniu and Yimutian Xinnong, currently holds an ICP License to operate business that involves the provision of internet information services. Despite the lifting of restrictions on foreign shareholding percentages, in accordance with the laws and regulations effective at the time Beijing Douniu and Yimutian Xinnong applied for the ICP Licenses (including the Regulations for the Administration of Foreign-Invested Telecommunications Enterprises (2022 revision) promulgated by the State Council on December 11, 2001 and last amended on March 29, 2022 and the applicable versions of the Special Administrative Measures on Access of Foreign Investment, published by the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce), foreign investors are prohibited from holding more than 50% equity interest in any enterprise engaged in such internet information provision businesses.

Yimutian Inc. is a Cayman Islands company, and we currently operate our businesses in mainland China through our subsidiaries and through contractual arrangements with the VIEs instead of holding any equity interests in the VIEs. Yimutian Inc., through its wholly owned subsidiary in mainland China, has entered into a series of contractual arrangements with the VIEs, which enable us to (i) direct activities of the VIEs that most significantly affect the economic performance of the VIEs; (ii) receive substantially all of the economic benefits of the VIEs, to the extent that we have satisfied the conditions for consolidation of the VIEs under U.S. GAAP and (iii) have an exclusive option to purchase all or part of the equity interests and assets in the VIEs when and to the extent permitted by law of mainland China. As a result of these contractual arrangements, we are regarded as the primary beneficiary of the VIEs, and thus consolidate their financial results as the VIEs under the U.S. GAAP. See “Corporate History and Structure — Contractual Arrangements and the VIEs.”

In the opinion of Global Law Office, our PRC counsel, (i) the ownership structures of our WFOE and the VIEs in mainland China, both currently and immediately after giving effect to the offering of the Notes, are not in violation of mandatory laws and regulations of mainland China currently in effect in all material respects; and (ii) the contractual arrangements between our WFOE, the VIEs and the respective shareholders of the VIEs governed by laws of mainland China are not in violation of mandatory laws or regulations of mainland China currently in effect in all material respects, and valid and binding upon each party to such arrangements in accordance with their terms. However, our PRC counsel has also advised us that the interpretation and application of current and future laws, regulations and rules of mainland China are evolving, and thus the regulatory authorities of mainland China may take a view that is contrary to the opinion of our PRC counsel. If the mainland China government finds that the contractual arrangements do not comply with the restrictions or prohibitions on foreign investment in certain sectors, or if the mainland China government otherwise finds that Yimutian Inc. or the VIEs are in violation of laws or regulations of mainland China or lack the necessary permits or licenses to operate our business, the regulatory authorities of mainland China, including the MIIT and SAMR, would have discretion in dealing with such violations or failures, including, without limitation:

●	revoking the business licenses and/or operating licenses of such entities;

●	discontinuing or placing restrictions or onerous conditions on our operation through any transactions between our subsidiaries in mainland China and the VIEs;

●	imposing fines, confiscating the income from our subsidiaries in mainland China or the VIEs, or imposing other requirements with which we or the VIEs may not be able to comply;

●	requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with the VIEs and deregistering the equity pledges of the VIEs, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over the VIEs;

●	restricting or prohibiting our use of the proceeds of our public offering or other offshore financing activities to fund our business and operations in mainland China and our right to collect revenues; or

●	taking other regulatory or enforcement actions that could be harmful to our business.

Any of these events could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If occurrences of any of these events result in our inability to direct the activities of the VIEs in mainland China that most significantly impact its economic performance, and/or our failure to receive the economic benefits from our consolidated variable interest entities, we may not be able to consolidate their financial results in our consolidated financial statements in accordance with U.S. GAAP.

We believe, to the best of our knowledge, our contractual arrangements do not violate any applicable laws and regulations of mainland China currently in force in all material aspects. However, because the interpretation and application of current and future laws and regulations of mainland China are evolving, we cannot preclude the possibility that the regulatory authorities of mainland China may take a view that is contrary to ours. If any of these occurrences results in our inability to direct the activities of the VIEs or our failure to receive the economic benefits from the VIEs or our inability to claim our contractual control rights over the assets of the VIEs that conduct substantially all of our operations in mainland China, we may not be able to consolidate the entity in our consolidated financial statements in accordance with U.S. GAAP, which could materially and adversely affect our financial condition and results of operations and cause our ADSs to significantly decline in value or become worthless.

Our contractual arrangements may not be as effective in providing operational control as direct ownership and the VIE shareholders may fail to perform their obligations under our contractual arrangements.

We operate our businesses in mainland China through our subsidiaries and through contractual arrangements with the VIEs instead of holding all the equity interests in the VIEs. Our revenue and cash flow from our such businesses are attributed to the VIEs. The contractual arrangements may not be as effective as direct ownership in providing us with control over the VIEs. Direct ownership would allow us, for example, to directly or indirectly exercise our rights as a shareholder to effect changes in the boards of directors of the VIEs, which, in turn, could effect changes, subject to any applicable fiduciary obligations at the management level. However, under the contractual arrangements, as a legal matter, if the VIEs or their equity holders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend significant resources to enforce those arrangements and resort to litigation or arbitration and rely on legal remedies under laws in mainland China. These remedies may include seeking specific performance or injunctive relief and claiming damages, any of which may not be effective. In the event we are unable to enforce these contractual arrangements or we experience significant delays or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over the VIEs and may lose control over the assets owned by the VIEs. As a result, we may be unable to consolidate the VIEs in our consolidated financial statements, which could materially and adversely affect our financial condition and results of operations.

The interpretation and implementation of the enacted Foreign Investment Law may change from time to time, and these potential changes may impact our business, financial condition and results of operations.

On March 15, 2019, the National People’s Congress of the PRC promulgated the Foreign Investment Law of the PRC, or the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in mainland China, namely, the Sino-foreign Equity Joint Venture Enterprise Law of the PRC, the Sino-foreign Cooperative Joint Venture Enterprise Law of the PRC and the Wholly Foreign-invested Enterprise Law of the PRC, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected regulatory trend of mainland China to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The interpretation and implementation of the Foreign Investment Law is still evolving and may change from time to time, especially in regard to, including, among other things, the nature of consolidated affiliated entity contractual arrangements and specific rules regulating the organization form of foreign-invested enterprises within the five-year transition period. For instance, though the Foreign Investment Law does not explicitly classify contractual arrangements as a form of foreign investment, it contains a catch-all provision under the definition of “foreign investment,” which includes investments made by foreign investors in mainland China through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, we cannot assure you that future laws, administrative regulations or provisions promulgated by the State Counsel will not construe contractual arrangements as a form of foreign investment. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, such as unwinding our existing contractual arrangements and/or disposal of our related business operations, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.

Any failure by any of the VIEs or their shareholders to perform their respective obligations under our contractual arrangements with them would have a material and adverse effect on our business.

If any of the VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under law of mainland China, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under law of mainland China. For example, if the shareholders of any of the VIEs refuse to transfer their equity interest in such VIEs to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders’ equity interests in any of the VIEs, our ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of the VIEs and third parties were to impair our ability to direct the activities of and receive economic benefits from the VIEs, our ability to consolidate the financial results of the VIEs would be affected, which would in turn result in a material adverse effect on our business, operations and financial condition.

In addition, the shareholders of the VIEs may be involved in personal disputes with third parties or other incidents that may have an adverse effect on their respective equity interests in the VIEs and the validity or enforceability of the contractual arrangements. For instance, in the event that such shareholder divorces his or her spouse, the spouse may claim that the equity interest of the VIEs held by such shareholder is part of their marital or community property and should be divided between such shareholder and his or her spouse. If such claim is supported by the competent court, the equity interest may be obtained by the shareholder’s spouse or another third party who is not bound by our contractual arrangements, which could make us unable to direct the activities of and receive economic benefits from the VIEs. Even if we receive a consent letter from the spouse of a nominee shareholder of the VIEs where such spouse undertakes that he or she would not take any actions to interfere with the contractual arrangements, including by claiming that the equity interest of the VIEs held by such shareholder is part of their marital or community property, we cannot assure you that these undertakings will be complied with or effectively enforced. Similarly, if any of the equity interests of the VIEs are inherited by a third party on whom the current contractual arrangements are not binding, we may not be able to direct activities of the VIEs that most significantly affect the economic performance of the VIEs or receive substantially all of the economic benefits of the VIEs, which could cause significant disruption to our business operations and harm our financial condition and results of operations.

All the agreements under our contractual arrangements are governed by law of mainland China. Accordingly, these contracts would be interpreted in accordance with law of mainland China, and any disputes would be resolved in accordance with legal procedures in mainland China.

All the agreements under our contractual arrangements are governed by mainland China law and provide for the resolution of disputes through arbitration in mainland China, which means that these agreements would be subject to interpretation in accordance with the laws of mainland China and any disputes arising therefrom would be resolved in accordance with legal procedures in mainland China. We face uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under law of mainland China, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in courts of mainland China, which would require additional expenses and time. In the event we are unable to enforce these contractual arrangements, or if additional time or procedures are required in the process of enforcing these contractual arrangements, we may not be able to direct activities of the VIEs that most significantly affect the economic performance of the VIEs or receive substantially all of the economic benefits of the VIEs, and our ability to conduct our business may be negatively affected.

The shareholders of the VIEs may have actual or potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The shareholders of the VIEs may have actual or potential conflicts of interest with us. These shareholders may breach, or cause the VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and the VIEs, which would have a material and adverse effect on our ability to effectively control the VIEs and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with the VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

We may invoke the right under the equity pledge agreements with the shareholders of the VIEs to enforce the equity pledge in the case of any shareholder’s breach of the contractual arrangements. For individuals who are also our directors and officers, we rely on them to abide by the laws of the Cayman Islands, which provide that directors and officers owe a fiduciary duty to the company that requires them to act in good faith and in what they believe to be the best interests of the company and not to use their position for personal gains. The shareholders of the VIEs have executed powers of attorney to appoint the WFOE or a person designated by the WFOE to vote on their behalf and exercise voting rights as shareholders of the VIEs. If we cannot resolve any conflict of interest or dispute between us and the shareholders of the VIEs with these contractual arrangements, we would have to rely on legal proceedings, which could result in disruption of part of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements in relation to the VIEs may be subject to scrutiny by the tax authorities of mainland China and they may determine that we or the VIEs owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable laws and regulations of mainland China, arrangements and transactions among related parties may be subject to audit or challenge by the tax authorities of mainland China within ten years after the taxable year when the transactions are conducted. We could face material and adverse tax consequences if the mainland China tax authorities determine that the VIE contractual arrangements were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable laws, rules and regulations of mainland China, and adjust the income of the VIEs in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by the VIEs for tax purposes in mainland China, which could in turn increase its tax liabilities without reducing tax expenses of our subsidiaries in mainland China. In addition, the tax authorities of mainland China may impose late payment fees and other penalties on the VIEs for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if the VIEs’ tax liabilities increase or if it is required to pay late payment fees and other penalties.

We may lose the ability to use, or otherwise benefit from, the licenses, approvals and assets held by the VIEs, which could severely disrupt our business, render us unable to conduct some of our business operations and constrain our growth.

As part of our contractual arrangements with the VIEs, the VIEs hold certain assets (including equity interests in the subsidiaries of the VIEs), licenses and permits that are material to our business operations, such as the ICP License and the EDI License. The contractual arrangements contain terms that specifically obligate VIEs’ shareholders to ensure the valid existence of the VIEs and restrict the disposal of material assets of the VIEs. However, in the event the VIEs’ shareholders breach the terms of these contractual arrangements and voluntarily liquidate the VIEs, or the VIEs declare bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to conduct some or even all of our business operations or otherwise benefit from the assets held by the VIEs, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if any of the VIEs undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of the assets of such VIE, thereby hindering our ability to operate our business as well as constraining our growth.

We rely on our WFOE and the VIEs for certain operations in mainland China. We also rely on dividends and other payments from the VIEs to pay dividends and other cash distributions to our shareholders, and any limitation on the ability of the VIEs to pay dividends to us could have a material adverse effect on our ability to pay dividends to our shareholders.

Yimutian Inc. is a Cayman holding company and relies principally on dividends and other distributions paid by its subsidiaries in mainland China for cash needs, including paying dividends and other cash distributions to our shareholders, servicing any debt we and the VIEs may incur and paying our and the VIEs’ operating expenses. If the VIEs incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Current laws and regulations of mainland China permit our subsidiaries in mainland China to pay dividends to us only out of its retained earnings, if any, determined in accordance with Chinese accounting standards and regulations and the VIEs shall make up its losses of previous years when conducting outward remittance. Under the applicable requirements of laws and regulations of mainland China, the VIEs is required to set aside at least 10% of its accumulated after-tax profits based on PRC accounting standards each year to fund certain statutory reserves until the accumulated amount of such reserve reaches 50% of its registered capital. At its discretion, the WFOE may allocate a portion of its after-tax profits based on PRC accounting standards to its discretionary reserve fund, or its staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. Any limitation on the ability of our subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Risks Related to Doing Business in Mainland China

The approval of the CSRC or other PRC government authorities may be required in connection with our future offerings under PRC law, and if required, we cannot predict whether or for how long we will be able to obtain such approval.

On July 6, 2021, the PRC government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures and relevant five guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, Chinese domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings. We are required to complete the filing procedures with the CSRC in connection with our initial public offering and have duly completed the required flings with the CSRC in accordance with the requirements under the Trial Measures. The CSRC has concluded the filing procedure and published the filing results on the CSRC website on February 17, 2025.

However, any future securities offerings and listings outside of mainland China by our company, including but not limited to follow-on offerings, secondary listings, and going private transactions, will be subject to the filing requirements with the CSRC under the Trial Measures, and we cannot assure you that we will be able to comply with such filing requirements in a timely manner, or at all. If we fail to obtain the approval or complete the filings and other regulatory procedures, we may face sanctions by the CSRC or other PRC regulatory agencies, which may include fines and penalties on our operations in mainland China, limitations on our operating privileges in mainland China, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiaries in mainland China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt our offerings before settlement and delivery of the shares offered. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for our public offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our ADSs.

In addition, we cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us. If it is determined in the future that approval from the CSRC or other regulatory authorities or other procedures are required for our public offering, it is uncertain whether we can or how long it will take us to obtain such approval or complete such procedures and any such approval or completion could be rescinded. Any failure to obtain or delay in obtaining such approval or completing such procedures for our public offering, or a rescission of any such approval if obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities for failure to seek CSRC approval or other government authorization for public offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from public offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiaries in mainland China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs.

The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt our public offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for our public offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our ADSs.

We are subject to evolving laws and regulations of mainland China that could require us to modify our current business practices and incur increased costs, and the mainland China government’s oversight over our business operations could result in a material adverse change in our operations and the value of our Class A ordinary shares or ADSs.

Our principal operating subsidiaries and the VIEs are incorporated under and governed by the laws of mainland China. The legal system of mainland China is based on written statutes. Prior court decisions may be cited for reference, but have limited precedential value. In 1979, the mainland China government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, such as foreign investment, corporate organization and governance, commerce, taxation and trade.

As all of our business is conducted in mainland China, our operations are principally governed by laws and regulations of mainland China. The legal system in mainland China evolves rapidly, and the interpretations of laws, regulations and rules may change from time to time.

As a result, we may be required to modify our business practices and incur additional costs from time to time to maintain compliance with the requirements. The enforcement of laws in mainland China and rules and regulations in mainland China can change quickly with little advance notice. Their interpretations and enforcement involve uncertainties. These uncertainties could limit the legal protections available to us. In addition, a mainland China-based company, such as our company, may be subject to applicable processes or procedural requirements in order to obtain or maintain permits or licenses required to conduct business in mainland China. In the absence of required permits or licenses, government authorities could impose material sanctions or penalties on us. In addition, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, litigation typically takes time, which may result in substantial costs and diversion of our resources and management attention, and we cannot predict the outcome of administrative and court proceedings.

Similar to situations of many other countries, the mainland China government has oversight over the conduct of our business and may influence or intervene our operations at any time, which could result in a material change in our operations and/or the value of our Class A ordinary shares or ADSs. Recent regulatory developments in mainland China may subject us to additional regulatory review, including the cybersecurity review, data security assessment and disclosure requirement, or otherwise restrict our ability to offer securities and raise capital outside mainland China, all of which may affect the business of us and the VIEs and the value of our securities. Regulatory authorities in mainland China may in the future release regulations or policies regarding our industry that may have an impact on our business, financial condition and results of operations. Furthermore, the mainland China government has recently promulgated certain measures to supervise overseas securities offering of domestic entities, indicating an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and/or foreign investment in mainland China-based companies like us. If we fail to comply with the new measures relating to overseas securities offering of domestic entities, such failure could adversely affect our business, financial condition and results of operations and the value of our Class A ordinary shares or the ADSs, or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

Our ADSs may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in mainland China and Hong Kong. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.

Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our shares or the ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. The independent registered public accounting firm that we use, Assentsure PAC, is headquartered in Singapore. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. On December 29, 2022, the Consolidated Appropriations Act, 2023, was signed into law, which amended the HFCAA (i) to reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two, and (ii) so that any foreign jurisdiction could be the reason why the PCAOB does not have complete access to inspect or investigate a company’s auditors. As it was originally enacted, the HFCAA applied only if the PCAOB’s inability to inspect or investigate because of a position taken by an authority in the foreign jurisdiction where the relevant public accounting firm is located. As a result of the Consolidated Appropriations Act, 2023, the HFCAA now also applies if the PCAOB’s inability to inspect or investigate the relevant accounting firm is due to a position taken by an authority in any foreign jurisdiction. The denying jurisdiction does not need to be where the accounting firm is located.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in the jurisdiction where the accounting firm that we use to issue an audit report on our financial statements filed with the SEC is headquartered, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. In accordance with the HFCAA, our securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if we are identified as a Commission-Identified Issuer for two consecutive years in the future. If our shares and ADSs are prohibited from trading in the United States, there is no certainty that we will be able to list on a non-U.S. exchange or that a market for our shares will develop outside of the United States. A prohibition of being able to trade in the United States would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our ADSs. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

Increases in labor costs, including wages, and enforcement of more stringent labor laws and regulations in mainland China, could adversely affect our business, financial condition and results of operations.

Overall economy and the average wage in mainland China have increased in recent years and are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to those who pay for our services, our results of operations may be materially and adversely affected.

Under the PRC Social Insurance Law and the Administrative Measures on Housing Provident Fund, employees are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance, and housing provident funds, and employers are required, together with their employees or separately, to pay contribution to social insurance and housing provident funds for their employees. Government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. As of the date of this prospectus, certain of our subsidiaries in mainland China and the VIEs failed to make adequate contribution of social insurance and housing provident fund for their employees based on an amount required by applicable laws of mainland China. In addition, certain subsidiaries and the VIEs made contribution of social insurance and housing provident fund for their employees in the name of certain third-party institutions, rather than in their own name. Competent authorities in mainland China may require us to pay, or in the case of any shortfalls, to cover, such social insurance and housing fund contributions, or require us to make contribution for our employees in the name of our subsidiaries and the VIEs. We could also be subject to fines and legal sanctions due to any failure to make social insurance and housing fund contributions for our employees.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practices do not and will not violate labor-related laws and regulations in mainland China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related law and regulations regarding including those relating to obligations to make social insurance payments and contribute to the housing funds. If we are deemed to have violated labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations will be adversely affected.

Any severe or prolonged slowdown in the global or Chinese economy may adversely affect our business and results of operations.

We have conducted all of our operations in mainland China and all of our revenues have been derived from our operations in mainland China. Our results of operations and prospects are, to a significant degree, subject to economic, political and legal developments in mainland China, as well as the global economic conditions in general. The global macroeconomic environment still faces numerous challenges. The Russia-Ukraine conflict, the Hamas-Israel conflict and the attacks on shipping in the Red Sea have heightened geopolitical tensions across the world. The impact of the Russia-Ukraine conflict on Ukraine food exports has contributed to increases in food prices and thus to inflation more generally. There have also been concerns about the relationship between China and other countries which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to a wide range of issues including trade policies, treaties, government regulations and tariffs. Economic conditions in the areas where we operate are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate. Any severe or prolonged slowdown in the economic conditions in the areas where we operate may materially and adversely affect the business, results of operations and our financial condition.

Heightened tensions in international relations, including between the United States and China, may adversely affect our business, financial condition and results of operations.

There have been heightened tensions in international economic relations in recent years and these tensions may continue to escalate in the future. These tensions have resulted in changes in international trade policies and, as they further escalate, may result in additional barriers to trade. For example, the tensions between the United States and China in recent years have led to additional, or higher tariffs imposed by the United States on products imported from China and restrictions on the sale of certain products into the United States. China has responded by imposing, and proposing to impose additional, or higher tariffs on products imported from the United States, among other measures. While cross-border business currently is not an area of our focus, if we plan to expand our business internationally in the future, any unfavorable government policies on international trade may affect consumer demands, our ability to provide certain products through our platform or our ability to provide services in certain countries.

In addition, international political tensions have escalated and continue to be subject to uncertainties with respect to a wide range of issues. For example, the U.S. government has adopted measures aiming to prohibit or restrict U.S. investment in China-associated companies that operate in certain industries. Rising political tensions could reduce levels of trades, investments, technological exchanges, and other economic activities, which would materially and adversely affect the global economic conditions and the stability of global financial markets. These developments may also lead to increased compliance costs, operational disruptions, and potential constraints on our access to capital markets. Any further escalation of international tensions may have a negative impact on the general, economic, political, and social conditions of the countries where we intend to operate in the future and may adversely impact our business, financial condition and results of operations.

Recent litigation and negative publicity surrounding mainland China-based companies listed in the United States may negatively impact the trading price of our ADSs.

We believe that recent litigation and negative publicity surrounding companies with operations in mainland China that are listed in the United States have negatively impacted the stock prices of these companies. Certain politicians in the United States have publicly warned investors to shun mainland China-based companies listed in the United States. The SEC and the PCAOB also issued a joint statement on April 21, 2020, reiterating the disclosure, financial reporting and other risks involved in the investments in companies that are based in emerging markets as well as the limited remedies available to investors who might take legal action against such companies. Furthermore, various equity-based research organizations have recently published reports on mainland China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our ADSs to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

We may rely on dividends and other distributions on equity paid by our subsidiaries in mainland China to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries in mainland China to make payments to us could have a material and adverse effect on our ability to conduct our business.

Yimutian Inc. is a Cayman Islands holding company and relies principally on dividends and other distributions on equity from its subsidiaries and the VIEs in mainland China for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and services of any debt we may incur. The ability of the subsidiaries and the VIEs in mainland China to distribute dividends is based upon their distributable earnings. Current regulations in mainland China permit our subsidiaries and the VIEs in mainland China to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries and the VIEs in mainland China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. If our subsidiaries and the VIEs in mainland China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

To address the persistent capital outflow and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital regulation measures in the subsequent months, including stricter vetting procedures for mainland China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. For instance, the People’s Bank of China issued the Circular on Further Clarification of Relevant Matters Relating to Offshore RMB Loans Provided by Domestic Enterprises on November 26, 2016, which provides that offshore RMB loans provided by a domestic enterprise to offshore enterprises with which it has an equity relationship shall not exceed 30% of the domestic enterprise’s most recent audited owner’s equity, and such percentage limit has been increased to 50% in January 2021. The circular may constrain our subsidiaries in mainland China’ ability to provide offshore loans to us. The mainland China government may strengthen its capital regulations from time to time and dividends and other distributions of our subsidiaries in mainland China may be subject to tightened scrutiny in the future. Any limitation on the ability of our subsidiaries in mainland China to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-mainland-China resident enterprises unless reduced under treaties or arrangements between the central government of mainland China and governments of other countries or regions where the non-mainland-China resident enterprises are tax resident.

The custodians or authorized members of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

Under law of mainland China, legal documents for corporate transactions, including agreements and contracts, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with SAMR. A company chop or seal may serve as the legal representation of the company towards third parties even when unaccompanied by a signature.

In order to secure the use of our chops and seals, we have established internal control procedures and rules for using these chops and seals. In any event that the chops and seals are intended to be used, the responsible personnel will submit the application, which will then be verified and approved by authorized employees in accordance with our internal control procedures and rules. In addition, in order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to authorized employees.

Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by entering into a contract not approved by us or seeking to gain control of one of our subsidiaries. If any employee obtains, misuses or misappropriates our chops and seals or other controlling non-tangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve and divert management from our operations.

Mainland China regulations of loans to and direct investment in domestic entities by offshore holding companies and governmental regulations of currency conversion may restrict or delay us from using the proceeds of our public offering to make loans or additional capital contributions to our subsidiaries in mainland China, which could adversely affect our liquidity and our ability to fund and expand our business.

As an offshore holding company with subsidiaries in mainland China, we may transfer funds to our mainland China subsidiaries by means of loans or capital contributions. Any funds we transfer to our subsidiaries in mainland China, either as a shareholder loan or as an increase in registered capital, are subject to mainland China regulations and approval by or registration with government authorities in mainland China. According to the regulations on foreign-invested enterprises, or the FIEs, in mainland China, capital contributions to our subsidiaries in mainland China are subject to registration with SAMR or its local counterpart and registration with a local bank authorized by SAFE. In addition, (i) any foreign loan procured by our subsidiaries in mainland China is required to be registered with SAFE or its local branches and (ii) our subsidiaries in mainland China may not procure loans which exceed the difference between its total investment amount and registered capital or, as an alternative, they may only procure loans subject to the calculation approach and limitation as provided by the People’s Bank of China.

On March 30, 2015, SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect as of June 1, 2015 and was last amended in March 2023. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective on June 9, 2016. Pursuant to SAFE Circular 16, enterprises registered in mainland China may also convert their foreign debts from foreign currency to Renminbi on a discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including, but not limited, to foreign currency capital and foreign debts) on a discretionary basis which applies to all enterprises registered in mainland China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by laws or regulations in mainland China, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from our public offering, to our mainland China subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in mainland China. On October 23, 2019, SAFE further issued the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-Border Trade and Investment, or SAFE Circular 28, which took effect on the same day. SAFE Circular 28 allows non-investment foreign-invested enterprises to use their capital funds to make equity investments in mainland China as long as such investments do not violate then effective negative list for foreign investments and the target investment projects are genuine and in compliance with laws. In addition, SAFE Circular 28 stipulates that qualified enterprises in certain pilot areas may use their capital income from registered capital, foreign debt and overseas listing, for the purpose of domestic payments without providing authenticity certifications to the banks in advance for those domestic payments. On April 10, 2020, SAFE promulgated the Circular of SAFE on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business the reform of facilitating the payments of incomes under the capital accounts shall be promoted nationwide. Violations of these circulars or any future foreign exchange related rules could result in severe monetary or other penalties.

In light of the various requirements imposed by the mainland China regulations on loans to, and direct investment in, domestic entities by offshore holding companies, we cannot assure you that we will be able to obtain the necessary government approvals or complete the necessary registrations in a timely manner, or at all, with respect to future capital contributions or foreign loans by us to our mainland China subsidiaries. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds we expect to receive from our public offering to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

The M&A Rules and certain other regulations in mainland China establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in mainland China.

The Rules on Merger & Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six regulatory agencies in mainland China on August 8, 2006 and amended on June 22, 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a domestic enterprise in mainland China. Moreover, the PRC Anti-monopoly Law, or the Anti-monopoly Law, promulgated by the SCNPC on June 24, 2022, requires that SAMR shall approve in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review related regulations and rules including Notice of the General Office of the State Council on the Establishment of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors and the Security Review Rules issued by General Office of the PRC State Council effective on March 4, 2011 and the Provisions on the National Security Review of Foreign Mergers and Acquisitions of Domestic Enterprises or the National Security Review Provisions, issued by the MOFCOM effective on September 1, 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. The anti-monopoly enforcement agencies of mainland China have in recent years strengthened enforcement under the PRC Anti-monopoly Law. As a result, we may receive greater scrutiny and attention from regulators and more frequent and stringent investigation or review by regulators, which will increase our compliance costs, and it could be time-consuming to comply with the regulations described above to complete future transactions. Furthermore, any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Fluctuations in exchange rates could have an adverse effect on our results of operations and the value of your investment.

The conversion of Renminbi into other currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against other currencies, at times significantly and unpredictably. The value of Renminbi against other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. It is difficult to predict how market forces or government policies may impact the exchange rate between Renminbi and other currencies in the future.

Limited hedging options are available in mainland China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by foreign exchange regulations of mainland China that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

In mainland China, regulations relating to offshore investment activities by domestic residents may subject our domestic resident beneficial owners or our subsidiaries in mainland China to liability or penalties, limit our ability to inject capital into our subsidiaries in mainland China, limit ability of our subsidiaries in mainland China to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

SAFE issued Circular on Several Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investments via Overseas Special Purpose Companies, or Circular No. 75, on October 21, 2005, which became effective on November 1, 2005. Under Circular 75, prior registration with the local SAFE branch is required for domestic residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in mainland China. In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, which repealed and replaced Circular 75 in its entirety. SAFE Circular 37 requires domestic residents (including mainland China individuals and mainland China corporate entities) to register with SAFE or its local branches in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing with such domestic residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. SAFE Circular 37 is applicable to our shareholders who are domestic residents and may be applicable to any offshore acquisitions that we make in the future. See “Regulation — Regulations Relating to Foreign Exchange”.

We are committed to complying with these regulations and to ensuring that our shareholders and beneficial owners who are subject thereto will comply with the SAFE rules and regulations. However, because the implementation of the regulatory requirements by the authorities of mainland China will be determined on an ad hoc basis depending on the facts and circumstances, we cannot assure you that such registration will always be practically available in all circumstances as provided in those regulations.

We have requested shareholders or beneficial owners who directly or indirectly hold shares in our Cayman Islands holding company and are known to us as being domestic residents to complete their registration with or to obtain approval by the local SAFE, the NDRC, or the MOFCOM branches. However, we may not be informed of the identities of all the mainland China individuals or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with the SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are domestic residents have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by SAFE, the NDRC and the MOFCOM regulations. Any failure or inability by such shareholders, beneficial owners or our subsidiaries to comply with SAFE, the NDRC and the MOFCOM regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or ability of our subsidiaries in mainland China to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Any failure to comply with regulations of mainland China regarding the registration requirements for employee stock incentive plans may subject the Chinese plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, domestic residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company. Pursuant to these rules, domestic citizens of mainland China and non-domestic citizens who reside in mainland China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the subsidiaries in mainland China of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are mainland China citizens or who reside in mainland China for a continuous period of not less than one year and who have been granted options are subject to these regulations. Failure to complete SAFE registrations may subject them to fines and legal sanctions, and there may be additional restrictions on the ability of them to exercise their stock options or remit proceeds gained from sale of their stock into mainland China. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under mainland China law. See “Regulation — Regulations Relating to Foreign Exchange.”

In addition, the State Administration of Taxation, or the SAT has issued circulars concerning employee share options or restricted shares. Under these circulars, employees working in mainland China who exercise share options, or whose restricted shares or restricted share units vest, will be subject to individual income tax of mainland China. Our subsidiaries in mainland China have obligations to file documents related to employee share options or restricted shares with tax authorities and to withhold individual income taxes of those employees related to their share options, restricted shares or restricted share units. In addition, the sales of the ADSs or shares held by such mainland China individual employees after their exercise of the options, or the vesting of the restricted shares or restricted share units, are also subject to mainland China individual income tax. If the employees fail to pay, or the subsidiaries in mainland China fail to withhold, their income taxes according to the laws, rules and regulations, the subsidiaries in mainland China may face sanctions imposed by the tax authorities or other government authorities of mainland China.

If we are classified as a mainland China resident enterprise for mainland China enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-mainland-China shareholders and ADS holders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of mainland China with its “de facto management body” within mainland China is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT, issued the Notice of the SAT Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, and was amended in 2014 and 2017, which provides certain specific criteria for determining whether the “de facto management body” of a mainland China-controlled enterprise that is incorporated offshore is located in mainland China. Although this circular only applies to offshore enterprises controlled by mainland China enterprises or mainland China enterprise groups, not those controlled by mainland China individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a mainland China enterprise or a mainland China enterprise group will be regarded as a mainland China tax resident by virtue of having its “de facto management body” in mainland China and will be subject to mainland China enterprise income tax on its global income only if all of the following conditions are met: (i) the senior management and core management departments in charge of its daily operations function have their presence mainly in mainland China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in mainland China; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in mainland China; and (iv) not less than half of the enterprise’s directors or senior management with voting rights habitually reside in mainland China. Further to SAT Circular 82, in June 2018 the SAT amended the Measures for the Administration of Income Tax for Chinese-Funded Holding Resident Enterprises Registered Abroad (for Trial Implementation), or the SAT Bulletin 45, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters.

We believe our company is not a mainland China resident enterprise for mainland China tax purposes. However, the tax resident status of an enterprise is subject to determination by mainland China tax authorities and the interpretation of the term “de facto management body.” If the tax authorities of mainland China determine that our company is a mainland China resident enterprise for enterprise income tax purposes, we will be subject to mainland China enterprise income on our worldwide income at the rate of 25%. Furthermore, we will be required to withhold a 10% withholding tax from dividends we pay to our shareholders (including our ADS holders) that are non-resident enterprises. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to tax of mainland China at a rate of 10% on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such gain is treated as derived from a source of mainland China. Furthermore, if we are deemed a mainland China resident enterprise, dividends paid to our non-mainland China individual shareholders (including our ADS holders) and any gain realized on the sale or other disposition of ADSs or Class A ordinary shares by such shareholders (including ADS holders) may be subject to tax of mainland China at a rate of 20% (which in the case of dividends may be withheld at source). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-mainland China shareholders (including ADS holders) of our company would, in practice, be able to obtain the benefits of any tax treaties between their country of tax residence and mainland China in the event that we are treated as a mainland China resident enterprise. Any such tax may reduce the returns on your investment in the ADSs or Class A ordinary shares.

We face uncertainty with respect to indirect transfers of equity interests in mainland China resident enterprises by their non-mainland China holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or the SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity securities through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets.

On October 17, 2017, the SAT issued the Public Notice on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Bulletin 37, which came into effect on December 1, 2017 and was amended in June 15, 2018. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the mainland China entity that directly owns the taxable assets, may report such Indirect Transfer to the tax authorities. Using a “substance over form” principle, the tax authority of mainland China may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring tax of mainland China. As a result, gains derived from such Indirect Transfer may be subject to enterprise income tax of mainland China, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a mainland China resident enterprise. Both the transferor and the transferee may be subject to penalties under tax laws in mainland China if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where taxable assets in mainland China are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our company by investors who are non-mainland-China resident enterprises, our subsidiaries in mainland China may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the transferors from whom we purchase taxable assets to comply with these bulletins, or to establish that our company should not be taxed under these bulletins, which may have a material adverse effect on our financial condition and results of operations.

Our subsidiaries in mainland China may be obliged to withhold individual income taxes for the individual transferors during several historical share transfer transactions where our subsidiaries are transferees.

There exist several historical share transfer transactions where some of our subsidiaries in mainland China were transferees and certain individuals were transferers. For each such share transfer transaction, our subsidiary involved was regarded as a withholding agent, having obligations to make tax declaration to competent tax authorities and withhold individual income taxes on behalf of transferor for his or her share transfer income. Although the historical share transfers were conducted for either nil or nominal consideration, we cannot rule out the possibilities that the consideration of such transactions and corresponding taxable income will be verified and adjusted by tax authorities under certain circumstances as specified in appliable tax laws, and thus our subsidiaries will be required to withhold relevant individual income taxes therefor. Failure to fulfill any of such obligations related to individual share transfer transactions may subject our subsidiaries to penalties under tax laws in mainland China.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions against us based on foreign laws.

Yimutian Inc. is an exempted company incorporated under the laws of the Cayman Islands. We conduct all of our operations in mainland China. As a result, the ability of a shareholder of our company to effect service of process upon us inside mainland China or to enforce against us or them in mainland China any judgment obtained from non-mainland China courts is subject to the laws and regulations of mainland China, and there is uncertainty as to whether an investor will be able to effect such service of process or enforcement of judgment.

The recognition and enforcement of foreign judgments are basically provided for under the PRC Civil Procedures Law, which was promulgated by the National People’s Congress of the PRC, or the NPC, on April 9, 1991, and was last amended by SCNPC on December 24, 2021, taking effect as of January 1, 2022. Courts in mainland China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have written treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the Cayman Islands or many other countries and regions. In addition, according to the PRC Civil Procedures Law, the courts in mainland China will not enforce a foreign judgment if it is decided as having violated the basic principles of laws of mainland China or national sovereignty, security or public interest. Therefore, recognition and enforcement in mainland China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision are subject to determination in accordance with the laws and regulations of mainland China on an ad hoc basis depending on the facts and circumstances.

The SEC, U.S. Department of Justice and other U.S. authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies and non-U.S. persons, including company directors and officers, in certain emerging markets, including mainland China. Legal and other obstacles to obtaining information needed for investigations or litigation or to obtaining access to funds outside the United States, lack of support from local authorities, and other various factors make it difficult for the U.S. authorities to pursue actions against non-U.S. companies and individuals, who may have engaged in fraud or other wrongdoings. Additionally, public shareholders investing in the ADSs have limited rights and few practical remedies in emerging markets where we operate, as shareholder claims that are common in the United States, including class actions under securities law and fraud claims, generally are difficult or impossible to pursue as a matter of law or practicality in many emerging markets, including mainland China. As a result of all of the above, you may have more difficulties in protecting your interests in your emerging market investments.

It may be difficult for overseas regulators to conduct investigation or collect evidence within mainland China.

Shareholder claims or regulatory investigation that are common in the United States may be difficult to pursue as a matter of law or practicality in many foreign jurisdictions, including mainland China. For example, in mainland China, there are legal, procedural or other requirements on providing information needed for regulatory investigations or litigation initiated outside mainland China. Although the authorities in mainland China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of a mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within mainland China may increase difficulties faced by you in protecting your interests.

Risks Related to This Offering

The selling shareholder may choose to sell the ADSs at prices below the current market price of our ADSs.

The selling shareholder is not restricted as to the prices at which it may sell or otherwise dispose of the ADSs covered by this prospectus. Sales or other dispositions of the ADSs below the then-current market price of the ADSs could adversely affect the market price of our ADSs.

Investors who buy ADSs at different times may pay different prices.

Investors who purchase Shares in this offering at different times may pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The selling shareholder may sell such Shares at different times and at different prices. Investors may experience a decline in the value of the Shares they purchase from the selling shareholder in this offering as a result of sales made by us in future transactions to the selling shareholder at prices lower than the prices they paid.

Resales of ADSs in the public market by the selling shareholder as a result of this offering may cause the market price of our ADSs to fall.

Sales of substantial amounts of our ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of our ADSs. The issuance of the ADSs could result in resales of our ADSs by our current shareholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional ADSs or other equity or debt securities exercisable or convertible into ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

The ADSs being offered in this prospectus represent a substantial percentage of our outstanding ADSs, and the sales of such ADSs, or the perception that these sales could occur, could cause the market price of our ADSs to decline significantly.

As of February 27, 2026, there were 5,010,000 ADSs issued and outstanding, all of which were held by non-affiliates of the Company, and 2,516,653,606 Class A ordinary shares. We are registering for resale 42,307,692 of our ADSs included in this prospectus, representing 1,057,692,300 Class A ordinary shares and which represent approximately 8.4 times of the number of total outstanding ADSs and 29.6% of the number of total outstanding Class A ordinary shares on an as-converted basis, respectively. The selling shareholder has the right to elect at any time to convert the Notes into ADSs, so long as the aggregate number of ADSs then beneficially owned by the holder (together with its affiliates) would not exceed 4.99% (the “Beneficial Ownership Limitation”) of the number of ADSs outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the Notes. The holders of the Notes have the right to increase or decrease the Beneficial Ownership Limitation upon prior notice to the Company, provided that the Beneficial Ownership Limitation may in no event exceed 9.99% of the number of Class A ordinary shares outstanding immediately after giving effect to the conversion. The number of ADSs that the selling shareholder can sell into the public markets pursuant to this prospectus represents a significant amount of our outstanding Class A ordinary shares. Given the substantial number of ADSs registered pursuant to this prospectus, the sale of ADSs by the selling shareholder, or the perception in the market that the selling shareholder intends to sell ADSs, could increase the volatility of the market price of our ADSs or result in a significant decline in the public trading price of our ADSs.

 Covenants in the Securities Purchase Agreement may restrict our financial and operational flexibility.

The Securities Purchase Agreement governing the Notes imposes various covenants that could limit our ability to operate our business and pursue strategic opportunities. These covenants may include, but are not limited to, restrictions on our ability to, among others, incur additional debt or issue certain securities, pay dividends or make other distributions to shareholders, enter into mergers, acquisitions, or asset sales. We are also required to comply with certain financial covenants to maintain certain financial positions. If we fail to comply with these covenants, we could be deemed in default, which may result in redemption obligations, acceleration of repayment obligations, increased interest rates, and other penalties. Even if we are not in default, these restrictions could limit our financial and operational flexibility and hinder our ability to respond to changing market conditions or invest in initiatives or opportunities that may be in the best interests of our business. Further, complying with these covenants may require us to prioritize short-term financial metrics over long-term growth strategies and to divert management’s attention and resources away from other strategic priorities. Additionally, economic downturns, unexpected expenses, or underperformance relative to projections could make it more difficult to satisfy these requirements, increasing liquidity risks and potentially harming our financial stability.

Risks Related to the ADSs

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of our ADSs has been volatile since our ADSs started to trade on Nasdaq and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in mainland China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

●	variations in our net revenues, earnings and cash flows;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new offerings, solutions and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our services or our industry;

●	announcements of new regulations, rules or policies relevant to our business;

●	additions or departures of key personnel;

●	our controlling shareholder’s business performance and reputation;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade.

In the past, shareholders of public companies have often brought securities class-action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class-action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

The Notes are exclusively our obligations and our operations are conducted through, and a substantial portion of our consolidated assets are held by, our subsidiaries.

The Notes are exclusively our obligations and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets is held by, and a substantial portion of our business is conducted through, our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans, service fees or otherwise, to pay amounts due on our obligations, including the Notes.

The sale or availability for sale of ADSs issuable upon conversion of the Notes may depress the price of our ADSs and encourage short sales by third parties, which could further depress the price of our ADSs.

To the extent that one or more investors in the Notes sell ADSs issued upon conversion of the Notes, the market price of the ADSs may decrease due to the additional selling pressure in the market. In addition, the risk of dilution from issuances of ADSs may cause our securityholders to sell their ADSs, which could further contribute to any decline in the price of the ADSs. Any downward pressure on the price of the ADSs caused by the sale or potential sale of such ADSs could encourage short sales by third parties. Such sales could place downward pressure on the price of the ADSs by increasing the number of ADSs being sold, which could further contribute to any decline in the market price of the ADSs.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies, and as a result of this election our financial statements may not be comparable to those of companies that comply with public company effective dates, including other emerging growth companies that have not made this election.

Future sales of the ADSs, the ordinary shares or our other equity securities, and the availability of a large number of such securities for sale, could depress the price of the ADSs.

The sale of a significant number of the ADSs, ordinary shares or our other equity securities in the public market, or the perception that such sales may occur, could materially and adversely affect the market price of the ADSs. These factors could also materially impair our ability to raise capital through equity offerings in the future. See “Shares Eligible for Future Sale” for a discussion of possible future sales of the ADSs.

The ADSs sold by the selling shareholder will be freely tradable without restriction under the Securities Act, except for any shares purchased by any of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act. Shares held by our existing shareholders may also be sold in the public market in the future, subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. Although we, our directors, executive officers and all of our existing shareholders will be subject to a lock-up, any substantial sale or perceived substantial sale of the ADSs, ordinary shares over a short period of time after the expiration of the lock-up period could cause the price of the ADSs to fall.

Similar sales of ordinary shares by holders after vesting of awards or holders of options who have exercised their options under any incentive plan that we intend to implement could also cause the price of the ordinary shares to fall.

You may experience dilution of your holdings due to the inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the ADSs to decline.

The sale or availability for sale of substantial amounts of ADSs could adversely affect their market price.

We are registering the ADSs and the underlying Class A ordinary shares issuable upon conversion of the notes to permit the resale of these ADSs and the underlying Class A ordinary shares by the holders of the Notes from time to time after the date of this prospectus. Sales of substantial amounts of ADSs upon conversion of the Notes in the public market, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See “Shares Eligible for Future Sale.”

Techniques employed by short sellers may drive down the market price of the ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in mainland China have been the subject of short selling. Much of the scrutiny and negative publicity have centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the ADSs could be greatly reduced or even rendered worthless.

Forum selection provisions in our memorandum and articles of association and our deposit agreement with the depositary bank could limit the ability of holders of our Class A ordinary shares, ADSs or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, the depositary bank, and potentially others.

Our currently effective memorandum and articles of association provide that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) are the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act. Our deposit agreement also provides that the United States District Court for the Southern District of New York (or, if (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable, the state courts in New York County, New York) is the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. However, the enforceability of similar federal court choice of forum provisions has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. If a court were to find the federal choice of forum provision contained in our memorandum and articles of association or our deposit agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our memorandum and articles of association, as well as the forum selection provisions in the deposit agreement, may limit a security-holder’s ability to bring a claim against us, our directors and officers, the depositary bank, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits. In addition, the Securities Act provides that both federal and state courts have jurisdiction over suits brought to enforce any duty or liability under the Securities Act or the rules and regulations thereunder. Accepting or consent to this forum selection provision does not constitute a waiver by you of compliance with federal securities laws and the rules and regulations thereunder. You may not waive compliance with federal securities laws and the rules and regulations thereunder. The exclusive forum provision in our memorandum and articles of association will not operate so as to deprive the courts of the Cayman Islands from having jurisdiction over matters relating to our internal affairs.

The depositary for the ADSs will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs at shareholders’ meetings if you do not give voting instructions to the depositary, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs at shareholders’ meetings if you do not give voting instructions to the depositary, unless:

●	we have failed to timely provide the depositary with our notice of meeting and related voting materials;

●	we have instructed the depositary that we do not wish a discretionary proxy to be given;

●	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting; or

●	a matter to be voted on at the meeting, if approved, would materially and adversely affect the rights of shareholders.

The effect of this discretionary proxy is that, if you fail to give voting instructions to the depositary, you cannot prevent our ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence our management. Holders of our ordinary shares are not subject to this discretionary proxy.

Because we do not expect to pay dividends in the foreseeable future, you must rely on a price appreciation of the ADSs for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may pay a dividend out of either profit or a share premium account, provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts maybe limited, because Yimutian Inc. is incorporated under Cayman Islands law.

Yimutian Inc. is an exempted company incorporated under the laws of the Cayman Islands. The corporate affairs of Yimutian Inc. are governed by our memorandum and articles of association, as amended and restated from time to time, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may be narrower in scope or less developed than they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, with respect to Cayman Islands companies, plaintiffs may face special obstacles, including but not limited to those relating to jurisdiction and standing, in attempting to assert derivative claims in state or federal courts of the United States. In addition, while under Delaware law, controlling shareholders owe fiduciary duties to the companies they control and their minority shareholders, under Cayman Islands law, our controlling shareholders do not owe any such fiduciary duties to our company or to our minority shareholders. Accordingly, our controlling shareholders may exercise their powers as shareholders, including the exercise of voting rights in respect of their shares, in such manner as they think fit, subject only to very limited equitable constraints. One of the examples of such constraint is that the exercise of voting rights to amend the memorandum or articles of association of a Cayman Islands company must be exercised in good faith for the benefit of our company as a whole.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, special resolutions which have been passed by shareholders, register of mortgages and charges, and a list of current directors) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (As Revised) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands and substantially all of our assets are located outside of the United States. All of our current operations are conducted in mainland China. As a result, it may be difficult or impossible for you to bring an action against us or against our directors and executive officers in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of mainland China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding relevant laws of the Cayman Islands and of mainland China, see “Enforceability of Civil Liabilities.” However, the deposit agreement gives you the right to submit claims against us to binding arbitration, and arbitration awards may be enforceable against us and our assets in mainland China even when court judgments are not.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, to the fullest extent permitted by applicable law, ADS holders waive any right they may have to a trial by jury in any suit, action or proceeding against us or the depositary directly or indirectly arising out of, based on or relating in any way to our shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any suit, action, claim or proceeding under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the State of New York, which has nonexclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other owners or holders of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other owners or holders may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or the ADSs serves as a waiver by any owner or holder of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the Class A ordinary shares underlying the ADSs.

As an exempted company incorporated in the Cayman Islands, Yimutian Inc. is not obliged by the Companies Act (As Revised) to call shareholders’ annual general meetings. As a holder of ADSs, you will not have any direct right to attend general meetings of our company or to cast any votes at such meetings. You will only be able to exercise the voting rights which attach to the Class A ordinary shares underlying the ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary, as holder of the Class A ordinary shares underlying the ADSs. Upon receipt of your voting instructions, the depositary may try to vote the Class A ordinary shares underlying the ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with those instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise any right to vote with respect to the underlying Class A ordinary shares unless you cancel the ADSs and withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to enable you to withdraw the shares underlying the ADSs and become the registered holder of such shares prior to the record date for the general meeting to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our currently effective memorandum and articles of association, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the Class A ordinary shares underlying the ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, the depositary will notify you of the upcoming vote and deliver our voting materials to you, if we ask it to. We cannot assure you that you will receive the voting materials in time to ensure you can direct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the shares underlying the ADSs are voted and you may have no legal remedy if the shares underlying the ADSs are not voted as you requested.

Holders of the ADSs may not receive cash dividends if the depositary decides it is impractical to make them available to such holders.

The depositary will pay cash dividends on the ADSs only to the extent that we decide to distribute dividends on our ordinary shares or other deposited securities, and we do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. To the extent that there is a distribution, the depositary of the ADSs has agreed to pay to holders of the ADSs the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. Holders of the ADSs will receive these distributions in proportion to the number of ordinary shares the ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of the ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to holders of the ADSs.

Our currently effective memorandum and articles of association contain anti-takeover provisions that could discourage a third party from acquiring us and adversely affect the rights of holders of our ordinary shares and ADSs.

Our currently effective amended and restated memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

We are entitled to amend the deposit agreement and to change the rights of ADS holders under the terms of such agreement, or to terminate the deposit agreement, without the prior consent of the ADS holders.

We are entitled to amend the deposit agreement and to change the rights of the ADS holders under the terms of such agreement, without the prior consent of the ADS holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of our business relationship with the depositary. In the event that the terms of an amendment impose or increase any fees on a per ADS basis, charges or expenses (other than share transfer or other taxes and other governmental charges, transfer or registration fees, the transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) applicable delivery expenses or other such fees, charges or expenses, or that would otherwise prejudice any substantial existing right of the ADS holders, such amendment will not become effective as to outstanding ADSs until the expiration of 30 days after notice of that amendment has been disseminated to the ADS holders, but no prior consent of the ADS holders is required under the deposit agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when the ADSs are delisted from the stock exchange in the United States on which the ADSs are listed and we do not list the ADSs on another stock exchange in the United States, nor is there a symbol available for over-the-counter trading of the ADSs in the United States. If the ADS facility will terminate, ADS holders will receive at least 30 days’ prior notice, but no prior consent is required from them. Under the circumstances that we decide to make an amendment to the deposit agreement that is disadvantageous to ADS holders or terminate the deposit agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying ordinary shares, but will have no right to any compensation whatsoever.

You may be subject to limitations on the transfer of the ADSs.

The ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties and in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Our authorized and issued ordinary shares are divided into Class A ordinary shares and Class B ordinary shares (with certain shares remaining undesignated, with power for our directors to designate and issue such classes of shares as they think fit.) Holders of Class B ordinary shares are entitled to twenty (20) votes per share, while the holder of Class A ordinary shares will be entitled to one vote per share. Each Class B ordinary share is convertible into an equal number of Class A ordinary share at any time by the holders thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Mr. Jinhong Deng, our founder, chairman of the board of directors and chief executive officer, is able to exercise 74.9% of the total voting power of our issued and outstanding share capital, which includes the voting power of (i) 165,207,841 Class A ordinary shares, comprising 44,245,706 Class A ordinary shares beneficially owned by Mr. Deng and an aggregate of 120,962,135 Class A ordinary shares beneficially owned by Mr. Bailin Song, Mr. Haiyan Gao and Mr. Ming Gu pursuant to the powers of attorneys signed by these individuals in 2016 and (ii) 342,773,160 Class B ordinary shares, comprising 231,167,735 Class B ordinary shares beneficially owned by Mr. Deng and an aggregate of 111,605,425 Class B ordinary shares beneficially owned by Mr. Min Liu, Mr. Zhijia Liu and Mr. Mi Zhou pursuant to the powers of attorneys signed by these individuals in 2016. For details on the powers of attorneys referenced in the preceding sentence, see “Principal Shareholders.” As a result of the dual-class share structure and the concentration of ownership, the holders of Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors, and other significant corporate actions. Any conversion of Class B ordinary shares into Class A ordinary shares may dilute the percentage ownership of the existing holders of Class A ordinary shares within their class of ordinary shares. In addition, the holders of Class B ordinary shares may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay, or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover, or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

The dual-class structure of our ordinary shares may adversely affect the trading market for the ADSs.

Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of the ADSs representing Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for the ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the ADSs.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, our management will have additional obligations that will require their attention and we will incur additional legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules implemented or to be implemented by the SEC and the rules of Nasdaq. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers and will require our management and personnel to devote a substantial amount of time to comply with these rules and regulations.

Yimutian Inc. is a “controlled company” as defined under the Nasdaq Stock Market Rule. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.

Yimutian Inc. is a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Deng owns more than 50% of our total voting power. For so long as we remain a controlled company, we may rely on certain exemptions from the corporate governance rules. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Even if we cease to be a controlled company, we may still rely on exemptions available to foreign private issuers, including being able to adopt home country practices in relation to corporate governance matters. See “— We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies” and “— As an exempted company incorporated in the Cayman Islands, Yimutian Inc. is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq listing standards.”

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q, quarterly certifications by the principal executive and financial officers or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD; and

●	certain audit committee independence requirements in Rule 10A-3 of the Exchange Act.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. For example, U.S. domestic issuers are required to file annual reports within 60 to 90 days from the end of each fiscal year. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As an exempted company incorporated in the Cayman Islands, Yimutian Inc. is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq listing standards.

As a Cayman Islands exempted company listed on Nasdaq, we are subject to the Nasdaq Stock Market listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq listing standards. We currently intend to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of Nasdaq that listed companies must have a majority of independent directors. To the extent that we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under the Nasdaq listing standards applicable to U.S. domestic issuers.

There can be no assurance that we will not be a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. investors in the ADSs or Class A ordinary shares.

In general, a non-U.S. corporation is a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) consists of assets that produce, or are held for the production of, passive income (the “asset test”), or (ii) 75% or more of its gross income consists of passive income. Although the law in this regard is not entirely clear, we treat our VIEs and their subsidiaries as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of our VIEs and their subsidiaries for U.S. federal income tax purposes, we may be treated as a PFIC for the current and subsequent taxable years.

Assuming that we are the owner of our VIEs and their subsidiaries for U.S. federal income tax purposes, and based on the current and anticipated value of our assets and the composition of our income and assets, including goodwill, we do not presently expect to be or become a PFIC for the current taxable year or the foreseeable future. While we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of the ADSs may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of the ADSs from time to time (which may be volatile). In estimating the value of our goodwill, we have taken into account the expected cash proceeds from, and our anticipated market capitalization. If our market capitalization is less than anticipated or subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years.

If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation — United States Federal Income Tax Considerations”) holds the ADSs or Class A ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. For more information, see the discussions under “Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Company Considerations” and “Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”

We incur increased costs as a result of being a public company.

We are a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance with acceptable policy limits and coverage, should we decide to purchase such insurance. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against companies following periods of instability in the market price of those companies’ securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

In addition, after we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

There can be no assurance of the accuracy or completeness of certain facts, forecasts and other statistics obtained from various government publications, market data providers and other independent third-party sources, including the industry expert reports, contained in this prospectus.

This prospectus, particularly “Industry,” contains information and statistics relating to our industry. Such information and statistics have been derived from third-party reports, either commissioned by us or publicly accessible, and other publicly available sources. We believe that the sources of the information are appropriate sources for such information, and we have taken reasonable care in extracting and reproducing such information. However, we cannot guarantee the quality or reliability of such source materials. The information has not been independently verified by us or any other party involved in the offering, and no representation is given as to its accuracy. Collection methods of such information may be flawed or ineffective, or there may be discrepancies between published information and market practice, which may result in the statistics being inaccurate or not comparable to statistics produced for other economies. You should therefore not place undue reliance on such information. In addition, we cannot assure you that such information is stated or compiled on the same basis or with the same degree of accuracy as similar statistics presented elsewhere. In any event, you should consider carefully the importance placed on such information or statistics.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “is/are likely to,” “potential” and “continue,” among others.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. These risks and uncertainties include factors relating to:

●	general economic, political, demographic and business conditions in China and globally;

●	our mission, goals and strategies;

●	our future business development, financial condition and results of operations;

●	the demand for and market acceptance of our services;

●	competition in the industries in which we operate;

●	the availability of qualified personnel and the ability to retain such personnel;

●	changes in government policies and regulation;

●	other factors that may affect our financial condition, liquidity and results of operations; and

●	other risk factors discussed under “Risk Factors.”

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of the ADSs. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Conversion ADSs by the selling shareholder. All of the net proceeds from the sale of the Conversion ADSs and the underlying Class A ordinary shares will go to the selling shareholder as described below in the sections entitled “Selling Shareholder” and “Plan of Distribution”. We will, however, receive proceeds from the sale of Notes in additional closings pursuant to the Securities Purchase Agreement. The selling shareholder will pay any agent’s commissions and expenses it incurs for brokerage, accounting, tax or legal services, or any other expenses that it incurs in disposing of the Conversion ADSs. We have agreed to bear all other expenses relating to the registration of the resale of the Conversion ADSs and the underlying Class A ordinary shares for the selling shareholder.

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

As of the date of this prospectus, we have not declared or paid any dividends. We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in mainland China for our cash requirements, including any payment of dividends to our shareholders. Mainland China’s regulations may restrict the ability of our mainland China subsidiaries to pay dividends to us. See “Regulation — Regulations Relating to Foreign Exchange.”

If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the underlying Class A ordinary shares represented by the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the underlying Class A ordinary shares represented by the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	with respect to Cayman Islands companies, plaintiffs may face special obstacles, including but not limited to those relating to jurisdiction and standing, in attempting to assert derivative claims in state or federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted in China, and substantially all of our assets are located in China. All of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Global Law Office, our counsel as to laws of mainland China, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty and (e) is not impeachable on the grounds of fraud and was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Mainland China

We have been advised by Global Law Office, our PRC counsel, that there is uncertainty as to whether the courts of mainland China would enforce judgments of United States courts or Cayman Islands courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Global Law Office has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. Mainland China’s courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between mainland China and the country where the judgment is made or on reciprocity between jurisdictions. Mainland China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in mainland China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of laws of mainland China or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a court in mainland China would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on laws of mainland China against a company for disputes relating to contracts or other property interests in mainland China, if they can establish sufficient nexus to mainland China for a court in mainland China to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

However, it would be difficult for foreign shareholders to establish sufficient nexus to mainland China for a court in mainland China to have jurisdiction pursuant to the PRC Civil Procedures Law by virtue only of holding the ADSs or Class A ordinary shares.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

We commenced our business operations in China under the brand name of Yi Cun Wang (易村网) in 2011 through Yi Cun Tong Da (Beijing) Network Technology Co., Ltd., which was established on August 1, 2011 and renamed as Beijing Yimutian Xinnong Network Co., Ltd., or Yimutian Xinnong, on June 15, 2015. On June 15, 2015, we also changed our brand name to Yimutian. Beijing Douniu was established on May 28, 2015 under the name of Beijing Tian Rong Yi Network Technology Co., Ltd. and was changed to its current name on December 26, 2018. Since our inception in 2011, we have been led by our founders and directors, Mr. Jinhong Deng, Mr. Zhijia Liu and Mr. Mi Zhou, who have nearly two decades of experience in both the agriculture industry and the internet technology industry. See “Management” for more information. We focus on digitalizing China’s agricultural infrastructure and facilitating transactions of agricultural products from farmland to wholesale markets and business buyers and to maximize transaction efficiency.

To further facilitate offshore financing, we established Yimutian Inc. in the Cayman Islands on January 29, 2014. On February 25, 2014, Yimutian Inc. established a wholly owned subsidiary, Yimutian Hong Kong Limited, or Yimutian HK, in Hong Kong as an intermediate holding company. Yimutian HK further established a wholly owned subsidiary, Beijing Yimutian Network Technology Co., Ltd., or Beijing Yimutian, on May 14, 2014 in mainland China. Beijing Yimutian currently primarily engages in digital agricultural commerce services.

On May 30, 2014, we entered into a series of contractual agreements with Yimutian Xinnong and its shareholders then through our WFOE. These contractual agreements were subsequently replaced and superseded by updated agreements on November 8, 2017, March 27, 2020 and October 18, 2023, respectively. On December 14, 2016, we entered into a series of contractual agreements with Beijing Douniu (which was under the name of Beijing Tian Rong Yi Network Technology Co., Ltd.) and its shareholders then through our WFOE. These contractual agreements were subsequently replaced and superseded by a series of updated contractual agreements on December 26, 2018 and October 18, 2023, respectively.

As a result of the contractual arrangements, we are considered the primary beneficiary of Yimutian Xinnong and Beijing Douniu for accounting purpose and have consolidated their operating results in our financial statements under U.S. GAAP, to the extent the conditions for consolidation of these companies under U.S. GAAP were satisfied.

On August 15, 2018, Yimutian Xinnong established Guangdong Yimutian Network Technology Co., Ltd., or Guangdong Yimutian, which engages in the provision of digital agricultural solutions, as its wholly-owned subsidiary.

On August 19, 2025, our ADSs commenced trading on Nasdaq under the symbol “YMT.” We raised from the initial public offer approximately US$11.5 million in net proceeds after deducting underwriting commissions and the offering expenses payable by us.

Our Corporate Structure

The following diagram illustrates our corporate structure, including our principal subsidiary and the VIEs and their principal subsidiaries.

Notes:

(1)	Beijing Douniu is 99% owned by Mr. Jinhong Deng, our founder, chairman and chief executive officer, and 1% owned by Mr. Min Liu, our director and senior vice president. Both Mr. Deng and Mr. Liu are beneficial owners of our company.

(2)	Yimutian Xinnong is 88.53% owned by Mr. Jinhong Deng, our founder, chairman, chief executive officer, 6.34% owned by Ms. Jiefang Ji, the founder of Wise Prime International Limited, a shareholder of our company, 0.85% owned by Mr. Yahui Zhou, the founder of Keeneyes Future Holding Limited, a shareholder of our company, 0.85% owned by Mr. Zhijia Liu, our director, 0.85% owned by Mr. Bailin Song, a beneficial owner of shares of our company, 0.85% owned by Mr. Mi Zhou, our director, 0.85% owned by Mr. Min Liu, our director, senior vice president, and 0.85% owned by Mr. Haiyan Gao, a beneficial owner of shares of our company.

Contractual Arrangements and the VIEs

Yimutian Xinnong primarily engages in the operation of Yimutian App, an agricultural product B2B e-commerce platform, which involves the provision of internet information services. Beijing Douniu engages in the operation of Douniu App, an online agricultural product wholesale market circulation platform. Laws and regulations of mainland China restrict foreign investment in companies that engage in value-added telecommunication services. As such, we entered into a series of contractual arrangements with Yimutian Xinnong and Beijing Douniu and their respective shareholders. These contractual arrangements with the VIEs allow us to direct activities of the VIEs that most significantly affect the economic performance of the VIEs, receive substantially all of the economic benefits of the VIEs to the extent that we have satisfied the conditions for consolidation of the VIEs under U.S. GAAP, and have an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by laws of mainland China. As a result of these contractual arrangements, we are considered to be the primary beneficiary of the VIEs for accounting purpose and consolidated their operating results in our financial statements under U.S. GAAP, to the extent the conditions for consolidation of the VIEs under U.S. GAAP are satisfied.

Even though these contractual arrangements allow us to be considered the primary beneficiary of the VIEs for accounting purpose, which results in the consolidation of the VIEs’ operating results in our financial statements under U.S. GAAP, to the extent the conditions for consolidation of the VIEs under U.S. GAAP are satisfied, this may be less effective than equity ownership, and we could face heightened risks and costs in enforcing these contractual arrangements, because there are substantial uncertainties regarding the interpretation and application of current and future laws, regulations, and rules of mainland China relating to the legality and enforceability of these contractual arrangements. For the risks related to the nominee shareholders of the VIEs, see “Risk Factors — Risks Related to Our Corporate Structure — Yimutian Inc. is a Cayman Islands holding company with no operations of its own and we currently conduct our operations in mainland China through our subsidiaries and the VIEs. Investors in our ADSs should note that they are purchasing equity interests in a Cayman Islands holding company rather than equity interests in the VIEs in mainland China. Given that there are uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the agreements that establish the VIE structure for our operations in mainland China, including potential future actions by the mainland China government, if the mainland China government deems that our contractual arrangements with the VIEs do not comply with the laws of mainland China, or if regulations or interpretation of the existing regulations change in the future, we could be subject to penalties or be forced to relinquish our interests in the VIEs.” and “Risk Factors — Risks Related to Our Corporate Structure — Any failure by any of the VIEs or their shareholders to perform their respective obligations under our contractual arrangements with them would have a material and adverse effect on our business.”

Agreements that make us the primary beneficiary of the VIEs

Powers of Attorney. Pursuant to the powers of attorney executed by the shareholders of the VIEs, each of them irrevocably authorizes the WFOE, or any person designated by the WFOE, to act on their respective behalf as proxy attorney, to the extent permitted by law, to exercise all rights of shareholders concerning all the equity interest held by each of them in the VIEs, including without limitation, the right to (i) propose, convene and attend shareholders’ meetings and sign relevant resolutions, (ii) exercise all shareholder’s rights under laws of mainland China and the articles of association of the VIEs, such as the voting right, nomination right and appointment right, (iii) receive dividends and sell, transfer, pledge or dispose of all the equity held in part or in whole in the VIEs. The powers of attorney remain irrevocably effective as long as such shareholders remain as the shareholders of the VIEs.

Equity Pledge Agreements. Pursuant to the equity pledge agreements among the WFOE, the VIEs and their respective shareholders, the shareholders of the VIEs pledged all of their equity interests in the VIEs to the WFOE to guarantee the performance of the obligations by such shareholders and by the VIEs under the exclusive option agreements, the exclusive business cooperation agreements and the powers of attorney. In the event of a breach by the VIEs or any of their respective shareholders of the obligations under these contractual arrangements, the WFOE, as pledgee, will have the right to enforce the pledge. The shareholders of the VIEs also covenant that, without the prior written consent of the WFOE, they will not dispose of the pledged equity, create or allow any encumbrance on the pledged equity. The agreements will in general remain in effect until the fulfillment of all obligations under the other VIE agreements. As of the date of this prospectus, we have completed the registration of the equity pledge contemplated under the equity pledge agreements with the competent authorities in accordance with the laws and regulations of mainland China.

Letters of Confirmation and Undertaking. Pursuant to the letters of confirmation and undertaking executed by the shareholders of the VIEs, each of them, among other things, (i) confirms that his/her spouse does not have the right to claim any interests in the respective equity of the VIEs (together with any other interests therein) or exert influence on the day-to-day management and voting matters of the respective equity of the VIEs; undertakes that (ii) in the event of his/her divorce, he/she will take all actions that the WFOE deems necessary to safeguard the execution of the contractual arrangement; (iii) he/she will not participate in, engage in, or merge with any business that competes with the WFOE or hold any interest from such business; (iv) he/she will not cause any conflict of interest between the WFOE and the VIEs or himself/herself; and (v) in the event of such conflict of interest, he/she will act in accordance with the WFOE’s instruction to eliminate such conflict of interest. These letters are effective during the term of the VIE agreements.

Spousal Consent Letters. Pursuant to the spousal consent letters executed by the spouses of the applicable individual shareholders of the VIEs, each of them unconditionally and irrevocably agreed that the equity in the WFOE held by and registered in the name of such shareholder be disposed of in accordance with the exclusive business cooperation agreements, the exclusive option agreements, the equity pledge agreements, the powers of attorney, and the letters of confirmation and undertaking, and that such shareholder may perform, amend or terminate such agreements without his or her spouse’s consent. In addition, each of them agrees not to assert any rights over the equity interest in the VIEs held by his or her respective spouses. In the event that any of them obtains any equity interest in our VIEs held by their respective spouses for any reason, such spouses agree to be bound by similar obligations and agree to enter into similar contractual arrangements. These letters are effective during the term of the VIE agreements.

Agreements that allow us to receive economic benefits from the VIEs

Exclusive Business Cooperation Agreements. Pursuant to the exclusive business cooperation agreements, among the WFOE and the VIEs, the WFOE has the exclusive right to provide the VIEs with comprehensive technological support and consulting services, including but not limited to software licensing, technology research and development, staff training and technology consultations. Without the WFOE’s prior written consent, the VIEs may not accept the same or similar service contemplated by the agreement provided by any third party during the term of the agreement. The VIEs agreed to pay the WFOE service fees, the amount of which will be subject to adjustment by the WFOE. The exclusive business cooperation agreement remains effective indefinitely except agreed otherwise or terminated by the WFOE in writing. Unless terminated by the WFOE in writing or pursuant to certain other provisions in the agreements, the exclusive business cooperation agreements are effective for an indefinite term.

Agreements that provide us with the option to purchase the equity interest in the VIEs

Exclusive Option Agreements. Pursuant to the exclusive option agreements entered among the WFOE, the VIEs and their respective shareholders, each of the shareholders of the VIEs has irrevocably granted the WFOE, or any person or persons designated by the WFOE, an exclusive option to purchase all or part of the equity in the VIEs. The WFOE or person(s) designated by the WFOE may exercise such options to purchase equity in the VIEs at the lowest price permitted under laws of mainland China. The VIEs and their respective shareholders covenant that, without the WFOE’s prior written consent, they will not, among other things, (i) amend the VIEs’ articles of association, (ii) increase or decrease the VIEs’ registered capital or change its structure of registered capital, and (iii) sell, transfer, mortgage, or dispose of any assets of the VIEs’ that is more than US$50,000. The shareholders of the VIEs covenant that they will not create any pledge or encumbrance on their equity in the VIEs, other than those created under the equity pledge agreements as part of the contractual arrangements. The exclusive option agreements will be terminated when the entire equity interests in the VIEs have been transferred to our company or its designee(s).

In the opinion of Global Law Office, our PRC counsel:

●	the ownership structures of the WFOE and the VIEs in mainland China, both currently and immediately after giving effect to the offering of the Notes, are not in violation of mandatory laws and regulations of mainland China currently in effect in all material respects; and

●	the contractual arrangements between the WFOE, the VIEs and the respective shareholders of the VIEs governed by laws of mainland China are not in violation of mandatory laws or regulations of mainland China currently in effect in all material respects, and valid and binding upon each party to such arrangements in accordance with their terms.

However, our PRC counsel has also advised us that the interpretation and application of current and future laws, regulations and rules of mainland China are evolving, and thus the regulatory authorities of mainland China may take a view that is contrary to the opinion of our PRC counsel. If the mainland China government finds that the contractual arrangements do not comply with the restrictions or prohibitions on foreign investment in certain sectors, or if the mainland China government otherwise finds that Yimutian Inc. or the VIEs are in violation of laws or regulations of mainland China or lack the necessary permits or licenses to operate our business, the regulatory authorities of mainland China would have discretion in dealing with such violations or failures. See “Risk Factors — Risks Related to Our Corporate Structure — Yimutian Inc. is a Cayman Islands holding company with no operations of its own and we currently conduct our operations in mainland China through our subsidiaries and the VIEs. Investors in our ADSs should note that they are purchasing equity interests in a Cayman Islands holding company rather than equity interests in the VIEs in mainland China. Given that there are uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the agreements that establish the VIE structure for our operations in mainland China, including potential future actions by the mainland China government, if the mainland China government deems that our contractual arrangements with the VIEs do not comply with the laws of mainland China, or if regulations or interpretation of the existing regulations change in the future, we could be subject to penalties or be forced to relinquish our interests in the VIEs.” and “Risk Factors — Risks Related to Doing Business in Mainland China — We are subject to evolving laws and regulations of mainland China that could require us to modify our current business practices and incur increased costs, and the mainland China government’s oversight over our business operations could result in a material adverse change in our operations and the value of our Class A ordinary shares or ADSs.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our combined and consolidated financial statements and related notes included elsewhere in this prospectus. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are the largest agricultural B2B platform in mainland China, in terms of monthly active merchants in 2024, according to the F&S Report. In facilitating transactions of agricultural products, we have the following main lines of business: (i) digital agricultural commerce services for efficient circulation of agricultural and food products, which are mainly offered via the Yimutian App, a versatile, merchant-friendly B2B e-commerce platform, complemented with offline, sales-assistance services via Douniu App, a platform matching offline transactions of agricultural products between sellers and wholesale buyers, (ii) agricultural sourcing and trading services that focus on reliable transaction services with sellers at cultivation and production sites and buyers with unmet or underserved demand, (iii) smart farming business, where we selectively cultivate produce based on our industry insights and (iv) other digital agricultural solutions, which primarily entail consulting, brand promotion and digital agricultural training programs. Our platform had over 40 million merchants as of June 30, 2025. In 2024, our platform facilitated approximately 147 million searches, 583 million calls and instant messages, and over 187 million potential transactions. In the six months ended June 30, 2025, our platform facilitated approximately 53 million searches, 313 million calls and instant messages, and over 118 million potential transactions. As of June 30, 2025, the merchants presented approximately 21 million SKUs on our platform. Building upon our experience in transaction matching since our inception, we connected over 770,000 sellers and over 6 million buyers in 2024 in the agricultural product supply chain with precise, dynamic and up-to-date information related to agricultural product transactions. We connected over 430,000 sellers and approximately 3 million buyers in the six months ended June 30, 2025. We further elevate merchant experiences with a full spectrum of services in advertising and client contact privilege via a suite of online tools.

In 2023 and 2024, our total revenues was RMB187.5 million and RMB161.3 million (US$22.2 million), respectively. In the six months ended June 30, 2024 and 2025, our total revenues reached RMB80.9 million and RMB66.4 million (US$9.3 million), respectively. We had net loss of RMB105.6 million in 2023 and RMB34.9 million (US$4.8 million) in 2024. We had net loss of RMB17.4 million in the six months ended June 30, 2024 and RMB14.9 million (US$2.1 million) in the same period in 2025.

Key Factors Affecting Our Results of Operations

Our results of operations have been, and are expected to continue to be, affected by a number of general factors affecting the agricultural B2B industry in general, including without limitation:

●	China’s overall economic growth and development, along with its digital economy transformation;

●	the development of China’s agriculture industry and policy of China’s agriculture industry;

●	the volume of agricultural production in China and inclement weather or natural disaster;

●	the digitalization of China’s agriculture industry;

●	the growth of China’s agricultural B2B industry;

●	the application of AI technology in China’s agricultural B2B industry; and

●	competitive landscape of China’s agricultural B2B industry and our market position therein.

Any unfavorable changes on these general industry conditions could affect demand for our services and products and materially affect our results of operations. While our business is affected by general factors affecting the agriculture industry, specifically the agricultural B2B industry, we believe our results of operations are affected by a number of company specific factors, including the key factors as discussed below.

Our ability to expand our large and active merchant base

Our large and active merchant base has been key to our success, as membership fees charged to our paying merchants and transaction service fees charged for transaction facilitation services are among the main sources of our revenue. Our deep understanding in mainland China’s agricultural B2B market and insights accumulated through our decade of operations have helped us gained trust from both sellers and buyers involved in agricultural transactions. We believe annual paying merchants as a percentage of active merchants is a key operating metric to measure our loyal and active merchant base and reflect our monetization ability. This percentage slightly decreased from 14.0% in 2023 to 11.4% in 2024. The decrease in this percentage in 2024 was primarily due to our strategic decision to remove certain paid features in order to further improve the platform’s functionality and user experience. We believe this adjustment has made our services more accessible and attractive to a broader base of merchants, supporting our long-term growth objectives. The number of paying merchants for a certain period refers to the number of merchants that have paid for our services in such period. The number of active merchants for a certain period refers to the number of merchants that have been active on our platform in such period. Whether we can continue to grow our paying merchants as a percentage of monthly active merchants mainly depends on our ability to provide superior merchant experience. To this end, we expect to continue to focus on providing customized merchant experience through extending the depth and breadth of our knowledge graph and technologies in general, which fuel our recommendation and matching capabilities, and further expanding our service and product offerings that meet the evolving needs of merchants on our platforms.

Our ability to improve and expand service offerings

We have been in the forefront of innovation of agricultural commerce business, expanding our offerings from multiple aspects. Our digital agricultural commerce services have evolved from merely matching buyers and sellers online to more diverse services covering sales-assistance services connecting sellers with wholesale stallholders offline and various value-added services for promotion. We typically attract and accumulate paying merchants through value-added services, such as advertising service, offered on our platform. As some merchants achieve higher sales of products benefiting from such value-added services on our platform, they turn to subscribe for membership of our flagship product which provides a suite of online tools to further help merchants boost their sales, such as hosting premium storefronts on our platform. The paying merchants of our flagship product, who mainly receive our services on an annual basis, on average spent RMB5,243 (US$723) in 2024. Such paying merchants on average spent approximately RMB5,248 in the six months ended June 30, 2024 and RMB5,896 (US$823) in the six months ended June 30, 2025. We believe that there is a significant opportunity for cross-selling more of our digital agricultural commerce services to our existing paying merchants. We see great potential to further monetize our merchant base, and we plan to continue fine-tuning and expand our service offerings with new value-added services for marketing and improving merchant engagement.

Our ability to maintain and increase cooperation with business partners

We expect to launch new business initiatives to penetrate deeper in the agricultural product supply chain. The success of such business initiatives not only relies on market insights and technology capabilities, but also depends on our continued collaboration with local agricultural producers and processors from cultivation and production sites and buyers with regional or bulk procurement capacities in both online and offline environment. We intend to deepen our business relationships with existing market participants in the agricultural product supply chain and build relationships with additional market participants with cultivation at scale or bulk procurement capacities. We believe that business partners will choose to cooperate with us because of our deep understanding of the agriculture industry, strong reputation and broad network of merchants on our Apps.

Our ability to promote our brands and market our services and products more effectively

We believe that our one-stop platform, with a wide variety of services and products offered thereon and positive merchant experience, makes us a reputable brand, and is our best and most effective marketing tools. In 2023, 2024 and the six months ended June 30, 2025, we acquired over 44% of new merchants on our platform through word-of-mouth marketing, thanks to our reputable and trusted brand. Despite the acquisition cost of such merchants is close to nil, such merchants contribute great value to our business. They often interact with our platform over a long-term and spend more time on our platform than merchants acquired via other means. Besides word-of-mouth marketing, we also invest in branding, marketing and promotional activities. We plan to continue building our brand by enhancing merchant experience on our platform and enhancing efficiency in our selling and marketing activities.

Our ability to continue making investments in technology

Our dedication to technological advancements runs deep in our DNA, evident through our substantial investments in technology since our inception. We aim to provide more accurate and intelligent matching, as well as sales and marketing services, to merchants, enabling them to offer and procure high-quality products through secure, responsive, and scalable infrastructure and applications, thus further improving their transaction experience and efficiency. We expect to continue to invest in research and development in areas such as big data analysis, cloud computing, and other technologies, as well as in talent acquisition and retention.

Our ability to enhance our operating efficiency

Our results of operations are affected by our ability to control our operating costs and expenses. We expect to achieve greater efficiency in managing our costs and expenses. We believe our nationwide coverage, coupled with the network effect of our platform, will allow us to benefit more from substantial economies of scale. The staff cost and cloud service fees associated with the operation of our platform are expected to increase at a slower pace as our revenue growth, because most of our employees are working remotely from the production sites and wholesale markets, and we do not need to increase the size of our overall workforce proportionally with our business growth as we optimize human resource efficiency at the headquarters. As our business further grows, we believe we will be able to take advantage of economies of scale to further improve operating efficiency and achieve profitability over time.

Key Components of Results of Operations

Revenues

In 2023 and 2024, the six months ended June 30, 2024 and the six months ended June 30, 2025, we generated revenue from providing digital agricultural commerce services and other digital agricultural solutions. The following table breaks down our revenues by amounts and as percentages of total revenues for the periods indicated.

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2023		2024			2024		2025
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
						(unaudited)		(unaudited)	(unaudited)
	(in thousands, except percentage)
Digital agricultural commerce services	170,921	91.1	152,606	21,030	94.6	76,548	94.7	63,685	8,890	95.9
Membership services	99,924	53.3	95,589	13,173	59.3	48,131	59.5	43,096	6,016	64.9
Value-added services	65,850	35.1	52,712	7,264	32.6	26,347	32.6	18,970	2,648	28.6
Transaction services	5,147	2.7	4,305	593	2.7	2,070	2.6	1,619	226	2.4
Other digital agricultural solutions	16,602	8.9	8,715	1,201	5.4	4,309	5.3	2,730	381	4.1
Total revenues	187,523	100.0	161,321	22,231	100.0	80,857	100.0	66,415	9,271	100.0

Cost of revenues

Cost of revenues consists of (i) staff cost and outsourcing labor service fees, (ii) technology service fees charged by cloud service providers, and (iii) depreciation.

The following table sets forth a breakdown of our cost of revenues by nature, both in absolute amount and as a percentage of total revenues for the periods indicated.

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2023		2024			2024		2025
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
						(unaudited)		(unaudited)	(unaudited)
	(in thousands, except percentage)
Staff cost and outsourcing labor service fees	28,705	58.3	18,538	2,555	60.7	12,723	59.5	8,690	1,213	66.5
Technology service fees	6,587	13.4	4,482	618	14.6	3,764	17.5	1,995	278	15.3
Others	13,956	28.3	7,553	1,040	24.7	4,913	23.0	2,373	332	18.2
Total cost of revenues	49,248	100.0	30,573	4,213	100.0	21,400	100.0	13,058	1,823	100.0

Gross profit and gross margin

We recorded gross profit of RMB138.3 million and RMB130.7 million (US$18.0 million) in 2023 and 2024, respectively. We recorded gross profit of RMB59.5 million and RMB53.4 million (US$7.4 million) in the six months ended June 30, 2024 and 2025, respectively. Our overall gross margin was 73.7% in 2023 and 81.0% in 2024, respectively. In the six months ended June 30, 2024 and 2025, our overall gross margin was 73.5% and 80.3%, respectively.

Operating expenses

Our operating expenses mainly consist of (i) selling and marketing expenses, (ii) general and administrative expenses, and (iii) research and development expenses. The following table sets forth the components of our operating expenses, both in absolute amount and as a percentage of total revenues for the periods indicated.

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2023		2024			2024		2025
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
						(unaudited)		(unaudited)	(unaudited)
	(in thousands, except percentage)
Operating expenses:
Selling and marketing expenses	(94,647)	(50.5)	(87,618)	(12,074)	(54.3)	(36,439)	(45.1)	(34,652)	(4,837)	(52.2)
General and administrative expenses	(96,712)	(51.6)	(39,564)	(5,452)	(24.5)	(24,743)	(30.6)	(22,966)	(3,206)	(34.6)
Research and development expenses	(47,453)	(25.3)	(37,811)	(5,210)	(23.4)	(15,376)	(19.0)	(14,607)	(2,039)	(22.0)
Other income, net	823	0.5	218	30	0.1	149	0.2	4,168	582	6.3
Total operating expenses	(237,989)	(126.9)	(164,775)	(22,706)	(102.1)	(76,409)	(94.5)	(68,057)	(9,500)	(102.5)

Selling and marketing expenses. Our selling and marketing expenses consist primarily of (i) staff cost related to selling and marketing personnel, (ii) advertising and promotion expenses, and (iii) depreciation, rental and other expenses related to selling and marketing functions. We expect our sales and marketing expenses on an absolute dollar basis and as a percentage of revenues to vary from period to period over the short term, depending on the number of selling and marketing employees we are going to hire and spendings on marketing activities.

General and administrative expenses. Our general and administrative expenses consist primarily of (i) share-based compensation expenses related to ordinary shares issuance, (ii) staff cost relating to general and administrative personnel, (iii) professional service fees, and (iv) other general corporate expenses. We expect our general and administrative expenses to increase in the near term as we incur additional costs as a result of operating as a public company.

Research and development expenses. Our research and development expenses consist of (i) staff cost relating to research and development professionals and (ii) rental, depreciation and other expenses related to research and development functions. We expect that our research and development expenses on an absolute dollar basis and as a percentage of revenues to vary from period to period over the short term, depending on the number research and development employees we are going to hire.

In addition, the performance conditions for the options we granted will be satisfied upon the completion of an initial public offering. The operating expenses are expected to increase in the foreseeable future.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current tax laws of the Cayman Islands, we are not subject to tax on our income or capital gains. In addition, payments of dividends and capital in respect of our shares are not subject to taxation, and no withholding will be required in the Cayman Islands on the payment of any dividend or capital to any holder of our shares, nor will gains derived from the disposal of our shares be subject to the Cayman Islands income or corporate tax.

Hong Kong

Our wholly owned subsidiaries in Hong Kong are subject to Hong Kong profits tax on their taxable income generated from operations in Hong Kong. Under the two-tiered profits tax rates regime in Hong Kong, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%. Payments of dividends by our subsidiaries to our company are not subject to any withholding tax in Hong Kong.

Mainland China

Our subsidiaries in mainland China, the VIEs and the VIE’s subsidiaries that were established in mainland China are subject to PRC Enterprise Income Tax Law, or the PRC EIT Law, on the taxable income, which have adopted a unified income tax rate of 25%, except for high and new technology enterprises, which are subject to a preferential income tax rate of 15%, and small enterprises with low profits, which are subject to a preferential income tax rate of 20%.

Beijing Yimutian, Yimutian Xinnong and Beijing Douniu were recognized as high and new technology enterprises. As such, they are entitled to a preferential income tax rate at 15% from 2023 to 2024.

We are subject to VAT on the products sold and services provided. We are also subject to surcharges on VAT payments in accordance with the laws of mainland China.

As a Cayman Islands holding company, we may receive dividends from our subsidiaries in mainland China through Yimutian HK. The PRC EIT Law and its implementing rules provide that dividends paid by a mainland China entity to a nonresident enterprise for income tax purposes is subject to mainland China withholding tax at a rate of 10%, and may be subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, the withholding tax rate in respect to the payment of dividends by a mainland China enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise (i) directly holds at least 25% of the mainland China enterprise, (ii) is a tax resident in Hong Kong and (iii) could be recognized as a beneficial owner of the dividend from mainland China tax perspective. Pursuant to the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or Guoshuihan [2009] 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the mainland China resident enterprise throughout the 12 months prior to receiving the dividends. In October 2019, the SAT issued Announcement of the State Taxation Administration on Issuing the Measures for Non-resident Taxpayers’ Enjoyment of Treaty Benefits, or SAT Circular 35, which became effective on January 1, 2020. SAT Circular 35 provides that nonresident enterprises are not required to obtain pre-approval from the tax authorities in order to enjoy the reduced withholding tax. Instead, nonresident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the tax authorities. Accordingly, Yimutian HK may be able to benefit from the 5% withholding tax rate for the dividends it receives from its mainland China subsidiaries, if it satisfies the conditions prescribed under Guoshuihan [2009] 81 and other tax rules and regulations. However, according to Guoshuihan [2009] 81 and SAT Circular 35, if the tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the tax authorities may adjust the favorable withholding tax in the future.

If our holding company in the Cayman Islands or any of our subsidiaries outside of mainland China were deemed to be a “resident enterprise” under the PRC EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%.

Results of Operations

The following table sets forth a summary of our consolidated results of operations, both in absolute amount and as a percentage of total revenues for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. We believe that the period-to-period comparison of operating results should not be relied upon as being indicative of future performance.

	For the Year Ended December 31,					For the Six months ended June 30,
	2023		2024			2024		2025
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
						(unaudited)		(unaudited)	(unaudited)
	(in thousands, except percentage)
Revenues	187,523	100.0	161,321	22,231	100.0	80,857	100.0	66,415	9,271	100.0
Cost of revenues	(49,248)	(26.3)	(30,573)	(4,213)	(19.0)	(21,400)	(26.5)	(13,058)	(1,823)	(19.7)
Gross profit	138,275	73.7	130,748	18,018	81.0	59,457	73.5	53,357	7,448	80.3

Selling and marketing expenses	(94,647)	(50.5)	(87,618)	(12,074)	(54.3)	(36,439)	(45.1)	(34,652)	(4,837)	(52.2)
General and administrative expenses	(96,712)	(51.6)	(39,564)	(5,452)	(24.5)	(24,743)	(30.6)	(22,966)	(3,206)	(34.6)
Research and development expenses	(47,453)	(25.3)	(37,811)	(5,210)	(23.4)	(15,376)	(19.0)	(14,607)	(2,039)	(22.0)
Other income, net	823	0.4	218	30	0.1	149	0.2	4,168	582	6.3
Operating loss	(99,714)	(53.2)	(34,027)	(4,688)	(21.1)	(16,952)	(21.0)	(14,700)	(2,052)	(22.1)

Impairment loss on a long-term investment
Interest income	23	0.01	12	2	0.01	6	0.01	2	—	—
Interest expense	(211)	(0.1)	(964)	(133)	(0.6)	(470)	(0.6)	(223)	(31)	(0.3)
Change in fair value of financial liabilities	(3,728)	(2.0)	—	—	—	—	—	—	—	—
Loss from derecognition of financial liabilities	(1,953)	(1.0)	—	—	—	—	—	—	—	—
Loss before income taxes and share of loss of equity method investment	(105,583)	(56.3)	(34,979)	(4,819)	(21.7)	(17,416)	(21.5)	(14,921)	(2,083)	(22.5)
Income tax expense	—	—	—	—	—	—	—	—	—	—
Share of loss of an equity method investment	(38)	(0.02)	38	5	0.02	—	—	—	—	—
Net loss	(105,621)	(56.3)	(34,941)	(4,814)	(21.7)	(17,416)	(21.5)	(14,921)	(2,083)	(22.5)

Year Ended December 31, 2023 Compared to Year Ended December 31, 2024

Revenues

Our revenues decreased by 14.0% from RMB187.5 million in 2023 to RMB161.3 million (US$22.2 million) in 2024.

Revenue from digital agricultural commerce services decreased by 10.7% from RMB170.1 million in 2023 to RMB152.6 million (US$21.0 million) in 2024, primarily due to the fact that to comply with regulations, the short video feature was disabled, resulting in a decline in monthly active users and business conversion rates.

Revenue from other digital agricultural solutions decreased by 47.5% from RMB16.6 million in 2023 to RMB8.7 million (US$1.2 million) in 2024, primarily due to government-related projects have decreased.

Cost of Revenues

Our cost of revenues slightly decreased by 37.9% from RMB49.2 million in 2023 to RMB30.6 million (US$4.2 million) in 2024.

Gross Profit and Gross Margin

As a result of the foregoing, our gross profit decreased from RMB138.3 million in 2024 to RMB130.7 million (US$18.0 million) 2024. Our gross margin increased from 73.7% in 2022 to 81.0% in 2024, which was primarily due to the decrease in our staff cost related to cost of revenues and decrease in our total revenues for the reasons discussed above.

Selling and Marketing Expenses

Our selling and marketing expenses decreased by 7.4% from RMB94.6 million in 2023 to RMB87.6 million (US$12.1 million) in 2024, primarily due to a decrease in advertising and promotion expenses and a decrease in staff cost related to selling and marketing personnel.

General and Administrative Expenses

Our general and administrative expenses decreased by 59.1% from RMB96.7 million in 2023 to RMB39.6 million (US$5.5 million) in 2024, primarily due to the increase of share-based compensation expenses related to awards granted to certain directors and management personnel of our company in 2023 and decrease in staff cost.

Research and Development Expenses

Our research and development expenses decreased by 20.3% from RMB47.5 million in 2023 to RMB37.8 million (US$5.2 million) in 2024, primarily due to our reduction in the research and development workforce associated with operations that were in the trial-and-error stage and decrease in staff cost.

Change in Fair Value of Financial Liabilities

Change in fair value of financial liabilities amounted to RMB3.7 million and nil in 2023 and 2024, respectively. It was included overseas direct investment (ODI) convertible loans and exchangeable notes, at their fair value at upon conversion.

Gain (Loss) from Derecognition of Financial Liabilities

Upon the conversion of ODI convertible loans and exchangeable notes, we recognized loss of RMB2.0 million and nil from derecognition of financial liabilities in 2023 and 2024, respectively, which represented the cumulative amount of the gain or loss previously recorded in other comprehensive loss resulted from changes in instrument-specific credit risk of the ODI convertible loans and the exchangeable notes.

Share of Loss of Equity Method Investments

Share of loss of equity method investments was RMB38 thousand (US$5 thousand) in 2023 due to our investment loss in certain other investees which investments occurred in March and September 2023. Share of gain of equity method investments was RMB38 thousand (US$5 thousand) in 2024 due to the company discontinued its investment and recovery of the invested capital.

Net Loss

As a result of the foregoing, our net loss decreased by 66.9% from RMB105.6 million in 2023 to RMB34.9 million (US$4.8 million) in 2024.

Six Months Ended June 30, 2024 Compared to Six Months Ended June 30, 2025

Revenues

Our revenues decreased by 17.9% from RMB80.9 million in the six months ended June 30, 2024 to RMB66.4 million (US$9.3 million) in the same period in 2025.

Revenue from digital agricultural commerce services decreased by 16.8% from RMB76.5 million in the six months ended June 30, 2024 to RMB63.7 million (US$8.9 million) in the same period in 2025, primarily due to a decline in revenue from membership services and a decline in revenue from value-added services. Membership revenue declined in the first half 2025 as we strategically prioritized our agricultural sourcing and trading business, reallocating resources and budgets to accelerate our retail network expansion in key production regions. This shift resulted in reduced investments in the digital agricultural commerce business, leading to a temporary decrease in related revenue. In addition, revenue from value-added services decreased, mainly attributable to our user experience enhancement initiatives, which included eliminating certain small-item fees.

Revenue from other digital agricultural solutions decreased by 36.6% from RMB4.3 million in the six months ended June 30, 2024 to RMB2.7 million (US$0.4 thousand) in the same period in 2025.

Cost of Revenues

Our cost of revenues decreased by 39.0% from RMB21.4 million in the six months ended June 30, 2024 to RMB13.1 million (US$1.8 million) in the same period in 2025. The decrease was mainly driven by the decrease in staff cost and outsourcing labor service fees in relation to sales functions.

Gross Profit and Gross Margin

As a result of the foregoing, our gross profit decreased from RMB59.5 million in the six months ended June 30, 2024 to RMB53.4 million (US$7.4 million) in the same period in 2025. Our gross margin increased from 73.5% in the six months ended June 30, 2024 to 80.3% in the same period in 2025, which was primarily due to the decrease in our staff cost related to cost of revenues and decrease in our total revenues for the reasons discussed above.

Selling and Marketing Expenses

Our selling and marketing expenses decreased by 4.9% from RMB36.4 million in the six months ended June 30, 2024 to RMB34.7 million (US$4.8 million) in the same period in 2025, primarily due to a decrease in advertising and promotion expenses and a decrease in staff cost related to selling and marketing personnel.

General and Administrative Expenses

Our general and administrative expenses decreased by 7.2% from RMB24.7 million in the six months ended June 30, 2024 to RMB23.0 million (US$3.2 million) in the same period in 2025, primarily due to decrease in staff cost and rental fee.

Research and Development Expenses

Our research and development expenses decreased by 5.0% from RMB15.4 million in the six months ended June 30, 2024 to RMB14.6 million (US$2.0 million) in the same period in 2025, primarily due to the decrease in staff cost relating to research and development professionals in connection with the reduced research and development workforce.

Other income, net

Our other income increased from RMB0.15 million in the six months ended June 30, 2024 to RMB4.2 million (US$0.6 million) in the same period in 2025, primarily due to the waiver of penalty charges by a creditor.

Net Loss

As a result of the foregoing, our net loss decreased by 14.3% from RMB17.4 million in the six months ended June 30, 2024 to RMB14.9 million (US$2.1 million) in the same period in 2025.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the periods indicated:

	For the year ended December 31,			For the Six Months Ended June 30,
	2023	2024		2024	2025
	RMB	RMB	US$	RMB	RMB	US$
				(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Net cash used in operating activities	(17,956)	(61,439)	(8,467)	(23,205)	(8,641)	(1,206)
Net cash (used in) provided by investing activities	(3,230)	149	21	(167)	(664)	(93)
Net cash provided by financing activities	18,545	60,368	8,319	22,562	8,126	1,134
Effect of foreign currency exchange rate changes on cash and cash equivalents	(215)	(135)	(14)	(51)	65	9
Net decrease in cash and cash equivalents	(2,856)	(1,057)	(141)	(861)	(1,114)	(156)
Cash and cash equivalents at the beginning of the year	6,685	3,829	523	3,829	2,772	387
Cash and cash equivalents at the end of the year	3,829	2,772	382	2,968	1,658	231

To date, we have financed our operating and investing activities primarily through cash provided by historical equity and debt financing activities, including issuance of financial liabilities convertible into preferred shares. As of December 31, 2023 and 2024 and June 30, 2025, we had RMB3.8 million, RMB2.8 million (US$382.0 thousand) and RMB1.7 million (US$231 thousand) in cash and restricted cash, respectively. Our cash consists primarily of cash on hand and cash at bank. For a summary of our equity and debt financing activities in the past three years, see “Description of Share Capital — History of Securities Issuance.”

We experienced recurring operating losses. For the year ended December 31, 2023 and 2024, we had net cash used in operating activities of RMB18.0 million and RMB61.4 million (US$8.5 million), respectively. For the six months ended June 30, 2024 and 2025, we had net cash used in operating activities of RMB23.2 million and RMB8.6 million (US$1.2 million), respectively. As of December 31, 2023 and 2024, we had net current liabilities of RMB431.3 million and RMB432.2 million (US$59.6 million), respectively. As of June 30, 2025, we had net current liabilities of RMB445.8 million (US$62.2 million). We will require additional liquidity to continue our operations over the next 12 months. We may need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we identify and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. We are evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering into other financing arrangements, obtaining agreements with the existing investors to extend the due dates for outstanding debt. In 2024 and the six months ended June 30, 2025, we borrowed interest free loans in the total amount of RMB28.3 million (US$3.9 million) and RMB21.4 million (US$3.0 million) from our founder, respectively. In addition, we plan to diversify revenue streams, such as operating our newly launched agricultural sourcing and trading business, and implement cost saving measures to grow revenues and decrease expenses. However, we may be unable to access further equity or debt financing when needed. As such, there can be no assurance that we will be able to obtain additional liquidity when needed or under acceptable terms, if at all. See “Risk Factors — Risks Related to Our Business and Industry — Our operating cash outflow, net current liabilities, and preferred shareholder redemption rights raise substantial doubt about our ability to continue as a going concern.” and “Risk Factors — Risks Related to Our Business and Industry — We may require additional capital to pursue our business objectives and respond to business opportunities, challenges, or unforeseen circumstances. If we are unable to generate sufficient cash flows or if capital is not available to us, our business, operating results, financial condition and prospects could be adversely affected.”

As of June 30, 2025, 54.4% and 45.6% of our cash and restricted cash were held in and outside of mainland China, respectively, with 42.5% of our cash and restricted cash being held by the VIE. Although we consolidate the results of the VIE, we only have access to the assets or earnings of the VIE through our contractual arrangements with the VIE and its shareholders. See “Corporate History and Structure — Contractual Arrangements and the VIEs.” For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see “— Holding Company Structure.”

Our accounts receivable primarily represent receivable for other digital agricultural solutions. As of December 31, 2023 and 2024, our accounts receivable, net of allowance for credit losses, was RMB139.0 thousand and RMB733.0 thousand (US$100 thousand), respectively. As of June 30, 2025, our accounts receivable, net of allowance for credit losses, was RMB541 thousand (US$76 thousand). The decrease in accounts receivable, net of allowance for credit losses was primarily due to the decrease revenue. As of the same dates, our amounts due from related parties was RMB11.3 million, RMB3.4 million (US$473 thousand) and RMB3.4 million (US$478 thousand), respectively. Our accounts receivable turnover days decreased from 48 days in 2023 to 18 days in 2024, mainly due to our more stringent collection effort from 2023 to 2024, and increased to 26 days for the six months ended June 30, 2025, mainly attributable to Chinese New Year holiday, during which the recovery of accounts receivable was slow. The aging of accounts receivable balances was considered when estimating the allowance of credit loss. Accounts receivable turnover days for a given period are equal to the sum of the average balances of accounts receivable at the beginning and the end of the period divided by revenue from other digital agricultural solutions during the period and multiplied by the number of days during the same period.

Our accounts payable primarily consists of accounts payable for cloud service. As of December 31, 2023 and 2024 and June 30, 2025, our accounts payable was RMB3.3 million, RMB4.4 million (US$607 thousand) and RMB6.0 million (US$834 thousand), respectively. Our accounts payable turnover days increased from 22 days in 2023 to 45 days in 2024 and further to 72 days for the six months ended June 30, 2025, primarily due to our establishment of long-term relationships with trusted suppliers. Accounts payable turnover days for a given period are equal to average accounts payable balances at the beginning and the end of the period divided by total cost of revenues during the period and multiplied by the number of days during the period.

All of our revenues have been, and we expect will likely to continue to be, denominated in Renminbi. Under existing mainland China foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our mainland China subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The mainland China government may impose laws and regulations from time to time regarding access to foreign currencies for current account transactions in the future. If, in order to comply with the laws and regulations over foreign exchange, we are unable to obtain sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

Operating Activities

Net cash used in operating activities was RMB18.0 million for the year ended December 31, 2023 and was primarily attributable to (i) net loss of RMB105.6 million, (ii) various non-cash items of RMB56.1 million, such as depreciation of property and equipment, allowance for credit losses and share-based compensation expense etc, (iii) RMB3.9 million increase in account receivables, (iv) RMB11.7 million increase in prepayments and other current assets, (v) RMB0.5 million decrease in accounts payable, (vi) RMB9.2 million decrease in contract liabilities, and (iv) RMB8.6 million decrease in accrued expenses and other current liabilities.

Net cash used in operating activities was RMB61.4 million (US$8.5 million) for the year ended December 31, 2024 and was primarily attributable to (i) net loss of RMB34.9 million (US$4.8 million), (ii) various non-cash items of RMB1.9 million (US$255 thousand), such as depreciation of property and equipment, allowance for credit losses etc, (iii) RMB0.9 million (US$120 thousand) decrease in account receivables, (iv) RMB5.5 million (US$754 thousand) decrease in prepayments and other current assets, (v) RMB1.1 million (US$156 thousand) decrease in accounts payable, (vi) RMB12.0 million (US$1.7 million) increase in contract liabilities, and (iv) RMB11.0 million (US$1.5 million) increase in accrued expenses and other current liabilities.

Net cash used in operating activities was RMB8.6 million (US$1.2 million) for the six months ended June 30, 2025 and was primarily due to (i) net loss of RMB14.9 million (US$2.1 million), (ii) adjustment of non-cash items of RMB715 thousand (US$101 thousand) which mainly consists of depreciation and amortization and allowance for credit losses, and (iii) a net change in operating assets and liabilities by RMB5.6 million (US$776 thousand), which was primarily attributable to prepayments and other current assets, contract liabilities, accrued expenses and other current liabilities and accounts payable.

Investing Activities

Our net cash used in investing activities was RMB3.2 million in 2023. This was attributable to cash paid for purchase of property and equipment of RMB2.1 million in relation to office supplies and devices, and cash paid for equity-method investments of RMB1.2 million.

Our net cash used in investing activities was RMB149 thousand (US$21 thousand) in 2024. This was attributable to cash paid for purchase of property and equipment of RMB351 thousand (US$48 thousand) in relation to office supplies and devices, and proceeds from disposal of investments of RMB500 thousand (US$69 thousand).

Our net cash used in investing activities was RMB664 thousand (US$93 thousand) for the six months ended June 30, 2025. This was attributable to cash paid for purchase of property and equipment.

Financing Activities

Our net cash provided by financing activities was RMB18.5 million in 2023. This was mainly attributable to (i) proceeds from shareholder loans of RMB14.2 million, and (ii) repayment for short-term borrowings of RMB2.0 million, (iii) loans repaid by a related party of RMB5.0 million, and (v) proceeds from Settlement of Series C Preferred Shares subscription receivable RMB7.7 million.

Our net cash provided by financing activities was RMB60.4 million (US$8.3 million) in 2024. This was mainly attributable to (i) proceeds from shareholder loans of RMB28.3 million (US$3.9 million), (ii) proceeds from short-term borrowings of RMB10.0 million (US$1.4 million), (iii) loans repaid by a related of RMB7.9 million (US$1.1 million), (iv) capital contribution from non-controlling interest of RMB30.0 million (US$4.1 million), (v) repayment for shareholder loans of RMB8.4 million (US$1.2 million), and (vi) amounts due to related parties of RMB8.5 million (US$1.2 million).

Our net cash provided by financing activities was RMB8.1 million (US$1.1 million) for the six months ended June 30, 2025. This was mainly attributable to proceeds from bank borrowings, proceeds from shareholder loans and amounts due to related parties, partially offset by repayment for bank borrowings and repayment for shareholder loans.

Material Cash Requirements

Our material cash requirements as of June 30, 2025 and any subsequent interim period primarily include our capital expenditures and contractual obligations. We intend to fund our material cash requirements with our cash balance and external financing. We will continue to make cash commitments, including capital expenditures, to meet the expected growth of our business.

Capital Expenditures

Our capital expenditures were incurred primarily in connection with office facilities and equipment, furnishing of our buildings and purchase of property. Our capital expenditures were RMB2.1 million in 2023, RMB351 thousand (US$48 thousand) in 2024 and RMB664 thousand (US$93 thousand) in the six months ended June 30, 2025. We will continue to make capital expenditures to meet the expected growth of our operations and expect cash generated from our financing activities will continue to meet our capital expenditure needs in the foreseeable future.

Contractual Obligations

The following table sets forth our contractual obligations as of June 30, 2025:

	Payment Due by June 30,
	Total	2026	2027	2028	After
	(unaudited)
	(RMB in thousands)
Operating lease obligations	4,842	3,282	1,190	370	—

Except for those disclosed above, we did not have any significant capital or other commitments, long-term obligations, or guarantees as of June 30, 2025.

Critical Accounting Estimates

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

We prepare our consolidated financial statements in conformity with the U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect our reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenue and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Fair value of our ordinary shares

We are a private company with no quoted market prices for our ordinary shares. We therefore make estimates of the fair value of our ordinary shares on various dates for the following purposes: determining the fair value of our ordinary shares at the date of the grant of a share-based compensation award as one of the inputs into determining the grant date fair value; and determining the fair value of financial liabilities at the issuance date, each period end and conversion date, determining the fair value of preferred shares at the issuance date.

In determining our equity value, we applied the discounted cash flow analysis based on our projected cash flows using our best estimate as of the valuation date. The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation.

The income approach involves applying appropriate weighted average costs of capital, or WACCs, to estimated cash flows that are based on earnings forecasts. Our revenues and earnings growth rates, as well as major milestones that we have achieved, contributed to the increase in the fair value of our ordinary shares. The assumptions used in deriving the fair values are consistent with our business plan. These assumptions include: no material changes in the existing political, legal and economic conditions in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain.

The hybrid method, comprising of the probability-weighted expected return method and the option pricing method, was used to allocate equity value of our company to preferred and ordinary shares, considering the guidance prescribed by the AICPA Audit and Accounting Practice Aid. This method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board of directors and management.

The major assumptions used in calculating the fair value of ordinary shares include:

●	WACCs: The WACCs were determined based on a consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors.

●	Comparable companies. In deriving the weighted average cost of capital used as the discount rates under the income approach, certain publicly traded companies were selected for reference as our guideline companies. The guideline companies were selected based on the following criteria: (i) they operate in the online agriculture industry and (ii) their shares are publicly traded in China.

●	Discount for lack of marketability, or DLOM: DLOM was quantified by the Finnerty’s Average-Strike put options mode. Under this option-pricing method, which assumed that the put option is struck at the average price of the stock before the privately held shares can be sold, the cost of the put option was considered as a basis to determine the DLOM.

Assumptions are updated at each valuation date if required.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Holding Company Structure

Yimutian is a holding company with no material operations of its own. We conduct our operations through our mainland China subsidiaries and the VIEs. As a result, Yimutian’s ability to pay dividends depends upon dividends paid by our mainland China subsidiaries. If our existing mainland China subsidiaries or any newly formed mainland China subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our mainland China subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with accounting standards and regulations in mainland China. Under the laws of mainland China, each of our mainland China subsidiaries and the VIEs is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our mainland China subsidiaries may allocate a portion of its after-tax profits based on mainland China accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and the VIEs may allocate a portion of their after-tax profits based on mainland China accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of mainland China is subject to examination by the banks designated by SAFE. Our mainland China subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meets the requirements for statutory reserve funds.

Quantitative and Qualitative Disclosures about Market Risk

Foreign exchange risk

Most of our revenues and most of our expenses are denominated in Renminbi. Our exposure to foreign exchange risk primarily relates to cash and cash equivalent denominated in U.S. dollars. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge our exposure to such risk. Although, in general, our exposure to foreign exchange risks should be limited, the value of your investment in the ADSs will be affected by the exchange rate between U.S. dollar and RMB because the value of our business is effectively denominated in RMB, while the ADSs representing our ordinary shares will be traded in U.S. dollars.

The conversion of Renminbi into other currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against other currencies, at times significantly and unpredictably. The value of Renminbi against other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. It is difficult to predict how market forces or government policies may impact the exchange rate between Renminbi and other currencies in the future.

To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of RMB against the U.S. dollar would reduce the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs, servicing our outstanding debt, or for other business purposes, appreciation of the U.S. dollar against the RMB would reduce the U.S. dollar amounts available to us.

Interest rate risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash invested in interest-bearing bank deposits with original maturities of three months or less. We have not used any derivative financial instruments to manage our interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

We may invest the net proceeds that we receive from our external financings in interest-earning instruments. Investments in both fixed-rate and floating rate interest-earning instruments carry a degree of interest rate risk. Fixed-rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating-rate securities may produce less income than expected if interest rates fall.

Recently Issued Accounting Pronouncements

For information on recently issued accounting pronouncements, refer to Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Internal Control Over Financial Reporting

Prior to our initial public offering in August 2025, we have been a private company with limited accounting and financial reporting personnel and other resources to address our internal controls and procedures. As of the date of this prospectus, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness that has been identified related to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and related disclosures. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purpose of identifying and reporting material weaknesses and other deficiencies in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified.

We have taken, and are taking, certain actions to remediate the material weakness related to our lack of U.S. GAAP and SEC reporting experience. We engaged a consultant with U.S. GAAP knowledge and experience to supplement our current internal accounting personnel and assist us in the preparation of our financial statements to ensure that our financial statements are prepared in accordance with U.S. GAAP. We also engaged an internal control consulting firm in 2024 to review, test and improve our internal accounting controls and internal control over financial reporting. We have adopted and are implementing policies, procedures and practices recommended in the report of the consultant and have arranged training of internal control for our employees and management on disclosure controls and procedures. We continue to make efforts to implementing our existing and newly adopted procedures to improve our disclosure controls and internal controls over financing reporting.

However, we cannot assure you that all these measures will be sufficient to remediate our material weakness in time, or at all. Moreover, the process of designing and implementing an effective financial reporting system is a continual effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. See “Risk Factors — Risks Related to Our Business and Industry — If we fail to implement and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our results of operations and prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.”

As a company with less than US$1.235 billion in revenues for fiscal year of 2024, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

BUSINESS

Overview

Our Mission

Our mission is to make every acre of farmland more valuable via technology and industry know-how.

Who We Are

We are the largest agricultural B2B platform in mainland China in terms of monthly active merchants in 2024, according to the F&S Report. We believe technology plays a critical role in agriculture, contributing to increased productivity of the industry. Over a decade, we have been dedicated to digitalizing China’s agricultural product supply chain infrastructure to streamline the agricultural product transaction process, making it efficient, transparent, secure, and convenient. Riding on the wave of agri-tech upgrade and leveraging our profound industry experience and accumulated market insights, we provide a comprehensive set of digital solutions to facilitate agricultural product transactions, ranging from searching, matching, to transaction facilitation and settlement. Additionally, leveraging our industry experience and market insights, we have ventured into the realm of smart farming and agricultural sourcing and trading, further broadening our commercialization channels and animating our other business lines.

We pride ourselves as the go-to platform for merchants by leveraging our innovative technology and industry know-how. Technological capabilities run in our genes ever since we commenced our operations. Our proprietary agricultural algorithm, being accurate and efficient to sort out matching problems amongst buyers, sellers and massive SKUs, processes terabytes of information daily. Leveraging such insights, we are able to constantly improve accuracy in transaction matching and facilitate our decision-making in conducting our new business venture including agricultural trading and sourcing and smart farming. We continue to pioneer innovation in the industry through expanding into broader areas of AI-powered applications to enhance merchants’ experience and streamline operations. For example, we utilize natural language processing technologies adapted from open-source models to enhance the efficiency of collecting supply information from sellers, which elevates user experience on our platform. We are also developing an AI-powered customer service system, which leverages the capabilities of third-party large language model. This model is instrumental in promptly acquiring insights into merchant demand through chat interactions, thereby enhancing our efficiency in transaction matching. Our insightful, accurate and up-to-date market quotation database, being the other building block of our success formula, is backed by our dedicated R&D team. About 63% of our R&D personnel were senior engineers with over 5 years of work experience as of June 30, 2025. Our large number of daily active merchants, acting with diverse characteristics and online behaviors, provide daily feedback and response in real time, which allows us to continually enrich the quotation database, extend the depth and breadth of our knowledge graph, amass the collective intelligence, and harness the power of technology.

We have achieved at-scale commercialization and have a track record of proven success. Our platform had over 40 million merchants as of June 30, 2025. In 2024, our platform facilitated approximately 147 million searches, 583 million calls and instant messages, and over 187 million potential transactions. In the six months ended June 30, 2025, our platform facilitated approximately 53 million searches, 313 million calls and instant messages, and over 118 million potential transactions. As of June 30, 2025, the merchants presented approximately 21 million SKUs on our platform. Building upon our experience in transaction matching since our inception, we connected over 770,000 sellers and over 6 million buyers in 2024 in the agricultural product supply chain with precise, dynamic and up-to-date information related to agricultural product transactions. We connected over 430,000 sellers and approximately 3 million buyers in the six months ended June 30, 2025. We further elevate merchant experiences with a full spectrum of services in advertising and client contact privilege by providing the merchants with a suite of online tools. As of June 30, 2025, our geographic footprint covered over 340 cities and 2,800 counties, representing over 65% of the primary and secondary agricultural wholesale markets in mainland China. We further entered into the agricultural sourcing and trading business in 2024, broadening procurement channels and sales channels for regional buyers and local agricultural producers and processors, respectively, and facilitating sales with reliable, real-time market information and consistent quality and timely deliveries, achieving greater transaction efficiency in the upstream of the agricultural product supply chain and leading to increased repeat purchases. As of the date of this prospectus, we have established 12 offline stores in mainland China to trade agricultural products at cultivation and production sites with sellers and buyers.

The success of our business is underpinned by the following main business lines:

Note:

(1)	According to the F&S Report.

●	Digital Agricultural Commerce Services. Our digital agricultural commerce services are mainly offered via Yimutian App, complemented by sales-assistance services offered via Douniu App. Launched in 2015, Yimutian App is a versatile, merchant-friendly B2B e-commerce platform designated for sellers from agricultural production bases or factories and buyers scattered in the country. With distinct functions, Yimutian App is the front line of our online traffic attraction to facilitate modular product posting, portray merchant profiles and distribute information to complete the transaction matching. To complement the agricultural e-commerce business and address the downstream need of agricultural product transaction on the wholesale level, we offer agricultural product sales-assistance services which connect sellers with wholesale stallholders via Douniu App. It complements Yimutian App with first-hand market information from the offline transactions and refines our omni-channel in reaching the great majority of fragmented merchants groups. We mainly monetize our digital agricultural commerce services through membership services, value-added services and transaction services.

●	Agricultural Sourcing and Trading Services. In 2024, we launched a new business venture — agricultural sourcing and trading — to penetrate deeper in the supply chain under the brand name “Wolaicai,” which phonetically resembles “I purchase for you” in Chinese. Through the agricultural sourcing and training business, we position ourselves as brokers of agricultural products and directly make the deal and procure agricultural products from cultivation and production sites for buyers with regional or bulk procurement capacities, achieving greater transaction efficiency in the upstream of the agricultural product supply chain. Our value proposition for this business line is to provide consistently high quality pre-sale and post-sale services for buyers of agricultural products. We primarily monetize this business by completing transactions with buyers and sellers through our sales representatives at offline stores.

●	Smart Farming. Drawing on knowledge and resources we accumulated from years of providing digital agricultural commerce services, we launched our smart farming business in 2023 through collaboration with local business partners to selectively cultivate produce based on market demand. We strategically select produce that are cultivated in limited regions during a short window of the year but with strong economic potential, and strategically plant these produce in production region and during cultivation season that complement its original production region and cultivation season. After successful trial planting of a selected produce, we commence large-scale production applying innovative cultivation technologies and subsequently promote and sell these products to agricultural buyers with regional or bulk procurement capacities, wholesalers and merchants online and offline through our digital agricultural commerce services. As our agricultural sourcing and trading services continue to scale, new business opportunities from the demand side on Yimutian App or from wholesale markets are expected to further propel growth of our smart farming business. We believe that our innovative cultivation strategy based on our industry insights and propelled by our newly launched agricultural sourcing and trading services can effectively diversify the production areas and timing of a specific produce and enable us to stagger production and market availability, filling the market gap left by the decline of specific produce varieties in their original production regions after their production season ends, ultimately achieving a continual supply of agricultural products throughout the year. We mainly monetize our smart farming business through sales of the agricultural products.

●	Other Digital Agricultural Solutions. Agricultural production bases are vital to our business, which incentivizes us to further penetrate into localized service suites with other digital agricultural solutions. We started helping scalable agricultural production bases focusing on individual agricultural products in 2019 through consulting, brand promotion and digital agricultural training programs. Leveraging our proprietary digital agricultural system, we mainly monetize through providing information and offering brand promotion services with interface of real-time market quotation analysis.

Our business lines are deeply interconnected and together solidify our leadership position in the agricultural B2B industry. Our digital agricultural commerce services represent where we start our business and are designed to serve sellers of agricultural products, including farmers, agricultural production bases, agricultural production cooperatives, food processing manufacturers and merchants, and business buyers, such as restaurants and grocery stores, who trade agricultural products directly from the respective agricultural production bases. To serve sellers and buyers on a wholesale level, we also offer agricultural product sales-assistance services which connect sellers with wholesale stallholders to complement our digital agricultural commerce services. Our platform therefore seamlessly combines online and offline scenarios for transactions of agricultural products and is able to reach all types of participants in the supply chain.

Drawing on our extensive experience in the industry and the valuable market insights we have accumulated into agricultural commerce, along with the vast amount of data we have gathered on industry participants, user behavior, and transaction matching, we have expanded our offerings to include other digital agricultural solutions. These solutions cater to merchants seeking in-depth market information and brand promotion services. Our proprietary digital agricultural solution platform, which is purposefully built to analyze current market dynamics, presents accurate price predictions, generates detailed reports on pricing and circulation of agricultural products from farmland to various marketplaces, showcasing our data analytics and overall technology capabilities. By conducting in-depth analyses of price trends, nationwide circulation of agricultural products, and merchant behavior, we are well-positioned to enhance our services and deliver better customized recommendations to merchants on our platform, which will in turn improve merchant loyalty and enable us to gain deeper insights into the circulation of agricultural products, creating a flywheel effect.

As we have accumulated valuable knowledge, information and industry know-how on agricultural product categories, production region, market information, upstream and downstream sales cycle, and supply and procurement trends, as well as fostered deep relationships with various upstream and downstream participants in the agricultural product supply chain through years of operations of our digital agricultural commerce services via Yimutian App, we launched smart farming business in 2023 through collaboration with local business partners to selectively cultivate produce bases on market demand, in order to diversify our monetization channels and capture new growth opportunities. As the business was in the trial-and-error stage, revenue generated from smart farming was immaterial in 2023. Our involvement in smart farming has provided us with valuable insights into the upstream agricultural product supply chain. These insights have been instrumental in identifying potential monetization channels that we plan to explore and develop in the future.

In addition, we recognize that online e-commerce platforms face inherent limitations in fully encompassing the entire agricultural product supply chain, as wholesale-level transactions frequently occur offline. The offline agricultural product market is characterized by a dynamic environment, with fluctuating market conditions and a complex transaction process that includes receipt, inspection, sorting, packing, and logistics. Furthermore, the market is often challenged by non-transparent pricing, lack of product standardization, variable supplier fulfillment capabilities and a general lack of post-sale services. These factors have contributed to a growing market demand for standardized transaction services that offer transparent pricing and reliable and quality pre-sale and post-sale support. In response to these challenges, and by leveraging our deep insights into the agricultural product supply chain as well as our extensive network of buyers and sellers, we entered the agricultural sourcing and trading business in 2024, broadening procurement channels and sales channels for regional buyers and local agricultural producers and processors, respectively, and facilitating sales with reliable, real-time market information and consistent quality and timely deliveries, achieving greater transaction efficiency in the upstream of the agricultural product supply chain and leading to increased repeat purchases. This reliability is crucial for maintaining a strong buyer base on the Yimutian App. Our smart farming business could also leverage the success of our agricultural sourcing and trading business to further integrate the supply chain. By ensuring quality and other specifications of products at production sites, we can offer consistently high-quality products to buyers. This integration reduces supply chain disruptions and enhances the overall efficiency of our business.

Our comprehensive services have positioned us as a platform that encompasses the full spectrum of agricultural supply chains, delivering significant values to both sellers and buyers. With our suite of offerings, a typical business flow begins with the strategic selection of produce that currently have single production region and single cultivation season but with strong economic potential, and strategically planting these produce in production region and during cultivation season that complement its original production region and cultivation season. After successful large-scale production of the produce through our smart farming business or by other agricultural producers, we may connect with and sell the produce through our agricultural sourcing and trading business to buyers with regional or large-scale procurement capacities who indicate interests to procure products online via our Apps or offline at wholesale markets. Meanwhile, our digital agricultural commerce services and other digital agricultural solutions can be further iterated and enhanced through our collection of first-hand account of transaction data and behaviors from our smart farming and agricultural trading and sourcing business.

Through our dedication in the past decade, we have achieved widespread market acceptance evidenced by our high merchant stickiness and top-line growth. We typically attract and accumulate paying merchants through value-added services, such as advertising service, offered on our platform. As some merchants achieve higher sales of products through utilizing such value-added services on our platform, they tend to subscribe for membership of our flagship product which provides a suite of online tools to further help merchants boost their sales, such as hosting premium storefronts on our platform. The paying merchants of our flagship product, who mainly receive our services on an annual basis, on average spent approximately RMB5,243 (US$723) in 2024. Such paying merchants on average spent approximately RMB5,248 in the six months ended June 30, 2024 and RMB5,896 (US$823) in the six months ended June 30, 2025. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting Our Results of Operations — Our ability to improve and expand service offerings” for details. We recorded total revenues of RMB187.5 million in 2023 and RMB161.3 million (US$22.2 million) in 2024. In the six months ended June 30, 2024 and 2025, our total revenues reached RMB80.9 million and RMB66.4 million (US$9.3 million), respectively. Industry tailwind in digitalization of infrastructure, such as the rapid deployment of 5G communication networks and growing penetration of digital payment systems in rural areas of China as well as the adoption of advanced digital technologies in the agricultural sector, facilitates the traceability of agricultural products and enhances the distribution efficiency of agricultural products, thereby laying the foundation for the operation and growth of our agricultural B2B platform. As we are still in the early stage of monetization, given our broad merchant base, we are poised for growth across multiple new monetization channels and through value-added services throughout the supply chain of agricultural products. We incurred net losses of RMB105.6 million and RMB34.9 million (US$4.8 million) in 2023 and 2024, respectively. In the six months ended June 30, 2024 and 2025, we recorded net losses of RMB17.4 million and RMB14.9 million (US$2.1 million), respectively.

Market Opportunities

Feeding over 1.4 billion population scattered in 9.6 million square kilometers has never been easy. Information asymmetry and low cost efficiency due to the multi-layer and vertical structure of agriculture products circulation have long been the transaction paradigm in mainland China. Agricultural B2B e-commerce platforms are born to address these pain points by connecting industry stakeholders and offering seamless experience via omni-channels, providing one-stop solutions from searching, matching and transacting, to transportation facilitation and settlement. In recent years, this industry has grown quickly driven by rapid technological developments. According to the F&S Report, the overall size of China’s agricultural B2B e-commerce platform reached approximately RMB132.7 billion in 2024, and is expected to grow to RMB284.2 billion in 2029, representing a CAGR of 17.5% from 2025 to 2029. On top of that, agricultural B2B platform digital service market is also experiencing stellar growth due to increasing popularity of centralized scale production and advancement of technologies. It reached a total market size of RMB1,629.6 million in 2024 with a 5-year CAGR of 36.7% from 2025 to 2029, according to the F&S Report. We believe that our overall leading position in the industry, in particular, our strengths in technological capabilities and market insights, make us well-positioned to benefit from the significant growth opportunities.

Our Strengths

We believe our success is primarily attributable to the following key competitive strengths:

Agricultural B2B platform leader

We are the largest agricultural B2B platform in mainland China, in terms of monthly active merchants in 2024, according to the F&S Report. Our platform had over 40 million merchants as of June 30, 2025. In 2024, our platform facilitated approximately 147 million searches, 583 million calls and instant messages, and over 187 million potential transactions. In the six months ended June 30, 2025, our platform facilitated approximately 53 million searches, 313 million calls and instant messages, and over 118 million potential transactions. As of June 30, 2025, the merchants presented approximately 21 million SKUs on our platform. As of the same date, our geographic footprints covered over 340 cities and 2,800 counties, representing over 65% of the primary and secondary agricultural wholesale markets in mainland China. Leveraging the network coverage, we bridge demand and supply for those merchants scattered across vast geography and provide them with a full spectrum of services from transaction matching to proceeds settlement. This led to our accumulating 3 million newly registered merchants on our platform throughout 2024. The paying merchants of our flagship product, who mainly receive our services on an annual basis, on average spent RMB5,243 (US$723) in 2024. Such paying merchants on average spent approximately RMB5,248 in the six months ended June 30, 2024 and RMB5,896 (US$823) in the six months ended June 30, 2025.

Over the 14 years since our founding, we have garnered widespread recognition and brand awareness in the agricultural B2B industry, as evidenced by our strong brand loyalty and merchant stickiness. In 2024 and in the six months ended June 30, 2025, over 44% of new merchants on our platform were attracted organically by word-of-mouth. This has not only validated our position in the market but also significantly optimized our operational efficiencies. Our strategic focus on organic growth has yielded substantial cost savings. In 2024 and the six months ended June 30, 2025, our average merchant acquisition cost was RMB8.15 and RMB7.27, respectively, enabling us to achieve economies of scale.

Pioneer in China’s agricultural product supply chain

We have been in the forefront of innovation of agricultural commerce business, continually expanding and evolving our offerings. Initially, we reshaped the transaction process by moving it from offline, manual operations to online omni-channels. This allowed us to serve various transaction scenarios effectively. Over time, we have extended our services beyond merely connecting buyers and sellers. We now offer comprehensive services to participants throughout the supply chain of agricultural products, expanding our focus from the midstream to cover both upstream process including planting and downstream process such as wholesale.

Before the introduction of our Yimutian App and digital agricultural commerce services, traditional agricultural B2B transaction paradigm suffered from inefficiencies stemming from two main issues: information asymmetry and low cost efficiency. The multi-layered and vertical structure of agricultural transactions and information flow limited access to real-time demand and supply. Addressing these challenges, we adopted a systematic approach to streamline the transaction process and improve overall efficiency.

In response to the industry pain points, we initially focused on transaction matching, transforming it from an offline, trial-and-error process to a fast and efficient online omni-channel experience. Through such transition, we have significantly reduced the time required for transactions, while still maintaining the valuable firsthand information we gather offline. Industry tailwind in 2018 further fueled the digitalization of agricultural product transactions, prompting us to expand our services, such as various value-added advertising and contact privilege services via a suite of online tools. This further enhances merchants’ experience as we are not only fulfilling their needs but also stimulating potential demands that merchants themselves might not be aware of. Building upon the momentum of the agri-tech industry and leveraging our expertise and resources, we have further expanded our service offerings and tapped into the smart farming and agricultural sourcing and trading businesses through collaboration with local business partners and recruiting sales representatives around cultivation and production sites to capture new business opportunities. This comprehensive approach allows us to cater to the entire agricultural product supply chain, providing a wide variety of services to all stakeholders. We remain unwavering in our quest for innovation and continue to seek new growth opportunities in collaboration with our valued stakeholders.

Superior and versatile technology capabilities

Technology has been the cornerstone of our business since our inception. Our proprietary agricultural algorithm processes terabytes of information daily and is accurate and efficient to sort out matching problems amongst buyers, sellers and a vast range of SKUs, according to the F&S Report. Our robust data processing enables us to excel in traffic attraction and merchant engagement. We utilize Content Recommendation Engines (CRE) to tailor visual and textual content based on a merchant’s profile, compiled using comprehensive Software Development Kit tools. In addition, we deploy voice call robots that utilize technologies including Automatic Speech Recognition, Neural Text To Speech (Neural TTS) and Natural Language Understanding. The integration of various frontier technologies allows our sales robots to instantly grasp merchants’ needs and provide them with optimal solutions. The efficacy of our sales robots is evidenced by their 14 million outbound calls in 2024 and approximately 3 million outbound calls in the six months ended June 30, 2025, respectively.

Our technology infrastructure is purposely built to be modular, allowing for seamless upgrades and maintenance. We further stabilize our operations through multi-cloud server architectures and automate local deployment processes. We are also investing in advanced AI capabilities to further enrich our suite of offerings, with plans for features such as digital human interfaces.

We place great emphasis on our research and development team, the leanest but most quality one of our industry, according to the F&S Report. The team is led by industry veterans with years of experience working with internet giants and who have developed profound insights in technology adoption in the agricultural B2B industry. Approximately 63% of our R&D employees are senior engineers with over 5 years of work experience as of June 30, 2025.

Comprehensive knowledge graph and deep industry know-how

We have been constructing our dynamic quotation database since day one. The database encompasses a wide array of quotation details, including place of production, annual launch date and price change history of different agricultural products. Our diverse and extensive merchant base, which has expanded from only brokers to farmers, agricultural production bases, agricultural production cooperatives and food processing manufacturers, has also significantly contributed to our database. The rich data we have accumulated feeds into our intricate knowledge graph. This graph not only connects sellers and buyers but also powers our localized, tailored product offerings. It serves as the backbone of our service, enabling us to present optimal options to our merchants instantly, at the touch of a button. We believe our knowledge graph and industry insights also provide a solid foundation for our future initiatives.

Visionary management team

We have assembled a management team of technology veterans with industry leading know-how on the agriculture industry and agricultural product transactions. Mr. Jinhong Deng, our founder and Chief Executive Officer, is a pioneer in the “internet plus agriculture” industry with over 15 years of experience. In 2009, Mr. Deng led the largest rural informationization project in China, which aimed to increase the availability of rural information on the internet. As a result, over 300,000 rural areas and a significant number of agricultural products from these areas became searchable and accessible through the internet, and farmers began to learn about and engage in online transactions for agricultural products. Through this endeavor, Mr. Deng recognized the immense development potential with the rural market in China and his early initiatives laid the foundation for our current agricultural B2B platform, which was founded based on his deep understanding of the industry and commitment to driving digital transformation in rural areas.

Our management team has demonstrated strong execution capabilities to develop and implement business strategies that have led to our current success. Over the past decade, our business has transformed from a platform that offered information and matching services to a platform that encompasses the entire supply chain of the agriculture industry and provides services through both online and offline channels. With our management team’s relentless pursuit in making every acre of land more valuable, we continue to build up our technology capabilities, develop rural agricultural infrastructure and propel the digitalization of the agriculture industry.

Strategies

To further solidify our market leadership, we intend to pursue the following strategies.

Reinforce our market leadership position in the agricultural B2B industry

As we chart our path forward, we plan to reinforce our market leadership position by improving and expanding our services online and offline and attracting more and loyal merchants.

We plan to continually upgrade and optimize our services, such as refining our comprehensive value-added services, launching data-driven robot customer service, and providing merchants with more diversified online and offline marketing tools. By continually updating and iterating our services, we aim to achieve more accurate recommendation and matching functions for sellers and buyers, bring merchants a better and more efficient transacting experience, and therefore improve the retention rate.

We intend to expand our reach both online and offline. This involves growing our Douniu App business through establishing connections with more stalls at wholesale markets and expansion of the SKUs available on the Douniu App to include frozen foods and other food products. We are also looking to attract more sellers of agricultural products at the agricultural production bases to our platform and broaden our newly launched agricultural sourcing and trading business and our e-commerce services. For example, we plan to provide category operation, merchant operation, and buyer operation services, and set up performance-based fulfillment mechanisms for small and medium-sized businesses that can provide standardized online transacting and fulfillment services, such as restaurants, supermarkets, factories, and agricultural commerce companies.

To attract more merchants to our platform, we plan to strengthen our brand awareness through a combination of online and offline marketing channels, such as increasing online advertising, providing offline services for production and sales sites, conducting more offline training and conferences. We plan to convert non-paying merchants into paying merchants that subscribe for our membership services, and purchase value-added services on Yimutian App or sales-assistance services on Douniu App through online and offline marketing and showcasing the efficacy of using such services. We also expect to introduce new features and services through identifying merchants’ unmet needs to retain existing paying merchants and attract new paying merchants. We plan to leverage upselling and cross-selling techniques, such as promoting value-added services or Douniu App membership services to members of the Yimutian App, to maximize revenue from our existing merchant base.

Further expand our innovative businesses

We plan to increase investment in innovative businesses, diversify our revenue streams and improve our monetization capabilities. We focus on key sectors such as agricultural sourcing and trading and smart farming to not only increase our revenue diversity but also to solidify merchant loyalty to our platform, enhancing our influence throughout the supply chain of the agricultural B2B industry.

For growing agricultural sourcing and trading services under the brand name of “Wolaicai”, we are developing a comprehensive market expansion strategy through continuous offline field research and online data and information analysis. As part of this strategy, we plan to initially establish offline stores in selected county areas to capture the market share of local agricultural supply, thereby forming a first mover advantage. Building on this foundation, we expect to further expand the number of stores or convert local merchants to join our franchise network, with the goal of establishing market dominance. More specifically, as a first step, we plan to focus on several key areas to enhance market presence and operational efficiency. First, we aim to expand our team of sales representatives, increasing the number of well-trained people who can manage procurement at cultivation and production sites. This expansion is crucial for scaling our operations and meeting the growing demand from buyers. To support this, we plan to invest in robust recruitment and training programs to ensure new hires are well-equipped to handle the complexities of agricultural sourcing. Second, we plan to leverage our extensive data from the Yimutian App to identify emerging market trends and buyer preferences, allowing for more targeted and efficient sourcing. By understanding the specific needs of buyers, we can optimize the procurement process and offer competitive pricing under our agricultural sourcing and trading business. Additionally, we are focusing on building strong relationships with production sites, securing long-term contracts that guarantee a stable supply of high-quality products. This stability is essential for maintaining buyer trust and ensuring consistent fulfillment of orders. Lastly, we are exploring technological advancements, such as digital invoicing and traceable payment systems, to streamline operations and enhance transparency.

We believe Wolaicai will play a crucial role in our overall business growth by leveraging its extensive network of sales representatives and robust procurement capabilities to ensure steady demand for our smart farming products. The data and market insights from Wolaicai will inform our smart farming strategies, allowing us to prioritize on high-demand SKUs and optimize production processes. We plan to expand smart farming to cover more SKUs, refine farming practices through technological integration, and diversify the business model from direct operation to a mix of direct operation and franchising. This synergy between Wolaicai and smart farming is expected to create a powerful growth engine, ensuring a consistent supply of high-quality products, meeting market demand efficiently, and driving sustainable revenue growth.

Continue to invest in infrastructure development and technology innovation

To sustain and broaden our leadership in the agricultural B2B industry, investing in digital infrastructure and technological innovation is central to our strategy. Our focus extends from enhancing user experiences to advancing our proprietary algorithms and data models, all tailored to the specific demands of this sector.

We aim to develop an agile, secure, and scalable digital infrastructure that empowers merchants at every stage of the agricultural product supply chain. Our objective is to refine tech-driven online tools that provide merchants intelligent and accurate matching services along with enhanced sales and marketing functionalities. This will allow for a seamless, secure and efficient transaction experience, cementing our reputation as the go-to platform for high-quality agricultural products.

We plan to further enhance our data analysis and application capabilities, improve the knowledge graph for the agricultural products industry, and optimize our data models bespoke to this industry. We aim to create more applications based on big data analysis, cloud computing, and other advanced technologies to facilitation the efficient circulation of agricultural products. In line with this, we expect to continue to upgrade our existing big data analysis platform to better support the digitization of the entire agricultural product supply chain in mainland China, from planting and distribution to sales.

To propel our innovation, we plan to strengthen our research and development capabilities by top-tier talent in software engineering and data science, among other cutting-edge technologies. These investments will not only aid in optimizing current operations but will also pave the way for future innovations, securing our foothold as a market leader in the agricultural B2B industry.

Selectively pursue strategic partnerships, investments and acquisitions

We plan to selectively pursue strategic partnerships, investments and acquisitions to explore synergetic effects, aiming to foster synergies and further advance our operations. This targeted approach will not only broaden our portfolio of services but also enhance our capabilities in management. Ultimately, we expect to enrich our business landscape to reinforce our leading position in mainland China’s agricultural B2B industry. As of the date of this prospectus, we had not identified any target for investment or acquisition.

Our Business Model

Our journey in the agricultural B2B industry began with a platform for information and matching services via Yimutian App. The evolution of the agriculture industry propelled by government policies, the permeability of online services and the changing composition and behavior of the participants in the agriculture industry provided us with numerous opportunities. Driven by our mission to make every acre of farmland more valuable and harnessing the rising opportunities in the agriculture industry, we have upgraded our business model and successfully built the largest agricultural B2B platform in mainland China in terms of monthly active merchants in 2024, according to the F&S Report.

In facilitating transactions of agricultural products, we have the following main lines of business: (i) digital agricultural commerce services for efficient circulation of agricultural products, which are mainly offered via the Yimutian App, a versatile, merchant-friendly B2B e-commerce platform, complemented with offline, sales-assistance services via Douniu App, a platform matching offline transactions of agricultural products between sellers and wholesale buyers, (ii) agricultural sourcing and trading services that focus on reliable transaction services with sellers at cultivation and production sites and buyers with unmet or underserved demand, (iii) smart farming business, where we selectively cultivate produce based on our industry insights and (iv) other digital agricultural solutions, which primarily entail consulting, brand promotion and digital agricultural training programs. Our platform had over 40 million merchants as of June 30, 2025. In 2024, our platform facilitated approximately 147 million searches, 583 million calls and instant messages, and over 187 million potential transactions. In the six months ended June 30, 2025, our platform facilitated approximately 53 million searches, 313 million calls and instant messages, and over 118 million potential transactions. As of June 30, 2025, the merchants presented approximately 21 million SKUs on our platform. As of the same date, our geographic footprints covered over 340 cities and 2,800 counties, representing over 65% of the primary and secondary agricultural wholesale markets in mainland China. As of the date of this prospectus, we have established 12 offline stores in mainland China to trade agricultural products at cultivation and production sites with sellers and buyers.

Value We Bring to Merchants

Our agricultural B2B platform serves various participants in the agricultural product supply chain comprising both sellers and buyers of agricultural products. The seller side primarily includes farmers, agricultural production bases, agricultural production cooperatives, food processing manufacturers and brokers, while the buyer side mainly includes business buyers such as wholesale buyers, restaurants and grocery stores. We act as a bridge that connects sellers and buyers in the agricultural product supply chain by providing them with a full spectrum of services, from presentation of productions and marketing information, product standardization, marketing, researching and matching of agricultural supply and demand, to coordinating transportation of products and settling sales proceeds, in order to resolve information asymmetry, facilitate agricultural product transactions and maximize transaction efficiency.

With our purpose-built technology solutions and extensive industry insights, we are poised to enhance efficiency in the circulation of agricultural products. We strive to achieve a virtuous cycle through offering quality services to industry participants throughout the agricultural product supply chain and further honing our expertise in the agricultural B2B industry leveraging our data insights, thereby providing more personalized and satisfactory services to merchants and solidifying our market leading position.

Value to sellers of agricultural products

We deliver benefits to sellers of agricultural products, including farmers, agricultural production bases, agricultural production cooperatives, food processing manufacturers and brokers of agricultural products, in the following ways:

●	Nationwide agricultural product circulation network. Our platform provides sellers of agricultural products with a broad and diverse agricultural product circulation network on a nationwide basis and connects them with numerous buyers in various locations.

●	Transparent and real-time information. Real-time information on supply, demand and pricing makes agricultural product transactions transparent and helps farmers maximize their economic interests. The insightful knowledge graph empowers sellers to timely identify the most suitable markets with the highest demand and best prices of agricultural products, especially with respect to crops that are harvested only during a particular season of the year. Therefore, sellers can complete transactions promptly and at competitive prices, reducing the risk of losses in situations where the agricultural products begin to perish due to prolonged selling window and potentially increasing sellers’ financial returns.

●	Valuable sales and marketing services. We offer sales and marketing services via a suite of online tools, among others, which enable sellers to effectively promote their products targeting buyers with such demand via online chats, among other channels, saving a substantial amount of time and resources during the agricultural product transaction process.

●	Secure and reliable transaction process. Our platform offers a secure and reliable payment settlement process to ensure sellers are paid promptly after the sale of their products.

Value to buyers of agricultural products and stallholders

We collaborate with and support stallholders at wholesale markets to address the needs of business buyers. We deliver benefits to business buyers and stallholders in the following ways:

●	Optimal and stable buying options. Capitalizing on our industry insights, our platform presents stallholders and business buyers price quotation and other market information on numerous agricultural products, allowing them to compare prices and purchase the exact products that they need. Moreover, business buyers, including restaurants and grocery stores, can timely secure alternative supply channels should they suffer from temporary or permanent supply shortage.

●	Product standardization guidelines. With our profound insights into local wholesale markets, we have established guidelines for classification of agricultural products, which we adopt to guide sellers during the cultivation stage, so that the agricultural products they sell will meet the standards prescribed by local wholesale markets. As such, stallholders and business buyers can easily procure agricultural products that meet their specifications.

●	Disintermediation and transparency. Our platform effectively reduces vertical layers of intermediaries throughout the industry chain by connecting sellers and buyers of agricultural products via the platform, and in turn reduces the costs in relation to the circulation of agricultural products, such as commission fees traditionally paid to intermediaries and communication costs spent to physically visit different wholesale markets to identify the best prices.

●	Payment security. Our platform not only provides convenience to buyers as they are not required to physically examine the agricultural products on sale, but also ensures security of payments after-sale by releasing the payment only upon buyers’ confirmation of receipt and satisfaction of the products they ordered.

Digital Agricultural Commerce Services

Our digital agricultural commerce services are mainly offered via Yimutian App, complemented by Douniu App. Yimutian App is a versatile, merchant-friendly e-commerce B2B platform designated to connect and match sellers and business buyers to conveniently trade agricultural products. To sellers, Yimutian App provides them with a platform to advertise their products to millions of potential buyers through social commerce and interface displaying detailed product descriptions and a secure payment system for them to receive proceeds from sales. To business buyers, Yimutian App offers them a communication channel to express their needs for products and the relevant specifications, and a sustainable procurement channel that helps them access agricultural products of high quality at affordable prices. Equipped with market insights on agricultural product supply and demand accumulated over a decade, Yimutian App has become a digital foundational tool to our company, building upon which we have further expanded our business throughout the agricultural product supply chain. To complement the agricultural e-commerce business and address the need of agricultural product transaction on the wholesale level, we offer agricultural product sales-assistance services via Douniu App. Douniu App focuses on facilitating offline transactions and circulation of agricultural products that are typically perishable and are sold on a per-truck basis from their agricultural production bases to wholesale markets. Through Douniu App, sellers of agricultural products are able to conveniently find stalls at wholesale markets to sell their products. On the other hand, stallholders, who receive first-hand information of buyers’ demand and serve as the intermediary channel for wholesale-level distribution, can promptly publicize unfulfilled market demand for certain types of agricultural products on Douniu App. As of June 30, 2025, we had facilitated efficient circulation of agricultural products on the wholesale level with a broad geographic reach covering 70 cities and more than 11,000 stalls in mainland China. In addition, sellers and buyers can also carry out entirely online transactions on our platform for certain types of agricultural products.

In particular, our digital agricultural commerce services mainly benefit sellers of agricultural products and business buyers in the following ways:

Information presentation. Our platform presents to sellers of agricultural products a wide array of market information and broader sales channels. To address information asymmetry in the agricultural product circulation process, we draw on our analytics capabilities and our on-site staff’s effort to collect information on the circulation of agricultural products from their respective cultivation sites to different marketplaces, and on the prices of agricultural products at stalls of different regional wholesale markets. We present sellers a panoramic view via our Apps on the circulation of the types of agricultural products that they intend to sell, so that they are well-informed to make important business decisions on where to sell, among others, which largely determine the return of their hard work in the past several months.

Direct purchase channel. Yimutian App is distinct from a traditional e-commerce platform, through which buyers are rarely provided the opportunity to express their preferences before placing an order. In addition to enabling sellers to efficiently sell agricultural products, Yimutian App adopts a direct purchase channel, empowering business buyers to post their demand and specifications for a particular agricultural product so that interested sellers could directly reach out to such buyers and deliver goods that meet their specific needs.

Targeted sales and marketing services. From the seller side, sellers can establish their online presence, and promote and sell products directly to interested buyers online. We offer sellers multiple marketing options, including membership programs and value-added services for brand and product promotion, for which we charge membership fees and value-added services fees, at different price points in order to meet their various marketing needs and budgets. With our large buyer base and data insights into product review and rating, we help sellers who offer agricultural products of exceptional quality build up their online presence and thereby gain online traffic. From the buyer side, we have built advanced algorithms into the Apps that we offer to optimize product selection for business buyers. Leveraging our profound insights into buyers’ preferences, which we accumulated in the past 14 years of operation, we train our algorithms to be capable of making accurate personalized recommendations to business buyers, which serve as an effective targeted marketing tool for us to attract and retain business buyers. We also collaborate with stallholders at wholesale markets allowing them to use our Apps and broaden their communication channels to sellers of agricultural products.

Sales-assistance services. Subject to the need of sellers, we provide sales-assistance services to sellers who wish to save time and efforts in traveling long distance for the sale of agricultural products at wholesale markets by connecting them with wholesale stallholders and charge them transaction-based service fees.

Product standardization guidelines. The acceptance criteria for a particular type of agricultural product varies at wholesale markets of different regions in terms of size, shape, packaging and others. For example, stallholders in Beijing Xinfadi wholesale market might require paper packaging for agricultural products, while stallholders at wholesale markets in Shanghai typically prefer plastic packaging. Such difference is primarily due to local preferences of business buyers. We collect and present information on grading and standardization of agricultural products to sellers of agricultural products to save their cost for manually collecting market information and reduce the risks of their products being rejected by local markets. Our offline team regularly visits stalls at different wholesale markets, records and reports the specific requirements for agricultural products from business buyers in different regions of mainland China. Capitalizing on our industry insights accumulated from both online and offline operations, we present refined information to sellers of agricultural products either via an interactive user interface of our Apps or by our product specialists in person.

Transportation information. Sellers of agricultural products can receive dispatch and pickup services through our nationwide truck drivers’ network, specifically, by connecting a large number of truck drivers who publish information about the transportation services they offer on our platform with sellers in need. Traditionally, it takes time for sellers of agricultural products to establish long-term relationship with reliable truck drivers to transport their products to wholesale markets. The parties on both sides of the transaction are often unsophisticated in setting up the terms of service and end up suffering from losses when the drivers fail to deliver perishable products before market closes regardless of contribution of fault. Sellers can save the cost to find quality truck drivers through the logistics services provided by third parties available on our platform. Sellers can be rest assured that their products are promptly delivered to wholesale markets. Additionally, truck drivers that engage with our platform are benefited from receiving prompt payment, as delivery fees are typically paid around 48 hours upon delivery, as opposed to payment upon completion of sale under the conventional transaction model, which usually takes approximately a week.

Transaction security. A major challenge in e-commerce transactions is that the quality of products may not meet the buyers’ expectations upon delivery. The challenge is more prominent for agricultural products because they are typically perishable and product returns make them more likely to become unsaleable, and they are often sold in large quantities via our platform. To address such challenges, our platform is designed to allow business buyers on our platform to make specific requirements about the quality, quantity and other criteria of the products they need to align the buyers’ and sellers’ expectations in advance to enable more successful transactions. To enhance the overall transaction security of buyers who transact online through our platform, buyers’ payments will not be released until they confirm satisfactory receipt of the products purchased, and we also provide prompt after-sales customer service support in the event they receive products with material defects. In addition, we encourage sellers on our platform to make a deposit that may be withdrawn to compensate buyers in cases of buyer dissatisfaction and complaints. Additionally, Douniu App helps sellers of agricultural products secure their revenue within a shorter time frame upon satisfaction of their performance. To ensure transaction security, the payment process requires stallholders to upload their electronic accounting entries or pictures of accounting records after they complete a transaction with their customers. Once a transaction is completed and recorded by stallholders, the sales proceeds will be disbursed to sellers after deducting transaction-based service fees and other relevant fees in the sales process, such as labor cost and logistics service fee. We deploy on-the-ground staff to inspect the transaction processes to maintain the integrity of the payment settlement mechanism.

Revenue from our digital agricultural commerce services is mainly derived from (i) membership services, (ii) value-added services, and (iii) transaction services. In 2023 and 2024, revenue from digital agricultural commerce services was RMB170.9 million and RMB152.6 million (US$21.0 million), respectively, representing 91.1% and 94.6%, respectively, of our total revenue for the corresponding year. In the six months ended June 30, 2024 and 2025, revenue from digital agricultural commerce services was RMB76.5 million and RMB63.7 million (US$8.9 million), respectively, representing 94.7% and 95.9%, respectively, of our total revenue for the corresponding period.

Agricultural Sourcing and Trading Services

In recent years, we recognize that online e-commerce platforms face inherent limitations in fully encompassing the entire agricultural product supply chain, as wholesale-level transactions frequently occur offline. The offline agricultural product market is characterized by a dynamic environment, with fluctuating market conditions and a complex transaction process that includes receipt, inspection, sorting, packing, and logistics. Furthermore, the market is often challenged by non-transparent pricing, lack of product standardization, variable supplier fulfillment capabilities, and a general lack of post-sale services. These factors have contributed to a growing market demand for standardized transaction services that offer transparent pricing and reliable and quality pre-sale and post-sale support.

In 2024, we launched a new business venture — agricultural sourcing and trading — under the brand name “Wolaicai” in response to these challenges and to penetrate deeper in the agricultural supply chain. The market for agricultural sourcing and trading in China is vast and holds significant potential. Its market size reached RMB2.3 trillion in 2024 and is expected to grow further, reaching RMB3.0 trillion in 2028. Through the agricultural sourcing and trading business, we leverage our market insights accumulated from the Apps, as well as our extensive network of buyers and sellers, and directly make the deal and complete the transaction between local agricultural producers and processors from cultivation and production sites and buyers with regional or bulk procurement capacities in both online and offline environment, achieving greater transaction efficiency in the upstream of the agricultural product supply chain. By establishing stores around select cultivation and production sites, we deploy three to four sales representatives that procure fresh harvests from local farmers and cooperatives and sell those products within a short time to business buyers who express interests in such products with specified standardization requirement. In addition, we also sell agricultural inputs such as fertilizers to sellers for their convenience and as a way to expand our revenue sources.

The new business venture provides local agricultural producers and processors with real-time market information on product standardization and pricing, mitigating risks arising from information asymmetry between individual brokers and the producers and processors. To buyers, the agricultural sourcing and trading business shortens the business process for buyers with regional or bulk procurement capacities, reducing their costs in relation to site visits and the risks agricultural product losses due to extended storage.

Additionally, our robust network of sales representatives that function as local and regional brokers plays a crucial role in this business line. These brokers are responsible for managing procurement at production sites, ensuring that the products meet the required standards and are delivered on time. Their expertise and local knowledge enable us to source high-quality products consistently, further enhancing the reliability of our services.

The integration of our agricultural sourcing and trading services with our existing offerings, such as the Yimutian App, allows us to leverage vast amounts of data on buyer behavior and market trends. This data-driven approach enables us to identify emerging market opportunities and tailor our sourcing strategies accordingly. By understanding the specific needs of our buyers, we can optimize our procurement processes and offer competitive pricing, thereby attracting more merchants to our platform. To ensure the quality of our personnel and sustainability of this business line, we have implemented a sales representative evaluation mechanism, retaining only the sales representatives with stellar performance in the longer term. We believe that a stable and high quality workforce would ultimately contribute to a high profit margin for this business line.

The diagram below illustrates our agricultural sourcing and trading services and our core capabilities:

Smart Farming

Riding on years of experience in serving buyers and sellers to facilitate transactions of agricultural products, we have accumulated valuable knowledge, information and industry know-how on agricultural product categories, production regions, market dynamics, upstream and downstream sales cycle, and supply and procurement trends. We have also fostered deep relationships with various upstream and downstream participants in the agricultural product supply chain. Drawing on such knowledge and resources, we commenced smart farming business in 2023 through collaboration with local business partners to selectively cultivate produce in order to capture new business opportunities and monetize on our actionable industry insights and deep connections with key participants along the agriculture supply chain. As the business was in the trial-and-error stage, revenue generated from smart farming was immaterial in 2023. Our involvement in smart farming has provided us with valuable insights into the upstream agricultural product supply chain, which have been instrumental in identifying potential monetization channels that we plan to explore and develop in the future.

Our smart farming business is closely integrated with our agricultural sourcing and trading services as well as our digital agricultural commerce services, creating significant synergies that enhance the overall efficiency and sustainability of our operations. Leads and orders from our Apps and sales representatives from agricultural sourcing and trading business ensure a steady demand for the products cultivated through our smart farming initiatives. This information helps us identify high-demand SKUs and optimize our production processes to meet market needs efficiently.

As we are availed of each of the key steps along the supply chain, from product selection and planting to marketing, distribution, and direct sales through our smart farming business, our digital agricultural commerce services can be further refined and enhanced by collecting first-hand accounts of transaction data and behaviors and analyzing evolving merchant needs. This synergy among our business lines creates a powerful growth engine, ensuring a consistent supply of high-quality products, meeting market demand efficiently, and driving sustainable revenue growth.

Other Digital Agricultural Solutions

We pride ourselves for the insights and industry know-hows that we accumulated through our exemplary twelve years of operation. Such insights not only facilitate our optimization of digital agricultural commerce business, but also enable us to pursue other business opportunities, ranging from consulting and brand promotion to digital agriculture training programs. In 2018, we developed and launched our proprietary digital agricultural solution platform purposefully built to analyze the current market dynamics, which has subsequently become the dominant digital agricultural solution in the agriculture industry in terms of transaction volume analyzed/SKU of agriculture products analyzed as of December 31, 2024. This powerful platform presents real-time analyses and dynamic price related information throughout the agricultural product circulation process via a dynamic interface. In particular, market information available thereon includes (i) the trend of supply and demand at different local wholesale markets, (ii) the geographic location of purchase channels, (iii) the types and characteristics of the purchase channels, (iv) the supply and distribution information of production regions, (v) the competitive landscape of production regions, and (vi) the changes in competitive landscape of production regions. With our broad geographic coverage and sustainable seller and buyer network, the digital agricultural solution platform continues to accumulate broad and in-depth information on location of transaction, time of transaction, associated merchants and products, and prices and specifications of agricultural products, among others.

Consulting. The broad and in-depth analyses from the platform have helped us streamline and enhance the operations of our digital agricultural commerce business. As such, we are empowered to match buyers more accurately with sellers of agricultural products meeting buyers’ specifications and enable sellers to increase the market recognition of their brands and harness better opportunities in selling their products to downstream buyers on better price terms. Our technology capabilities and industry know-how have also addressed the policy objectives in revitalizing rural regions of mainland China and developing the agriculture industry through digitalization and have been recognized by local governments in mainland China. With the mission to propel the digitalization of the agriculture industry, we have provided Ministry of Commerce of the PRC with pricing trend and supply and demand information on agricultural products drawing on our distinguished capability in comprehensively analyzing market information.

Brand promotion. With our profound insights into buyers’ preferences and the application of our proprietary knowledge graphs in respect of the circulation of agricultural products, we help local governments in mainland China to build and promote their local agricultural product brands through offline conferences, online advertising and promotion. As such government-sponsored brands attain an increasing level of market recognition, local governments have more pricing power over their locally grown products, thereby generating higher profits and more returns for local farmers and other sellers of agricultural products.

Digital agriculture training programs. With the aim to support local governments in developing the agriculture industry, we pilot a series of digital agriculture training programs under Project Lighthouse, which are training programs offered to farmers with scaled business, agricultural production bases, agricultural production cooperatives and brokers of agricultural products to educate them on how to efficiently broaden their sales channels by selling their products through online platform such as ours. The main objectives of Project Lighthouse are to promote rural economic development and foster the digitalization of the agriculture industry from the upstream of the agricultural product supply chain by educating millennial farmers in different agricultural production bases how to better utilize the internet for business purpose. Since we launched Project Lighthouse in 2020, we have hosted over 100 training programs across mainland China, and the footprints of Project Lighthouse have covered various rural regions of Guangdong, Hunan, Sichuan and Inner Mongolia, among others. Building upon the accolades that we earned from the recipients of the training programs, we not only spread practical know-how on the usage of digital platforms to help sellers of the agricultural products in achieving financial gains, but also effectively broaden our merchant acquisition channels and improve merchant acquisition efficiency.

Revenue from other digital agricultural solutions is mainly derived from technology services to local governments. In 2023 and 2024, revenue from other digital agricultural solutions was RMB17.6 million and RMB8.7 million (US$1.2 million), respectively, representing 9.4% and 5.4%, respectively, of our total revenue for the corresponding year. In the six months ended June 30, 2024 and 2025, revenue from other digital agricultural solutions was RMB4.3 million and RMB2.7 million (US$381.0 thousand), respectively, representing 5.3% and 4.1% respectively, of our total revenue for the corresponding period.

Pricing Strategies

We employ different pricing strategies leveraging our industry insights and depending on the features of services offered.

At the outset, we mainly consider our operating expenses, market condition and characteristics of the agricultural B2B industry when making pricing decisions. On Douniu App, for example, we charge sellers of agricultural products relatively higher fees than those charged to stallholders at wholesale markets, because sellers of agricultural products typically heavily rely on our services only during harvest seasons, while stallholders are in need of our services all year round. Additionally, depending on how our merchant base receives our services, we routinely adjust pricing for profit maximization.

Generally, we offer sellers memberships of digital agricultural commerce services and sales and marketing value-added services at various fixed price tiers leveraging our in-depth analyses of merchants’ and buyers’ profiles and predictions of their potential transactions volumes. In our agricultural sourcing and trading business, we determine the price of products we procure and the price of products we sell after considering factors including market price, demand, quality of products, and a reasonable profit margin, among other factors. For value-added services offered through online tools that are developed and tailored to meet different demands from merchants, we typically price them based on the features offered. For smart farming business, we monetize mainly through the sales of the agricultural products, the price of which are typically subject to market conditions.

Case Studies

The Sale of Apples Through Our Agricultural E-Commerce Services

In the city of Shangqiu, Henan, China, almost every household has their own apple orchards. The apple farmers in this region produce large, crisp, and delicious apples, but they face the problem of not being able to find a proper sales channel to sell their apples at a fair price. Liu Ying, a young entrepreneur from Shangqiu, witnessed this issue firsthand as her family struggled to sell their high-quality apples at a decent price.

In 2017, Liu Ying began using Yimutian App to sell her family’s apples. She started with zero customers and gradually grew her presence as a broker of locally grown apples on the platform. As a result, she was able to expand her sales coverage to over 10,000 mu of local apple orchards. Liu Ying became one of the first merchants to open her own store on Yimutian App when we introduced the platform’s membership service, which service helped her further increase her sales and exposure on the platform.

As of April 2021, Liu Ying’s cooperative covered over 10,000 mu of local apple orchards, employed 50 full-time members, and hired over 500 workers during the busy season for tasks such as packing and sorting apples. Her annual apple sales reached over 15 million kilograms. In addition to apples, she has expanded her product offerings to include other agricultural products from neighboring regions. The success of her business has not only brought her personal achievement but also helped other apple farmers in the region find a reliable channel to sell their products at fair prices. With the help of our platform, Liu Ying aims to continue her growth and explore new opportunities in the agricultural industry.

The Sale of Pineapples Through Our Integrated Services

In 2018, a massive volume of pineapples was grown and harvested from Xuwen, Guangdong. However, the fruitful harvest season did not generate many profits to local farmers. Due to the large supply and quality control issues, pineapples from Xuwen, Guangdong were undersold at RMB0.4 per kilogram during the most challenging time. Empathizing with local farmers, agricultural product bases, agricultural production cooperatives and brokers, we determined to devote our efforts to assisting the sellers and local governments in propelling the sales of pineapples harvested from Xuwen, Guangdong.

Beginning in 2019, we initiated our promotional strategies in three main workstreams. First, we established local reception centers in Xuwen and drew on our specialization in operating internet platform and know-how in sales and marketing to attract business buyers all around mainland China to visit local cultivation and packaging sites of pineapples. We have also deployed sales and marketing staff on-site, training local farmers, agricultural production bases, agricultural production cooperatives and brokers to utilize online platforms such as our Douniu App and Yimutian App to market their products. Leveraging our big data analytics capabilities and accumulated data insights reflecting real-time information on the pricing, supply and demand of agricultural products, we generated an index for the sale of pineapples from Xuwen based on our in-depth analyses of the behaviors of sellers and buyers of pineapples as well as market conditions for the sale of pineapples nationwide.

Our dedication to promoting pineapples from Xuwen has proven to be highly successful. In March 2020, business buyers ordered a total of approximately 3,000 tons of pineapples from sellers of pineapples from Xuwen via Yimutian App with an aggregate transaction volume of over RMB9.7 million, representing a weighted average price of approximately RMB3.2 per kilogram, which was around eight times the lowest price in 2018. Through the deployment of our digital agricultural solution platform in information analytics capabilities, Yimutian App in broadening sales channels and Douniu App in promoting distribution on the wholesale level, we successfully promoted pineapples from Xuwen nationwide and turned it into a well-known brand in mainland China.

Technology

Technology Infrastructure

Technology infrastructure underpins our quality and merchant-friendly services and features. We have purposefully designed our superior technology infrastructure to be versatile for upgrades and ongoing maintenance. As of June 30, 2025, we had constructed over 330 modules which are standardized and versatile for configurations and combinations in various business scenarios. Capitalizing on our proprietary cross-platform front-end engine, we are capable of developing programs that are highly compatible across various online platforms. The engine is equipped to process and analyze programming codes and quickly launch our mini programs tailored for different major online platforms, while ensuring that such programs can offer merchants a smooth experience. Our efficient development process is manifested by a relatively short application update cycle, which is typically between one to two weeks. We have further streamlined our operations by adopting multi-cloud servers to stabilize connectivity and automate the local deployment process.

Deep Learning

We leverage deep learning to deliver an optimized experience for merchants using our platform. In 2019, we formed a specialized algorithms team, which has achieved significant progress in intelligent customized recommendation, among other key breakthroughs that improve our operational efficiency. We have developed knowledge graphs that help us better analyze the relationships among agricultural product categories, agricultural production bases, wholesale markets, buyers and sellers of agricultural products. The knowledge graphs have helped us more precisely match buyers and sellers of agricultural products, select the optimal transportation routes for agricultural products, become better informed on popular products and consumption trend every day, and provide more reliable and practical recommendations to sellers of agricultural products and guide them to attain financial gains.

Drawing on our deep understanding of sellers and buyers on our platform, our intelligent customized recommendation is now equipped to quickly and accurately identify the products that merchants intend to sell or purchase. In addition, we use our proprietary deep learning model and other industry-leading algorithmic models to interpret texts, graphics and videos of agricultural products and therefore enhance the efficiency and precision of customized recommendations when a merchant conducts a search. We developed two engines in traffic attraction and merchant engagement in a multi-media context, namely, (i) content recommendation engines and (ii) voice call robots. Content recommendation engines distribute pictures and texts based on merchant profiles, which are portrayed via our full-rounded software development kit tools with transaction preference and historical records. We further expand into voice call robots with automatic speech recognition, neural text to speech and natural language understanding technologies. These allows our sales robots instantly grab merchants’ needs and respond with the best solutions. The functionality of our sales robots has been validated by their 14 million outbound calls in 2024 and approximately 1.6 million outbound calls in the six months ended June 30, 2025, respectively. Additionally, we are in the process of enhancing our capabilities in AI to integrate it with our offering stacks, such as multimedia content generation in product promotion, etc.

Data Analytics

Our data analytics capabilities underpinning our digital agricultural commerce services have enabled easy access to transparent market information for both sellers and buyers and facilitated transaction matching between them with efficiency, riding on our real-time analyses and accurate prediction on the pricing trend and supply and demand of various produce and agricultural by-products. Leveraging our profound industry insights, we also develop and deploy our proprietary digital agricultural solution platform to provide accurate price predictions, generate detailed reports on pricing and circulation of agricultural products from farmland to different marketplaces. Drawing on our analysis of activities conducted through our platform, coupled with external data collected from public sources, the digital agricultural solution platform is equipped to present:

●	key agricultural production bases for major agricultural products and their supply capabilities, including the type of the respective product;

●	the flow of major agricultural products between key agricultural production bases and key wholesale markets, and demand for a particular product among different wholesale markets;

●	the trend of supply and demand for major agricultural products with comparison to the same period of last year;

●	a broad range of price-related information in connection with major agricultural products supplied by different agricultural production bases and sold to different wholesale markets, with comparison to the highest and lowest prices in the current and previous years;

●	business profiles of top sellers; and

●	geographic concentration of buyers.

For more information on the services we provide through the deployment of our digital agricultural solution, please see “— Other Digital Agricultural Solutions.”

Information Security and Privacy

We are committed to protecting personal information and privacy of all users of our online platform, including sellers and buyers of agricultural products, stallholders at wholesale markets, truck drivers and other third parties. We collect personal information and other data from our users and use such data during our operations only with their prior consent. We have established and implemented policies across our platform on data collection, processing and usage to safeguard the data we collect, and we regularly review these polices and their implementation.

We follow strict procedures in collecting, transmitting, storing and using user data pursuant to our data security and privacy policies. Before we collect any user data, we must notify users that we are collecting their data, explain why the data is being collected and how it will be used, and obtain the users’ consent to collect the relevant data. We provide our users a copy of our privacy policy to inform them of the scope and purpose of the data we collect. Once collected, user data is transmitted and stored using encrypted and desensitized methods. We grant classified access to confidential personal data only to employees with relevant authorizations with strictly defined and layered access to our data and systems.

We maintain a comprehensive data security program to protect the confidentiality and integrity of our data across all aspects of data collection and processing. We utilize a variety of technologies to protect our servers from fire, physical shock, theft and other forms of physical harm. On the back end, our servers, databases and information technology networks utilize firewalls, anti-DDoS, intrusion prevention systems, real-time server monitoring and other network cybersecurity technologies. We also utilize a wide range of protective technologies at the application level, including security access code systems, web application firewalls and simulated hacking tests. We back up user and historical data on a regular basis using “hot” backup systems to minimize the risk of data loss or leakage. We also conduct frequent reviews of our backup and data recovery systems, including through regular disaster recovery testing, to ensure that our systems are operating properly.

In the course of our operations, we have from time to time been subject to regulatory scrutiny regarding our compliance of data privacy and protection rules. We are committed to cooperating with the regulatory authorities to identify and rectify any issues. For more information about the data privacy and security risks that we face, see “Risk Factors — Risks Related to Our Business and Industry — We may be subject to complex and evolving laws and regulations regarding cybersecurity, data privacy and data protection. Actual or alleged failure to comply with cybersecurity, data privacy and data protection laws and regulations could damage our reputation, deter current and potential users from using our services and subject us to significant legal, financial and operational consequences.”

Research and Development

We believe research and development is the engine propelling every stage of our business development. As of June 30, 2025, we had 46 employees focusing on research and development. The R&D team is led by technology veterans with abundant work experience in the agricultural and technology industries and is tasked to enhance technology infrastructure, conduct quality testing, develop value-added services, conduct front-end research and development such as designing smartphone applications, websites and mini programs, manage customer relationships and develop marketplace technologies. About 63% of our R&D staff had more than 5 years of work experience as of June 30, 2025. Our R&D priority is to enhance user experience, user stickiness and transaction volume by developing advanced algorithms in knowledge graphs and AI technology.

Sales and Marketing

We market our platform both online and offline. We employ a variety of marketing activities to promote our brands and services. Our online marketing activities mainly consist of displaying paid marketing and promotional materials on social media platforms and search engines. Our offline marketing activities include promotions via traditional media, such as outdoor advertisements, public relations activities, as well as sponsored events to increase our visibility and promote our brand. Project Lighthouse, under which we partner with local governments to offer training programs to farmers, agricultural production bases, agricultural production cooperatives and brokers, has helped local governments develop their local economy and earned accolades from mainstream media. For more information on our collaboration with local governments through Project Lighthouse, please see “— Being a Socially Responsible Corporate Citizen — Project Lighthouse.” We also locally deploy offline marketing personnel mainly in Zhengzhou and Wuhan, who are responsible for the marketing activities specific to each type of services offered by us, aiming at converting local sellers and buyers of agricultural products into our platform users through free educational programs.

We believe that our one-stop platform, with a wide variety of services and products offered thereon and positive merchant experience, makes us a reputable brand and is our best and most effective marketing tools. In 2023, 2024 and the six months ended June 30, 2025, we acquired over 44% of new merchants on our platform through word-of-mouth marketing, thanks to our reputable and trusted brand. Despite the acquisition cost of such merchants is close to nil, such merchants contribute great value to our business. They often interact with our platform over a long-term and spend more time on our platform than merchants acquired via other means.

Seasonality

Historically, user activities on our platform were relatively less frequent during the Chinese New Year holiday in the first quarter of each year and the summer months mainly due to the impact of natural disasters such as flood in cultivation sites and key logistics nexuses for the circulation of agricultural products. In addition, there is typically a decline of fruit procurement in July and around the Chinese New Year, while the procurement amounts during spring and fall are generally higher than other periods of a year.

Competition

Although there is no single competitor that can provide the broad range of services like us, we face competition in each of our business lines, and there may be new entrants emerging, in each of our business lines, and these market players compete to attract, engage and retain sellers and buyers. Some of these competitors are backed by internet giants in mainland China. Key competitive factors among internet platforms for agricultural B2B e-commerce services are scale and breadth of services provided, pricing, technology and data, and execution capabilities. Key competitive factors among internet platforms for agricultural wholesale services are scale and breadth of services provided, pricing, technology and data, and execution capabilities. For additional details regarding the competitive landscape of the industries in which we operate, see the section headed “Industry” in this prospectus.

Each of our business lines is subject to rapid market change and the potential development of new business models and the entry of new and well-funded competitors. Other companies may also enter into business combinations or alliances that strengthen their competitive positions. Some of our current competitors have, and future competitors may have, greater financial, technical or marketing resources, longer operating histories, greater brand recognition or larger consumer bases than we do. Such development may further intensify the competition of the agricultural B2B industry in mainland China.

Intellectual Property

Intellectual property rights are fundamental to our business, and we devote significant time and resources to their development and protection. We rely on a combination of patent, trademark, copyright and domain name protection in mainland China, as well as confidentiality procedures and contractual provisions to protect our intellectual property. In general, our employees must enter into a standard employment contract which includes a clause acknowledging that all inventions, trade secrets, developments and other processes generated by them on our behalf are our properties, and assigning to us any ownership rights that they may claim in those works. Despite our precautions, however, third parties may obtain and use intellectual property that we own or license without our consent. As of the date of this prospectus, we had not found any material breaches of our intellectual property rights. However, unauthorized use of our intellectual property by third parties and the expenses incurred in protecting our intellectual property rights from such unauthorized use may adversely affect our business and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.”

As of June 30, 2025, our significant subsidiaries owned 250 registered trademarks in various categories and registered with the China Trademark Office and had 17 patents registered with the State Intellectual Property Office of China in mainland China. In addition, our significant subsidiaries had 83 software copyrights and 8 other copyrights registered with the State Copyright Bureau of China, and owned 33 domain names as of June 30, 2025.

Employees

We had a total of 789, 657 and 592 employees as of December 31, 2023 and 2024 and June 30, 2025, respectively. All of our employees are based in mainland China. The following table sets forth the numbers of our employees categorized by function as of June 30, 2025.

Function	Number of Employees	Percentage
Selling and marketing	436	74%
Research and development	46	8%
General and administration	52	9%
Customer service and operation	58	10%
Total	592	100%

Our success depends on our ability to attract, retain and motivate qualified personnel. As part of our recruiting and retention strategy, we offer employees competitive salaries, performance-based cash bonuses and certain other incentives.

We primarily recruit our employees through recruitment agencies and online channels, including our corporate website and social network accounts. We have adopted a training program, pursuant to which employees regularly receive trainings from management, technology, regulatory and other internal speakers or external consultants.

As required under the regulations of mainland China, we participate in housing fund and various employee social security plans that are organized by applicable local municipal and provincial governments, including housing, pension, medical, maternity, work-related injury and unemployment benefit plans, under which we make contributions at specified percentages of the salaries of our employees. We also purchase commercial health and accidental insurance for our employees. Bonuses are generally discretionary and based in part on employee performance and in part on the overall performance of our business. We have granted and plan to continue to grant share-based incentive awards to our employees in the future to incentivize their contributions to our growth and development.

As of the date of this prospectus, we have not experienced any labor strikes or other material labor disputes that have affected our operations. We believe that we have a good relationship with our employees.

Being a Socially Responsible Corporate Citizen

We believe a critical component of our success has been our corporate culture, which focuses on development in the long run and not be blinded by immediate interests. Our achievements and initiatives in the area of corporate social responsibility include the following:

Project Lighthouse

With the aim to support local governments in developing the agricultural sector, we have been offering training programs under Project Lighthouse to farmers with scaled business, agricultural production bases, agricultural production cooperatives and brokers to educate them on how to efficiently broaden their sales channels by selling their products through online platform such as ours. The main objectives of Project Lighthouse are to promote rural economic development and foster the digitalization of the agriculture industry from the upstream of the agricultural product supply chain by educating millennial farmers in different agricultural production bases how to better utilize the internet for business purpose. Since we launch Project Lighthouse in 2020, we have hosted over 100 training programs across mainland China, and the footprints of Project Lighthouse have covered various rural regions of Guangdong, Hunan, Sichuan and Inner Mongolia, among others. Building upon the accolades that we earned from the recipients of the training programs, we not only spread practical know-how on the usage of digital platforms to help sellers of the agricultural products in achieving financial gains, but also effectively broaden our merchant acquisition channels and improve merchant acquisition efficiency.

Poverty Alleviation Through E-Commerce

Since 2017, we have integrated a special poverty alleviation channel located on the front page of the interactive display of Yimutian App. The special channel is designed to showcase the agricultural products and their respective suppliers who are from impoverished counties of mainland China. Drawing on our broad merchant base and high daily merchant traffic, the poverty alleviation channel is able to capture tens of thousands of visits every day. In addition, we have collaborated with local governments of impoverished counties and co-host Poverty Alleviation Day to expand the market exposure and transaction opportunities of agricultural products originated from impoverished counties since 2017.

Properties and Facilities

Our corporate headquarters is located in Beijing, with an aggregate gross floor area of approximately 2,054.0 square meters as of June 30, 2025. We have also leased offices in other cities in mainland China. As of June 30, 2025, we leased properties in mainland China with an aggregate gross floor area of approximately 4,653.2 square meters, primarily for office and business purposes. The terms of these leases are typically for one to three years, subject to renewal. We believe that our existing facilities are sufficient for our current needs, and we may need to obtain, usually by lease, adequate facilities to accommodate any future expansion plans as we further scale up our business operation.

Insurance

We maintain social welfare insurance for our employees in accordance with the laws and regulations of mainland China in all material aspects. We believe that our insurance coverage is in line with the industry practice and is adequate to cover our liabilities for our employees.

Legal Proceedings

We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business. We are currently not a party to any material legal or administrative proceedings.

Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention. See “Risk Factors — Risks Related to Our Business and Industry — We, and our directors and officer, may be involved in legal and/or regulatory proceedings that are expensive and time consuming and, if resolved adversely, that may materially adversely affect us.”

REGULATION

This section sets forth a summary of the most significant laws and regulations in mainland China relevant to our business and operations in mainland China and the key provisions of such laws and regulations.

Regulations Relating to Foreign Investment

On March 15, 2019, the National People’s Congress of the PRC, or the NPC, promulgated the Foreign Investment Law of the PRC, or the Foreign Investment Law or the FIL, taking effect on January 1, 2020, and replaced the Wholly Foreign-owned Enterprises Law, the Sino-foreign Equity Joint Ventures Law, and the Sino-foreign Cooperative Joint Ventures Enterprise Law. The Foreign Investment Law defines foreign investment as any investment activity directly or indirectly carried out in the PRC by one or more foreign natural persons, enterprises or other organizations, or the foreign investor(s), and specifically stipulates four forms of investment activities as foreign investments, namely, (i) establishment of a foreign-invested enterprise in the PRC by a foreign investor, either individually or collectively with any other investor; (ii) obtaining shares, equities, property shares or any other similar rights or interests of an enterprise in the PRC by a foreign investor; (iii) investment in any new project in the PRC by a foreign investor, either individually or collectively with any other investor; and (iv) investment in any other means stipulated under laws, administrative regulations or provisions prescribed by the State Council. However, the Foreign Investment Law does not explicitly refer to the contractual arrangements under the “variable interest equity” structure as a form of foreign investment. The Foreign Investment Law stipulates that foreign investment includes “foreign investors invest in the PRC through any other means under laws, administrative regulations, or provisions prescribed by the State Council.” It is possible that future laws, administrative regulations or provisions of the State Council may specify contractual arrangements as a form of foreign investment, and hence it is uncertain as to whether our contractual arrangements will be recognized as foreign investment. The Foreign Investment Law further provides that the organizational form, organizational structure and their activities of foreign-invested enterprises shall be governed by the provisions of the PRC Company Law, the PRC Partnership Enterprise Law and other relevant laws.

The Foreign Investment Law stipulates that China implements a management system of pre-establishment national treatment plus a negative list to foreign investment and the government generally will not expropriate foreign investment, except under special circumstances, in which case it will provide fair and reasonable compensation to foreign investors. Foreign investors are barred from investing in prohibited industries on the negative list and must comply with the specified requirements when investing in restricted industries on that list. When a license is required to enter a certain industry, a foreign investor must apply for one, and the government must treat the application the same as one by a domestic enterprise, except where laws or regulations provide otherwise. In addition, foreign investors or foreign-invested enterprises are required to file information reports and foreign investment in certain sensitive industrial sectors shall be subject to the national security review. In addition, the Implementation Rules of the Foreign Investment Law of the PRC, taking effect on January 1, 2020, clarifies that the Foreign Investment Law and its implementation rules also apply to investments by foreign-invested enterprises in China.

On December 26, 2019, the Supreme People’s Court of China promulgated the Interpretations on Certain Issues Regarding the Application of Foreign Investment Law, taking effect on January 1, 2020, pursuant to which “investment contracts” are defined as the agreements formed as a result of direct or indirect investments in China by foreign investors, namely, foreign individuals, foreign enterprises or other foreign organizations, including contracts for establishment of foreign investment enterprises, share transfer contracts, equity transfer contracts, contracts for transfer of property or other similar interests, contracts for newly-built projects and etc. Any claim to invalidate an investment contract will be supported by courts if such investment contract is decided to be entered into for purposes of making foreign investments in the “prohibited industries” under the negative list or for purposes of investing in the “restricted industries” without satisfaction of conditions set out in the negative list. However, the foregoing judicial interpretation does not explicitly construe the contractual arrangements under the “variable interest equity” structure as “investment contracts” for the purpose of the Foreign Investment Law.

Regulations Relating to Value-added Telecommunication Services

Licenses for Value-added Telecommunications Services

The Telecommunications Regulations of the PRC, or the Telecommunications Regulations, provides a regulatory framework for telecommunications services providers in the PRC, which was promulgated by the State Council on September 25, 2000 and last amended on February 6, 2016, taking effect as of the date of its promulgation. The Telecommunications Regulations classify telecommunications services into two categories, namely basic telecommunications services and value-add telecommunications services. According to the Catalog of Telecommunications Businesses attached to the Telecommunications Regulations on September 25, 2000 and last amended by the Ministry of Industry and Information Technology, or the MIIT, on June 6, 2019, information services provided via public communication network or Internet, and online data processing and transaction processing fall within value-added telecommunications services. The Telecommunications Regulations require value-added telecommunications services providers to obtain an operating license from the MIIT or its provincial-level counterparts prior to the commencement of their operations.

The Administrative Measures on Internet Information Services, or the Internet Information Measures, was promulgated by the State Council on September 25, 2000 and last amended on December 6, 2024, taking effect on January 20, 2025. According to the Internet Information Measures, internet information services refer to services that provide internet information to online users, and are categorized as either commercial or non-commercial internet information services. Commercial internet information services operators, which provide information through Internet to online users with charge of payment, shall obtain a license for value-added telecommunications services, or the VATS License, covering the business scope of internet information service from the government agency, namely Internet Content Provider License, or the ICP License, prior to engaging in any commercial internet information services business within China. In addition, if the internet information services involve provision of news, publication, education, medicine, health, pharmaceuticals, medical equipment and other services that statutorily require approvals from other additional government authorities, such approvals must be obtained before applying the ICP License. Furthermore, the Internet Information Measures and other measures also forbid Internet activities that constitute the dissemination of any content that propagates obscenity, pornography, gambling and violence, incites the commission of crimes or infringes upon the lawful rights and interests of third parties. If an internet information service provider detects information transmitted on their system that falls within the specifically forbidden scope, such provider must terminate such transmission, delete such information immediately, keep records and report to the responsible government authorities. Breach of any of these operational requirements by an information service provider will result in the revocation of its ICP license and, in serious cases, the shutting down of its website. For clearance, according to the Administrative Provisions on Mobile Internet Application Information Services, which was promulgated by the CAC on June 28, 2016, recently amended on June 14, 2022, taking effect on August 1, 2022, the provision of information services via mobile apps is subject to the laws and regulations of mainland China governing internet information services.

The Administrative Measures for Telecommunications Business Operating Permit, or the Telecom Permit Measures, was promulgated by the MIIT on March 5, 2009 and amended on July 3, 2017. The Telecom Permit Measures categorize telecom operating licenses into two types for operators in the PRC, namely, licenses for basic telecommunications services and the VATS License. The operation scope of the license shall specify in detail the permitted activities that the licensed enterprise can engage in, and the approved telecommunication services operator shall conduct its business within the operation scope listed in its VATS License. In addition, a telecom service operator that has obtained a permit for telecom service operation shall participate in annual inspection which is conducted by the MIIT or its provincial level counterparts. The holder of a VATS License is required to obtain approval from the original permit-issuing authority for any change of its shareholders. Moreover, the new version of the Telecom Permit Measures issued by the MIIT on July 3, 2017 removed the previous requirement of requiring any enterprise holding the license for operation of trans-regional value-added telecommunications business to go through the record-filing formalities.

To comply with the laws and regulations, Yimutian Xinnong has obtained a value-added telecommunications business license for its electronic data interchange business, or EDI License, which will remain effective until March 18, 2026, and a value-added telecommunications business license for internet information services, or ICP License, which will remain effective until March 25, 2025. Beijing Douniu has obtained an ICP License which will remain effective until April 25, 2029.

Restrictions on Foreign Investment in Value-added Telecommunications Services

According to the latest Special Administrative Measures for the Entry of Investment (Negative List), or the Negative List, promulgated by the Ministry of Commerce, or the MOFCOM, and the National Development and Reform Commission, or the NDRC, taking effect on November 1, 2024, the provision of value-added telecommunications services falls in the restricted industries and the percentage of foreign ownership cannot exceed 50% (except for e-commerce, domestic multi-party communication, store-and-forward and call center).

The Regulations for the Administration of Foreign-Invested Telecommunications Enterprises (2022 revision), or the FITE Regulations, was promulgated by the State Council on December 11, 2001 and was last amended on March 29, 2022. According to the newly amended FITE Regulations, although it remains unchanged that foreign investors shall not acquire more than 50% of the equity interest of such foreign-invested telecommunications enterprise (except as otherwise provided by the State), the prerequisite of stringent performance and operational experience for foreign investor(s) of such foreign-invested telecommunications enterprise engaging in value-added telecommunication services is removed and no longer required. The foreign-invested telecommunications enterprises that meet these requirements must obtain approvals from the MIIT or its authorized local branches, before launching the value-added telecommunications business in the PRC.

On June 19, 2015, the MIIT issued the Circular on Loosening the Restrictions on Shareholding by Foreign Investors in Online Data Processing and Transaction Processing Business (Operational E-commerce), or the Circular No. 196. Circular No. 196 allows a foreign investor to hold 100% of the equity interest in a PRC entity that provides online data processing and transaction processing services, or the operational e-commerce. In respect of the application for a permit for any foreign-invested enterprise engaging in operational e-commerce, the requirements for the proportion of foreign equity are governed by the Circular No.196 while other requirements and approval procedures are subject to the FITE Regulations.

On April 8, 2024, the MIIT issued the Announcement of the Ministry of Industry and Information Technology on Launching the Pilot Program of Expanding the Opening-up in Value-added Telecommunications Services, pursuant to which, in certain approved pilot areas, the restrictions on foreign shareholding percentages for the following value-added telecommunications services shall be lifted: internet data centers, content distribution networks, internet access services, online data processing and transaction processing, information services, including information releasing platforms and information delivery services (excluding Internet news information, online publishing, online audio-visual services, and Internet-based cultural businesses), and information protection and processing services. The approved pilot areas currently include the Comprehensive Demonstration Zone for Expanding Opening-up in the Services Sector in Beijing, the Lingang Special Area of China (Shanghai) Free Trade Zone for Leading Socialist Modernization, the Hainan Free Trade Port, and the Pilot Demonstration Area of Socialism with Chinese Characteristics in Shenzhen.

To comply with the above foreign investment restrictions, we rely on contractual arrangements with the VIEs to operate our business in China. However, there remain substantial uncertainties with respect to the interpretation and application of existing or future PRC laws and regulations on foreign investment. See “Risks Factors — Risks Related to Our Corporate Structure”. If our current ownership structure is found to be in violation of current or future PRC laws, rules or regulations regarding the legality of foreign investment in value-added telecommunications services and other types of businesses in which foreign investment is restricted or prohibited, we could be subject to severe penalties.

Regulations Relating to Food Business

Our PRC subsidiaries and VIEs engaging in food wholesale and retail business are subject to laws and regulations relating to the food safety and food operation.

Food Safety in General

On February 28, 2009, the Standing Committee of the National People’s Congress of the PRC, or the SCNPC promulgated the Food Safety Law of the PRC, or the Food Safety Law, which took effect on June 1, 2009 and was most recently amended on September 12, 2025 and taking effect on December 1, 2025. On July 20, 2009, the State Council promulgated the Implementation Regulations of the Food Safety Law of the PRC, or the Implementation Regulations, which took effect on July 20, 2009 and was respectively amended on February 6, 2016 and October 11, 2019, taking effect on December 1, 2019. The Food Safety Law and the Implementation Regulations have set up a system of the supervision, monitoring and appraisal on food safety risks, compulsory adoption of food safety standards in the PRC.

Online Food Safety

Under Article 62 of the Food Safety Law, the provider of a third-party online food trading platform shall register the legal names of food traders admitted to the platform and define their food safety management responsibilities; and check the permits of those that are required to obtain food operation permits. Where the provider of a third-party online food trading platform discovers that any food trader admitted to the platform violates the Food Safety Law, it shall stop the violation in a timely manner and immediately file a report with the food safety supervision and administration department of the local people’s government at the county level; and if it discovers any serious illegal act, it shall immediately stop providing online trading platform services.

The Measures on the Punishments and Disciplinary Actions for Online Food Safety, or the Online Food Safety Measures, was promulgated by the SFDA on July 13, 2016 and last amended on March 18, 2025, taking effect on May 1, 2025, which aims to investigate and punish illegal acts related to online food safety, and to strengthen the supervision and administration of online food safety. SAMR and the local counterparts of SAMR at or above the county level are the responsible authorities for the supervision and guidance of the investigation and punishment on illegal conducts concerning online food safety. According to the Online Food Safety Measures, the provider of a third-party online food trading platform or a food producer or trader engaging in trade through the websites it built shall, within thirty (30) working days after obtaining approval of the competent department of communications, undergo the recordation formalities with the competent market regulatory authority of the place where it is located, and obtain the recordation number. Where the provider of a third-party online food trading platform or a food producer or trader engaging in trade through the websites it built, fails to fulfill the corresponding obligation of recordation, the local market regulatory authority at or above the county level shall order it to take corrective action and impose on it a fine of not more than RMB10,000.

To comply with the laws and regulations, Yimutian Xinnong has completed the filing as required for a provider of third-party online food trading platform. Beijing Douniu has completed the filing as required for a provider of third-party online food trading platform.

Regulations Relating to Agricultural Product Quality and Consumer Protection

We are subject to the Agricultural Product Quality Law and the Consumer Protection Law as an online platform operator of agricultural product and other commodities.

Agricultural Product Quality Law

Pursuant to the Agricultural Product Quality and Safety Law of the PRC, or the Agricultural Product Quality Law, which was promulgated by the SCNPC on September 2, 2022, taking effect on January 1, 2023, the agricultural products sold shall meet the quality and safety standards of agricultural products, and antistaling agents, preservatives, additives and packaging materials used in the process of packaging, preservation, storage and transportation of agricultural products shall be in conformity with the mandatory standards set by the State and other provisions on the quality and safety of agricultural products. Producers and distributors of agricultural products that sell agricultural products through online platforms shall strictly perform their quality and safety responsibilities in accordance with the Agricultural Product Quality Law and other laws and regulations, to ensure that the agricultural products they sell conform to quality and safety standards. Online platform operators shall strengthen the management of agricultural product producers and distributors in accordance with law.

Consumer Protection Law

The Law of the People’s Republic of China on the Protection of Consumer Rights and Interests, or the Consumer Protection Law, was promulgated by the SCNPC on October 31, 1993 and subsequently amended on August 27, 2009, October 25, 2013, taking effect as of March 15, 2014. The Consumer Protection Law sets out the obligations of business operators and the rights and interests of the consumers in China. Under the Consumer Protection Law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide consumers with authentic information about the commodities, and guarantee the quality, function, usage and period of validity of the commodities. Failure to comply with the Consumer Protection Law may subject the business operators to civil liabilities such as refunding purchase prices, replacement of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties when personal damages are involved or if the circumstances are severe. The Consumer Protection Law further strengthens the protection of consumers and imposes more stringent requirements and obligations on business operators, especially on the business operators through the internet. The consumers, whose interests are infringed while purchasing goods or receiving services via an online trading platform, have the right to claim damages from vendors of the goods or service providers. Where the operator of the online trading platform cannot provide the real name, address and effective contact of the vendor or the service provider, the consumer shall have the right to claim damages directly from the operator of the online trading platform. If the operator of an online trading platform clearly knows or should have known that a vendor or a service provider uses its platform to commit acts that have infringed the legitimate rights of consumers, such as sell defective products to the consumers, but fails to take necessary measures, such operator shall take joint and severable liabilities with the vendor or the service provider.

The Regulations on the Implementation of Law of the People’s Republic of China on the Protection of Consumer Rights and Interests, or the Implementation Regulations of Consumer Protection Law, was promulgated by the SCNPC on March 15, 2024, taking effect as of July 1, 2024. The Implementation Regulations of Consumer Protection Law has refined the obligations of e-commerce operators, including ensuring the personal and property safety of consumers, prohibiting false advertising, clear pricing, the use of standard terms, fulfilling quality warranty responsibilities, and protecting consumer personal information. In addition, the regulations related to online sales have also been perfected and detailed, such as explicitly stipulating that operators are not allowed to use technical means to force or indirectly force consumers to purchase goods or accept services, and are not allowed to set different prices or charging standards for the same goods or services without the consumer’s knowledge.

Regulations Relating to Advertisement

The Advertising Law of the People’s Republic of China, or the Advertising Law, which was promulgated by the SCNPC on October 27, 1994 and was last amended on April 29, 2021, taking effect effective on the same day, requires advertisers, advertising operators and advertising distributors to ensure that the content of the advertisements they produce or distribute are true and in full compliance with applicable laws and regulations. In addition, where a special government censorship is required for certain industrial categories (e.g., medical treatment, pharmaceuticals, medical devices, agricultural pesticides, veterinary medicines and healthcare food) of advertisements before publishing, the advertisers, advertising operators and advertising distributors are obligated to confirm that such censorship has been duly exercised and that the governmental clearance has been obtained. No entity or individual may distribute advertisements to the residence, vehicle and etc. of a person or distribute advertisements to such person by electronic means without his/her consent or request.

On February 25, the State Administration for Market Regulation, or SAMR, promulgated the Measures on Internet Advertisement, or the Internet Advertisement Measures, taking effect on May 1, 2023. The Internet Advertisement Measures regulate any advertisement published on the Internet, including but not limited to, through websites, webpage and apps, in the form of word, picture, audio and video and provide more detailed guidelines to the advertisers, advertising operators and advertising distributors. In addition, the Internet Advertisement Measures explicitly require that the Advertising Law and the provisions of the Internet Advertisement Measures apply to the internet information service providers. Aiming to provide more user protection and responsibilities on advertisers, advertising operators, advertising distributors and internet platforms in China, the Internet Advertisement Measures cover various forms of online advertisements, including pop-up advertisements, open-screen advertisements, livestreaming advertisement, “soft text advertisements”, internet advertisements containing links, auction ranked advertisements, algorithm-recommended advertisements, internet live broadcast advertisements, and covert advertisements. Internet platform operators are required to take measures to prevent and stop illegal advertisements, including recording and storing the real identity information of users who publish advertisements for at least three (3) years, monitoring and investigating the content of advertisements, and employing measures to stop illegal advertisements. Such platform operators must also establish effective complaint and reporting mechanisms, cooperate with market regulatory authorities in investigating illegal conduct, and use measures such as warnings, suspending or terminating services for users who publish illegal advertisements.

On August 22, 2024, the SAMR issued the Internet Advertising Recognizability Law Enforcement Guide, formulated based on the Advertising Law and the Internet Advertisement Measures and other relevant laws and regulations, and aiming at regulating the recognizability of internet advertising and providing reference for market supervision authorities across various regions. The guide is designed to help consumers distinguish between internet advertising and non-advertising information, thereby protecting their legal rights and interests. This guide is formulated based on the Advertising Law and the Internet Advertisement Measures and other relevant laws and regulations, providing a reference for the work of market supervision departments.

Regulations Relating to Online Trading and E-commerce

The Measures for the Supervision and Administration of Online Trading

The Measures for the Supervision and Administration of Online Transactions, or the Online Transaction Measures, was promulgated by SAMR on March 15, 2021, taking effect from May 1, 2021, and was amended on March 18, 2025, taking effect on May 1, 2025. The Online Transaction Measures, aiming to strengthen consumer rights protection and personal information protection, impose new obligations on the e-commerce platform operators, such as verifying and registering the identity of trading parties on the platform either that are required to registered with SAMR or that are exempted from such registration, regularly reporting of prescribed information of trading parties on the platform to the relevant branch of SAMR and establishing a system of inspection and monitoring of information on the goods sold or services provided on the platform.

The E-commerce Law

On August 31, 2018, the SCNPC promulgated the E-commerce Law of the PRC, or the E-commerce Law, which came into effect on January 1, 2019. The E-commerce Law imposes a series of requirements on e-commerce operators including e-commerce platform operators, merchants operating on the platform and the individuals and entities carrying out business online. According to the E-commerce Law, e-commerce operators who provide search results based on consumers’ characteristics such as hobbies and consumption habits shall also provide consumers with options that are not targeted at their personal characteristics at the same time, respect and fairly protect the legitimate interests of the consumers. The E-commerce Law requires the e-commerce platform operators to: (i) require business operators that apply to sell commodities or provide services on its platform to submit truthful information, including the identity, address, contact and administrative license, verify and register such information, establish registration archives, and have them verified and updated regularly; (ii) submit information on the identification of operators on its platform to the market regulatory authorities, warn operators that have not registered themselves as market subjects about handling such registration; (iii) pursuant to laws and administrative regulations concerning the administration of tax collection, submit to the tax authorities information on the identification of operators on its platform and other information relating to tax payment; (iv) record and save information released on its platform about commodities and services and deals concluded, and keep them for no less than three (3) years from the date on which deals are completed; (v) always make public information about the platform’s service agreement and transaction rules or the link to such information, in a prominent position on the platform’s homepage, and ensure that business operators and consumers are able to read and download such agreement and rules in full conveniently; (vi) distinguish its own business with noticeable labels from that of other operators on its platform if an e-commerce platform has its own business on its platform, and shall not mislead consumers; (vii) create and improve its credit rating system, formulate public credit rating rules, and provide avenues to consumers to make comments on commodities sold or services provided on its platform, and shall not delete any comment made by consumers on any commodity sold or service provided on its platform; and (viii) establish rules on the protection of intellectual property rights and strengthen its cooperation with intellectual property right owners, so as to protect intellectual property rights in accordance with law.

According to the E-commerce Law, e-commerce platform operators are required to assume joint liabilities with the merchants and may be subject to warnings and fines up to RMB2,000,000 where (i) they fail to take necessary actions when they know or should have known that the products or services provided by the merchants on the platform do not meet personal and property security requirements, or otherwise infringe upon consumers’ legitimate rights; or (ii) they fail to take necessary actions, such as deleting and blocking information, disconnecting, terminating transactions and services, when they know or should have known that the merchants on the platform infringe upon the intellectual property rights of others. With respect to products or services affecting consumers’ health and safety, e-commerce platform operators will be held liable if they neglect to examine the qualifications of merchants or fail to safeguard the interests of consumers, and may be subject to warnings and fines up to RMB2,000,000.

Regulations Relating to Anti-Unfair Competition

On August 23, 2019, the SCNPC promulgated the Anti-Unfair Competition Law of the PRC, or the Anti-Unfair Law, which came into effect on the same day. It was amended on June 27, 2025 and took effect on October 15, 2025. On May 6, 2024, the SAMR promulgated the Interim Provisions on Anti-Unfair Competition in the Internet Sector, or the Internet Anti-Unfair Competition Provisions, which came into effect on September 1, 2024, aiming to prevent and stop the acts of unfair competition in the internet sector. The Internet Anti-Unfair Competition Provisions, (i) comprehensively list acts of unfair competition online, clarify the criteria for identification, including new manifestations of traditional unfair competition in the online environment such as imitation and confusion, false advertising, and new types of unfair competition facilitated by technological means (such as reverse brushing, illegal data acquisition, discriminatory treatment, etc.), and establish catch-all provisions to provide a regulatory basis for potential new issues and behaviors; (ii) enhance the responsibilities of platform operators, who are required to strengthen the regulation of competitive behaviors within the platform, and if the platform operators discover that operators within the platform engage in unfair competitive practices, sell goods or provide services illegally, or infringe upon the legitimate rights and interests of consumers, they must take timely measures, preserve relevant records, and report to the market supervision authorities at the county level or above where the platform operator is located; otherwise, the platform will face certain administrative penalties; (iii) raise the compliance requirements for platforms, for example, platform operators are not allowed to use service agreements, transaction rules, or other means by the operators within the platform to impose unreasonable restrictions or attach unreasonable conditions on the transactions, transaction prices, and dealings with other operators within the platform, and platform operators should fairly and reasonably determine the service charges in the service agreements and transaction rules.

Regulations Relating to Mobile Internet Applications

On June 28, 2016, the CAC promulgated the Administrative Provisions on Mobile Internet Application Information Services, or the Mobile Application Administrative Provisions, which took effect on August 1, 2016 and was amended on June 14, 2022, taking effect on August 1, 2022. The Mobile Application Administrative Provisions raise certain requirements on the Mobile Internet Application (APP) information service providers. The CAC and its local counterparts are delegated the power to supervise and administer nationwide and local APP information respectively. The APP information service providers shall satisfy relevant qualifications required by laws and regulations, establish a sound information content review and management mechanism and fulfill their obligations in various aspects relating to real-name system, protection of users’ information, examination and management of information content, including but not limited to: (i) conducting real identity information authentication based on mobile phone numbers, identity document numbers or unified social credit codes for users who apply for registration when they provide users with services such as information release and instant messaging; (ii) processing personal information under the principle of legality, legitimacy, necessity and good faith, disclosing processing rules, regulating personal information processing activities and taking necessary measures to ensure personal information security; (iii) establishing a sound information content review and management mechanism, establishing and improving management measures for user registration, account management, information review, routine inspections and emergency response; (iv) refraining from inducing users to download APPs by means of false advertisement, bundled downloads, machine or manual click farming and comment control, or using illegal and harmful information; (v) complying with the mandatory requirements of relevant national standards, promptly taking remedial measures and notifying users and reporting to the competent authorities when discovering that an APP has risks such as security defects and vulnerabilities; and (vi) formulating and disclosing management rules, and signing service agreements with registered users to clarify the rights and obligations of both parties.

On December 16, 2016, the MIIT promulgated the Interim Measures on the Administration of Pre-Installation and Distribution of Applications for Mobile Smart Terminals, or the Mobile Application Interim Measures, which took effect on July 1, 2017. The Mobile Application Interim Measures requires, among others, that the internet information service providers shall display the information of the mobile smart terminal application software provided and ensure that other than the basic functional software, the mobile smart terminal application software, as well as its ancillary resource files, configuration files and user data can be uninstalled by users on a convenient basis.

On July 21, 2023, the MIIT promulgated the Circular of the Ministry of Industry and Information Technology on Launching the Record-filing of Mobile Internet Applications, or the Mobile Application Filing Circular, which took effect on the same day. The Mobile Application Filing Circular requires that the mobile application sponsors who engage in the internet-based information services within the territory of the PRC shall carry out record-filing procedures in accordance with the Anti-Telecom and Online Fraud Law of the PRC, the Internet Information Measures and other provisions, and shall not engage in the mobile application internet-based information services if they fail to comply with the record-filing requirements.

Regulations Relating to Cybersecurity, Information Security Protection

On December 28, 2000, the SCNPC enacted the Decisions on the Maintenance of Internet Security, which was last amended on January 8, 2011, taking effect on the same day, may subject violators to criminal punishment in the PRC where the following behaviors constitute crimes: (i) behaviors impacting internet security such as gaining improper access to a computer or system of strategic importance; (ii) behaviors that may cause harm to national security and social instability such as disseminating politically disruptive information and leaking state secrets; (iii) behaviors disrupting the nation’s order of socialist market economy or order of social administration such as spreading false commercial information and infringing others’ intellectual property rights and (iv) behaviors impairing the personal, property and other legitimate rights of individuals, legal persons and other organizations such as using the internet to insult others or fabricate facts to defame others or using the internet to commit theft, fraud or extortion. Where the behaviors do not constitute crimes, the violators shall be subject to administrative sanctions imposed by the competent public security authority and other relevant government authorities and shall bear civil liabilities toward those whose legitimate rights and interest are infringed upon. The Ministry of Public Security, or MPS, has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leakage of state secrets or a spread of socially destabilizing content. If an information service provider violates these measures, the MPS and the local security bureaus may revoke its operating licenses and shut down its websites.

On June 22, 2007, the MPS, the National Administration of State Secrets Protection, the State Cryptography Administration and the Information Office of the State Council jointly issued the Administrative Regulations for the Classified Protection of Information Security, which became effective on the same day. Entities operating and using information systems shall determine the security protection grade of the information system and carry out the graded protection work in accordance with relevant guidelines. Entities operating and using information systems of grade two or above shall file their security protection grade with the MPS or its bureaus at or above the municipal level with subordinate districts within the specified date.

On November 7, 2016, the SCNPC promulgated the Cyber Security Law of the PRC, or the Cyber Security Law, taking effect on June 1, 2017, which was amended on December 28, 2025 and will take effect on January 1, 2026, pursuant to which, network operators shall comply with laws and regulations and fulfill their obligations to safeguard security of the network when conducting business and providing services. Those who provide services through networks shall take technical measures and other necessary measures pursuant to laws, regulations and compulsory national requirements to safeguard the safe and stable operation of the networks, respond to network security incidents effectively, prevent illegal and criminal activities, and maintain the integrity, confidentiality and usability of network data, and the network operators shall not collect the personal information irrelevant to the services they provide or collect or use the personal information in violation of the provisions of laws or agreements between both parties, and network operators of key information infrastructure shall store within the territory of the PRC all the personal information and important data collected and produced within the territory of the PRC. In the event of any unauthorized disclosure, damage or loss of collected personal information, network operators must take immediate remedial measures, notify the affected users and report the incidents to the authorities in a timely manner.

On September 15, 2018, the MPS promulgated the Provisions on Internet Security Supervision and Inspection by Public Security Agencies, taking effect on November 1, 2018, pursuant to which, the public security authorities are authorized to carry out internet security supervision and inspection of the internet service providers in the following aspects, including: (i) whether the service providers have completed the recordation formalities for online entities, and filed the basic information (including the changes thereof) of the accessing entities and users; (ii) whether they have established and implemented the cybersecurity management system and protocols, and appointed the persons responsible for cybersecurity; (iii) whether the technical measures for recording and retaining users’ registration information and weblog data are in place in accordance with law; (iv) whether they have taken technical measures to prevent computer viruses, network attacks and network intrusion; (v) whether they have adopted preventive measures to tackle the information that is prohibited to be issued or transmitted by laws and administrative regulations in the public information services; (vi) whether they provide technical support and assistance as required by law to public security authorities to safeguard national security and prevent and investigate on terrorist activities and criminal activities; and (vii) whether they have fulfilled the obligations of the grade-based cybersecurity protection and other obligations prescribed by laws and administrative regulations. In particular, the public security authorities shall also carry out supervision and inspection on whether an internet service provider has taken required measures to manage information published by users, adopted proper measures to handle the published or transmitted information that is prohibited to be published or transmitted, and kept the records.

On December 15, 2019, the CAC promulgated the Provisions on Ecological Governance of Network Information Content, or the CAC Order No.5, taking effect on March 1, 2020, to provide guidance for the management of network information content. According to CAC Order No.5, each network information content service platform is required, among others (a) not to disseminate the information prohibited by laws and regulations; (b) to strengthen the examination and inspection of the advertising space set on the platform and the advertising content displayed on the platform; (c) to promulgate management rules and platform conventions, improve user agreements, clarify the rights and obligations of users, and perform management duties required by law and contracts; (d) establish convenient channels for filing complaints and reports; and (e) to prepare annual work report regarding its ecological governance of network information content.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect on September 1, 2021. The PRC Data Security Law provides that the state shall establish a data security review system, under which data processing activities that affect or may affect national security shall be reviewed for national security purposes. A decision on security review made in accordance with law shall be final and binding upon the concerned parties.

The Regulations on Network Data Security Management was promulgated by the State Council on September 24, 2024, taking effect on January 1, 2025, pursuant to which the network data processors that handle personal information of more than 10 million people must comply with the provisions for processors of important data, who are required to fulfill cybersecurity protection responsibilities, including the development and implementation of network data security management systems, operational procedures, and emergency response plans for network data security incidents; regularly organizing activities such as network data security risk monitoring, risk assessment, emergency drills, and publicity and training education to promptly address network data security risks and incidents. In the event of mergers, divisions, dissolutions, bankruptcies, or other circumstances that may affect the security of important data, processors of important data must take measures to ensure the security of network data and report to the authorities of provincial level or above on the data disposal plan, the name and contact information of the recipient.

On December 28, 2021, the CAC, together with certain other mainland China government authorities, promulgated the Cybersecurity Review Measures, which replaced the previous version and took effect from February 15, 2022. Pursuant to the Cybersecurity Review Measures, network platform operators who possess personal information of over 1,000,000 individual users shall be subject to cybersecurity review before listing abroad. The competent government authorities may also initiate a cybersecurity review against the operators if the authorities believe that the network product or service or data processing activities of such operators affect or may affect national security. If the Cybersecurity Review Office deems it necessary to conduct a cybersecurity review, it shall complete a preliminary review within thirty (30) business days (or forty-five (45) business days for complicated cases) from the issuance of a written notice to the operator. Upon the completion of a preliminary review, the Cybersecurity Review Office shall reach a review conclusion suggestion and send the review conclusion suggestion to the members for the cybersecurity review system and relevant authorities for their comments. These authorities shall issue a written reply within fifteen (15) business days from the receipt of the review conclusion suggestion. If the Cybersecurity Review Office and these authorities reach a consensus, then the Cybersecurity Review Office shall inform the operator in writing, otherwise, the case will go through a special review procedure. The special review procedure shall be completed within ninety (90) business days, or longer for complicated cases. The Cybersecurity Review Measures provides that the violators shall be subject to legal consequences in accordance with the Cyber Security Law and the PRC Data Security Law.

On December 31, 2021, the CAC, MIIT, MPS and SAMR promulgated the Administrative Provisions on Algorithms Recommendation in Internet-based Information Services, or the Algorithms Recommendation Administrative Provisions, which took effect on March 1, 2022. Pursuant to the Algorithms Recommendation Administrative Provisions, internet-based information service providers who apply algorithm-based recommendation technologies in such service within the territory of the PRC shall comply with the requirements regarding information services and user rights and interests protection. Algorithm-based recommendation service providers with public opinion attributes or social mobilization capabilities shall fill in certain information through the internet-based information service algorithm record-filing system, perform the record-filing procedures and conduct security assessment in accordance with relevant provisions.

On July 7, 2022, the CAC promulgated the Security Assessment Measures for Outbound Data Transfers, which came into effect on September 1, 2022. The Security Assessment Measures for Outbound Data Transfers provides four circumstances, under any of which data processors shall, through the local cyberspace administration at the provincial level, apply to the national cyberspace administration for security assessment of cross-border data transfer. These circumstances include: (i) where a data processor transfers important data to overseas recipients; (ii) where a critical information infrastructure operator, or a data processor processing the personal information of more than 1,000,000 individuals, who, in either case, transfers personal information to overseas recipients; (iii) where a data processor who has transferred the personal information of more than 100,000 individuals, or the sensitive personal information of more than 10,000 individuals to overseas recipients, since January 1 of the preceding year cumulatively; or (iv) other circumstances under which security assessment of data cross-border transfer is required as prescribed by the national cyberspace administration. Since there might be newly issued explanations or implementation rules, we will continually monitor our compliance status in accordance with the latest changes in applicable regulatory requirements.

On March 22, 2024, the CAC promulgated the Regulations on Promoting and Regulating Cross-Border Data Flow, which specifies the standards for the declaration of critical data export security assessments and stipulated circumstances exempted from declaring data export security assessments. For instance, data collected in international trade and cross-border transportation activities that does not contain personal information or critical data are exempted. Additionally, free trade pilot zones are allowed to establish negative lists, and data exports not included the negative list are exempted from the declaration of data export security assessments.

As a network platform operator who possess personal information of more than one million users for purposes of the Cybersecurity Review Measures, we have applied for and completed a cybersecurity review with respect to our proposed overseas listing pursuant to the Cybersecurity Review Measures.

Regulations Relating to Privacy and Data Protection

On December 29, 2011, the MIIT issued the Provisions on Regulating the Market Order of Internet Information Services, taking effect on March 15, 2012, pursuant to which, internet information service provider may not collect any user personal information or provide such information to third parties without the consent of such user, unless it is otherwise provided by laws or administrative regulations. An internet information service provider shall expressly inform the users of the method, content and purpose for the collection and processing of such users’ personal information and may only collect such information necessary for the provision of its services. On December 28, 2012, the SCNPC promulgated the Decision on Strengthening Network Information Protection, which provides that electronic information that can identity citizens’ personal privacy and involves citizens’ personal privacy is protected, and no person or organization shall steal, illegally obtain, sell or illegally provide to others any personal information of citizens.

On July 16, 2013, the MIIT issued the Provisions on Protection of Personal Information of Telecommunication and Internet Users, taking effect on September 1, 2013, pursuant to which “personal information” is defined as information that identifies a citizen, the time or location for his/her use of telecommunication and internet services or involves privacy of any citizen such as his/her birth date, ID card number, and address. Any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. An internet information service provider must also keep information collected strictly confidential, and is further prohibited from divulging, tampering or destroying of any such information, or selling or providing such information to other parties. Any violation of the above decision or order may subject the internet information service provider to order to rectify, warnings, fines or even criminal liabilities.

According to the Ninth Amendment to the Criminal Law of the PRC issued by the SCNPC on August 29, 2015, taking effect on November 1, 2015, any internet service provider that fails to fulfill the obligations related to internet information security as required by applicable laws and refuses to rectify upon orders, will be subject to criminal liability for causing (a) any dissemination of illegal information in large scale; (b) any leakage of the users’ information that leads to serious consequences; (c) any serious loss of evidence for criminal activities; or (d) any other severe situations. In addition, any individual or entity that (a) sells or provides personal information to others unlawfully, or (b) steals or illegally obtains any personal information, will be subject to criminal liability in severe situations. Pursuant to the Notice of the Supreme People’s Court, the Supreme People’s Procuratorate and the MPS on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens, issued on April 23, 2013 and taking effect on the same day, and the Interpretations of the Supreme People’s Court and Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in Handling of Criminal Cases Involving Infringement of Citizen’s Personal Information, issued on May 8, 2017 and taking effect as of June 1, 2017, the following activities may constitute the crime of infringing upon a citizen’s personal information: (i) providing a citizen’s personal information to specified persons or releasing a citizen’s personal information online or through other methods in violation of relevant national provisions; (ii) providing legitimately collected information relating to a citizen to others without such citizen’s consent (unless the information is processed, not traceable to a specific person and not recoverable); (iii) collecting a citizen’s personal information in violation of applicable rules and regulations when performing a duty or providing services; or (iv) collecting a citizen’s personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations.

On January 23, 2019, the Office of the Central Cyberspace Affairs Commission, the MIIT, the MPS, and SAMR jointly issued the Announcement of Launching Special Rectifications against Illegal Collection and Use of Personal Information by Apps to implement special rectifications against mobile apps that collect and use personal information in violation of applicable laws and regulations, including among others, collecting personal information irrelevant to their services, or forcing users to give authorization in a disguised manner. On November 28, 2019, the CAC, the MIIT, the MPS and SAMR promulgated the Identification Method of Illegal Collection and Use of Personal Information Through App, which provides guidance for the regulatory authorities to identify the illegal collection and use of personal information through mobile apps, and for the app operators to conduct self-examination and self-correction and for other participants to voluntarily monitor compliance thereof.

On May 28, 2020, the NPC approved the Civil Code of the PRC, or the Civil Code, which has come into effect on 1 January 2021. Pursuant to the Civil Code, the personal information of a natural person shall be protected by law. Any organization or individual that need to obtain personal information of others shall obtain such information legally and ensure the security of such information, and shall not illegally collect, use, process or transmit personal information of others, or illegally purchase, sell, provide or make public personal information of others.

On August 20, 2021, the SCNPC promulgated the Law of Personal Information Protection of PRC, or the Personal Information Protection Law, which integrates the scattered rules with respect to personal information rights and privacy protection and became effective on November 1, 2021. Pursuant to the Personal Information Protection Law, personal information, refers to information related to identified or identifiable natural persons and is recorded by electronic or other means but excluding the anonymized information. Personal information processing includes, but is not limited to, the collection, storage, use, processing, transmission, provision, disclosure, and deletion of personal information. Personal information shall be processed under the principles of lawfulness, legitimacy, necessity and good faith, and shall not be processed in a way that is misleading, fraudulent or coercive. Personal information handlers shall bear responsibility for their personal information handling activities, and adopt the necessary measures to safeguard the security of the personal information they handle. Otherwise, the personal information handlers will be ordered to correct or suspend or terminate the provision of services, confiscation of illegal income, fines or other penalties.

Regulations Relating to Outbound Investment

To regulate outbound investments, the MOFCOM promulgated the Administrative Measures on Outbound Investments (2009 Edition) on March 16, 2009, taking effect as of May 1, 2009, which was repealed by the Administrative Measures on Outbound Investments (2014 Edition), or the MOFCOM Outbound Investments Measures, promulgated by MOFCOM on September 6, 2014, taking effect as of October 6, 2014, under which the MOFCOM’s approval delegation was modified by the Decision of the State Council to Cancel a Group of Administrative Licensing Items and Other Items (2018) on July 28, 2018. According to the MOFCOM Outbound Investments Measures, outbound investments of enterprises involving sensitive countries and regions or sensitive industries shall be subject to examination and approval by the MOFCOM or its local counterparts at provincial level and other outbound investments of enterprises shall be subject to filing with the same authorities. The MOFCOM and its provincial local counterparts shall conduct filing and approval administration through the “outbound investment administration system”, and issue the Certificate of Outbound Investment by Enterprises for enterprises which have obtained such filing or approval.

On December 26, 2017, the NDRC, promulgated the Administrative Measures on the Outbound Investments of Enterprises, or the NDRC Outbound Investment Measures, which became effective from March 1, 2018. Pursuant to the NDRC Enterprise Outbound Investment Measures, outbound investment refers to the investment activities conducted by an enterprise located within the territory of the PRC either directly or via an overseas enterprise under its control. Such control of an overseas enterprise can be obtained through investing assets and equities, providing financing or a guarantee, or any other means, to obtain overseas ownership, control rights, business management rights and other related rights and interests. To make outbound investment, investors shall go through the formalities to have a proposed overseas investment project approved or filed for record, report relevant information, and cooperate in supervision and inspection. Projects subject to approval administration are sensitive projects in one of the sensitive industries listed in the Outbound Investment Sensitive Industry Catalogue (2018 Edition), which was promulgated by the NDRC on January 31, 2018 and came into effect on March 1, 2018, to be carried out by investors either directly or through overseas enterprises under their control and the approval authority is the NDRC. Projects subject to record-filing administration are non-sensitive projects to be carried out directly by investors and the record-filing authorities are the NDRC and its provincial local counterparts. In addition, where natural persons within the territory of China make investments abroad through overseas enterprises under their control or through enterprises located in Hong Kong, Macao or Taiwan region, the Enterprise Outbound Investment Measures shall apply mutatis mutandis.

Regulations Relating to Tax

Enterprise Income Tax

On March 16, 2007, the SCNPC promulgated the PRC Enterprise Income Tax Law, which was amended on February 24, 2017 and December 29, 2018 respectively. On December 6, 2007, the State Council promulgated the Regulations for the Implementation of the Law of the PRC on Enterprise Income Tax, which came into effect on January 1, 2008 and was last amended on December 6, 2024, or collectively, the EIT Law. Pursuant to the EIT Law, taxpayers consist of resident enterprises and non-resident enterprises. Resident enterprises are defined as enterprises that are established in the PRC in accordance with laws of mainland China, or that are established in accordance with the laws of foreign countries but whose actual or de facto control is administered from within the PRC territory. Non-resident enterprises are defined as enterprises that are set up in accordance with the laws of foreign countries and whose actual administration is conducted outside the PRC territory, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC territory. Under the EIT Law, a uniform enterprise income tax rate of 25% is applicable. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment institutions or premises in the PRC but there is no actual relationship between the income derived in the PRC territory and the established institutions or premises set up by them, the enterprise income tax is, in that case, set at the rate of 10% for their income sourced from inside the PRC territory.

Pursuant to the EIT Law, the EIT tax rate of a high and new technology enterprise is 15%. Pursuant to the Administrative Measures for the Recognition of High and New Technology Enterprises, promulgated on April 14, 2008 and last amended on January 29, 2016, the certificate of a high and new technology enterprise is valid for three (3) years and may be renewed after the inspection of the State Administration of Taxation, or the SAT, and other authorities.

The Notice of the SAT Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or the SAT Circular 82, which was promulgated by the SAT on April 22, 2009 and last amended on December 29, 2017, sets out the standards and procedures for determining whether or not the “de facto management body” of an enterprise registered outside of the PRC territory and controlled by PRC enterprises or PRC enterprise groups is located within the PRC territory. Pursuant to the SAT Circular 82, offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and shall be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the senior management and core management departments in charge of its daily operations function have their presence mainly in mainland China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in mainland China; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in mainland China; and (iv) not less than half of the enterprise’s directors or senior management with voting rights habitually reside in mainland China. Further to SAT Circular 82, in June 2018 the SAT amended the Measures for the Administration of Income Tax for Chinese-Funded Holding Resident Enterprises Registered Abroad (for Trial Implementation), or the SAT Bulletin 45, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, or the Double Tax Avoidance Arrangement, promulgated by the SAT on August 21, 2006, taking effect on the same day, and other applicable laws of mainland China, if a Hong Kong resident enterprise is identified by the competent PRC tax authorities as having satisfied the conditions and provisions of the Double Tax Avoidance Arrangement and other applicable laws, the applicable withholding tax rate for dividends received by a Hong Kong resident enterprise from a PRC resident enterprise may be reduced from 10% to 5% if such Hong Kong resident directly holds at least 25% of the equity interest of the PRC resident enterprise. Pursuant to the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties promulgated on February 20, 2009 by the SAT, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) its corporate form must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the twelve (12) months prior to receiving the dividends.

The Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or the SAT Bulletin 7, promulgated by the SAT on February 3, 2015 and partially repealed by the Public Notice on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises promulgated by the SAT on October 17, 2017 and the Decision of the SAT on Promulgation of the Catalog of Invalid or Repealed Departmental Rules and Regulatory Documents of Tax Authorities promulgated by the SAT on December 29, 2017, extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. Pursuant to SAT Bulletin 7, where a non-resident enterprise indirectly transfers properties such as equity in PRC resident enterprises without any justifiable business purposes and aiming to avoid the payment of enterprise income tax, such indirect transfer must be deemed and reclassified as a direct transfer of equity in PRC resident enterprise. To assess whether an indirect transfer of PRC taxable properties has reasonable commercial purposes, all arrangements related to the indirect transfer must be considered comprehensively and factors set forth in SAT Bulletin 7 must be comprehensively analyzed in light of the actual circumstances. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market.

On October 17, 2017, the SAT promulgated the Public Notice on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Bulletin 37, which became effective on December 1, 2017 and was amended on June 15, 2018. SAT Bulletin 37 requires that with regard to equity investment earnings such as dividends and bonuses, interest, rental income, use of franchise income, property transfer income, and other kinds of taxable income earned by non-resident enterprises from sources in the PRC, source-based withholding shall be implemented; as such, the withholding obligors are the entities or individuals that have the direct obligation to make payment of relevant funds to the non-resident enterprises according to law or relevant contracts. Where the withholding obligor fails to withhold taxes according to law or is unable to carry out its withholding obligation, the non-resident enterprise shall declare the enterprise income tax to the competent taxation authority in the locality where the tax was accrued.

Value-added Tax

Pursuant to the Regulations of the PRC on Value-added Tax, or the VAT Regulations, which was promulgated by SCNPC on December 25, 2024, and will come into effect on January 1, 2026, and the Implementing Rules of the Provisional Regulations of the PRC on Value-added Tax, which was promulgated by the Ministry of Financing of the PRC, or the MOF on December 25, 1993 and amended in December 15, 2008 and October 28, 2011 respectively, tax payers engaging in sale of goods, provision of processing services, repairs and replacement services, sales of services, intangible assets or real property, or importation of goods within the territory of the PRC shall pay value-added tax, or the VAT. The currently applicable tax rates of VAT vary a lot from 0% through 13% for different kinds of goods sold or service provided and different business models and transaction types, subject to adjustments that may be made by the SAT from time to time.

Regulations Relating to Intellectual Property

Copyright

The Copyright Law of the PRC promulgated by the SCNPC on September 7, 1990 and last revised on November 11, 2020 taking effect as of June 1, 2021, or the Copyright Law, and the Implementing Regulations of the Copyright Law of the PRC promulgated by the State Council on May 30, 1991 and last amended on January 30, 2013 taking effect as of March 1, 2013, are the principal laws and regulations governing copyright related matters. The Copyright Law provides that Chinese citizens, legal persons or unincorporated organizations shall, whether published or not, be entitled to copyright of their works. The Copyright Law extends copyright protection to writings, oral works, photographic works, audio-visual works, and software products. Authors and other copyright owners may register their works with the registration agency recognized by the competent national copyright authority. Under the Copyright Law, the term of protection for copyrighted software of a legal person or institution is fifty (50) years since such software is first published in China. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. To address the problem of copyright infringement related to the content posted or transmitted over the internet, the National Copyright Administration, or the NCAC, and the MIIT jointly promulgated the Measures for Administrative Protection of Copyright Related to Internet on April 29, 2005, which became effective on May 30, 2005.

On May 18, 2006, the State Council promulgated the Regulations on Protection of Information Network Transmission Right or the Transmission Right Regulations, which took effect on July 1, 2006 and was amended on January 30, 2013 taking effect as of March 1, 2013. According to the Transmission Right Regulations, an internet information service provider may be held liable under various situations, including if it knows or should reasonably have known a copyright infringement through the internet and fails to take measures to remove or block or disconnect links to the content, or, although not aware of the infringement, the internet information service provider fails to take such measures upon receipt of the copyright holder’s notice of infringement. The internet information service provider may be exempted from indemnification liabilities under certain circumstances.

According to Provisions of the Supreme People’s Court on Certain Issues Related to the Application of Law in the Trial of Civil Cases Involving Disputes over Infringement of Information Network Transmission Rights, which took effect on January 1, 2013 and was amended on December 29, 2020 taking effect from January 1, 2021, web players or web service providers who, without authorization, provide via information network works, performances or audio-video products for which others have the right of information network transmission shall be deemed to have infringed upon the information network transmission right, unless otherwise provided by laws and administrative regulations. Furthermore, where an internet service provider knows or should have known that network users are infringing on the right of information transmission through network services, and fails to take necessary measures such as deleting, shielding, disconnecting links, or providing technical support, such behavior/omission shall constitute an act of assisting infringement.

Software Registration

On December 20, 2001, the State Council promulgated the Computer Software Protection Regulations, or the Computer Software Protection Regulations, which came into effect on October 1, 1991 and was last amended on January 30, 2013 taking effect as of March 1, 2013. The Computer Software Protection Regulations are formulated for protecting the rights and interests of computer software copyright owners, encouraging the development and application of computer software and promoting the development of software industry. In order to further implement the Computer Software Protection Regulations, the NCAC promulgated the Computer Software Copyright Registration Measures on February 20, 2002, as amended on May 19, 2004, which regulates registrations of software copyright, exclusive licensing contracts for software copyright and transfer contracts. The NCAC shall be the competent authority for the nationwide administration of software copyright registration and the Copyright Protection Center of China, or the CPCC, is designated as the software registration authority. The CPCC shall grant registration certificates to the computer software copyright applicants.

Trademarks

Pursuant to the Trademark Law of the PRC, or the PRC Trademark Law, which was promulgated by the SCNPC on August 23, 1982 and last amended on April 23, 2019, and the Implementation Regulation of the PRC Trademark Law, which was adopted by the State Council on August 3, 2002 and last amended on April 29, 2014, registered trademarks include commodity trademarks, service trademarks, collective trademarks and certification trademarks.

The Trademark Office of China National Intellectual Property Administration (or CNIPA) is in charge of trademark registrations nationwide and grants a protection term of ten (10) years to registered trademarks which may be renewed for consecutive ten-year periods upon request by the trademark owner. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use. An application for registration of a malicious trademark not for use will be rejected and those who apply for trademark registration maliciously will be given administrative penalties of warnings or fines according to the circumstances; those who file trademark lawsuits maliciously will be punished by the people’s court according to law.

Domain Names

The Administrative Measures on Internet Domain Names, or the Domain Name Measures, was promulgated by the MIIT on August 24, 2017 and became effective as of November 1, 2017. According to the Domain Name Measures, applicants who apply for domain name root servers and setup of operating entities of domain name root servers or registration and management entities of domain names within the territory of China, shall obtain authorization for this purpose from the MIIT or the local communications administration bureaus at the provisional level. The registration of domain names is generally on a “first-apply-first-registration” basis and a domain name applicant will become the domain name holder upon the completion of the application procedure. On November 27, 2017, the MIIT promulgated the Circular of the Ministry of Industry and Information Technology on Regulating the Use of Domain Names for Internet Information Services, which became effective on January 1, 2018, pursuant to which, where the internet information service provider is an entity, it shall use a domain name that is registered and owned by itself or the person in charge of it or its senior executive in accordance with laws and regulations, while offering internet information services.

Patent

The Patent Law of the PRC promulgated by the SCNPC on March 12, 1984 and last amended on October 17, 2020, being effective as of June 1, 2021, and the Implementing Rules of the Patent Law of the PRC promulgated by the State Council on December 21, 1992 and last amended on December 11, 2023, taking effect as of December 11, 2023, are the principal laws and regulations governing patent related matters. The Patent Office of CNIPA is in charge of the administration of patent-related work nationwide, including accepting and examining patent applications in a uniform way and granting patent rights in accordance with law. An invention or utility model for which a patent right is to be granted shall meet three conditions, namely novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds, substances obtained by means of nuclear transformation, or designs that are used principally to identify the pattern, color or a combination thereof, of plane presswork. Except under certain specific circumstances provided by law, any third-party user must obtain consent or a proper license from the patent owner before using the patent, otherwise the use will constitute an infringement of the rights of the patent holder.

Trade Secrets

According to the PRC Anti-Unfair Competition Law, or Anti-Unfair Competition Law, promulgated by the SCNPC on September 2, 1993, as amended on November 4, 2017, April 23, 2019 and June 27, 2025, respectively, and taking effect on October 15, 2025, the term “trade secrets” refers to technical and business information that is unknown to the public, has utility, may create business interests or profits for its legitimate right holders, and is maintained as a secret by its legitimate right holders. Under the Anti-Unfair Competition Law, business operators are prohibited from infringing others’ trade secrets by: (i) acquiring trade secrets from the legitimate right holders by theft, bribery, fraud, coercion, electronic intrusion or any other illicit means; (ii) disclosing, using or permitting others to use trade secrets of the legitimate right holders acquired by any means specified in item (i) above; (iii) disclosing, using or permitting others to use trade secrets in their possession, in violation of their confidentiality obligations or any requirements of the legitimate right holders to keep such trade secrets confidential; or (iv) abetting, tempting or aiding a person into acquiring, disclosing, using, or permitting others to use the trade secrets, in violation of his/her confidentiality obligations or any requirements of the legitimate right holders to keep such trade secrets confidential. Pursuant to the Civil Code, no matter whether a contract is lawfully formed or not, the parties may not disclose or improperly use the trade secrets or other confidential information they have come to know in the course of concluding such contract, and if a party divulges or improperly uses such trade secret or information, thereby causing losses to the other party(ies), such party shall be liable for compensating the other party(ies).

Regulations Relating to Anti-monopoly

On August 30, August 2007, the SCNPC promulgated the Anti-Monopoly Law of the PRC, or the Anti-Monopoly Law, which was last amended on June 24, 2022, taking effect as of August 1, 2022, which prohibits monopolistic conduct such as entering into monopoly agreements, abuse of dominant market position and concentration of undertakings that have the effect of eliminating or restricting competition.

Pursuant to the Anti-Monopoly Law, competing business operators may not enter into monopoly agreements that eliminate or restrict competition, such as by boycotting transactions, fixing or changing the price of commodities, limiting the output of commodities, or fixing the price of commodities for resale to third parties, among other actions, unless the agreement will satisfy the exemptions under the Anti-monopoly Law, such as improving technologies, increasing the efficiency and competitiveness of small and medium-sized undertakings, or safeguarding legitimate interests in cross-border trade and economic cooperation with foreign counterparts. Sanctions for violations include an order to cease the activities, and confiscation of illegal gains and fines (ranging from 1% to 10% of sales revenues from the preceding year, or a fine of not more than RMB5 million if there was no sales for the preceding year; or a fine of not more than RMB3 million if the monopoly agreement reached has not been performed.

Business operators are forbidden to use data, algorithms, technologies, capital advantages and platform rules to engage in monopolistic acts prohibited by the Anti-Monopoly Law, and in particular, business operators with a dominant market position are forbidden to use data, algorithms, technologies and platform rules to abuse their dominant market position as specified in the Anti-Monopoly Law such as selling commodities at unfairly high prices or buying commodities at unfairly low prices, selling products at prices below cost without any justifiable cause, and refusing to trade with a trading party without any justifiable cause.

On February 7, 2021, the Anti-Monopoly Committee of the State Council promulgated the Anti-Monopoly Guidelines for the Internet Platform Economy Sector, or the Anti-Monopoly Guidelines, aiming to provide guidelines for supervising and prohibiting monopolistic conduct in connection with the internet platform business operations and further elaborate on the factors for recognizing such monopolistic conduct in the internet platform industry. Pursuant to the Anti-Monopoly Guidelines, the methods of an internet platform collecting or using the privacy information of internet users may also be one of the factors to be considered for analyzing and recognizing monopolistic conducts in the internet platform industry. For example, whether the business operator compulsorily collects unnecessary user information may be considered to analyze whether there is a bundled sale or additional unreasonable trading condition, which is one of the behaviors constituting abuse of dominant market position. In addition, factors including, among others, providing differentiated transaction prices or other transaction conditions for consumers with different payment ability based on consumption references and usage habits analyzed using big data and algorithms is also one of the behaviors constituting abuse of dominant market position. Furthermore, whether the business operators are required to “choose one” among the internet platform and its competitive platforms maybe considered to analyze whether such internet platform operator with dominant market position abuses its dominant market position and excludes or restricts market competition. However, as the Anti-Monopoly Guidelines were only issued recently, their interpretation and implementation in practice may continue to evolve.

On March 10, 2023, SAMR issued the Provisions on the Prohibitions of Monopoly Agreements, taking effect on April 15, 2023, which superseded the previously-issued interim provisions promulgated in 2019 and clarified certain practical issues, e.g., how to define the scope of commodity markets related to the platform economy.

On March 10, 2023, SAMR issued the Provisions on the Prohibitions of Acts of Abuse of Dominant Market Positions, taking effect on April 15, 2023, which superseded the previously-issued interim provisions promulgated in 2019 and clarified certain practical issues, e.g., how to determine whether a platform economy operator has gained a dominant market position.

On April 25, 2024, the Anti-Monopoly Committee of the State Council promulgated the Anti-Monopoly Compliance Guidelines of Business Operators to guide and support the business operators in establishing and improving anti-monopoly compliance management systems.

Regulations Relating to Employment and Social Welfare

Employment

Pursuant to the PRC Labor Law, effective as of January 1, 1995 and last amended on December 29, 2018 and the PRC Labor Contract Law, effective as of January 1, 2008 and amended on December 28, 2012, a written labor contract shall be executed by an employer and an employee when the employment relationship is established, and an employer is under an obligation to sign an unlimited-term labor contract with any employee who has worked for the employer for ten (10) consecutive years. Furthermore, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unlimited term, with certain exceptions. All employers must pay remuneration to their employees equal to at least the local minimum wage standards. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with appropriate workplace safety training. In addition, the mainland China government has continued to introduce various new labor-related regulations after the PRC Labor Contract Law. Amongst other things, new annual leave requirements mandate that annual leave ranging from five (5) to fifteen (15) days is available to nearly all employees and further require that the employer compensate an employee for any annual leave days the employee is unable to take in the amount of three times his daily salary, subject to certain exceptions. Moreover, all PRC enterprises are generally required to implement a standard working time system of eight (8) hours a day and forty(40) hours a week, and if the implementation of such standard working time system is not appropriate due to the nature of the job or the characteristics of business operation, the enterprise may implement a flexible working time system or comprehensive working time system after obtaining approvals from the labor administration authorities.

Labor Dispatch

Pursuant to the PRC Labor Contract Law, the dispatched contract workers shall be entitled to equal pay for equal work as a fulltime employee of an employer, and they shall only be engaged to perform temporary, ancillary or substitute job positions. A temporary job position refers to a position with a term of less than six months; an ancillary job position refers to a non-main business position that serves main business positions; and a substitute job position refers to a position where the employee who cannot work for a given period of time due to full-time study, vocation or other reasons may be substituted by another worker. An employer shall strictly control the number of dispatched contract workers, and such number shall not exceed certain percentage of total number of workers specified by the labor administrative department of the State Council.

According to the Interim Provisions on Labor Dispatch promulgated by the Ministry of Human Resources and Social Security on January 24, 2014 and effective as of March 1, 2014, the number of dispatched contract workers hired by an employer shall not exceed 10% of the total number of its workers (including both directly hired employees and dispatched contract workers).

Social Insurance and Housing Provident Fund

The PRC Social Insurance Law, which was promulgated on October 28, 2010 and amended on December 29, 2018, has established social insurance systems of basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance.

According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC shall provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance. An enterprise must provide social insurance by going through social insurance registration with local social insurance authorities or agencies and shall pay or withhold relevant social insurance premiums for or on behalf of employees. On July 20, 2018, the General Office of the CPC Central Committee and the General Office of the State Council issued the Plan for Reforming the State and Local Tax Collection and Administration Systems, which stipulated the power to collect social insurance premiums is solely delegated to the SAT and its local counterparts. According to the Administrative Measures on Housing Provident Fund, which was promulgated on April 3, 1999 by the State Council and last amended on March 24, 2019, housing provident fund paid and deposited both by employees themselves and their unit employers shall be owned by the employees. Employers shall undertake the registration of payment and deposit of the housing provident fund at the competent housing provident fund management center and upon the examination by such management center, employers shall complete procedures for opening an account at the commissioned bank for the deposit of employees’ housing provident funds. Enterprises are also required to pay and deposit housing provident fund contributions in full amount and in a timely manner.

Regulations Relating to Foreign Exchange

According to the Regulation of the PRC on Foreign Exchange Administration, or the Foreign Exchange Regulations, issued by the State Council on January 29, 1996 and last amended on August 5, 2008 and the Administrative Regulations of Foreign Exchange Settlement and Sale and Payment of Foreign Exchange, or the Foreign Exchange Settlement & Sale & Payment Regulations, promulgated by the People’s Bank of the PRC on June 20, 1996, generally, (i) the foreign exchange income and expenditure and foreign exchange business operations of Chinese institutions and individuals and (ii) the foreign exchange income and expenditure and foreign exchange business operations conducted within the PRC territory by overseas institutions and individuals, shall be subject to foreign exchange administration by the State Administration of Foreign Exchange, or SAFE. Renminbi is freely convertible for payments of current account items such as trade and service-related foreign exchange transactions and there is no substantial control on dividend payments to abroad (upon the authenticity verification and completion of tax payment), but is not freely convertible for capital expenditure items such as direct investment, loans or investments in securities outside of the PRC unless the approval from SAFE or its local counterparts is obtained in advance.

On March 30, 2015, SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which became effective on June 1, 2015 and was last amended on March 23, 2023. According to SAFE Circular 19, the foreign exchange capital of foreign-invested enterprises (or FIEs) shall follow the principle of “discretionary foreign exchange settlement”, i.e., the foreign exchange capital in the capital account of an FIE, after its amount being confirmed by the local SAFE (or after its amount being recorded by the handling banks) can be settled at such banks based on the actual operational needs of the FIE. The proportion (upper limit) of “discretionary foreign exchange settlement” of an FIE is temporarily set at 100% of the amount of foreign exchange capital of such FIE. The Renminbi converted from the foreign exchange capital will be kept in a designated account and if an FIE needs to make further payment from such account, it still needs to provide supporting documents and proceed with the review process with the banks. Furthermore, SAFE Circular 19 stipulates that the use of capital by FIEs shall follow the principles of authenticity and self use within the business scope of enterprises. Furthermore, the foreign exchange capital of an FIE and the Renminbi fund obtained by such FIE from foreign exchange settlement shall not be used for any of the following purposes: (i) directly or indirectly used for payments beyond the business scope of the enterprises or payments as prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities unless otherwise provided by the laws and regulations; (iii) directly or indirectly used for issuance of Renminbi entrusted loans except for those permitted by the business scope of such FIE, repayment of interenterprise loans (including advances by third parties) or repayment of bank loans that have been transferred to a third party; or (iv) directly or indirectly used for expenses related to the purchase of real estate that is not for self use (except for the foreign-invested real estate enterprises).

The Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, was promulgated by SAFE on June 9, 2016. Pursuant to SAFE Circular 16, enterprises registered in the PRC are also allowed to convert their foreign debts from foreign currency to Renminbi on a discretionary basis. SAFE Circular 16 provides a unified standard for the conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a discretionary basis which applies to all enterprises registered in the PRC. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC Laws, while such converted Renminbi shall not be provided as loans to its non-associated enterprises. On January 26, 2017, SAFE promulgated the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control which specifies several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall make up for losses incurred in previous years before remitting abroad any profit. Moreover, pursuant to the circular, domestic entities shall make detailed explanations of the sources and utilization scheme of their invested funds, and provide board resolutions, contracts and other supporting materials proving the authenticity when undergoing the registration and remittance procedures in connection with an outbound investment.

On October 23, 2019, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-Border Trade and Investment, or SAFE Circular 28, which, among other things, allows FIEs that do not have “equity investment” in their approved business scope to use their capital obtained from foreign exchange settlement to make domestic equity investments as long as such investments are real and in compliance with the foreign investment-related laws and regulations. On April 10, 2020, SAFE promulgated the Circular of SAFE on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business pursuant to which the facilitation of payments using offshore incomes under the capital accounts (including capital contribution, foreign debts, proceeds from overseas listings and etc.) by qualified domestic enterprises shall be promoted nationwide.

On December 4, 2023, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Deepening Reform and Promoting the Facilitation of Cross-border Trade and Investment, or the SAFE Circular 2023[28]. The SAFE Circular 2023 [28] includes technology-based small and medium-sized enterprises (SMEs) in the pilot scope of cross-border financing facilitation, further supporting the scientific and technological innovation of SMEs. High-tech, “specialized, refined, and innovative”, and technology-based SMEs in specific jurisdictions such as Beijing that meet the conditions can independently borrow foreign debts within a limit of up to US$10 million or equivalent, while those in other regions that meet the conditions can independently borrow foreign debts within a limit of up to US$5 million or equivalent. In addition, the SAFE Circular 2023[28] also stipulates measures to facilitate foreign direct investment enterprises in their payment for equity transfers under domestic reinvestment and use of proceeds raised from overseas listings.

Registration of Overseas Investment by the Domestic Residents

On July 4, 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Administration on Domestic Residents’ Offshore Investments and Financing and Roundtrip Investments through Special Purpose Vehicles, or SAFE Circular No. 37, which, for the purpose of simplifying the approval process, loosening the regulation and promoting the cross-border investments, replaced the Circular of the Issues Concerning the Foreign Exchange Administration on Domestic Residents’ Financing and Round-trip Investments through Overseas Special Purpose Vehicles issued by SAFE on October 21, 2005, or the Circular No. 75. Pursuant to SAFE Circular No. 37, SAFE and its branches regulate the establishment of special purpose vehicles, or the SPV, by domestic residents. “Domestic residents” include domestic institutions and domestic individual residents, which include, Chinese citizens holding the ID cards of Chinese domestic residents, military ID certificates or ID certificates for armed police force, and overseas individuals that do not hold any domestic legitimate ID certificates but have habitual residences within the territory of the PRC due to relationships of economic interests. Prior to contributing domestic and overseas legitimate assets or interests to a SPV, a domestic resident shall apply to the competent SAFE for foreign exchange registration of overseas investment. In the event that the basic information of the registered overseas SPV is changed, such as the domestic individual resident shareholder, name, operating period, etc., or if there is a capital increase, capital reduction, equity transfer or swap, merge, spin-off or other substantial changes, the modification registration of foreign exchange for overseas investment shall be completed with the competent SAFE. Where a non-listed SPV uses its own equity interests or options to grant equity incentives to the directors, supervisors and senior management of a domestic enterprise under its direct or indirect control, as well as other employees in employment or labor relationships with the aforesaid company, relevant domestic individual residents may, before exercising their rights, apply to the competent SAFE for foreign exchange registration of the SPV. Failure to comply with the registration procedures set forth in SAFE Circular No. 37 may result in penalties under the Foreign Exchange Regulations. In the meantime, SAFE has promulgated the Operating Guideline for the Issues Concerning Foreign Exchange Administration over Round-trip Investments with respect to the procedures for SAFE registration under SAFE Circular No. 37, which took effect on July 4, 2014 as an attachment to SAFE Circular No. 37.

On February 13, 2015, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Further Simplifying and Improving the Foreign Exchange Administration Policies on Direct Investment, effective as of June 1, 2015 and amended on December 30, 2019, which cancels the administrative approvals of foreign exchange registration of inbound direct investment and outbound direct investment. In addition, the circular simplifies the foreign exchange registration procedures and investors can register with banks to have the registration of foreign exchange under the condition of inbound direct investment and outbound direct investment.

On July 13, 2009, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Promulgating the Administrative Provisions on Foreign Exchange of the Outbound Direct Investments of Domestic Institutions. Pursuant to the circular, domestic institutions may make outbound direct investment with their own foreign exchange funds, domestic foreign exchange loans meeting relevant requirements, foreign exchange purchased with Renminbi funds, tangible assets, intangible assets and other sources of foreign exchange assets approved by the foreign exchange authorities. Domestic institutions may retain the profits made from outbound direct investment outside China for their outbound direct investment. In addition, a domestic institution shall, after obtaining the approval of its outbound direct investment from the competent government authorities, handle the foreign exchange registration formalities for its overseas direct investment at the local foreign exchange authority.

Regulations on Stock Incentive Plans

SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, or the Stock Option Rules, on February 15, 2012, replacing the previous rules issued by SAFE in March 2007. Under the Stock Option Rules and other rules and regulations, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one (1) year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent (including a PRC subsidiary of such overseas-listed company) and complete certain other procedures. The domestic qualified agent is required to amend SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the domestic qualified or other material changes. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests.

Regulations Relating to M&A Rules

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the SAT, SAMR, the China Securities Regulatory Commission, or the CSRC, and SAFE jointly issued the Rules on Merger & Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rules require in some instances that the parties to any change-of-control transaction in which a foreign investor will take control of a PRC domestic enterprise shall report the same to the MOFCOM, where any of the following situations exists: (i) the transaction involves an important industry in China, (ii) the transaction may affect national economic security, or (iii) the PRC domestic enterprise has a well-known trademark or historical Chinese trade name in China. The M&A Rules, among other things, also require that (i) the PRC entities or individuals obtain the MOFCOM approval before they establish or control an SPV overseas, provided that they intend to use the SPV to acquire their equity interests in a PRC company for a consideration paid by means of share swap (i.e., paid through newly issued shares of the SPV or existing shares of the SPV then held by such PRC entities or individuals), and list their equity interests in the PRC company overseas indirectly by listing the SPV in an overseas market, and (ii) such SPV obtain the MOFCOM’s approval before it acquires the equity interests held by such PRC entities or PRC individual in the PRC company by means of share swap; and (iii) the SPV obtain CSRC approval before it lists overseas.

Moreover, pursuant to the M&A Rules, the Anti-Monopoly Law and the Provisions on the Examination of Concentration of Undertakings issued by SAMR on March 10, 2023, effective as of April 15, 2023, the participants to a change-of-control transaction in which a foreign investor will acquire control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds stipulated by the State Council are triggered.

Pursuant to the Notice of the General Office of the State Council on the Establishment of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors and the Security Review Rules, or the Security Review Notice, issued by the General Office of the State Council on February 3, 2011, taking effect on March 4, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns, and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns, are subject to strict review by the mainland China government authorities. Pursuant to the Provisions on the National Security Review of Foreign Mergers and Acquisitions of Domestic Enterprises or the National Security Review Provisions, issued by the MOFCOM effective on September 1, 2011, when reviewing the acquisition of a domestic enterprise by a foreign enterprise, the MOFCOM will determine whether such a transaction should be subject to national security review by considering both of its “the substance and actual influence”, and foreign investors may not avoid the national security review through methods such as a nominee structure, trust arrangements, multilayer investments, exercising control through contractual arrangements or offshore transactions. On December 19, 2020, the NDRC and the MOFCOM issued the Measures for the Security Review of Foreign Investment, which provides that if a foreign investor’s merger or acquisition of a domestic enterprise falls within the scope of security review specified in the Security Review Notice, the foreign investor shall file an application with the NDRC for security review.

Regulations Relating to Overseas Offering and Listing

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, and relevant five guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall fulfill the filing procedure and report relevant information to the CSRC; (2) if the issuer meets both of the following criteria, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are Chinese citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. The Overseas Listing Trial Measures also require subsequent reports to be filed with the CSRC upon occurrence of certain material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

According to the Overseas Listing Trial Measures, the domestic companies engaging in overseas offering and listing activities shall strictly comply with applicable laws and regulations of mainland China. If a domestic company fails to complete the filing procedures or there are any false records, misleading statements or material omissions in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the persons directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

On February 24, 2023, the CSRC and other three PRC regulatory agencies published the Provisions on Strengthening the Confidentiality and Archives Management Related to Overseas Issuance and Listing of Securities by Domestic Companies, or the Confidentiality and Archives Management Provisions, effective on March 31, 2023. Pursuant to the Confidentiality and Archives Management Provisions, PRC domestic companies that seek to offer and list securities in overseas markets shall establish confidentiality and archives system. The “domestic companies” under the Confidentiality and Archives Management Provisions refer to domestic companies directly listed on a foreign stock exchange and the domestic operating entities of an offshore company being indirectly listed on a foreign stock exchange. The PRC domestic companies shall obtain approval from the competent authorities who are delegated the power to grant such approval and file with the confidential administration department at the same level when providing or publicly disclosing documents and materials related to state secrets (where it is uncertain as to whether any document or material constitutes state secrets or there is any dispute thereof, the PRC domestic companies shall report the same to the confidential administration department for determination) or secrets of the government authorities to the securities companies, securities service agencies or the offshore regulatory authorities or providing or publicly disclosing such documents and materials through its offshore listing entity, and shall complete corresponding procedures when providing or publicly disclosing documents and materials which may adversely influence national security and the public interest to the securities companies, securities service agencies or the offshore regulatory authorities or providing or publicly disclosing such documents and materials through its offshore listing entity. The PRC domestic companies shall provide written statements on the implementation on the aforementioned rules to the securities companies and securities service agencies and the PRC domestic companies shall not provide accounting files to an overseas accounting firm unless such firm complies with the corresponding procedures.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Jinhong Deng	40	Founder, Chairman of the Board and Chief Executive Officer
Min Liu	49	Director and Senior Vice President
Shijie Chen	39	Director and Chief Financial Officer
Zhijia Liu	48	Director
Mi Zhou	40	Director
Yu Zhang	47	Director
Xinghong Hua	56	Independent Director
Xiaowei Wang	52	Independent Director
Junchen Sun	37	Independent Director
Xu Deng	38	General Manager of Yimutian Business

Mr. Jinhong Deng founded our Company in 2011 and has served as our chairman and chief executive officer since our inception. Mr. Deng started his career at Baidu in 2006 where he worked in the marketing department and served as a product manager. In 2009, Mr. Deng founded Yi Cun Wang (易村网), a digital platform for comparing market prices of agricultural products, and had served as its chief executive officer until 2010. Mr. Deng is the Industrial Entrepreneur of the Year awarded by the 2023 International Top 100 Future Agricultural Food Conference and the Pioneer of Digital Agriculture awarded by the 2020 World Digital Agriculture Conference. He is also one of the Fortune China’s 40 Under 40 business elites in 2020, the 36Kr’s 36 Under 36 brilliant entrepreneurs in 2020, and the top 10 entrepreneurs rewarded the For Good Awards on the 2022 China Forum of Social Enterprise and Investment of Impact. Mr. Deng graduated from Beijing University of Posts and Telecommunications in 2007 with a bachelor’s degree.

Mr. Min Liu has served as our director and senior vice president since March 2015. Mr. Liu was a lawyer specialized in intellectual property at Beijing Yonghe Law Firm from September 2004 to November 2006. From December 2006 to February 2015, he served at the legal department of Baidu Group where he was a legal counsel and later became the director of legal department. Mr. Liu graduated from Nanjing University in 2004 with a master of laws degree, and he received a Ph.D. degree in law from Peking University in 2014.

Mr. Shijie Chen has served as our chief financial officer since May 2019. Before joining us, Mr. Chen was a consulting manager at Moody’s Investor Services from March 2010 to April 2014. He later joined Lan Ju Investment Group where he was a project partner from June 2014 to April 2016. Mr. Chen had served as a senior investment director at Xiaomi Group from August 2016 to December 2018. Mr. Chen graduated from Beijing Second Foreign Language School in 2008 with a bachelor’s degree. He received a master’s degree from Claremont Graduate University in 2010.

Mr. Zhijia Liu has served as our director since 2018. Mr. Liu served the director at Beijing Economic Information Center from 1997 to 2013. Mr. Liu first joined us in 2013 and served as the marketing manager until 2015. Mr. Liu later joined Dachuwang, an affiliate of our company, in 2015 and served as the marketing manager until 2016. Mr. Liu later founded Meichu Tianxia Network Technology Co., Limited in 2016 and served as the general manager until 2017. In 2018, Mr. Liu re-joined us as the manager of the innovation division. Mr. Liu received an associate degree from Capital Normal University in 1997. He graduated from the University of International Business and Economics with a bachelor’s degree in 2002.

Mr. Mi Zhou is our co-founder and has served as our director since 2018. Mr. Zhou was a software engineer at Baidu Online Network Technology Co., Ltd. from July 2007 to December 2009. After that, he served as a senior technology manager in the technology division at Dangdang.com until he co-founded our company in March 2012. Mr. Zhou graduated from Beijing University of Posts and Telecommunications in July 2007 with a bachelor’s degree in information security.

Mr. Yu Zhang has served as our director since 2018. He has served as a vice president of Yiguo and the general manager of Shanghai ExFresh Logistic Technology Co., Ltd. since 2015. Mr. Zhang obtained his bachelor’s degree in industrial foreign trade from East China University of Science and Technology in 2000.

Mr. Xinghong Hua has served as our independent director since August 2025. Mr. Hua was a manager at the department of overseas branch management of the headquarter of Bank of China from 1994 to 1996. He had served as a project manager at the department of government relations of ARCO in Washington D.C., United States from 1997 to 1998. He later became a senior manager at Pace Global Energy Services from 1998 to 2004. In 2004, Mr. Hua joined Alcoa Inc. as an Asia-Pacific vice president until 2008. From 2008 to 2020, Mr. Hua was the greater China president and a managing director at Cerberus Capital Management LP. He served as a managing director at Lone Star Funds from 2020 to 2021. Mr. Hua has been the co-founder and chief executive officer of Zan Investment Advisory Limited in Hong Kong since 2022. Mr. Hua received his bachelor’s degree in 1991 and master’s degree in 1994 from Peking University School of International Relations. He also received a master’s degree in international economics, energy and environment from the Johns Hopkins University in 1998.

Ms. Xiaowei Wang has served as our independent director since August 2025. From 2000 to 2006, Ms. Wang served as a human resource director at China Dot Com Group. She became a human resource director at Motorola Mobile Technology (China) Limited in 2008. From 2013 to 2015, Ms. Wang was a human resource vice president at 99Bill Group. She later served as a human resource vice president at Xiaomi Group from 2016 to 2019. She has been a human resource vice president at Hello Group Inc (Nasdaq: MOMO) since 2019. Ms. Wang received a bachelor’s degree of economics from Jinnan University, Guangzhou in 1995 and a master’s degree of finance from the Chinese Academy of Social Science in 1998. She also received an EMBA degree from Cheung Kong Graduate School of Business in 2005.

Mr. Junchen Sun has served as our independent director since August 2025. Mr. Sun is currently the Chief Executive Officer of Inewborn Healthcare Limited since January 2024. Mr. Sun worked at PricewaterhouseCoopers Zhong Tian LLP Tianjin Branch from October 2011 to May 2015, with his last position held as a senior associate. He previously worked at Shenwan Hongyuan Securities Co., Ltd. Beijing Branch and MicroMedia Holdings Limited between October 2015 and February 2017. From February 2017 to April 2023, Mr. Sun worked at Beijing BlueCity Information & Technology Co., Ltd. from July 2020 to August 2022 (Nasdaq: BLCT), with his last position held as the chief financial officer. From April 2023 to April 2024, he worked at Newborn Town Inc. (HKEx: 9911), with his last position held as vice president of investment development. Since March 2024, Mr. Sun has served as an independent non-executive director and a member of the audit committee of the board of directors of China Vered Financial Holding Co., Ltd. (HKEx: 245). Mr. Sun obtained his bachelor’s degree in accountancy in June 2011 from the Tianjin University of Finance and Economics. He obtained his master’s degree in business administration from the Peking University in July 2018. He obtained another master’s degree in business administration from the Tsinghua University in June 2024. He was accredited as a Certified Public Accountant by the Chinese Institute of Certified Public Accountants in April 2015.

Mr. Xu Deng has served as the general manager of Yimutian business since March 2021. Previously, Mr. Deng started his career in NetEase Media Technology (Beijing) Co., Ltd., a subsidiary of NetEase (Nasdaq: NETS; HKEx: 9999), in July 2011 and later became a product vice director. In August 2016, Mr. Deng joined Yixia.com where he served as the general manager of the Yizhibo App business. Mr. Deng jointed Douyu (Nasdaq: DOYU) in November 2018 as the head of R&D division. In October 2019, Mr. Deng served as a director of the business division of new car at Golden Guazi Technology Development Co., Ltd., a subsidiary of Chehaoduo Group. Mr. Deng graduated from the Beijing University of Science and Technology in 2009 with a bachelor’s degree in industrial design. He also received a master’s degree from Beijing University of Technology in 2011.

Board of Directors

Our board of directors consists of nine directors. A director is not required to hold any shares in our company to qualify to serve as a director. The Listing Rules of Nasdaq generally require that a majority of an issuer’s board of directors must consist of independent directors. However, the Listing Rules of Nasdaq permit foreign private issuers like us to follow “home country practice” in certain corporate governance matters. We rely on this “home country practice” exception and do not have a majority of independent directors serving on our board of directors.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his or her interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he or she is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he/she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. Our board of directors may exercise all of the powers of our company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service as a director.

Committees of the Board of Directors

We have established three committees under the board of directors: an audit committee; a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Mr. Junchen Sun, Mr. Xinghong Hua and Ms. Xiaowei Wang. Mr. Junchen Sun is the chairman of our audit committee. We have determined that Mr. Junchen Sun, Mr. Xinghong Hua and Ms. Xiaowei Wang satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of Nasdaq and Rule 10A-3 under the Exchange Act. We have determined that Mr. Junchen Sun qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related-party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee consists of Ms. Xiaowei Wang and Mr. Junchen Sun. Ms. Xiaowei Wang is the chairwoman of our compensation committee. We have determined that Ms. Xiaowei Wang and Mr. Junchen Sun satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of Nasdaq. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting a compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Mr. Xinghong Hua and Mr. Junchen Sun. Mr. Xinghong Hua is the chairman of our nominating and corporate governance committee. Mr. Xinghong Hua and Mr. Junchen Sun satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of Nasdaq. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regard to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regard to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties and Functions of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to exercise the skill they actually possess and such care and diligence that a reasonable prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a director breaches any duty which he or she owes to us. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. In accordance with our amended and restated articles of association, the functions and powers of our board of directors include, among others, (i) convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings, (ii) declaring dividends, (iii) appointing officers and determining their terms of offices and responsibilities, and (iv) approving the transfer of shares of our company, including the registering of such shares in our register of members. In addition, in the event of a tie vote, the chairman of the meeting has, the right to cast a second or casting vote.

Terms of Directors and Officers

Our directors may be appointed by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of our shareholders (except with regard to the removal of the chairman of the board of directors, who may only be removed from office by special resolution of our shareholders). Our independent directors are subject to a fixed term of two years and their services may be terminated earlier with advanced notice. A director will cease to be a director if, among other things, the director (i) resigns his or her office by notice in writing to our company; (ii) becomes bankrupt or makes any arrangement or composition with his or her creditors generally; (iii) dies or is found to be or becomes of unsound mind; (iv) is prohibited by any applicable law or stock exchange rules from being a director; (v) without special leave of absence from the board, is absent from meetings of the board for three (3) consecutive meetings and the board (excluding the absent director) resolves that his or her office be vacated; or (vi) is removed from office pursuant to any other provision of our post offering amended and restated memorandum and articles of association.

Our officers are elected by and serve at the discretion of our board of directors.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for an initial specified term, which is automatically extended for successive periods unless either party gives 60 days’ advance written notice of non-renewal. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon a 60-day advance written notice. In such case of termination by us, the executive officer will receive compensation and benefits during the notice period, and any additional severance as may be agreed, subject to the executive officer signing a customary release of claims. The executive officer may resign at any time with a 60 days’ advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third-party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for two years and one year following the last date of employment, respectively. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Interested Transactions

A director may, subject to any separate requirement for audit committee approval under applicable law or applicable Nasdaq Stock Market Rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Compensation of Directors and Executive Officers

For the year ended December 31, 2025, we paid an aggregate of RMB5.8 million (US$0.8 million) in cash to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plans

2015 Share Incentive Plan

In December 2015, our board of directors approved and adopted the 2015 share incentive plan, or the 2015 Plan, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. The maximum aggregate number of ordinary shares that may be issued under the 2015 Plan is 815,130,483, subject to further amendment. As of the date of this prospectus, option to purchase a total of 623,107,735 ordinary shares have been granted under the 2015 Plan, excluding awards that were forfeited or cancelled after the relevant grant dates.

The following paragraphs summarize the principal terms of the 2015 Plan.

Type of Awards. The 2015 Plan permits the award of options.

Plan Administration. The 2015 Plan is administered by our board of directors. Our board of directors may also establish a committee to administer the 2015 Plan.

Award Agreement. Awards granted under the 2015 are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to our employees, directors and consultants.

Vesting Schedule. In general, our board of directors determines the vesting schedule, which is specified in the relevant award agreement. Typically, options granted to employees are subject to a four-year vesting schedule, with 25% of the granted options to vest on the first anniversary of the vesting commencement date, and the remaining 75% of the granted options to equally vest (i) every month, (ii) every quarter, or (iii) every six months over the next three years, depending on the terms of the notice of awards.

Exercise of Awards. The exercise price, as applicable, and expiration date for each award are stated in the relevant award agreement. However, the maximum exercisable term is ten years from the date of grant unless extended by our board of directors. The option holders may only exercise their vested options after 90 days following the completion of an initial public offering or a sale of all or substantially all assets or equity interests of the Company, subject to compliance of applicable requirements under laws and regulations in mainland China.

Transfer Restrictions. Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the 2015 Plan or the relevant award agreement or otherwise determined by our board of directors or the committee established by our board of directors to administer the 2015 Plan.

Termination and Amendment of the Plan. Unless terminated earlier, the 2015 Plan has a term of ten years from the date of its effectiveness. Our board of directors has the authority to amend and terminate the 2015 Plan, provided that material amendments to the 2015 Plan, including but not limited to any increase in the authorized shares reserved for issuance under the 2015 Plan, require the approval of the shareholders according to the terms of the 2015 Plan. In May 2025, our board of directors approved an extension of the 2015 Plan by another ten-year period. However, unless otherwise determined by our board of directors or the committee established by our board of directors to administer the 2015 Plan in good faith, no such action may adversely affect in any material way any award previously issued pursuant to the 2015 Plan.

The following table summarizes, as of the date of this prospectus, the options granted to our directors and executive officers, excluding awards that were forfeited or cancelled after the relevant grant dates:

Name	Ordinary Shares Underlying Options Awarded	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Jinhong Deng	10,711,847	0.01	December 6, 2016	December 6, 2026
	4,179,903	0.01	September 30, 2017	September 30, 2027
	22,719,111	0.01	October 31, 2017	October 31, 2027
	5,679,778	0.01	January 10, 2018	January 10, 2028
	29,874,034	0.01	March 1, 2018	March 1, 2028
	3,100,000	0.01	May 1, 2018	May 1, 2028
	191,639,966	0.01	May 23, 2019	May 23, 2029
Min Liu	8,259,149	0.01	December 6, 2016	December 6, 2026
	3,222,828	0.01	September 30, 2017	September 30, 2027
	10,512,876	0.01	October 31, 2017	October 31, 2027
	2,628,219	0.01	January 10, 2018	January 10, 2028
	3,171,797	0.01	March 1, 2018	March 1, 2028
Shijie Chen	*	0.01	May 27, 2019	May 27, 2029
Zhijia Liu	*	0.01	March 1, 2018	March 1, 2028
	*	0.01	October 17, 2022	October 17, 2032
Mi Zhou	*	0.01	March 1, 2018	March 1, 2028
Xu Deng	*	0.01	September 15, 2021	September 15, 2031
All Directors and Executive Officers as a Group	342,544,033

*	The shares held by each of the directors and executive officers represent less than 1% of our total outstanding shares.

As of the date of this prospectus, no restricted shares or restricted share units has been granted to our directors and executive officers.

As of the date of this prospectus, our employees and other qualified individuals other than members of directors and executive officers as a group hold options to acquire a total of 274,083,565 ordinary shares granted under the 2015 Plan.

2025 Share Incentive Plan

In May 2025, our board of directors approved and adopted the 2025 share incentive plan, or the 2025 Plan, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business, effective upon the completion of the offering. The maximum aggregate number of ordinary shares that may be issued under the 2025 Plan is 178,075,362. As of the date of this prospectus, no awards have been granted under the 2025 Plan yet.

The following paragraphs describe the principal terms of the 2025 Plan.

Types of awards. The plan permits the awards of options, restricted shares, and restricted share unit awards or other types of awards approved by our board of directors or a committee (the “Committee”) of the board.

Plan administration. Our board of directors or the Committee (the plan administrator) administer the plan. The board or the Committee determines, among other things, the participants eligible to receive awards, the type or types of awards to be granted to each eligible participant, the number of awards to be granted to each eligible participant, and the terms and conditions of each award grant.

Award agreement. Awards under the plan are evidenced by an award agreement that set forth the terms, conditions and limitations for each award which may include the term of an award, the provisions applicable in the event the participant’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an award.

Eligibility. We may grant awards to our directors, consultants, and employees.

Vesting schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of awards. The exercise price per share subject to an option is determined by the plan administrator and set forth in the award agreement which may be a fixed price or a variable price related to the fair market value of the shares.

Transfer restrictions. Awards may not be transferred in any manner by the eligible participant other than in accordance with the limited exceptions provided in the plan, such as transfers to our company or a subsidiary of ours, transfers to the immediate family members of the participant by gift, the designation of a beneficiary to receive benefits if the participant dies, permitted transfers or exercises on behalf of the participant by the participant’s duly authorized legal representative if the participant has suffered a disability, or, subject to the prior approval of the plan administrator or our executive officer or director authorized by the plan administrator, transfers to one or more natural persons who are the participant’s family members or entities owned and controlled by the participant and/or the participant’s family members, including but not limited to trusts or other entities whose beneficiaries or beneficial owners are the participant and/or the participant’s family members, or to such other persons or entities as may be expressly approved by the plan administrator, pursuant to such conditions and procedures as the plan administrator may establish.

Termination and amendment of the 2025 Share Incentive Plan. Unless terminated earlier, the 2025 Plan has a term of ten years. Our board of directors may terminate, amend or modify the plan, subject to the limitations of applicable laws. However, no termination, amendment, or modification of the plan may adversely affect in any material way any award previously granted pursuant to the plan without the prior written consent of the participant.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus by:

●	each of our directors and executive officers; and

●	each person known to us to beneficially own 5% or more of our ordinary shares.

The calculations in the table below are based on (i) 2,859,426,766 ordinary shares outstanding as of the date of this prospectus, including 2,516,653,606 Class A ordinary shares and 342,773,160 Class B ordinary shares, and (ii) Class A ordinary shares and 342,773,160 Class B ordinary shares outstanding, excluding any Class A ordinary shares or ADSs issuable upon conversion of the Notes.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned
	Class A ordinary shares	Class B ordinary shares	Percentage of Beneficial Ownership†	Percentage of Aggregate Voting Power††
Directors and Executive Officers:**
Jinhong Deng(1)	165,207,841	342,773,160	17.77%	74.91%
Min Liu(2)	—	74,986,698	2.62%	—
Shijie Chen	—	—	—	—
Zhijia Liu	—	*	*	—
Mi Zhou	—	*	*	—
Yu Zhang	—	—	—	—
Xinghong Hua	—	—	—	—
Xiaowei Wang	—	—	—	—
Junchen Sun	—	—	—	—
Xu Deng	—	—	—	—
All directors and executive officers as a group	165,207,841	342,773,160	17.77%	74.91%

Principal Shareholders:
Yimutian Holdings Limited(1)	44,245,706	231,167,735	9.63%	49.80%
HSG(3)	430,257,574	—	15.05%	4.59%
Wise Prime International Limited(4)	255,491,541	—	8.94%	2.73%
Passion Stream Investment Limited(5)	207,632,859	—	7.26%	2.22%
Win-Chain Agribusiness Holdings Limited(6)	203,044,751	—	7.10%	2.17%
CGC Moon Walk Limited(7)	193,633,870	—	6.77%	2.07%
Beijing Fengmu Enterprise Consulting Center (Limited Partnership)(8)	404,876,247	—	14.16%	4.32%
SCC Entities(9)	62,042,527	—	2.17%	0.66%

Notes:

*	Aggregate number of shares accounts for less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.

**	Except as indicated otherwise below, the business address of our directors and executive officers is Building B-6, Block A, Zhongguancun Dongsheng Technology Campus, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People’s Republic of China.

†	For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares outstanding and the number of shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus.

††	According to our memorandum and articles of association, as amended and restated from time to time, each ordinary share directly or indirectly held by Mr. Jinhong Deng, Mr. Min Liu, Mr. Bailin Song, Mr. Zhijia Liu and Mr. Mi Zhou (the “Founding Shareholders Group,” and such ordinary shares, collectively, the “Super Voting Shares”) is entitled to twenty votes per share. In general, the super voting rights attached to such Super Voting Shares shall terminate upon resignation of the members of the Founding Shareholders Group, among other conditions. Each share other than the Super Voting Shares is entitled to one vote per share. As Mr. Bailin Song resigned as our senior vice president effective as of August 2021, each ordinary share beneficially owned by Mr. Bailin Song is entitled to one vote per share. Pursuant to the powers of attorneys signed in 2016 by each of the members of the Founding Shareholders Group other than Mr. Jinhong Deng, and each of Mr. Haiyan Gao and Mr. Ming Gu who are beneficial owners of certain shares of our company, each of the foregoing individuals agreed to delegate Mr. Jinhong Deng to exercise the voting rights attached to the shares they beneficially own on their behalf in meetings of shareholders, unless doing so would, among others, result in violation of law or the organizational documents of our company.

†††	For each person or group included in this column, percentage of total voting power represents voting power based on both Class A and Class B ordinary shares held by such person or group with respect to all outstanding shares of our Class A and Class B ordinary shares as a single class. Each holder of our Class B ordinary shares is entitled to twenty (20) votes per share. Each holder of our Class A ordinary shares is entitled to one vote per share. Our Class A ordinary shares are convertible at any time by the holder into Class B ordinary shares on a one-for-one basis, while Class B ordinary shares are not convertible into Class A ordinary shares under any circumstances.

(1)	The number of Class A ordinary shares beneficially owned by Mr. Deng includes 44,245,706 Class A ordinary shares held by Yimutian Holdings Limited, a British Virgin Island company wholly owned by Mr. Jinhong Deng, and an aggregate of 120,962,135 Class A ordinary shares beneficially owned by Mr. Bailin Song, Mr. Haiyan Gao and Mr. Ming Gu.

The number of Class B ordinary shares beneficially owned by Mr. Deng includes 231,167,735 Class B ordinary shares held by Yimutian Holdings Limited and an aggregate of 111,605,425 Class B ordinary shares beneficially owned by Mr. Min Liu, Mr. Zhijia Liu and Mr. Mi Zhou. Pursuant to the powers of attorneys signed in 2016 by each of the foregoing individuals other than Mr. Deng, Mr. Deng has the right to exercise the voting rights attached to the shares they beneficially own on their behalf in meetings of shareholders, unless doing so would, among others, result in violation of law or the organizational documents of our company.

The registered office of Yimutian Holdings Limited is Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands.

(2)	Represents 74,986,698 Class B ordinary shares held by YMT Tech Holdings Limited, a British Virgin Island company wholly owned by Mr. Min Liu. The registered office of YMT Tech Holdings Limited is Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands.

(3)	Represents 430,257,574 Class A ordinary shares held by HSG CV IV Holdco, Ltd., or HSG, an exempted company with limited liability incorporated under the laws of the Cayman Islands. The sole shareholder of HSG CV IV Holdco, Ltd. is HSG CV IV Senior Holdco, Ltd., which is wholly owned by HongShan Capital Venture Fund IV, L.P. The general partner of HongShan Capital Venture Fund IV, L.P. is HSG Venture IV Management, L.P., whose general partner is HSG Holding Limited. HSG Holding Limited is wholly owned by SNP China Enterprises Limited, which in turn is wholly owned by Neil Nanpeng Shen. The registered address of HSG CV IV Holdco, Ltd. is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4)	Represents 255,491,541 Class A ordinary shares held by Wise Prime International Limited, a company incorporated in British Virgin Island. Wise Prime International Co., Limited is wholly owned by Prime Agrifood Investment Limited, which is wholly owned by Jiefang Ji. The registered office of Wise Prime International Limited is the offices of OVERSEAS MANAGEMENT COMPANY TRUST (B.V.I.) LTD., OMC Chambers, PO Box 3152, Road Town, Tortola, British Virgin Islands.

(6)	Represents 207,632,859 Class A ordinary shares held by Passion Stream Investment Limited, a company incorporated in Cayman Island. Passion Stream Investment Limited is wholly owned by 19 Growth Capital Fund. The general partner of 19 Growth Capital Fund is John Buckley. The registered office of Passion Stream Investment Limited is 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

(7)	Represents 203,044,751 Class A ordinary shares held by Win-Chain Agribusiness Holdings Limited, a company incorporated in Hong Kong, which is wholly owned by Shanghai Exfresh Supply Chain Management Co., Limited, a wholly owned subsidiary of XiGuo Partnership. Shanghai Yuxia Corporate Consulting Center (Limited Partnership) is a limited partner of XiGuo Partnership holding 37.63% partnership share in XiGuo Partnership. The general partner of Shanghai Yuxia Corporate Consulting Center (Limited Partnership) is Yidongli (Shanghai) information Consulting Co., Limited, which is wholly owned by Ye Zhang and his wife Jiefang Ji, collectively. The registered office of Win-Chain Agribusiness Holdings Limited is RM 1907, 19/F Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong.

(8)	Represents 193,633,870 Class A ordinary shares held by CGC Moon Walk Limited, a limited liability company incorporated in Hong Kong. CGC Moon Walk Limited is wholly owned by CGC Asia Growth Fund III, L.P., a limited partnership incorporated in Hong Kong. The general partner of CGC Asia Growth Fund III, L.P. is CGC International Group Limited. CGC International Group Limited is wholly owned by CGC Evergreen Limited. CGC Evergreen Limited is wholly owned by Dafei Chen. The registered address of CGC Moon Walk Limited is Suite 1113A, 11/F Ocean Ctr, Harbour City, 5 Canton Rd Tst Kln, Hong Kong.

(9)	Represents 404,876,247 Class A ordinary shares held by Beijing Fengmu Enterprise Consulting Center (Limited Partnership), a limited partnership incorporated in People’s Republic of China. The general partner of Beijing Fengmu Enterprise Consulting Center (Limited Partnership) is Shanghai Yunfeng Equity Investment Management Center (Limited Partnership). The general partner of Shanghai Yunfeng Equity Investment Management Center (Limited Partnership) is Shanghai Yunfeng Enterprise Management Co., Ltd, which is controlled by Xuedong Yu. The registered address of Beijing Fengmu Enterprise Consulting Center (Limited Partnership) is 01-3239, 1F, Building 413, Jingzhou Garden, Beijing, People’s Republic of China.

(10)	Represents (i) 32,036,411 Class A ordinary shares held by Cornerstone Venture Limited, a company incorporated in British Virgin Islands and (ii) 36,106,116 Class A ordinary shares held by Geometry Ventures Limited, a company incorporated in British Virgin Islands. Cornerstone Venture Limited and Geometry Ventures Limited are collectively referred to as the SCC entities. The SCC entities are beneficially owned by Enlightenment Trust. Enlightenment Trust is a trust established under the laws of the Island of Jersey, of which Mr. Charlie Cao and his family members are the beneficiaries. The registered address of SCC Entities is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

As of the date of this prospectus, a total of 125,250,000 Class A ordinary shares are held by one record holder in the United States—JPMorgan Chase Bank, N.A., the depositary of our ADS program. None of our shareholders has informed us that it is affiliated with a member of Financial Industry Regulatory Authority, or FINRA.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital — History of Securities Issuances” for a description of issuances of our ordinary shares and preferred shares that have resulted in significant changes in ownership held by our major shareholders.

PRIVATE PLACEMENT

On December 8, 2025, we entered into the Securities Purchase Agreement with the selling shareholder, pursuant to which we agreed to issue and sell to the selling shareholder up to an aggregate principal amount of US$30,000,000 of Notes, which are convertible into our ADSs (each representing twenty-five (25) Class A ordinary shares). On December 8, 2025, we issued and sold to the selling shareholder in the initial closing, the Initial Note in the original principal amount of US$3,370,000.  In connection with the offering of Notes, the Company and the Investor also entered into the Registration Rights Agreement, pursuant to which we agreed to file a registration statement to register the resale of the Conversion ADSs within 45 days of the initial closing. Upon filing of the resale registration statement and satisfaction of certain other conditions, the Securities Purchase Agreement contemplates additional closings of up to US$26,630,000 in aggregate principal amount of additional Notes. The Securities Purchase Agreement contains customary representations, warranties and covenants.

Each Note will bear interest at a rate of 10% per annum. Interest is payable in arrears on the first calendar day of each calendar month, beginning January 1, 2026. Unless earlier converted, redeemed or extended, the Notes will mature on the one-year anniversary of their respective issuance dates. The holder of Notes may convert all, or any part, of the outstanding principal of the Notes, together with accrued and unpaid interest, and any late charges thereon, at any time, at such holder’s option, into ADSs at the lower of (i) the conversion price, initially, US$1.30 per ADS (subject to adjustment including for anti-dilution events and proportional adjustment upon the occurrence of any share split or subdivision, share dividend, share consolidation or combination and/or similar transactions, recapitalization or similar event, and we refer to such conversion price as adjusted as the “Conversion Price”) and (ii) the Market Price (as defined in the Notes) then in effect.

A Note holder will not have the right to convert any portion of a Note, to the extent that, after giving effect to such conversion, the holder (together with certain of its affiliates and other related parties) would beneficially own in excess of 4.99% of the ADSs outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”). However, a Note holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the ADSs outstanding immediately after giving effect to such conversion. Any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

The Initial Note contains, and any other Notes will contain, customary affirmative and negative covenants, including certain limitations on issuance of indebtedness senior to the Notes, restriction on payment of cash dividend, asset transfers and changes in the business and transactions with affiliates. They also require us to maintain a balance of available cash in an aggregate amount no less than US$500,000, as of the last calendar day of each successive six month period.

The Initial Note contains, and any other Notes will contain, standard and customary events of default including but not limited to: (i) the suspension from trading or the failure to list our ADSs within certain time periods; (ii) failure to make payments when due under the Notes for a period of time; and (iii) bankruptcy or insolvency of the Company. The interest rate of any outstanding Notes will increase to an annual rate of 19% upon the occurrence of an Event of Default (as defined in the Notes).

The offer, issuance and sale of the Notes and the ADSs issuable upon conversion of the Notes was made in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) of Regulation D as promulgated by the United States Securities and Exchange Commission (the “SEC) under the Securities Act.

SELLING SHAREHOLDER

The Conversion ADSs and the underlying Class A ordinary shares being offered by the selling shareholder are those issuable to the selling shareholder upon conversion or otherwise pursuant to the terms of the Notes. For additional information regarding the issuance of the Notes, see “Private Placement” above. We are registering the Conversion ADSs and the underlying Class A ordinary shares in order to permit the selling shareholder to offer the Conversion ADSs for resale from time to time. Except for the entry into the Securities Purchase Agreement and the issuance of the Initial Note, the selling shareholder has not had any material relationship with us within the past three years.

The table below lists the selling shareholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the ADSs held by each of the selling shareholder. The first column lists the number of ADS beneficially owned by the selling shareholder, based on its ownership of notes, as of February 27, 2026, assuming conversion of up to US$10,000,000 aggregate principal amount of Notes held by the selling shareholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The second column lists the ADSs being offered by this prospectus by the selling shareholder and does not take in account any limitations on conversion of the Notes set forth therein.

In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of 100% of the maximum number of Conversion ADSs and the underlying Class A ordinary shares issuable pursuant an aggregate principal amount of US$10,000,000 of Notes, including payment of interest on the Notes through the applicable maturity date, determined as if the outstanding Notes (including such interest) were converted in full (without regard to any limitations on conversion contained therein solely for the purpose of such calculation) at the current US$0.26 floor price of the Initial Notes. The fourth column assumes the sale of all of the ADSs offered by the selling shareholder pursuant to this prospectus.

Name of Selling Shareholder	Number of ADSs Beneficially Owned Prior to Offering (1)(2)	Maximum Number of ADSs to be Sold Pursuant to this Prospectus	Number of ADSs of Beneficially Owned After Offering (3)	Percentage Beneficially Owned After Offering
JAK Agriculture Ventures I LLC (4)	263,129	42,307,692	0	0%
TOTAL	263,129	42,307,692	0	0%

(1)	Applicable percentage ownership is based upon 5,010,000 ADSs outstanding as of February 27, 2026 and is subject to the beneficial ownership limitations described in Footnote 2 below.

(2)	The Notes are subject to a beneficial ownership limitation, which provides that a holder may not convert any portion of its Notes into ADSs to the extent that such conversion would result in the holder and its affiliates and attribution parties beneficially owning more than 4.99% (or, upon the holder’s election, 9.99%) of the outstanding ADSs immediately after giving effect to such conversion. A holder may decrease this limitation upon at least 61 days’ prior notice to us or increase this limitation, provided that the limitation may never exceed 9.99%.

(3)	Represents the number of ADSs that will be held by the selling shareholder after completion of this offering based on the assumptions that (a) all Conversion ADSs covered by this prospectus are part of what will be sold and (b) no other ADSs are acquired or sold by the selling shareholder prior to completion of this offering. However, the selling shareholder may sell all, some or none of such shares offered pursuant to this prospectus and may sell other ADSs that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(4)	JAK Agriculture Ventures I LLC (“JAK Agriculture”) is managed by ATW Partners Opportunities Management LLC (the “Advisor”). Antonio Ruiz-Gimenez and Kerry Propper serve as the control persons of the Adviser (the “Control Persons”). JAK Agriculture, the Adviser and the Control Persons may be deemed to share voting and dispositive power with respect to the ADSs beneficially owned by JAK Agriculture and each of JAK Agriculture, the Adviser and the Control Persons disclaim beneficial ownership of the ADSs. The business address of each of the foregoing entities and individuals is c/o ATW Partners Opportunities Management LLC, ONE PENN, 1 Pennsylvania Plaza, Suite 4810, New York, New York 10119.

RELATED PARTY TRANSACTIONS

Private Placements

See “Description of Share Capital — History of Securities Issuances.”

Shareholders Agreement

See “Description of Share Capital — Shareholders Agreement.”

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Share Incentives

See “Management — Share Incentive Plans.”

Other Related Party Transactions

Amounts due from related parties represent interest free loans we provided to a preferred shareholder and certain entities controlled by a preferred shareholder. All the loans were due on demand. In 2019, we provided interest free loans of RMB12.3 million to certain entities controlled by a preferred shareholder. In December 2023 and 2024, we received the repayment of RMB5.0 million and RMB1.5 million. The remaining balance was agreed to be settled by shareholders under an agreement signed in 2024. In June 2021, we provided an interest free loan to a preferred shareholder of US$0.5 million (equivalent to RMB3.1 million). As of December 31, 2022, 2023 and 2024 and June 30, 2025, the amount due from the preferred shareholder was RMB3.3 million, RMB3.4 million, RMB3.4 million (US$473 thousand) and RMB3.4 million (US$478 thousand), respectively.

Amounts due to related parties included (i) the payables related to cash collected on behalf of our equity investee of RMB16.9 million, RMB18.0 million, RMB9.5 million and nil as of December 31, 2022, 2023 and 2024 and June 30, 2025 and we made a repayment of RMB8.5 million (US$1.2 million) and RMB9.5 million (US$1.3 million) in 2024 and June 30, 2025, respectively, and (ii) the payables related to the repurchase the Company’s preferred shares of RMB3.5 million, RMB3.5 million, RMB3.6 million (US$495 thousand) and RMB3.6 million (US$500 thousand) as of December 31, 2022, 2023 and 2024 and June 30, 2025, respectively.

The principal of Series C ODI convertible loan issued by us was RMB42.0 million. Upon the investor’s exercise of the warrant and our issuance of preferred shares to the investor, we partially repaid Series C ODI convertible loan of RMB27.0 million in 2021 and entered into a new interest free shareholder loan agreement with the investor in the amount of RMB15.0 million in 2022, which is due on demand. In 2022, 2023 and 2024, we repaid RMB12.0 million, RMB2.0 million and RMB0.5 million (US$69 thousand) to the investor, respectively. As of December 31, 2022, 2023 and 2024 and June 30, 2025, RMB15.0 million, RMB13.0 million, RMB12.5 million (US$1.7 million) and RMB12.5 million (US$1.7 million) of the convertible loan was outstanding, respectively.

In 2021, we borrowed interest free loans of RMB1.2 million from our founder, Jinhong Deng, and US$0.2 million (equivalent to RMB1.0 million) from a preferred shareholder. In 2023, we borrowed interest free loans in the total amount of RMB14.2 million from our founder and repaid RMB4.6 million. In 2024, we borrowed interest free loans in the total amount of RMB28.3 million (US$3.9 million) from our founder and repaid RMB0.5 million (US$69 thousand). As of June 30, 2025, we borrowed interest free loans in the total amount of RMB21.4 million (US$3.0 million) from our founder and repaid RMB3.5 million (US$490 thousand). Such loans are due on demand. As of December 31, 2022, 2023 and 2024 and June 30, 2025, RMB11.6 million, RMB21.2 million, RMB49.6 million (US$6.8 million) and RMB67.5 million (US$9.4 million) of interest free loans from our founder and the preferred shareholder was outstanding, respectively.

In 2023, we borrowed interest free loans of RMB6.9 million (US$0.9 million) from an entities controlled by a preferred shareholder and repaid the loans in full in 2024.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated in the Cayman Islands and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and Companies Act (As Revised) of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital consists of US$200,000 divided into 20,000,000,000 shares with a par value of US$0.00001 each, comprising of (i) 16,000,000,000 Class A ordinary shares, (ii) 800,000,000 Class B ordinary shares, and (iii) 3,200,000,000 shares of such class or classes (however designated) as the board of directors may determine in accordance with our memorandum and articles of association. We have 2,403,603,606 Class A ordinary shares issued and outstanding and 342,773,160 Class B ordinary shares issued and outstanding. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

The following are summaries of material provisions of our currently effective amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Our Memorandum and Articles of Association

Objects of Our Company

Under our currently effective memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the Cayman Islands law.

Ordinary Shares

General. Our authorized share capital is US$200,000 divided into 16,000,000,000 Class A ordinary shares, with a par value of US$0.00001 each and 800,000,000 Class B ordinary shares of a par value of US$0.00001 each. Holders of Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. We may not issue share to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and transfer their ordinary shares.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to our memorandum and articles of association and the Companies Act. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our memorandum and articles of association provide that dividends may be declared and paid out of the funds of the Company lawfully available therefor. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to pay our debts as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

Voting Rights; Meeting of Shareholders. In respect of all matters subject to a shareholders’ vote, holders of ordinary shares shall, at all times, vote on all matters submitted to a vote by the members at any such general meeting. Each Class B ordinary share shall be entitled to twenty (20) votes on all matters subject to the vote at general meetings of our company, and each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings (including extraordinary general meetings) of our company. At any general meeting a resolution put to the vote of the meeting shall be decided on a poll, save that the chairman of the meeting may, in good faith, allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands.

A quorum required for a meeting of shareholders consists of one or more shareholders holding not less than one-third (1/3) of all votes attaching to the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we may (but are not obliged to) in each calendar year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of our shareholders may be called by a majority of our board of directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than a majority of all votes attaching to all issued and outstanding shares that as at the date of the deposit entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least seven (7) calendar days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

Transfer of Ordinary Shares. Subject to the restrictions in our memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors. Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

●	the shares are free from any lien in favor of us; and

●	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than thirty (30) calendar days in any calendar year.

Liquidation. If in a winding up the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least fourteen (14) calendar days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by an ordinary resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our memorandum and articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue) of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of at least two-third (2/3) the holders of the issued shares of that class or series or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not be deemed to be materially and adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association, our register of mortgage and charges and any special resolutions passed by our shareholders). However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Our memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under the Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our members, together with a statement of the shares held by each member, and such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each member, (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of our company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under the Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of the Companies Act to have legal title to the shares as set against its name in the register of members.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Act of the Cayman Islands is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Companies Act of the Cayman Islands differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act of the Cayman Islands applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (a) 75% in value of shareholders or each class of shareholders, as the case may be, or (b) a majority in number representing 75% in value of creditors or each class of creditors, as the case may be, depending on the circumstances, that are, in each case, present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that Class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a Class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our memorandum and articles of association, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association allow our shareholders holding in aggregate not less than a majority of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it.

Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders (except with regard to the removal of the chairman of the board of directors, who may only be removed from office by special resolution of our shareholders). A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from the board, is absent from meetings of the board for three (3) consecutive meetings and the board (excluding the absent director) resolves that his office be vacated; or (v) is removed from office pursuant to any other provisions of our memorandum and articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with fiduciary duties which they owe to us under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Restructuring. A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:

(a)	is or is likely to become unable to pay its debts; and

(b)	intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our memorandum and articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of at least two-thirds (2/3) of the issued shares of that class or with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Nonresident or Foreign Shareholders. There are no limitations imposed by our memorandum and articles of association on the rights of nonresident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Issuance of Ordinary Shares

On December 10, 2023, our company issued 63,600,043 ordinary shares to the following shareholders:

●	43,948,896 ordinary shares to Yimutian Holdings Limited;

●	5,170,130 ordinary shares to YMT 360 Holdings Limited;

●	14,481,017 ordinary shares to YMT Tech Holdings Limited.

In August 2025, we issued and sold a total of 113,050,000 Class A ordinary shares represented by 4,522,000 ADSs at a public offering price of US$4.10 per ADS in our initial public offering on Nasdaq. The selling shareholders sold 488,000 ADSs in our initial public offering.

Issuance of Preferred Shares

On December 10, 2023, our company issued 280,352,854 Series B preferred shares to Beijing Fengmu Enterprise Consulting Center (Limited Partnership), or Beijing Fengmu, for a consideration of US$20,000,000, which is equivalent to the unpaid RMB-denominated loan extended to the WFOE by Shanghai Yunfeng Equity Investment Center (Limited Partnership), or Shanghai Yunfeng, an entity that is under common control with Beijing Fengmu. On December 10, 2023, following Shanghai Yunfeng’s surrender of the unpaid 124,523,393 Series C preferred shares to our company for nil consideration and repayment of the outstanding loan in the RMB equivalent of US$5,000,000 by the WFOE to Shanghai Yunfeng, we issued 124,523,393 Series C preferred shares to Beijing Fengmu for a consideration of US$5,000,000.

On December 10, 2023, we issued 36,214,579 Series C preferred shares to LC Multi Strategy Fund SG VCC — LC Multi Strategy SF5, or LC Multi Strategy Fund, for a consideration of US$1,000,000, following the surrender of 36,214,579 Series C preferred shares beneficially owned by Hangzhou Xingyi Venture Investment Limited Partnership (an affiliate of LC Multi Strategy Fund) to our company for nil consideration.

On December 10, 2023, our company issued 6,559,380 preferred shares to the following shareholders:

●	3,326,059 Series C-2 preferred shares to CGC Moonwalk Limited;

●	798,254 Series C-2 preferred shares to Yimutian Holdings Limited;

●	147,580 Series D preferred shares to China Innovation Capital General Partners Limited;

●	295,159 Series D preferred shares to Ganlai Limited;

●	922,374 Series D preferred shares to Geometry Ventures Limited;

●	332,055 Series D preferred shares to Yimutian Holdings Limited; and

●	737,899 Series D preferred shares to Guangdong Evergreen Group Co., Ltd.

Save as disclosed above, there has been no alteration in the share capital of our company during the three years immediately preceding the date of this document.

Share Option Grants

We have granted share options to certain of our executive officers and employees. See “Management — Share Incentive Plans.”

Convertible Loans

In 2022, our company issued to Dezhou Decai Industrial Innovation Equity Investment Fund (Limited Partnership), or Decai Fund, convertible loans in principal amount of RMB19,500,000, or the Convertible Loans. Pursuant to the investment agreement entered into in September 2022 and its supplemental agreement entered into in September 2023 between the WFOE and Decai Fund, the Convertible Loans bear an interest rate at 7% per annum and no interest shall accrue if a debt-to-equity conversion occurs thereunder. The Convertible Loans are due to mature on September 8, 2024. In September 2024, the maturity date was further extended to September 8, 2025. Subject to the terms and conditions set forth in these agreements and any subsequent agreements to be entered into, Decai Fund may elect to convert the principal amount of the loan they extended to us into ordinary shares after we complete the offering. As of the date of this prospectus, Decai Fund has not converted any Convertible Loans into our ordinary shares.

Shareholders Agreement

Our currently effective investors agreement was entered into on May 8, 2021 by and among us, our shareholders, and certain other parties named therein.

The current shareholders agreement provides for certain special rights, including registration right, preemptive right, redemption right, and drag-along right and contains provisions governing the board of directors and other corporate governance matters. Those special rights (except the registration right as described below), as well as the corporate governance provisions, were terminated upon the completion of our initial public offering.

Registration Rights

Pursuant to the current shareholders agreement, we have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the agreement.

Demand Registration Other Than on Form F-3 or Form S-3. At any time or from time to time after the date that is six months after the closing of the IPO, holders of registrable securities holding 20% or more of the voting power of the then outstanding registrable securities held by all holders of registrable securities may request in writing that our company effect a registration of registrable securities. Upon receipt of such a request, our company shall (x) promptly give written notice of the proposed registration to all other holders of registrable securities and (y) as soon as practicable, use our reasonable best efforts to cause the registrable securities specified in the request, together with any registrable securities of any holders of registrable securities who requests in writing to join such registration within 15 days after our company’s delivery of written notice, to be registered and/or qualified for sale and distribution in such jurisdiction as the initiating holders may request. Our company shall be obligated to consummate no more than two registrations that have been declared and ordered effective; provided that if the registrable securities sought to be included in the registration are not fully included in the registration due to the fault of our company, such registration shall not be deemed to constitute one of the registration rights granted.

Demand Registration on Form F-3 or Form S-3. Our company shall use its best efforts to qualify for registration on Form F-3 or Form S-3. If our company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for registration in a jurisdiction other than the United States), holders of registrable securities holding 20% or more of the voting power of the then outstanding registrable securities held by all holders of registrable securities may request our company to file, in any jurisdiction in which our company has had a registered underwritten public offering, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by the holders of registrable securities of, all of the registrable securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the SEC. Upon receipt of such a request, our company shall (i) promptly give written notice of the proposed registration to all other holders of registrable securities and (ii) as soon as practicable, use our reasonable best efforts to cause the registrable securities specified in the request, together with any registrable securities of any holder who requests in writing to join such registration within 15 days after our company’s delivery of written notice, to be registered and qualified for sale and distribution in such jurisdiction. Our company shall be obligated to consummate no more than two registrations that have been declared and ordered effective within any 12-month period; provided that if the registrable securities sought to be included in the registration are not fully included in such registration due to the fault of our company, such registration shall not be deemed to constitute one of the registration rights granted.

Piggyback Registrations. If our company proposes to register for our own account any of our equity securities, or for the account of any holder (other than a holder of registrable securities) of equity securities any of such holder’s equity securities, in connection with the public offering of such securities (except for exempt registrations), our company shall promptly give each holder of registrable securities written notice of such registration and, upon the written request of any holder of registrable securities given within 15 days after delivery of such notice, our company shall use reasonable best efforts to include in such registration any registrable securities thereby requested to be registered by such holder of registrable securities. If a holder of registrable securities decides not to include all or any of its registrable securities in such registration by our company, such holder of registrable securities shall nevertheless continue to have the right to include any registrable securities in any subsequent registration statement or registration statements as may be filed by our company.

Expense of Registration. We will bear all registration expenses, other than the underwriting discounts and selling commissions applicable to the sale of registrable securities pursuant to the current shareholders agreement, subject to certain limitations.

Termination of Registration Rights. Our shareholders’ registration rights shall terminate on the earlier of (i) the date that is five years from the date of closing of IPO, (ii) with respect to any Holder, the date on which such shareholder may sell all of such shareholder’s registrable securities under Rule 144 of the Securities Act in any 90-day period.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A. (“JPMorgan”), as depositary, administers our ADS program. Each ADS represents twenty-five (25) Class A ordinary shares that we deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary, and all holders and beneficial owners from time to time of American depositary receipts issued thereunder.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

The ADS to Ordinary Share ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated by the form of ADR). In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you.

A beneficial owner is any person or entity having a beneficial ownership interest in ADSs. A beneficial owner need not be the holder of the ADR evidencing such ADS. If a beneficial owner is not an ADR holder, it must rely on the holder of the ADR(s) evidencing such ADSs in order to assert any rights or receive any benefits under the deposit agreement. A beneficial owner shall only be able to exercise any right or receive any benefit under the deposit agreement solely through the holder of the ADR(s) evidencing the ADSs owned by such beneficial owner. The arrangements between a beneficial owner and the holder of the corresponding ADRs may affect the beneficial owner’s ability to exercise any rights it may have.

An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADRs registered in such ADR holder’s name for all purposes under the deposit agreement and ADRs. The depositary’s only notification obligations under the deposit agreement and the ADRs is to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs.

Unless certificated ADRs are specifically requested, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive that reflect your ownership of ADSs.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder or beneficial owner, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all holders and beneficial owners from time to time of ADRs issued under the deposit agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of our company and the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf.

The deposit agreement, the ADRs and the ADSs are governed by the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof. Under the deposit agreement, as an ADR holder or a beneficial owner of ADSs, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may only be instituted by you in the United States District Court for the Southern District of New York (or, in certain cases, the state courts of New York County, New York), and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR that contains the terms of your ADSs. You can read a copy of the deposit agreement, which is filed as an exhibit to the registration statement (or amendment thereto) on Form F-1 filed with the U.S. Securities and Exchange Commission (the “SEC”). You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room, which is currently located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Distributions on Deposited Securities, Sales

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities and/or property under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary chargeable to holders of ADSs. All sales of securities will be handled by the depositary in accordance with its then current policies. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent. In all instances where the deposit agreement or an ADR refers to a “sale” (or words of similar import) of securities or property, the depositary may, but shall not be obligated, to effect any such sale unless the securities to be sold are listed and publicly traded on a securities exchange or there is a public market for the property to be sold. To the extent the securities are not so listed and publicly traded or there is no public market for the property so distributed by us: (i) the depositary shall, in the event the deposit agreement is terminated and the depositary holds deposited securities that are not listed and publicly traded after the termination date of the deposit agreement, act in accordance with the termination provisions of the deposit agreement and form of ADR in respect of such securities and property; and (ii) in the event the depositary or its custodian receives a distribution other than cash, our shares and/or rights to acquire our shares, and such distribution consists of securities or property that are not distributed by the depositary the depositary will be deemed to have sold the aggregate number of securities and/or property so received for nominal value and shall have no obligation to distribute such securities or any proceeds from the deemed sale thereof to the ADR holders. Furthermore, in the event the depositary endeavors to make a sale of shares, other securities or property, such securities and/or property may be sold in a block sale or single lot transaction.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

●	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being permissible or practicable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. To the extent that any of the deposited securities is not or shall not be entitled, by reason of its date of issuance, or otherwise, to receive the full amount of such cash dividend, distribution, or net proceeds of sales, the depositary shall make appropriate adjustments in the amounts distributed to the ADR holders issued in respect of such deposited securities. To the extent we or the depositary shall be required to withhold and do withhold from any cash dividend, distribution or net proceeds from sales in respect of any deposited securities an amount on account of taxes, the amount distributed on the ADSs issued in respect of such deposited securities shall be reduced accordingly.

To the extent the depositary determines in its discretion that it would not be permitted by applicable law, rule or regulation, or it would not otherwise be practicable, to convert foreign currency into U.S. dollars and distribute such U.S. dollars to some or all of the ADR holders entitled thereto, the depositary may in its discretion distribute some or all of the foreign currency received by the depositary as it deems permissible and practicable to, or retain and hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the ADR holders entitled to receive the same. To the extent the depositary retains and holds any cash, foreign currency, securities or other property as permitted under the deposit agreement, any and all fees, charges and expenses related to, or arising from, the holding thereof shall be paid from such cash, foreign currency, securities or other property, or the net proceeds from the sale thereof, thereby reducing the amount so held. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

●	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares that would result in fractional ADSs will be sold and the net proceeds of the public or private sales of such will be distributed in the same manner as cash to the ADR holders entitled thereto.

●	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i)	sell such rights if practicable and distribute the net proceeds of the public or private sales of such rights in the same manner as cash to the ADR holders entitled thereto; or

(ii)	if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

●	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds of public or private sales in the same way it distributes cash.

●	Elective Distributions. In the case of a dividend payable at the election of our shareholders in cash or in additional ordinary shares, we will notify the depositary at least 30 days prior to the proposed distribution stating whether or not we wish such elective distribution to be made available to ADR holders. The depositary shall make such elective distribution available to ADR holders only if (i) we shall have timely requested that the elective distribution is available to ADR holders, (ii) the depositary shall have determined that such distribution is reasonably practicable and (iii) the depositary shall have received satisfactory documentation within the terms of the deposit agreement including any legal opinions of counsel that the depositary in its reasonable discretion may request. If the above conditions are not satisfied, the depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the ordinary shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional ordinary shares. If the above conditions are satisfied, the depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional ADSs. There can be no assurance that ADR holders or beneficial owners of ADSs generally, or any ADR holder or beneficial owner of ADSs in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

If the depositary determines in its sole discretion that any distribution described above is not practicable with respect to any or all ADR holders, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of some or all of any cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such cash, foreign currency, security or other property), and/or it may retain some or all of such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items. To the extent the depositary does not reasonably believe it will be permitted by applicable law, rule or regulation to convert foreign currency into U.S. dollars and distribute such U.S. dollars to some or all of the ADR holders, the depositary may in its discretion distribute the foreign currency received by the depositary to, or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the ADR holders entitled to receive the same. To the extent the depositary holds such foreign currency, any and all costs and expenses related to, or arising from, the holding of such foreign currency shall be paid from such foreign currency thereby reducing the amount so held.

Any U.S. dollars will be paid via wire transfer and/or distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth on the “Disclosures” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”).

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriter named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of “JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs” or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary, in each case for the benefit of ADR holders, to the extent not prohibited by law. ADR holders and beneficial owners thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the deposit agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the deposit agreement, in the form of ADR and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the deposit agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such ADR holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, subject to the provisions of or governing our shares (including, without limitation, our governing documents and all applicable laws, rules and regulations), the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office (or from the custodian to the extent dematerialized). At your risk, expense and request, the depositary may deliver deposited securities (including any certificates therefor) at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

●	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

●	the payment of fees, taxes and similar charges; or

●	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

●	to receive any distribution on or in respect of deposited securities,

●	to give instructions for the exercise of voting rights,

●	to pay any fees assessed by, or owing to, the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

●	to receive any notice or to act or be obligated in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receipt from us of notice of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement, provided that if the depositary receives a written request from us in a timely manner and at least thirty (30) days prior to the date of such vote or meeting, the depositary shall, at our expense, distribute to the registered ADR holders a “voting notice” stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of the laws of the Cayman Islands, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such ADR holder’s ADRs and (iii) the manner in which such instructions may be given or deemed given, including instructions for giving a discretionary proxy to a person designated by us. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of ADSs registered in such ADR holder’s name. There is no guarantee that ADR holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner to return any voting instructions to the depositary in a timely manner.

Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the deposited securities represented by the ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing deposited securities.

Notwithstanding the foregoing, to the extent that (A) we have provided the depositary with at least thirty-five (35) days’ notice of the proposed meeting, (B) the voting notice mailed by the depositary will be received by all holders and beneficial owners no less than ten (10) days prior to the date of the meeting and/or the cut-off date for the solicitation of consents, and (C) the depositary does not receive instructions on a particular agenda item from a holder (including, without limitation, any entity or entities acting on behalf of the nominee for DTC) in a timely manner, such holder shall be deemed, and, in the deposit agreement, the depositary is instructed to deem such holder, to have instructed the depositary to give a discretionary proxy for such agenda item(s) to a person designated by us to vote the ordinary shares represented by the ADSs for which actual instructions were not so given by all such holders on such agenda item(s), provided that no such instruction shall be deemed given and no discretionary proxy shall be given unless (1) we inform the depositary in writing that (a) we wish such proxy to be given with respect to such agenda item(s), (b) there is no substantial opposition existing with respect to such agenda item(s) and (c) such agenda item(s), if approved, would not materially or adversely affect the rights of holders of ordinary shares, and (2) the depositary has obtained an opinion of counsel, in form and substance satisfactory to the depositary, confirming that (i) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands, (ii) the granting of such proxy will not result in a violation of the laws, rules, regulations or permits of the Cayman Islands, (iii) the voting arrangement and deemed instruction as contemplated herein will be given effect under the laws, rules and regulations of the Cayman Islands, and (iv) the granting of such discretionary proxy will not under any circumstances result in the ordinary shares represented by the ADSs being treated as assets of the depositary under the laws, rules or regulations of the Cayman Islands. While the depositary may from time to time access information available to it to consider whether any of the circumstances described in (1)(b) or (1)(c) above exist, or request additional information from us in respect thereto, the depositary shall not in any way be deemed or inferred to have been required, or have had any duty or responsibility (contractual or otherwise), to monitor or inquire whether any of the circumstances described in (1)(b) or (1)(c) above existed. The depositary will be fully relying exclusively on us to inform it of any of the circumstances set forth in above, and (b) neither the depositary, its custodian nor any of its or their respective agents shall be obliged to inquire or investigate whether any of the circumstances described in (1)(b) or (1)(c) above exist and/or whether we complied with our obligation to timely inform the depositary of such circumstances. Neither the depositary, its custodian nor any of its or their respective agents shall incur any liability to holders or beneficial owners (i) as a result of our failure to determine that any of the circumstances described in (1)(b) or (1)(c) above exist or our failure to timely notify the depositary of any such circumstances or (ii) if any agenda item which is approved at a meeting has, or is claimed to have, a material or adverse effect on the rights of holders of ordinary shares. Because there is no guarantee that holders and beneficial owners will receive the notices described above with sufficient time to enable such holders or beneficial owners to return any voting instructions to the depositary in a timely manner, holders and beneficial owners may be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us in such circumstances, and neither the depositary, its custodian nor any of its or their respective agents shall incur any liability to holders or beneficial owners in such circumstances.

Under Cayman Islands law and our memorandum and articles of association, each as in effect as of the date of this prospectus, voting at any meeting of our shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands or on the withdrawal of any other demand for a poll) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our memorandum and articles of association, the depositary will refrain from voting and the voting instructions received by the depositary shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so.

ADR holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion in respect of deposited securities. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given or deemed given, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed or deemed instructed to grant a discretionary proxy pursuant to the terms of the deposit agreement, or for the effect of any such vote.

Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by any law, rule or regulation, or by the rules, regulations or requirements of any stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such ADR holders with or otherwise publicizes to such ADR holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by ADR holders at the offices of the depositary in the United States, on the SEC’s internet website or upon request to the depositary (which request may be refused by the depositary at its discretion).

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a share dividend or share split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADSs are cancelled or reduced for any other reason, a fee of up to US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a share distribution or elective distribution is made or offered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional fees, charges and expenses shall also be incurred by the ADR holders, the beneficial owners, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a share dividend or share split declared by us or an exchange of share regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

●	a fee of up to U.S.$0.05 per ADS held for any cash distribution made, or for any elective cash/share dividend offered, pursuant to the deposit agreement;

●	an aggregate fee of up to US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

●	an amount for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian, as well as charges and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law, rule or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions);

●	a fee of up to US$0.05 per ADS held for the direct or indirect distribution of securities (other than ADSs or rights to purchase additional ADSs) or the net cash proceeds from the public or private sale of such securities, regardless of whether any such distribution and/or sale is made by, for, or received from, or (in each case) on behalf of, the depositary, us and/or any third party (which fee may be assessed against ADR holders as of a record date set by the depositary);

●	share transfer or other taxes and other governmental charges;

●	a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) as disclosed on the “Disclosures” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”) and any applicable delivery expenses (which are payable by such persons or ADR holders);

●	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

●	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within the banking division of JPMorgan (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars. For certain currencies, foreign exchange transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, foreign exchange transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such foreign exchange transactions.

The foreign exchange rate applied to a foreign exchange transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosures” page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the foreign exchange transaction. Additionally, the timing of execution of a foreign exchange transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the depositary, us, ADR holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither the Bank nor any of its affiliates will execute a foreign exchange transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of foreign exchange transactions will be provided by the depositary on ADR.com. Each holder and beneficial owner by holding or owning an ADR or ADS or an interest therein, and we, each acknowledge and agree that the terms applicable to foreign exchange transactions disclosed from time to time on ADR.com will apply to any foreign exchange transaction executed pursuant to the deposit agreement.

We will pay all other fees, charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

The right of the depositary to charge and receive payment of fees, charges and expenses survives the termination of the deposit agreement, and shall extend for those fees, charges and expenses incurred prior to the effectiveness of any resignation or removal of the depositary.

The fees and charges described above may be amended from time to time by agreement between us and the depositary.

The depositary anticipates reimbursing us for certain expenses incurred by us that are related to the establishment and maintenance of the ADR program upon such terms and conditions as we and the depositary may agree from time to time. The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. Under certain limited circumstances the depositary may also agree to reduce or waive certain fees that would normally be charged on ADSs issued to or at the director of, or otherwise held by, us and/or certain holders and beneficial owners and holders and beneficial owners of shares of ours. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

ADR holders and/or beneficial owners must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese enterprise income tax owed if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise such tax or other governmental charge shall be paid by the ADR holder thereof to the depositary and by holding or owning, or having held or owned, an ADR or any ADSs evidenced thereby, the ADR holder and all beneficial owners thereof, and all prior ADR holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or other governmental charge. Notwithstanding the depositary’s right to seek payment from current or former ADR holders and beneficial owners, each ADR holder and beneficial owner, and each prior ADR holder and beneficial owner, by holding or owning, or having held or owned, an ADR or an interest in ADSs acknowledges and agrees that the depositary has no obligation to seek payment of amounts owing from any current or prior beneficial owner. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case, the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split up or combination of ADRs or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto. Neither we nor the depositary nor any of our or its respective agents, shall be liable to ADR holders or beneficial owners of the ADSs for failure of any of them to comply with applicable tax laws, rules and/or regulations.

As an ADR holder or beneficial owner, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained, which obligations shall survive any transfer or surrender of ADSs or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

●	amend the form of ADR;

●	distribute additional or amended ADRs;

●	distribute cash, securities or other property it has received in connection with such actions;

●	sell by public or private sale any securities or property received and distribute the proceeds as cash; or

●	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least thirty (30) days’ notice of any amendment that imposes or increases any fees on a per ADS basis, charges or expenses (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication), applicable delivery expenses or other such fees, charges or expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders and beneficial owners a means to access the text of such amendment. If an ADR holder or beneficial owner continues to hold an ADR or ADRs, or an interest therein, after being so notified, such ADR holder and any beneficial owner are deemed to agree to such amendment and to be bound by the deposit agreement as so amended. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements that (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations that would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the form of ADR (and all outstanding ADRs) at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.

Notice of any amendment to the deposit agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or our website or upon request from the depositary).

How may the deposit agreement be terminated?

The depositary may at any time, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least thirty (30) days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered ADR holders unless a successor depositary shall not be operating under the deposit agreement within sixty (60) days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary in the deposit agreement, the depositary may terminate the deposit agreement (a) without notifying us, but subject to giving thirty (30) days’ notice to the ADR holders, under the following circumstances: (i) in the event of our bankruptcy, liquidation proceedings or insolvency, (ii) if our shares are delisted from a “national securities exchange” (that has registered with the Commission under Section 6 of the Securities Exchange Act of 1934), (iii) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, (iv) there are no deposited securities with respect to ADSs remaining, including if the deposited securities are cancelled, or the deposit securities have been deemed to have no value, or (v) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities, and (b) immediately without prior notice to the Company, any ADR holder or beneficial owner or any other person if (i) required by any law, rule or regulation relating to sanctions by any governmental authority or body, (ii) the depositary would be subject to liability under or pursuant to any law, rule or regulation, or (iii) required by any governmental authority or body, in each case under (b) as determined by the depositary in its reasonable discretion.

If our shares are not listed and publicly traded on a stock exchange or in a securities market as of the date so fixed for termination or if, for any reason, the depositary does not sell the deposited securities, then after such date fixed for termination, the depositary shall use its reasonable efforts to ensure that the ADSs cease to be eligible for settlement within The Depository Trust Company (DTC) and that neither DTC nor any of its nominees shall thereafter be an ADR holder. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is an ADR holder, to the extent we are not, to the depositary’s knowledge, insolvent or in bankruptcy or liquidation, the depositary shall (A) cancel all outstanding ADRs; (B) request DTC to provide the depositary with information on those holding ADSs through DTC and, upon receipt thereof, revise the ADR register to reflect the information provided by DTC; (C) instruct its custodian to deliver all deposited securities to us, a subsidiary or affiliate of ours (the company representative) or an independent trust company engaged by us (the trustee) to hold those deposited securities in trust for the beneficial owners of the ADRs if we are not permitted to hold any of the deposited securities under applicable law and/or we have directed the depositary to deliver such deposited securities to the company representative or trustee along with a stock transfer form and/or such other instruments of transfer covering such deposited securities as are needed under applicable law, in either case referring to the names set forth on the ADR register and (D) provide us with a copy of the ADR register.

Upon receipt of any instrument of transfer covering such deposited securities, any applicable share certificate or indemnity for lost share certificate and the ADR Register, we have agreed that we will, approve the transfer of the deposited securities previously represented by the ADSs evidenced by their ADRs the persons listed on the ADR register (as applicable), procure the relevant updates to the register of members of the Company to reflect the transfer of the deposited securities previously represented by their ADRs to the persons listed on the ADR register (as applicable) and provide the depositary with a certified copy of the updated register of our shareholders.

To the extent the depositary reasonably believes that we are insolvent, or if we are in receivership, have filed for bankruptcy and/or are otherwise in restructuring, administration or liquidation, and in any such case the deposited securities are not listed and publicly traded on a securities exchange after the termination date, or if, for any reason, the depositary believes it is not able to or cannot practicably sell the deposited securities promptly and without undue effort, the deposited securities shall be deemed to have no value (and such holder shall be deemed to have instructed the depositary that the deposited securities have no value). The depositary may (and, by holding an ADR or an interest therein, all holders irrevocably consent and agree that the depositary may) instruct its custodian to deliver all deposited securities to us (acting, as applicable by an administrator, receiver, administrative receiver, liquidator, provisional liquidator, restructuring officer, interim restructuring officer, trustee, controller or other entity overseeing the bankruptcy, insolvency, administration, restructuring or liquidation process) and notify us that the deposited shares are surrendered for no consideration. The deposit agreement requires us, subject to applicable law, to promptly accept the surrender of the deposited shares for no consideration and deliver to the depositary a written notice confirming (A) the acceptance of the surrender of the deposited securities for no consideration and (B) the cancellation of such deposited shares. Promptly after notifying us that the deposited shares are surrendered for no consideration and irrespective of whether we haves complied with the immediately preceding sentence, the depositary shall notify ADR holders that their ADSs have been cancelled with no consideration being payable to such ADR holders.

Upon the depositary’s compliance with the provisions of any of the above three paragraphs, the depositary and its agents shall be discharged from all, and cease to have any, obligations under the deposit agreement and the ADRs.

If our shares are listed and publicly traded on a securities exchange and the depositary believes that it is able, permissible and practicable to sell the deposited securities without undue effort, then the depositary may endeavor to publicly or privately sell (as long as it may lawfully do so) the deposited securities, which sale may be effected in a block sale/single lot transaction and, after the settlement of such sale(s), to the extent legally permissible and practicable, distribute or hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sale(s), less any amounts owing to the depositary (including, without limitation, cancellation fees), together with any other cash then held by it under the deposit agreement, in trust, without liability for interest, for the pro rata benefit of the holders entitled thereto. After making such sale, the depositary shall be discharged from all obligations in respect of the deposit agreement and the ADRs, except to account for such net proceeds and other cash.

Notwithstanding anything to the contrary, in connection with any such termination, the depositary may, in its sole discretion and without notice to us, establish an unsponsored American depositary share program (on such terms as the depositary may determine) for our shares and make available to ADR holders a means to withdraw the shares represented by the ADSs issued under the deposit agreement and to direct the deposit of such shares into such unsponsored American depositary share program, subject, in each case, to receipt by the depositary, at its discretion, of the fees, charges and expenses provided for under the deposit agreement and the fees, charges and expenses applicable to the unsponsored American depositary share program.

Limitations on Obligations and Liability

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders, beneficial owners and others

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

●	payment with respect thereto of (i) any share transfer or other tax or other governmental charge, (ii) any share transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

●	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

●	compliance with such regulations as the depositary may establish consistent with the deposit agreement or as the depositary believes are required, necessary or advisable in order to comply with applicable laws, rules and regulations.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed required, necessary or advisable by the depositary for any reason provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities. The depositary may close the ADR register (and/or any portion thereof) at any time or from time to time when deemed expedient by it.

The deposit agreement expressly limits the obligations and liability of the depositary, the depositary’s custodian or ourselves and each of our and their respective directors, officers, employees, agents and affiliates, provided, however, that no provision of the deposit agreement is intended to constitute a waiver or limitation of any rights that ADR holders or beneficial owners may have under the Securities Act  or the Securities Exchange Act of 1934, to the extent applicable. The deposit agreement provides that each of us, the depositary and our respective directors, officers, employees, agents and affiliates will:

●	incur or assume no liability (including, without limitation, to ADR holders or beneficial owners) if any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, Hong Kong, the People’s Republic of China or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company’s charter, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance our, the depositary’s or our respective directors’, officers’, employees’, agents’ or affiliates’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by any such party (including, without limitation, voting);

●	incur or assume no liability (including, without limitation, to ADR holders or beneficial owners) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the deposit agreement it is provided shall or may be done or performed or any exercise or failure to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

●	in the case of the depositary and its agents, incur or assume no liability (including, without limitation, to holders or beneficial owners) if it performs its obligations specifically set forth in the deposit agreement and ADRs without gross negligence or willful misconduct;

●	in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the ADSs or the ADRs;

●	in the case of us and our agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the ADSs or the ADRs, which in our or our agents’ opinion, as the case may be, may involve us in expense or liability, unless indemnity satisfactory to us or our agent, as the case may be against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be requested;

●	not be liable (including, without limitation, to ADR holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information and/or, in the case of the depositary, from us provided that the foregoing shall not apply to our indemnification obligations under the deposit agreement; or

●	may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

The depositary shall not be a fiduciary or have any fiduciary duty to ADR holders or beneficial owners.

The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

The depositary has no obligation to inform ADR holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of the Cayman Islands, Hong Kong, the People’s Republic of China, the United States or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

Additionally, none of the depositary, the custodian or us, or any of their or our respective directors, officers, employees, agents or affiliates shall be liable for the failure by any registered holder of ADRs or beneficial owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The depositary is under no obligation to provide the ADR holders and beneficial owners, or any of them, with any information about our tax status. None of us, the depositary, the custodian or any of our or their respective directors, officers, employees, agents or affiliates shall incur any liability for any tax or tax consequences that may be incurred by registered ADR holders or beneficial owners on account of their ownership or disposition of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy pursuant to the terms of the deposit agreement, or for the effect of any such vote. The depositary shall endeavor to effect any sale of securities or other property and any conversion of currency, securities or other property, in each case as is referred to or contemplated in the deposit agreement or the form of ADR, in accordance with the depositary’s normal practices and procedures under the circumstances applicable to such sale or conversion, but shall have no liability (in the absence of its own willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion shall not be practicable, or shall not be believed, deemed or determined to be practicable by the depositary. Specifically, the depositary shall not have any liability for the price received in connection with any public or private sale of securities (including, without limitation, for any sale made at a nominal price), the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. The depositary shall not incur any liability in connection with or arising from any failure, inability or refusal by us or any other party, including any share registrar, transfer agent or other agent appointed by us or the depositary or any other party, to process any transfer, delivery or distribution of cash, shares, other securities or other property, including without limitation upon the termination of the deposit agreement, or otherwise to comply with any provisions of the deposit agreement that are applicable to it. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Notwithstanding any other provision of the deposit agreement or the ADRs to the contrary, neither we or the depositary, nor any of our or their respective agents shall be liable to the other for any indirect, special, punitive or consequential damages (excluding reasonable fees and expenses of counsel) or lost profits, in each case of any form incurred by any of them, or liable to any other person or entity (including, without limitation, holders and beneficial owners) for any such damages, or any fees or expenses of counsel in connection therewith, whether or not foreseeable and regardless of the type of action in which such a claim may be brought; provided, however, that (i) notwithstanding the foregoing and, for the avoidance of doubt, the depositary and its agents shall be entitled to legal fees and expenses in defending against any claim for any such damages and (ii) to the extent any such damages arise from or out of a claim brought by a third party (including, without limitation, holders and beneficial owners) against the depositary or any of its agents, the depositary and its agents shall be entitled to full indemnification from us for all such damages, and reasonable fees and expenses of counsel in connection therewith, unless such damages are found to have been a direct result of the gross negligence or willful misconduct of the depositary.

In the deposit agreement each party thereto (including, for avoidance of doubt, each ADR holder and beneficial owner) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory). No provision of the deposit agreement or the ADRs is intended to constitute a waiver or limitation of any rights which an ADR holder or any beneficial owner may have under the Securities Act or the Securities Exchange Act of 1934, to the extent applicable.

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you as ADR holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

●	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs,

●	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

●	acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, ADR holders, beneficial owners and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us, ADR holders, or beneficial owners may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs. For all purposes under the deposit agreement and the ADRs, the ADR holders thereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by such ADRs.

Consent to Jurisdiction

In the deposit agreement, we have submitted to the non-exclusive jurisdiction of the state and federal courts in New York, New York and appointed an agent for service of process on our behalf. Any action based on the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby may also be instituted by the depositary against us in any competent court in the Cayman Islands, the United States and/or any other court of competent jurisdiction.

Under the deposit agreement, by holding or owning an ADR or ADS or an interest therein, holders and beneficial owners each irrevocably agree that (i) any legal suit, action or proceeding against or involving holders or beneficial owners brought by us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, may be instituted in a state or federal court in New York, New York, and by holding or owning an ADR or ADS or an interest therein each irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding and (ii) any legal suit, action or proceeding against or involving us and/or the depositary brought by holders or beneficial owners, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, including, without limitation, claims under the Securities Act of 1933, may be instituted only in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (a) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (b) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable). In the deposit agreement each holder and beneficial owner irrevocably waives any objection which it may at any time have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

Notwithstanding anything in the deposit agreement to the contrary, by directly or indirectly holding or owing an ADR or ADS or an interest therein, holders and beneficial owners each agree that: (i) the depositary may, in its sole discretion, elect to institute any dispute, suit, action, controversy, claim or proceeding directly or indirectly based on, arising out of or relating to the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination against any other party or parties, by having such dispute referred to and finally resolved by an arbitration; provided, however, to the extent there are specific federal securities law violation aspects to any claims against us and/or the depositary, such specific, and only such specific, claims may be brought by any holder or beneficial owner in federal or state court in New York, New York and all other aspects, claims, disputes, legal suits, actions and/or proceedings brought by such holder or beneficial owner, including those brought along with, or in addition to, federal securities law violation claims, would be referred to, or remain in arbitration. Any such arbitration shall, at the depositary’s election, be conducted either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL) with the Hong Kong International Arbitration Centre serving as the appointing authority and the language of any such arbitration shall be English. In all cases, the fees of the arbitrators and other costs incurred by the parties in connection with such arbitration shall be paid by the party (or parties) that is (or are) unsuccessful in such arbitration. Holders and beneficial owners shall not be entitled to join or consolidate disputes by or against others in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or act in any arbitration in the interest of the general public or in a private attorney general capacity.

Jury Trial Waiver

In the deposit agreement, each party thereto (including, for the avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, ADSs or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of, based on or relating in any way to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial in the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of our or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

TAXATION

The following discussion of Cayman Islands, mainland China and United States federal income tax consequences of an investment in the ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in the ADSs or Class A ordinary shares, such as the tax consequences under U.S. state, or local laws or the tax laws of any jurisdiction other than the Cayman Islands, mainland China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands legal counsel. To the extent that the discussion relates to matters of mainland China’s tax law, it represents the opinion of Global Law Office, our mainland China counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to holders of our ADSs or ordinary shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the ADSs or ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ADSs or ordinary shares, nor will gains derived from the disposal of the ADSs or ordinary shares be subject to Cayman Islands income or corporate tax.

Mainland China

Under the EIT Law, an enterprise established outside mainland China with “de facto management bodies” within mainland China is considered a “resident enterprise” for mainland China enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and operations, personnel and human resources, finances and properties of an enterprise.

In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by mainland China enterprises or mainland China enterprise groups will be classified as mainland China’s resident enterprises only if all of the following conditions are met: (i) the senior management and core management departments in charge of its daily operations function have their presence mainly in mainland China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in mainland China; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in mainland China; and (iv) not less than half of the enterprise’s directors or senior management with voting rights habitually reside in mainland China. Further to SAT Circular 82, in June 2018 the SAT amended the SAT Bulletin 45 to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is a company incorporated outside mainland China. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside mainland China. As such, we do not believe that our company meets all of the conditions above or is a resident enterprise of mainland China for mainland China’s tax purposes. For similar reasons, we believe our other entities outside of China are not resident enterprises of mainland China either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and the interpretation of the term “de facto management body.” There can be no assurance that the mainland China government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a resident enterprise of mainland China for mainland China’s enterprise income tax purposes, a number of unfavorable mainland China’s tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-resident enterprise shareholders (including the ADS holders). In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to mainland China’s tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within mainland China. Furthermore, if we are deemed a resident enterprise of mainland China, dividends paid to our non-resident individual shareholders (including the ADS holders) and any gain realized on the sale or other disposition of ADSs or ordinary shares by such shareholders may be subject to mainland China’s tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-resident shareholders (including the ADS holders) of our company would be able to obtain the benefits of any tax treaties between their country of tax residence and mainland China in the event that we are treated as a resident enterprise of mainland China. See “Risk Factors — Risks Related to Doing Business in Mainland China — If we are classified as a mainland China resident enterprise for mainland China enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-mainland-China shareholders and ADS holders.”

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires the ADSs and holds the ADSs or Class A ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”), or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and minimum tax considerations, or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of the ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	banks and other financial institutions;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

●	investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

●	investors that have a functional currency other than the U.S. dollar;

●	persons that actually or constructively own ADSs or Class A ordinary shares representing 10% or more of our stock (by vote or value); or

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities;

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of the ADSs or our Class A ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of the United States or any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in the ADSs or Class A ordinary shares.

For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of the ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock. Although the law in this regard is not entirely clear, we treat our VIEs and their subsidiaries as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of our VIEs and their subsidiaries for U.S. federal income tax purposes, we may be treated as a PFIC for the current and subsequent taxable years.

Assuming that we are the owner of our VIEs and their subsidiaries for U.S. federal income tax purposes, and based on the current and anticipated value of our assets and the composition of our income and assets, including goodwill, we do not presently expect to be or become a PFIC for the current taxable year or the foreseeable future. While we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of the ADSs may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of the ADSs from time to time (which may be volatile). If our market capitalization is less than anticipated or subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years.

If we are a PFIC for any taxable year during which a U.S. Holder holds the ADSs or Class A ordinary shares, the PFIC rules discussed below under “— Passive Foreign Investment Company Rules” will generally apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.

Dividends

Subject to the discussion below entitled “— Passive Foreign Investment Company Rules”, the gross amount of distributions paid on the ADSs or Class A ordinary shares (including the amount of any mainland China’s tax withheld) out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, the full amount of any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on the ADSs or Class A ordinary shares will not be eligible for the dividends received deduction generally allowed to corporations.

Dividends received by individuals and certain other non-corporate U.S. Holders may be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) the ADSs or Class A ordinary shares on which the dividends are paid are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a mainland China resident enterprise under mainland China’s tax law, we are eligible for the benefit of the United States-mainland China income tax treaty (the “Treaty”), (2) we are neither a PFIC nor treated as such with respect to such U.S. Holder (as discussed below) for the taxable year in which the dividend is paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect the ADSs (but not the Class A ordinary shares), which we have applied to list on Nasdaq, will be considered readily tradable on an established securities market in the United States, although there can be no assurance in this regard. Because the Class A ordinary shares will not be listed on a U.S. exchange, dividends received with respect to Class A ordinary shares that are not represented by ADSs may not be treated as qualified dividends. U.S. Holders are urged to consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the ADSs or Class A ordinary shares.

In the event that we are deemed to be a mainland China resident enterprise under the EIT Law (see “Taxation — Mainland China”), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, and regardless of whether the ADSs are readily tradable on an established securities market in the United States, would be eligible for the reduced rates of taxation described in the preceding paragraph.

For U.S. foreign tax credit purposes, dividends paid on the ADSs or Class A ordinary shares, if any, will generally be treated as income from foreign sources and will generally constitute passive category income for U.S. foreign tax credit purposes. Subject to certain conditions and limitations, mainland China’s withholding taxes on dividends that are non-refundable under the Treaty may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead, subject to applicable limitations, claim a deduction for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

Subject to the discussion below entitled “— Passive Foreign Investment Company Rules”, a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of the ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes, which will generally limit the availability of foreign tax credits. Long-term capital gain of individuals and certain other non-corporate U.S. Holders will generally be eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations.

As described in “Taxation — Mainland China,” if we are deemed to be a mainland China resident enterprise under the EIT Law, gains from the disposition of the ADSs or Class A ordinary shares may be subject to mainland China income tax and will generally be U.S.-source, which may limit the ability to receive a foreign tax credit. If a U.S. Holder is eligible for the benefits of the Treaty, such holder may be able to elect to treat such gain as mainland China-source income under the Treaty. Pursuant to United States Treasury regulations (the applicability of which has been postponed until further guidance is issued), however, if a U.S. Holder is not eligible for the benefits of the Treaty or does not elect to apply the Treaty, then such holder may not be able to claim a foreign tax credit arising from any mainland China tax imposed on the disposition of the ADSs or Class A ordinary shares. The rules regarding foreign tax credits and deduction of foreign taxes are complex. U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit or deduction in light of their particular circumstances, including their eligibility for benefits under the Treaty, and the potential impact of the United States Treasury regulations.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. Holder holds the ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or Class A ordinary shares. Under the PFIC rules:

●	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class A ordinary shares;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income; and

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder holds the ADSs or Class A ordinary shares and any of our subsidiaries, our VIEs or their subsidiaries are also PFICs (each a “lower-tier PFIC”), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of such lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our VIEs or their subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to such stock. If a U.S. Holder makes a valid mark-to-market election with respect to the ADSs, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of the ADSs in a year when we are a PFIC and we subsequently cease to be a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable United States Treasury regulations. We expect that the ADSs, but not the Class A ordinary shares will be treated as marketable stock upon their listing on Nasdaq, which is a qualified exchange for these purposes. We anticipate that the ADSs should qualify as being regularly traded, but no assurances may be given in this regard.

Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder that makes the mark-to-market election may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns the ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax consideration of owning and disposing of the ADSs or Class A ordinary shares if we are or become a PFIC, including the availability and possibility of making a mark-to-market election.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS INTENDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE ADSS AND CLASS A ORDINARY SHARES IN THEIR PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

We are registering the Conversion ADSs and underlying Class A ordinary shares by the selling shareholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholder of the Conversion ADSs or underlying Class A ordinary shares. We will bear all fees and expenses incident to our obligation to register the Conversion ADSs and underlying Class A ordinary shares.

The selling shareholder may sell all or a portion of the Conversion ADSs or underlying Class A ordinary shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Conversion ADSs or underlying Class A ordinary shares are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Conversion ADSs or underlying Class A ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholder may also sell Conversion ADSs under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling shareholder may transfer the Conversion ADSs by other means not described in this prospectus. If the selling shareholder effect such transactions by selling Conversion ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the Conversion ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Conversion ADSs or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Conversion ADSs in the course of hedging in positions they assume. The selling shareholder may also sell Conversion ADSs short and deliver Conversion ADSs covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan or pledge Conversion ADSs to broker-dealers that in turn may sell such shares.

The selling shareholder may pledge or grant a security interest in some or all of the notes or Conversion ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Conversion ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholder to include the pledgee, transferee or other successors in interest as selling shareholder under this prospectus. The selling shareholder also may transfer and donate the Conversion ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholder and any broker-dealer participating in the distribution of the Conversion ADSs may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Conversion ADSs is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Conversion ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Conversion ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Conversion ADSs may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Conversion ADSs registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Conversion ADSs by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Conversion ADSs to engage in market-making activities with respect to the Conversion ADSs. All of the foregoing may affect the marketability of the Conversion ADSs and the ability of any person or entity to engage in market-making activities with respect to the Conversion ADSs.

We will pay all expenses of the registration of the Conversion ADSs pursuant to the Registration Rights Agreement, estimated to be US$10,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling shareholder will be entitled to contribution. We may be indemnified by the selling shareholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Conversion ADSs will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters of U.S. federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs issuable upon conversion of the Notes and other certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to laws of mainland China will be passed upon for us by Global Law Office. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Global Law Office with respect to matters governed by laws of mainland China.

EXPERTS

The consolidated financial statements of Yimutian Inc. as of December 31, 2023 and 2024, and for each of the years ended December 31, 2023 and 2024, have been included herein and in the registration statement in reliance upon the report of Assentsure PAC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2024 consolidated financial statements contains an explanatory paragraph that states that the redeemable convertible preferred shareholders have rights to request the Company to redeem all of the redeemable convertible preferred shares if the Company fails to complete the qualified initial public offering or a trade sale before December 31, 2025. In addition, the Company experienced recurring operating losses, had net cash used in operating activities and net current liabilities raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The office of Assentsure PAC is located at 180B Bencoolen St, #03-01 The Bencoolen, Singapore 189646.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

We previously engaged KPMG Huazhen LLP, or KPMG, our prior independent registered public accounting firm to audit our consolidated financial statements as of and for the years ended December 31, 2021 and 2022, who issued their report on December 22, 2023. On May 8, 2025, we dismissed KPMG and engaged Assentsure PAC, or Assentsure, as our new independent registered public accounting firm. The change of auditors was approved by our board of directors.

The report of KPMG on the consolidated financial statements as of and for the years ended December 31, 2021 and 2022 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report contained a separate paragraph stating that “the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2(a) to the consolidated financial statements, the Company experienced recurring operating losses, had net cash used in operating activities and net current liabilities, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2(a). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.” During the two fiscal years ended December 31, 2024 and the subsequent interim period through May 8, 2025, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its report on the consolidated financial statements, and (ii) there were no “reportable events” as defined under Item 16F(a)(1)(v) of Form 20-F, except for the material weakness in our internal control over financial reporting related to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and related disclosures. The board of directors discussed the material weakness with KPMG.

We provided a copy of this disclosure to KPMG, and requested KPMG furnish us with a letter addressed to the SEC stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. A copy of such letter, dated June 9, 2025 is filed as the Exhibit 16.1 to the registration statement.

During the two fiscal years ended December 31, 2024 and the subsequent interim period through May 8, 2025, neither we nor any person on our behalf consulted with Assentsure regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements and no written or oral advice was provided by Assentsure that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) and the related instructions to Item 16F of Form 20-F, or reportable event as that term is defined in Item 16F(a)(1)(v) of Form 20-F.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. All information filed with the SEC can be obtained over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, (i) we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, (ii) our executive officers and directors are exempt from the short-swing rules contained in Section 16 of the Exchange Act, and (iii) our principal shareholders are exempt from the reporting and short-swing rules contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

Yimutian Inc.

Report of Independent Registered Public Accounting Firm

To The Shareholders and the Board of Directors of
Yimutian Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Yimutian Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of comprehensive loss, changes in shareholders’ deficit, and consolidated statements of cash flows for each of the two years in the period ended December 31, 2024 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial positions of the Company as of December 31, 2024 and 2023 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2(a) to the consolidated financial statements, the redeemable convertible preferred shareholders have rights to request the Company to redeem all the redeemable convertible preferred shares if the Company fails to complete the qualified initial public offering or a trade sale before December 31, 2025. In addition, the Company experienced recurring operating losses, had net cash used in operating activities, and net current liabilities. These raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2(a). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Assentsure PAC

We have served as the Company’s auditor since 2025.
Singapore June 9, 2025
PCAOB ID: 6783

YIMUTIAN INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2023 and 2024

(all amounts in thousands, except share and per share data, or as otherwise noted)

	As of December 31,
	2023	2024
	RMB	RMB	US$
ASSETS
Current assets
Cash	3,829	2,772	382
Accounts receivable, net	139	733	101
Amounts due from related parties	11,311	3,436	473
Prepayments and other current assets	38,415	40,040	5,518
Inventory	—	237	33
Total current assets	53,694	47,218	6,507
Property and equipment	2,147	1,060	146
Right-of-use assets	15,389	9,589	1,321
Long-term investments	1,122	—	—
Other non-current assets	3,207	3,156	435
Total non-current assets	21,865	13,805	1,902
Total assets	75,559	61,023	8,409

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	3,266	4,398	607
Contract liabilities, current	98,293	88,103	12,141
Bank loans	4,330	10,000	1,378
Financial liabilities	20,681	20,990	2,892
Shareholder loans, at amortized cost	228,711	248,643	34,264
Amounts due to related parties	21,526	13,079	1,802
Accrued expenses and other current liabilities	100,213	89,224	12,295
Operating lease liabilities, current	7,924	4,961	684
Total current liabilities	484,944	479,398	66,063
Contract liabilities, non-current	14,030	12,223	1,684
Operating lease liabilities, non-current	6,847	4,042	557
Total non-current liabilities	20,877	16,265	2,241
Total liabilities	505,821	495,663	68,304

Commitments and Contingencies
Mezzanine equity:
Series A Redeemable Convertible Preferred Shares (US$0.00001 par value: 387,781,378 shares authorized as at December 31, 2023 and December 31, 2024, Redemption value of RMB51,874 and RMB56,098 as of December 31, 2023 and 2024, respectively)	51,874	56,098	7,731
Series B Redeemable Convertible Preferred Shares (US$0.00001 par value: 703,901,412 shares authorized as at December 31, 2023 and December 31, 2024, Redemption value of RMB750,062 and RMB787,739 as of December 31, 2023 and 2024, respectively)	750,062	787,739	108,553
Series C Redeemable Convertible Preferred Shares (US$0.00001 par value: 517,022,352 shares authorized as at December 31, 2023 and December 31, 2024, Redemption value of RMB171,731 and RMB181,992 as of December 31, 2023 and 2024, respectively)	171,731	181,992	25,079

YIMUTIAN INC.
CONSOLIDATED BALANCE SHEETS — (Continued)
As of December 31, 2023 and 2024

(all amounts in thousands, except share and per share data, or as otherwise noted)

	As of December 31,
	2023	2024
	RMB	RMB	US$
Series C-1 Redeemable Convertible Preferred Shares (US$0.00001 par value: 357,323,044 shares authorized as at December 31, 2023 and December 31, 2024, Redemption value of RMB142,090 and RMB153,660 as of December 31, 2023 and 2024, respectively)	142,090	153,660	21,175
Series C-2 Redeemable Convertible Preferred Shares (US$0.00001 par value: 220,757,061 shares authorized as at December 31, 2023 and December 31, 2024, Redemption value of RMB175,577 and RMB189,873 as of December 31, 2023 and 2024, respectively)	175,577	189,873	26,165
Series D Redeemable Convertible Preferred Shares (US$0.00001 par value: 95,320,147 shares authorized as at December 31, 2023 and December 31, 2024, Redemption value of RMB125,866 and RMB136,115 as of December 31, 2023 and 2024, respectively)	125,866	136,115	18,757
Subscription receivable from Series B Redeemable Convertible Preferred Shares	(134,455)	(134,455)	(18,528)
Subscription receivable from Series C Redeemable Convertible Preferred Shares	(30,021)	(29,026)	(4,000)
Subscription receivable from Series C-1 Redeemable Convertible Preferred Shares	(38,955)	(38,955)	(5,368)
Total mezzanine equity	1,213,769	1,303,041	179,564

SHAREHOLDERS’ DEFICIT
Ordinary shares (US$0.00001 par value, 2,713,770,293 shares authorized, 460,147,059 shares issued and outstanding as of December 31, 2023 and 2024, respectively)	31	31	4
Additional paid – in capital	47,006	47,006	6,478
Accumulated other comprehensive loss	(98,963)	(99,395)	(13,697)
Accumulated deficit	(1,592,359)	(1,715,536)	(236,407)
Total shareholders’ deficit attributable to ordinary shareholders of Yimutian Inc.	(1,644,285)	(1,767,894)	(243,622)
Non-controlling interests	254	30,213	4,163
Total shareholders’ deficit	(1,644,031)	(1,737,681)	(239,459)
Total liabilities, mezzanine equity and shareholders’ deficit	75,559	61,023	8,409

The accompanying notes are an integral part of these consolidated financial statements.

YIMUTIAN INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
For the Years Ended December 31, 2023 and 2024

(all amounts in thousands, except share and per share data, or as otherwise noted)

	For the year ended December 31,
	2023	2024
	RMB	RMB	US$
Revenues	187,523	161,321	22,231
Cost of revenues	(49,248)	(30,573)	(4,213)
Gross profit	138,275	130,748	18,018
Operating Expenses
Selling and marketing expenses	(94,647)	(87,618)	(12,074)
General and administrative expenses	(96,712)	(39,564)	(5,452)
Research and development expenses	(47,453)	(37,811)	(5,210)
Other income, net	823	218	30
Operating loss	(101,884)	(34,027)	(4,688)
Interest income	23	12	2
Interest expense	(211)	(964)	(133)
Change in fair value of financial liabilities	(3,728)	—	—
Loss from derecognition of financial liabilities	(1,953)	—	—
Loss before income taxes and share of loss of equity	(105,583)	(34,979)	(4,819)

Income tax expense	—	—	—
Share of (loss) income of equity method investments	(38)	38	5
Net loss	(105,621)	(34,941)	(4,814)
Net loss attributable to non-controlling interests	11	41	6

Net loss attributable to Yimutian Inc	(105,610)	(34,900)	(4,808)
Deemed dividend to Series C Redeemable Convertible Preferred Shareholders	(2,872)	—	—
Deemed dividend to Series D Redeemable Convertible Preferred Shareholders	(915)	—	—
Accretion of redeemable convertible preferred shares to redemption value	(71,735)	(88,277)	(12,165)
Net loss attributable to ordinary shareholders of Yimutian Inc.	(181,132)	(123,177)	(16,973)

Net loss	(105,621)	(34,941)	(4,814)
Other comprehensive income (loss):
Fair value changes of financial liabilities due to instrument-specific credit risk, net of nil income taxes	781	—	—
Reclassification adjustment for gain on financial liabilities in net income, net of nil income taxes	1,953	—	—
Foreign currency translation adjustment for parent company, net of nil income taxes	(24,300)	(432)	(60)
Total comprehensive loss	(127,187)	(35,373)	(4,874)
Net loss per ordinary share
– Basic and diluted	(0.45)	(0.27)	(0.04)
Weighted average number of ordinary shares outstanding used in computing net loss per ordinary share
– Basic and diluted	400,206,197	460,147,059	460,147,059

The accompanying notes are an integral part of these consolidated financial statements.

YIMUTIAN INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
For the Years Ended December 31, 2023 and 2024
(all amounts in thousands, except share and per share data, or as otherwise noted)

	Ordinary shares		Additional	Accumulated other		Total shareholders’ deficit to	Non-	Total
	Number of shares(1)	Amount	paid-in capital	comprehensive income (loss)	Accumulated deficit	ordinary shareholders	controlling interests	shareholders’ deficit
		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2023	396,547,016	27	—	(77,397)	(1,411,227)	(1,488,597)	265	(1,488,332)
Net loss	—	—	—	—	(105,610)	(105,610)	(11)	(105,621)
Issuance of ordinary shares	63,600,043	4	51,432	—	—	51,436	—	51,436
Deemed dividend to Series C-2 Redeemable Convertible Preferred Shareholder	—	—	—	—	(2,872)	(2,872)	—	(2,872)
Deemed dividend to Series D Redeemable Convertible Preferred Shareholder	—	—		—	(915)	(915)	—	(915)
Accretion of redeemable convertible preferred shares	—	—	(4,426)	—	(71,735)	(76,161)	—	(76,161)
Fair value changes of financial liabilities due to instrument- specific credit risk, net of nil income taxes	—	—	—	781	—	781	—	781
Reclassification adjustment for gains on financial liabilities in net income, net of nil income taxes	—	—	—	1,953	—	1,953	—	1,953
Foreign currency translation adjustment, net of nil income taxes	—	—	—	(24,300)	—	(24,300)	—	(24,300)
Balance as of December 31, 2023	460,147,059	31	47,006	(98,963)	(1,592,359)	(1,644,285)	254	(1,644,031)

	Attributable to owners of the parent
	Ordinary shares		Additional	Accumulated other		Total shareholders’ deficit to	Non-	Total
	Number of shares(1)	Amount	paid-in capital	comprehensive income (loss)	Accumulated deficit	ordinary shareholders	controlling interests	shareholders’ deficit
		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2024	460,147,059	31	47,006	(98,963)	(1,592,359)	(1,644,285)	254	(1,644,031)
Net loss	—	—	—	—	(34,900)	(34,900)	(41)	(34,941)
Capital contribution from non-controlling interest	—	—	—	—	—	—	30,000	30,000
Accretion of redeemable convertible preferred shares	—	—	—	—	(88,277)	(88,277)	—	(88,277)
Foreign currency translation adjustment, net of nil income taxes	—	—	—	(432)	—	(432)	—	(432)
Balance as of December 31, 2024	460,147,059	31	47,006	(99,395)	(1,715,536)	(1,767,894)	30,213	(1,737,681)
Balance as of December 31, 2024 in US$	—	4	6,478	(13,697)	(236,407)	(243,622)	4,163	(239,459)

The accompanying notes are an integral part of these consolidated financial statements.

YIMUTIAN INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For Years Ended December 31, 2023 and 2024
(all amounts in thousands, except share and per share data, or as otherwise noted)

	For the year ended December 31,
	2023	2024
	RMB	RMB	US$
Operating activities:
Net loss	(105,621)	(34,941)	(4,815)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,021	1,454	200
(Reversal) Allowance for credit losses	(3,115)	453	62
Changes in fair value of financial instruments	3,728	—	—
Share of loss of equity method investments	38	(38)	(5)
Loss from derecognition of financial liabilities	1,953	—	—
Loss on disposal of property and equipment	40	(16)	(2)
Share-based compensation expense	51,436	—	—
Changes in operating assets and liabilities:
Accounts receivable	3,898	(871)	(120)
Prepayments and other current assets	11,669	(5,472)	(754)
Other non-current assets	(1,723)	51	7
Inventory	—	(237)	(33)
Accounts payable	455	1,132	156
Contract liabilities	9,227	(11,997)	(1,653)
Accrued expenses and other current liabilities	8,593	(10,989)	(1,514)
Operating lease liabilities	(555)	32	4
Net cash used in operating activities	(17,956)	(61,439)	(8,467)

Investing activities:
Cash paid for purchase of property and equipment	(2,070)	(351)	(48)
Cash paid for long-term investments	(1,160)	500	69
Net cash used in investing activities	(3,230)	149	21
Financing activities:
Proceeds from short-term borrowings	—	10,000	1,378
Repayment for short-term borrowings	(2,000)	—	—
Proceeds from shareholder loans	14,203	28,322	3,903
Repayment for shareholder loans	(7,193)	(8,374)	(1,154)
Amounts due to related parties, net	786	(8,500)	(1,171)
Loan repaid by a related party	5,000	7,925	1,092
Proceeds from issuance of Series C Redeemable Convertible Preferred Shares	7,749	995	137
Capital contribution from non-controlling interest	—	30,000	4,134
Net cash provided by financing activities	18,545	60,368	8,319
Effect of foreign currency exchange rate changes on cash and cash equivalents	(215)	(135)	(14)
Net decrease in cash and cash equivalents	(2,856)	(1,057)	(141)
Cash and cash equivalents at the beginning of the year	6,685	3,829	523
Cash and cash equivalents at the end of the year	3,829	2,772	382
Supplemental disclosure of cash flow information:
Interest paid	211	964	133
Noncash in investing and financing activities
Issuance of Series B Redeemable Convertible Preferred Shares upon conversion of financial liabilities (see Note 11)	287,331	—	—

The accompanying notes are an integral part of these consolidated financial statements.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION

Description of business

Yimutian Inc. (“the Company”), through its wholly-owned subsidiaries and consolidated variable interest entities (“VIEs”) (collectively referred to as “the Group”), is principally engaged in the provision of integrated platform services for agricultural product transaction in the People’s Republic of China (the “PRC”).

Organization

The Group operates its online business in the PRC through Beijing Yimutian Network Technology Co., Ltd. (“Beijing Yimutian” or the “WFOE”), Beijing Yimutian New Agriculture Network Technology Co., Ltd. (“Yimutian Xinnong”), which was established on August 1, 2011 and Beijing Douniu Network Technology Co., Ltd. (“Beijing Douniu”), which was established on September 10, 2021, (collectively the “VIEs”), in order to comply with the PRC laws and regulations which prohibit or restrict control of companies involved in the provision of value-added telecommunication services by foreign investors. The VIEs hold the necessary licenses to carry out the internet value-added businesses in China. The equity interests of Yimutian Xinnong and Beijing Douniu are legally held by Mr. Deng Jinhong and certain individuals who act as nominee equity holders of the VIEs on behalf of WFOE, the Company’s wholly owned subsidiary. A series of contractual agreements, including Powers of Attorney, Exclusive Business Cooperation Agreements, Equity Pledge Agreements, Exclusive Option Agreements, Letter of Confirmation and Undertaking and Spouse Consent Letters (collectively, the “VIE Agreements”), were entered among WFOE, VIEs and its nominee equity holders. Through the VIE Agreements, the nominee equity holders of the VIEs have granted all their legal rights including voting rights and disposition rights of their equity interests in the VIEs to WFOE.

Pursuant to the VIE Agreements, the Company is able to exercise effective control over, enjoys substantially all of the economic benefits of the VIEs, and has an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by PRC law at the lowest price possible. The Company’s management concluded that Yimutian Xinnong and Beijing Douniu are VIEs and WFOE is its primary beneficiary. As such, the consolidated financial statements of the VIEs are included in the consolidated financial statements of the Company.

The principal terms of the VIE Agreements are described below.

1) Powers of Attorney

Pursuant to the powers of attorney executed by the equity holders of the VIEs, each of them irrevocably authorizes the WFOE, or any person designated by the WFOE, to act on their respective behalf as proxy attorney, to the extent permitted by law, to exercise all rights of shareholders concerning all the equity interest held by each of them in the VIEs, including without limitation, the right to (i) propose, convene and attend shareholders’ meetings and sign relevant resolutions, (ii) exercise all shareholder’s rights under laws of Chinese Mainland and the articles of association of the VIEs, such as the voting right, nomination right and appointment right, (iii) receive dividends and sell, transfer, pledge or dispose of all the equity held in part or in whole in the VIEs. The powers of attorney remain irrevocably effective as long as such equity holders remain as the equity holders of the VIEs.

2) Exclusive Business Cooperation Agreements

Pursuant to the exclusive business cooperation agreements, among the WFOE and the VIEs, the WFOE has the exclusive right to provide the VIEs with comprehensive technological support and consulting services, including but not limited to software licensing, technology research and development, staff training and technology consultations. Without the WFOE’s prior written consent, the VIEs may not accept the same or similar service contemplated by the agreement provided by any third party during the term of the agreement. The VIEs agreed to pay the WFOE service fees, the amount of which will be subject to adjustment by the WFOE. The exclusive business cooperation agreement remains effective indefinitely except agreed otherwise or terminated by the WFOE in writing. The Exclusive Business Cooperation Agreement between Beijing Yimutian and Xinnong will be in effect until July 31, 2031 which represents the end of operation term of Xinnong, and agreement between Beijing Yimutian and Douniu will be effect until May 13, 2044 which represents the end of operation term of Beijing Yimutian.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION (cont.)

3) Equity Pledge Agreements

Pursuant to the equity pledge agreements among the WFOE, the VIEs and their respective equity holders, the equity holders of the VIEs pledged all of their equity interests in the VIEs to the WFOE to guarantee the performance of the obligations by such equity holders and by the VIEs under the exclusive option agreements, the exclusive business cooperation agreements and the powers of attorney. In the event of a breach by the VIEs or any of their respective equity holders of the obligations under these contractual arrangements, the WFOE, as pledgee, will have the right to enforce the pledge. The equity holders of the VIEs also covenant that, without the prior written consent of the WFOE, they will not dispose of the pledged equity, create or allow any encumbrance on the pledged equity. The agreement will remain in effect until the fulfillment of all the obligations under other VIE agreements. The equity holders of the VIEs completed all the registration of the equity pledge contemplated under the equity pledge agreements with the competent authorities in accordance with relevant laws and regulations of mainland China in December 2024.

4) Exclusive Option Agreements

Pursuant to the exclusive option agreements entered among the WFOE, the VIEs and their respective equity holders, each of the equity holders of the VIEs has irrevocably granted the WFOE, or any person or persons designated by the WFOE, an exclusive option to purchase all or part of the equity in the VIEs. The WFOE or person(s) designated by the WFOE may exercise such options to purchase equity in the VIEs at the lowest price permitted under laws of Chinese mainland. The VIEs and their respective equity holders covenant that, without the WFOE’s prior written consent, they will not, among other things, (i) amend the VIEs’ articles of association, (ii) increase or decrease the VIEs’ registered capital or change its structure of registered capital, and (iii) sell, transfer, mortgage, or dispose of any assets of the VIEs’ that is more than US$50,000. The equity holders of the VIEs covenant that they will not create any pledge or encumbrance on their equity in the VIEs, other than those created under the equity pledge agreements as part of the contractual arrangements. The Exclusive Option Agreements will be terminated when the entire equity interests in the VIEs have been transferred to the Company or its designee(s) pursuant to the agreements.

5) Letters of Confirmation and Undertaking

Pursuant to the letters of confirmation and undertaking executed by the equity holders of the VIEs, each of them, among other things, (i) confirms that his/her spouse does not have the right to claim any interests in the respective equity of the VIEs (together with any other interests therein) or exert influence on the day-to-day management and voting matters of the respective equity of the VIEs; undertakes that (ii) in the event of his/her divorce, he/she will take all actions that the WFOE deems necessary to safeguard the execution of the contractual arrangement; (iii) he/she will not participate in, engage in, or merge with any business that competes with the WFOE or hold any interest from such business; (iv) he/she will not cause any conflict of interest between the WFOE and the VIEs or himself/herself; and (v) in the event of such conflict of interest, he/she will act in accordance with the WFOE’s instruction to eliminate such conflict of interest. The letters will remain in effect until the fulfillment of all the obligations under other VIE agreements.

6) Spouse Consent Letters

Pursuant to the spousal consent letters executed by the spouses of the applicable individual equity holders of the VIEs, each of them unconditionally and irrevocably agreed that the equity in the WFOE held by and registered in the name of such shareholder be disposed of in accordance with the exclusive business cooperation agreements, the exclusive option agreements, the equity pledge agreements, the powers of attorney, and the letters of confirmation and undertaking, and that such equity holders may perform, amend or terminate such agreements without his or her spouse’s consent. In addition, each of them agrees not to assert any rights over the equity interest in the VIEs held by his or her respective spouses. In the event that any of them obtains any equity interest in the VIEs held by their respective spouses for any reason, such spouses agree to be bound by similar obligations and agree to enter into similar contractual arrangements. The letters will remain in effect until the fulfillment of all the obligations under other VIE agreements.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION (cont.)

Risks in relation to VIE structure

In the opinion of the Company’s management, based on the legal opinion obtained from the Company’s PRC legal counsel, the VIE Agreements have resulted in the Company having the power to direct activities that most significantly impact the VIEs, including appointing key management, setting up operating policies, exerting financial controls and transferring profit or assets out of the VIE at its discretion. The Company considers that it has the right to receive all the benefits and assets of the VIEs. As the VIEs were established as a limited liability company under the PRC law, its creditors do not have recourse to the general credit of the Company for the liabilities of the VIEs, and the Company does not have the obligation to assume the liabilities of the VIEs.

The Company has determined that the VIE Agreements are in compliance with PRC laws and are legally enforceable.

The Company’s ability to control the VIEs also depends on the rights provided to the Company under the Powers of Attorney to vote on all matters requiring equity holders’ approval in the respective VIEs. As noted above, the Company believes these Powers of Attorney are legally enforceable but yet they may not be as effective as direct equity ownership. In addition, if the corporate structure of the Group or the contractual arrangements between Beijing Yimutian the VIEs and its respective equity holders were found to be in violation of any existing PRC laws and regulations, the relevant PRC regulatory authorities could:

●	revoke the business licenses and/or operating licenses of the WFOE and VIEs;

●	discontinue or place restrictions or onerous conditions on the operations through transactions between the WFOE and VIEs;

●	impose fines, confiscate the income from WFOE or the VIEs, or impose other requirements with which the Company or the VIEs may not be able to comply;

●	require the Company to restructure the ownership structure or operations, including terminating the contractual arrangements with the VIEs and deregistering the equity pledges of the VIEs, which in turn would affect the Company’s ability to consolidate, derive economic interests from, or exert effective control over the VIEs;

●	restrict or prohibit the Company use of the proceeds of overseas offering or other offshore financing activities to fund the business and operations in China and the Company’ right to collect revenues; and

●	take other regulatory or enforcement actions that could be harmful to the business.

The imposition of any of the above restrictions or actions may result in a material and adverse effect on the Group’s ability to conduct its business. In addition, if the imposition of any of these restrictions causes the Company to lose the right to direct the activities of the VIEs or the right to receive its economic benefits, the Company would no longer be able to consolidate the VIEs. The Company’s management believes that the likelihood to lose the Company’s current ownership structure or the contractual arrangements with the VIE is remote based on the current facts and circumstances.

There is no VIE in which the Company has a variable interest but is not the primary beneficiary. Currently there is no contractual arrangement that could require the Company to provide additional financial support to the VIEs.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION (cont.)

The following consolidated assets and liabilities information of the Group’s VIEs as of December 31, 2023 and 2024, and consolidated revenues, net loss and cash flow information for the years ended December 31,2023 and 2024, have been included in the accompanying consolidated financial statements. All intercompany transactions and balances with the Company and its subsidiaries have been eliminated upon consolidation.

	As of December 31,
	2023	2024
	RMB	RMB	US$
ASSETS

CURRENT ASSETS
Cash	3,231	1,537	212
Accounts receivable, net	139	730	111
Intercompany receivable from parent company*	5,394	5,394	743
Intercompany receivable from subsidiaries*	9,455	10,898	1,502
Prepayments and other current assets	22,411	23,190	3,196
Inventory	—	27	4
Total current assets	40,630	41,776	5,758

Property and equipment, net	2,099	1,021	141
Operating lease right-of-use assets	12,581	6,450	889
Long-term investments	1,122	—	—
Other non-current assets	2,833	2,782	383
Total non-current assets	18,635	10,253	1,413
Total assets	59,265	52,029	7,171

LIABILITIES

CURRENT LIABILITIES
Accounts payable	3,241	4,077	562
Contract liabilities, current	98,125	87,989	12,125
Short-term borrowings	—	5,000	689
Shareholder loans, at amortized cost	41,874	35,000	4,823
Intercompany payable to parent company**	50,884	50,884	7,012
Intercompany payable to WFOE**	68,893	75,840	10,451
Intercompany payable to subsidiaries**	1,275	28,900	3,983
Accrued expenses and other current liabilities	50,906	46,172	6,363
Operating lease liabilities, current	6,870	3,614	498
Total current liabilities	322,068	337,476	46,506

Contract liabilities, non-current	14,030	12,223	1,684
Operating lease liabilities, non-current	5,169	2,458	339
Total non-current liabilities	19,199	14,681	2,023
Total liabilities	341,267	352,157	48,529

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION (cont.)

	As of December 31,
	2023	2024
	RMB	RMB	US$
Revenues	187,082	160,176	22,073
Net loss (income)	(32,223)	7,170	988
Net cash provided by (used in) operating activities	1,003	6,706	924
Net cash used in investing activities	(1,160)	500	69
Net cash provided by (used in) financing activities	(2,026)	(8,900)	(1,226)
Net decrease in cash and cash equivalents	(2,183)	(1,694)	(233)
Cash and cash equivalents at the beginning of the year	5,414	3,231	445
Cash and cash equivalents at the end of the year	3,231	1,537	212

*	Intercompany receivable to parent company and Intercompany receivable from subsidiaries amounts are eliminated upon consolidation.

**	Intercompany payable to parent company, Intercompany payable to WFOE and Intercompany payable to subsidiaries amounts are eliminated upon consolidation.

The unrecognized revenue-producing assets that are held by the VIEs primarily consist of ICP license, trademarks, patents, know-how and customer relationships. None of the assets of the VIEs can be used only to settle obligations of VIEs. None of the assets of the VIEs has been pledged or collateralized. The creditors of the VIE do not have recourse to the general credit of the Company or its consolidated subsidiaries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Basis of presentation

The accompanying consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) assuming the Group will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Group’s ability to continue as a going concern exists.

Pursuant to the terms of redeemable convertible preferred share agreements (Note 15), if the Company fails to complete the qualified initial public offering (“IPO”) or a trade sale in which the valuation of the Company is no less than US$800,000,000 before December 31, 2025, the redeemable convertible preferred shareholders have the rights to request the Company to redeem all of the redeemable convertible preferred shares. The aggregate redemption amount for all redeemable convertible preferred shares as of December 31, 2024, is approximately RMB1,501,442 (US$206,904). The completion of a qualified IPO or a trade sale is not within the control of the Company. In addition, the Group experienced recuring operating losses. For the year ended December 31, 2024, the Group had net cash used in operating activities of RMB61,439 (US$8,467). As of December 31, 2024, the Group had net current liabilities (current liabilities less current assets) of RMB432,180 (US$59,556). The Group will require additional liquidity to continue its operations over the next 12 months.

The Group is evaluating strategies to obtain the required additional funding for future operations and extension of the redemption period of redeemable convertible preferred shares. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering into other financing arrangements, obtaining agreements with the existing investors to extend the due dates for outstanding debt and reaching agreements with the redeemable convertible preferred shareholders to extend the redemption dates. In addition, the Group plans to diversify revenue streams and implement cost saving measures to grow revenues and decrease expenses. However, the Group may be unable to access further equity or debt financing when needed. As such, there can be no assurance that the Group will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Group were unable to continue as a going concern.

(b)  Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIEs in which the Group, through its WFOE, has a controlling financial interest, and the VIEs’ subsidiaries.

All intercompany transactions and balances among the Group, its subsidiaries, the VIEs, and the VIEs’ subsidiaries are consolidated when the Company has a controlling financial interest, generally through ownership of a majority of the voting interests. Entities in which the Company holds less than a majority of the voting interests are consolidated if the Company is the primary beneficiary of a variable interest entity (VIE), in accordance with ASC 810, consolidation.

(c) Non-controlling interests

For the Group’s non-wholly owned subsidiaries, a non-controlling interest is recognized to reflect the portion of equity that is not attributable, directly or indirectly, to the Group. Non-controlling interests are classified as a separate line item in the equity section of the Group’s consolidated balance sheets and have been separately disclosed in the Group’s consolidated statements of comprehensive loss to distinguish the interests from that of the Group.

(d)  Use of estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Accounting estimates include, but not limited to, the allowance for credit losses, depreciable lives and recoverability of property and equipment, the realization of deferred income tax assets, the fair values of share-based compensation awards, the fair values of redeemable convertible preferred shares and the fair values of financial liabilities. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(e) Convenience translation

Translations of the consolidated financial statements from RMB into US$ as of and for the year ended December 31, 2024 are solely for the convenience of the readers.

The exchange rate we used to convert RMB to US$ was 7.1636:1 at the balance sheet dates of June 30, 2025. The average exchange rate for the period has been used to translate revenues and expenses. The average exchange rates we used to convert RMB to US$ were 7.1636:1 of June 30, 2025.

The US$ convenience translation is not required under U.S. GAAP and all US$ convenience translation amounts in the accompanying consolidated financial statements are unaudited.

(f) Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(g)  Cash

Cash consist of cash on hand and cash at bank. The Group places its cash with financial institutions with high-credit ratings and quality and believes it is not exposed to significant risk on cash and cash equivalents. The bank deposits with each financial institution in the Chinese Mainland, Hong Kong and United States, are insured by the government authorities up to RMB500, HKD500 and US$250, respectively. The bank deposits are insured by the government authorities with amounts up to RMB2,155 and RMB981 (US$135) as of December 31, 2023 and 2024, respectively. The Group has not experienced any losses in uninsured bank deposits.

(h)  Long-term investments

Long-term investments represent the Group’s investments in privately held companies, which include equity method investment and equity investment without a readily determinable fair value.

Equity method investments

The Group applies the equity method to account for an equity investment, according to ASC 323, Investment — Equity Method and Joint Ventures (“ASC 323”), over which it has significant influence but does not own a majority equity interest or otherwise control. After the date of investment, the Group subsequently adjusts the carrying amount of the investment to recognize the Group’s proportionate share of each equity investees’ net income or loss in share of losses of equity method investment. The Group evaluates the equity method investments for impairment under ASC 323. An impairment loss on the equity method investments is recognized in earnings when the decline in value is determined to be other-than-temporary. The Group reviews its equity method investments to determine whether a decline in fair value to below the carrying value is other-than- temporary. The primary factors the Group considers in its determination are the duration and severity of the decline in fair value; the financial condition, operating performance and the prospects of the equity investee; and other company specific information. If the decline in fair value is deemed to be other-than-temporary, the carrying value of the equity investee is written down to fair value.

Equity investments without a readily determinable fair value

For an equity investee where the Group does not have the ability to exercise significant influence, and there are no readily determinable fair value, the Group elects to use the measurement alternative to measure the investment at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer since the Group adopted ASC 321, Investments — Equity Securities (“ASC 321”) on January 1, 2021. The Group performs a qualitative assessment considering impairment indicators to evaluate whether its equity investment without a readily determinable fair value is impaired. All gains and losses on the investment, realized and unrealized, are recognized in the consolidated statements of comprehensive loss.

(i) Property and equipment, net

Property and equipment are stated at cost less depreciation and any impairment. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, as follows:

Electronic equipment	3 years
Office furniture and others	3 years
Leasehold improvements	Shorter of lease term or the estimated useful lives of the assets

When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and the proceeds received thereon. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized and amortized over the remaining useful life.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(j) Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets or asset group by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets or asset group and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets or asset group, the Group recognizes an impairment loss based on the excess of the carrying value of the assets. No impairment of long-lived assets was recognized for the years ended December 31, 2022, 2023 and 2024.

(k)  Value added taxes

The Company’s PRC subsidiaries and VIEs are subject to value added tax (“VAT”). Revenue is generally subject to VAT and subsequently paid to PRC tax authorities after netting input VAT on purchases. The excess of output VAT over input VAT is reflected in accrued expenses and other current liabilities, and the excess of input VAT over output VAT is reflected in prepayments and other current assets in the consolidated balance sheets.

(l) Fair value measurements

Fair value represents the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Accounting guidance establishes a three-level fair value hierarchy and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 — Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group primarily consist of cash and restricted cash, accounts receivable, amounts due from related parties, receivable from online platforms, receivables on behalf of merchants, staff advances and deposits included in prepayments and other current assets and deposits included in other non-current assets, short-term borrowings, accounts payable, amounts due to related parties, accrued expenses and other current liabilities, financial liabilities and shareholder loans, at amortized cost. The carrying amounts of cash and restricted cash, accounts receivable, amounts due from related parties, receivable from online platforms, receivables on behalf of merchants, staff advances and deposits included in prepayments and other current assets, short-term borrowings, accounts payable, amounts due to related parties, accrued expenses and other current liabilities and shareholder loans, at amortized cost approximate their fair values due to the short-term maturities.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group’s non-financial assets, such as property and equipment, equity investments without a readily determinable fair value the Group elects to use the measurement alternative to measure the investment at cost and equity method investments, would be measured at fair value only if they were determined to be impaired. On a recurring basis, financial liabilities presented in Note 11 elected fair value option were measured at fair value.

(m) Revenue recognition

The Group adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) and recognizes revenue upon the transfer of control of promised services to the Group’s customers, in the amount of consideration the Group expects to receive for those services. Revenue is recorded net of value added tax (“VAT”).

Once a contract is determined to be within the scope of ASC 606 at contract inception, the Group identifies performance obligations in the contract. The Group recognizes revenue based on the amount of the transaction price that is allocated to each performance obligation when that performance obligation is satisfied.

Contracts with customers may include multiple performance obligations. For such arrangements, the Group allocates transaction price to each performance obligation based on its relative standalone selling price. The Group generally determines relative standalone selling prices based on its standard price list, taking into consideration market conditions and its overall pricing strategy.

When another party is involved in a transaction, the Group evaluates whether it is a principal or an agent to determine whether revenue should be recorded on a gross or net basis. The Group acts as a principal if it obtains control over the goods and services before they are transferred to customers. In such case, revenue is recorded on a gross basis. If the Group does not control the goods and services before they are transferred to customers and acts as an agent, revenue is recorded on a net basis.

The Group applied the practical expedient to expense costs as incurred for incremental costs to obtain a contract with a customer, such as sales commission, when the amortization period would have been one year or less. Other incremental costs of obtaining contracts with customers are capitalized and amortized on a systematic basis that is consistent with the transfer to the customer of the services to which the capitalized costs relate.

Digital Agricultural Commerce Services

The Group operates two online platforms, namely Yimutian and Douniu, which facilitate transactions of agricultural products from merchants to wholesale markets and business buyers. The Group earns revenue from charging service fees on merchants in respect of membership services, value-added services and transaction services provided on Yimutian and Douniu platforms. When the service fees are paid in advance, they are initially recorded as contract liabilities.

Membership services

The Group provides subscription-based membership services to merchants on the online platforms, which allow its members to enjoy certain privileges, such as hosting premium storefronts on the Group’s online platforms. The subscription periods for the membership services range from one year to four years. The Group collects the non-refundable membership service fees in advance and records as contract liabilities, of which the subscription periods within one year are recorded in the current liabilities and the subscription periods over one year are recorded in the non-current liabilities. As the members receive and consume the benefits of obtaining the privileges throughout the subscription periods, the membership fees are recognized as revenue over the subscription periods on a straight-line basis.

Value-added services

The Group provides merchants with value-added services, which include advertising services and contact privilege services.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group provides merchants with advertising services on the online platforms, which include display of digital advertisements and merchant certification services. For display of digital advertisements, the Group recognizes revenues from CPC (cost per click) arrangements based on the number of clicks and from CPM (cost per thousand impression) arrangements based on the number of times displayed and cost per thousand impressions. Merchant certification services, which provide merchants with certification labels, are valid ranging from one month to four years. Service fees from merchant certification services are recognized as revenue on a straight-line basis over the service period, as merchants simultaneously receive and consume the benefits from the certification services throughout the service period.

Contact privilege services enable merchants to make calls or send text messages to potential buyers via the online platforms for a fixed quantity over a period ranging from one month to four years. The Group recognizes revenue from contact privilege services at the point in time when the merchants exercise the right to make calls or send text messages or when the right expires unexercised.

The Group collects value-added service fees in advance and records as contract liabilities. The contract balance that will be recognized as revenue in the next twelve months is classified as current liabilities, and the remaining balance is classified as non-current liabilities.

Transaction services

The Group facilitates the sales transactions between merchants and buyers on Yimutian and Douniu platforms. Upon the completion of the transactions of certain agricultural products conducted on the platforms, the Group charges the merchants transaction fees.

Transaction fee is calculated as a predetermined percentage of the purchase price of the agricultural products. Transaction fee is recognized as revenue upon the completion of the transactions when the transaction service is accepted by merchants. The Group does not control the agricultural products before they are transferred to customers. Therefore, the Group recognizes revenue on a net basis i.e. it recognizes the transaction fees as its revenue.

Other Digital Agricultural Solutions

The Group provides other digital agricultural solutions services to local agricultural production organizations, which primarily include providing industry consulting reports, brand promotion, organizing agricultural conferences and digital agricultural training programs. Revenue is recognized at the point in time when the report is delivered or when the conferences and promotion events take place. Revenue from provision of training programs is recognized over the period of the programs.

(n)  Contract balances

When either party to a contract has performed, the Group presents the contract in the consolidated balance sheets as a contract asset or a contract liability, depending on the relationship between the Group’s performance and the customer’s payment. A contract asset is recorded when the Group recognizes revenue before being unconditionally entitled to the consideration under the terms in the contract. A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of the consideration is due.

A contract liability is recorded when the customer pays non-refundable consideration before the Group recognizes the related revenue. A contract liability is also recorded if the Group has an unconditional right to receive non-refundable consideration before the Group recognizes the related revenue. In such latter cases, a corresponding receivable is recorded.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The provision of credit losses for accounts receivable is based upon the expected credit losses (“CECL”) model. The CECL model requires an estimate of the credit losses expected over the life of accounts receivable since initial recognition, and accounts receivable with similar risk characteristics are grouped together when estimating CECL In assessing the CECL, the Group considers both quantitative and qualitative information that is reasonable and supportable, including historical credit loss experience, adjusted for relevant factors impacting collectability and forward-looking information indicative of external market conditions. While the Group uses the best information available in making determination, the ultimate recovery of recorded receivables is also dependent upon future economic events and other conditions that may be beyond the Group’s control. Accounts receivable which are deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There is a time lag between when the Group estimates a portion of or the entire account balances to be uncollectible and when a write off of the account balances is taken. The Group does not have any off-balance sheet credit exposure related to its customers.

(o)  Cost of revenues

Cost of revenues consists primarily of (i) staff cost, (ii) cloud service fees charged by cloud service providers, (iii) depreciation and (iv) other costs related to revenues.

(p)  Selling and marketing expenses

Selling and marketing expenses mainly consist of (i) staff cost, and (ii) advertising and promotion expenses, and (iii) rental, depreciation and other expenses related to selling and marketing functions. The advertising and promotion expenses were RMB17,404 and RMB14,364 (US$1,979) for the years ended December 31, 2023 and 2024, respectively.

(q)  Research and development expenses

Research and development expenses consist primarily of (i) staff cost and (ii) rental, depreciation and other expenses related to research and development functions. Research and development expenses are expensed as incurred.

(r) General and administrative expenses

General and administrative expenses consist primarily of (i) share-based compensation, staff cost, rental and depreciation related to general and administrative personnel, (ii) current expected credit losses, (iii) professional service fees, and (iv) other general corporate expenses.

(s) Inventories, net

Inventories, consisting of commodities available for sale, are stated at the lower of cost and net realizable value. Cost of inventories is mainly determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value due to slow-moving merchandise and damaged goods, which is dependent upon factors such as inventory aging, historical and forecasted consumer demand, and market conditions that impact pricing. The Company takes ownership, risks and rewards of the products purchased.

(t) Share-based compensation

The Company periodically grants share options to eligible employees, directors, and consultants, which are subject to both service and performance conditions.

For the share-based awards granted with only service conditions that have a graded vesting schedule, share- based compensation expenses are recognized using the straight-line method, over the requisite service period, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date. For the share-based awards granted with both a service condition and an initial public offering (“IPO”) performance condition, share-based compensation expenses are measured at the grant-date fair value and recognized on a tranche-by-tranche basis, when it is probable an IPO will be achieved. The Company elects to recognize the effect of forfeitures in compensation cost when they occur. To the extent the required vesting conditions are not met resulting in the forfeiture of the share- based awards, previously recognized compensation expense relating to those awards is reversed.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Share-based compensation in relation to the share options is estimated using the Binominal Option Pricing Model. The determination of the fair value of share options is affected by the share price of the Company’s ordinary shares as well as the assumptions regarding a number of variables, including the expected share price volatility, risk-free interest rate, exercise multiple and expected dividend yield.

(u)  Employee benefits

The Company’s subsidiaries and VIEs and the VIEs’ subsidiaries in PRC participate in a government mandated, multiemployer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the salaries of qualified employees. The Group has no further commitments beyond its monthly contribution. Employee social benefits included as expenses in the accompanying consolidated statements of comprehensive loss amounted to RMB28,818 and RMB22,431(US$3,091) for the years ended December 31, 2023 and 2024, respectively.

(v) Income taxes

The Group accounts for income taxes using the asset and liability method. Current income taxes are provided on the basis of income before income taxes for financial reporting purposes and adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax laws and rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided to reduce the amount of deferred income tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred income tax assets will not be realized. The effect on deferred income taxes arising from a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change.

The Group applies a “more likely than not” recognition threshold in the evaluation of uncertain tax positions. The Group recognizes the benefit of a tax position in its consolidated financial statements if the tax position is “more likely than not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Unrecognized tax benefits may be affected by changes in interpretation of laws, rulings of tax authorities, tax audits, and expiry of statutory limitations. In addition, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Accordingly, unrecognized tax benefits are periodically reviewed and re-assessed. Adjustments, if required, are recorded in the Group’s consolidated financial statements in the period in which the change that necessities the adjustments occur. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in certain circumstances, a tax appeal or litigation process. The Group records interest and penalties related to unrecognized tax benefits (if any) in interest expenses and general and administrative expenses, respectively. As of December 31, 2023 and 2024, the Group did not have any unrecognized uncertain tax positions.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(w)  Leases

The Group leases premise for offices under non-cancellable operating leases. Leases with rent provisions were recognized on a straight-line basis commencing with the beginning of the lease terms. There were no capital improvement funding and contingent rent in the lease agreements. The Group has no legal or contractual asset retirement obligations at the end of the lease terms.

The operating lease liabilities are recognized upon lease commencement for operating leases based on the present value of lease payments over the lease terms. The operating lease right-of-use assets are initially measured at cost, which comprises the initial amount of the operating lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. As the rate implicit in the lease cannot be readily determined, the incremental borrowing rate at the lease commencement date is used in determining the imputed interest and present value of lease payments. The incremental borrowing rate was determined using a portfolio approach based on the rate of interest that the Group would have to borrow an amount equal to the lease payments on a collateralized basis over a similar term. The Group recognizes the single lease cost on a straight-line basis over the remaining lease terms for operating leases. The Group elected the practical expedient of the short-term lease exemption for contracts with lease terms of 12 months or less.

(x)  Foreign currency translation and foreign currency risks

The Group’s reporting currency is RMB. The functional currency of the Company and its subsidiaries incorporated at Cayman Islands and Hong Kong S.A.R. is the US$. The functional currency of the Company’s PRC subsidiaries, VIEs and the VIEs’ subsidiaries is RMB.

Transactions denominated in currencies other than the functional currency are remeasured into the functional currency at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in a foreign currency are remeasured into the functional currency using the applicable exchange rate at the balance sheet date. The resulted exchange differences are recorded as general and administrative expenses in the consolidated statements of comprehensive loss.

The financial statements of the Company and its subsidiary incorporated at Hong Kong S.A.R. are translated from their functional currencies into RMB. Assets and liabilities are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings (deficits) generated in the current period are translated into RMB using the appropriate historical rates. Revenues, expenses, gains and losses are translated into RMB using the average exchange rates for the relevant period. The resulted foreign currency translation adjustments are recorded as a component of other comprehensive income (loss) in the consolidated statements of comprehensive loss, and the accumulated foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income (loss) in the consolidated statements of changes in shareholders’ deficit.

RMB is not a freely convertible currency. The PRC State Administration for Foreign Exchange, under the authority of the PRC government, controls the conversion of RMB to foreign currencies. The value of the RMB is subject to changes of central government policies and international economic and political developments affecting supply and demand in the China foreign exchange trading system market.

(y) Accounts receivable

Accounts receivable are recorded at invoiced amounts, net of any allowance for expected credit losses. The Company evaluates the collectibility of accounts receivable based on a combination of factors including historical experience, current economic conditions, customer creditworthiness, and the age of the receivables. The Company estimates expected credit losses using a probability-weighted model under ASC 326, Financial Instruments — Credit Losses, and records an allowance for credit losses in the same period as the related revenue is recognized. Receivables are written off when deemed uncollectible.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Allowance for credit losses

The Company estimates expected credit losses on accounts receivable using the historical loss rate method in accordance with ASC 326, Financial Instruments — Credit Losses. The model considers historical write-off trends adjusted for current economic conditions and reasonable and supportable forecasts that may affect collectability.

Receivables are grouped based on shared risk characteristics age of receivable, and loss rates are applied to each aging category. The Company writes off receivables when it determines they are no longer collectible.

(z) Other receivables

Other receivables consist primarily of receivable from online payment platforms, Receivables on behalf of merchants and Staff advances. These balances are recorded at amortized cost and are reviewed regularly for collectability. An allowance for credit losses is recorded as necessary, based on similar considerations as accounts receivable.

Prepayments primarily consist of consulting fee. These costs are recognized as assets and expensed over the period to which the prepaid item relates.

Other current assets consist of receivable from online payment platforms, receivables on behalf of merchants and VAT recoverable. These assets are stated at cost, which approximates fair value, and are expected to be realized within twelve months.

Other non-current assets primarily consist of security deposits and others. These assets are recorded at cost and are classified as non-current based on the expected timing of realization, which is greater than twelve months from the balance sheet date.

The Company periodically reviews these assets for indicators of impairment in accordance with applicable guidance (e.g., ASC 360 for long-lived assets, ASC 350 for intangibles, ASC 326 for financial assets). If indicators of impairment are present, the Company evaluates recoverability by comparing the carrying amount to the estimated undiscounted future cash flows or fair value. An impairment loss is recorded if the carrying amount exceeds its recoverable value.

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and restricted cash, accounts receivable, amounts due from related parties, receivable from online platforms, receivables on behalf of merchants, staff advances and deposits included in prepayments and other current assets.

Concentration of customers and suppliers

All revenues were derived from customers located in the PRC. No customer individually represents greater than 10% of total revenues of the Group for the years ended December 31, 2023 and 2024.

For the year ended December 31, 2023, one supplier represented greater than 10% of total purchases. For the year ended December 31, 2024, no single supplier represented greater than 10% of total purchases.

(aa)  Statutory reserves

In accordance with the PRC Company Laws, the Group’s PRC subsidiaries, VIEs and the VIEs’ subsidiaries must make appropriations from their after-tax profits as determined under the generally accepted accounting principles in the PRC (“PRC GAAP”) to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the PRC companies. Appropriation to the discretionary surplus fund is made at the discretion of the PRC companies.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The statutory surplus fund and discretionary surplus fund are restricted for use. They may only be applied to offset losses or increase the registered capital of the respective companies. These reserves are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation.

For the years ended December 31, 2023 and 2024, no appropriation was made to the statutory surplus fund and discretionary surplus fund by the Group’s PRC subsidiaries, VIEs and the VIEs’ subsidiaries as these PRC companies did not earn any after-tax profits as determined under PRC GAAP.

(ab)  Loss per share

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders, considering the accretions of redemption feature related to the Company’s redeemable convertible preferred shares, by the weighted average number of ordinary shares during the period using the two-class method. Under the two-class method, any net income is allocated between ordinary shares and other participating securities based on their participating rights. Net losses are not allocated to other participating securities if based on their contractual terms they are not obligated to share the losses. Contingently issuable shares are included in the computation of basic earnings per share only when there is no circumstance under which those shares would not be issued.

Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of ordinary shares issuable upon the conversion of the preferred shares, using the if-converted method, and financial liabilities using the if-converted method, and shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such share would be anti-dilutive.

(ac) Segment reporting

The Group uses the management approach in determining its operating segments. The Group’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. For the purpose of internal reporting and management’s operation review, the Group’s Chief Executive Officer does not segregate the Group’s business by service lines. The Company operates as a single operating and reportable segment, as it offers a unified set of products and services primarily related to the provision of digital agricultural transaction services. Management has determined that the Group has one operating segment. All of the Group’s long-lived assets are located in the PRC.

(ad)  Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other part in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or are related corporation.

(ae) Recent accounting pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. The amendments in this Update are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Group early adopted this guidance on January 1, 2021. There was no impact to the consolidated financial statements of adopting the new standard.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In November 2023, the FASB issued ASU No. 2023-07 (“ASU 2023-07”), Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 on a retrospective basis. Early adoption is permitted. The Group adopted this guidance for the year beginning January 1, 2024 and the adoption of this standard does not have a material impact on its consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09 (“ASU 2023-09”), Income Taxes (Topic 740): Improvement to Income Tax Disclosures to enhance the transparency and decision usefulness of income tax disclosures. ASU 2023-09 is effective for annual periods beginning after December 15, 2024 on a prospective basis. Early adoption is permitted. The Group is currently evaluating the impact of this accounting standard update on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income (Topic 220-40): Expense Disaggregation Disclosures (“ASU 2024-03”). This update requires, among other things, more detailed disclosure about types of expenses in commonly presented expense captions such as cost of sales and selling, general, and administrative expenses, and is intended to improve the disclosures about an entity’s expenses including purchases of inventory, employee compensation, depreciation and amortization. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The Company is currently evaluating the impact of the on its consolidated financial statements and related disclosures.

3. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of December 31,
	2023	2024
	RMB	RMB	USD
Accounts receivable	148	743	102
Less: Allowance for credit losses	(9)	(10)	(1)
Accounts receivable, net	139	733	101

The movement of the allowance for credit losses is as follows:

	For the Year Ended December 31,
	2023	2024
	RMB	RMB	USD
Balance at the beginning of the year	1,150	9	1
Additions	5	277	38
Write off	(1,146)	(276)	(38)
Total	9	10	1

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

4. PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consisted of the following:

	As of December 31,
	2023	2024
	RMB	RMB	USD
Receivable from online payment platforms	15,513	12,215	1,683
Receivables on behalf of merchants	8,056	9,077	1,251
Deferred IPO cost*	10,751	10,751	1,482
Staff advances	2,003	1,962	270
Contract acquisition costs	2,052	6,172	851
Deposit	492	387	53
Others	9,169	9,273	1,278
Less: allowance for credit losses	(9,621)	(9,797)	(1,350)
Prepayments and other current assets, net	38,415	40,040	5,518

*	Direct cost incurred by the Group attributable to its IPO of ordinary shares in the United States have been deferred and recorded as deferred IPO cost and will be offset against the gross proceeds received from such offering. In the event the IPO is terminated or abandoned, all capitalized deferred IPO cost will be expensed.

The movement of the allowance for credit losses is as follows:

	For the Year Ended December 31,
	2023	2024
	RMB	RMB	USD
Balance at the beginning of the year	13,024	9,621	1,326
Additions	—	176	24
Reversals	(3,054)	—	—
Write off	(349)	—	—
Total	9,621	9,797	1,350

5. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	As of December 31,
	2023	2024
	RMB	RMB	USD
Electronic equipment	2,911	2,923	403
Office furniture and others	567	578	80
Leasehold improvements	4,234	4,413	608
Property and equipment	7,712	7,914	1,091
Accumulated depreciation	(5,565)	(6,855)	(945)
Property and equipment, net	2,147	1,059	146

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

5. PROPERTY AND EQUIPMENT, NET (cont.)

Depreciation expenses on property and equipment were allocated to the following expense items:

	For the Year Ended December 31,
	2023	2024
	RMB	RMB	USD
Selling and marketing expenses	217	195	27
Research and development expenses	311	186	26
General and administrative expenses	1,493	1,073	147
Total depreciation expenses	2,021	1,454	200

6. LEASE

The Group leases facilities under non-cancellable operating leases expiring on different dates. The terms of substantially all these leases are ranging from one year to three years. All the Group’s leases qualify as operating leases. Short-term leases (lease terms less than 12 months) are recognized as incurred.

(a) A summary of supplemental information related to operating leases as of December 31, 2023 and 2024 as follows:

	As of December 31,
	2023	2024
	RMB	RMB	USD
Operating lease right-of-use assets	15,389	9,589	1,321
Operating lease liabilities, current	7,924	4,961	684
Operating lease liabilities, non-current	6,847	4,042	557
Operating lease liabilities	14,771	9,003	1,241

The weighted average remaining lease term as of December 31, 2023 and 2024 were 1.59 years and 1.48 years, and the weighted average discount rate of the operating leases were 4.67% and 4.09%, respectively.

(b)  The components of lease cost were as follows:

	For the Year Ended December 31,
	2023	2024
	RMB	RMB	USD
Lease cost:
Operating lease cost	6,087	5,999	827
Short-term lease cost	2,170	2,438	336
Total lease cost	8,257	8,437	1,163

(c) Maturities of operating lease liabilities as of December 31, 2023 and 2024 was as follows:

	As of December 31, 2024
	RMB	USD
2025	5,239	722
2026	3,762	518
2027	370	51
Total undiscounted cashflows	9,371	1,291
Less: amounts representing interest	368	50
Present Value of future minimum lease payments	9,003	1,241
Less: Current obligations	4,961	684
Long term obligations	4,042	557

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

7. LONG-TERM INVESTMENTS

Long-term investments as of December 31, 2023 and 2024 consisted of the following:

	As of December 31,
	2023	2024
	RMB	RMB	USD
Equity method investment
Huayuan Land Port Yimutian (Datong) Logistics Supply Chain Co. (“Huayuan Datong”)	463	—	—
Gongqingcheng Xitian Investment Co. (“Gongqingcheng”)	659	—	—
Total Equity method investment	1,122	—	—
Investment in equity securities using measurement alternative
Guangdong Jinbo Co., Ltd	500	—	—
Less: Provision for impairment	(500)	—	—
Total Investment in equity securities using measurement alternative	—	—	—
Total Long-term investments	1,122	—	—

In March 2023, Yimutian Xinnong and a third-party company jointly set up Huayuan Datong by paying cash consideration of RMB500. The Group holds 50% equity interests in Huayuan Datong and accounts for the investment using the equity method as the Group obtained significant influence by the rights to nominate two board members out of five. The Group recognized its share of loss of the equity method investment, in the amount of RMB37 for the year ended December 31, 2023. As of December 31, 2023, the carrying amount of the investment was RMB463. In 2024, the Group terminated its investment and recalled the invested capital.

In September 2023, Yimutian Xinnong and a third-party jointly set up Gongqingcheng by paying cash consideration of RMB660. The Group holds 30% equity interests in Gongqingcheng. The Group has significant influence over the Gongqingcheng and therefore accounts for its equity interests as an equity method investment. The Group recognized its share of loss of the equity method investment in the amount of RMB1 for the year ended December 31, 2023. As of December 31, 2023, the carrying amount of the investment was RMB659. In 2024, the company discontinued its investment and anticipates the recovery of the invested capital in 2025.

In May 2022, the Group entered into an equity purchase agreement, pursuant to which, the Group purchased 10% shares of Guangdong Jinbo Co., Ltd., a private-owned company at the consideration of RMB500. The Group accounted for this investment as equity investment without readily determinable fair value and are measured at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer, as it is an equity security of privately owned company. As of December 31, 2023, the Group performed an impairment test using discounted cash flow approach. As the projected cash flow of the investment is negative, the Group recognized full impairment for the investment.

8. OTHER NON-CURRENT ASSETS

Other non-current assets consisted of the following:

	As of December 31,
	2023	2024
	RMB	RMB	USD
Deposits	2,043	2,043	282
Others	1,164	1,113	153
Other non-current assets	3,207	3,156	435

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

9. SHORT-TERM BORROWINGS

	As of December 31,
	2023	2024
	RMB	RMB	USD
Guangdong Yueken Microcredit Co., Ltd	4,330	5,000	689
China CITIC Bank Loan	—	5,000	689
Short-term borrowings	4,330	10,000	1,378

In 2023, Guangxi Yimutian Xinnong Technology Co., Ltd. (Guangxi Yimutian), a subsidiary of the WFOE, obtained a number of one-year loans in the aggregate amount of RMB4,330 from Guangdong Yueken Microcredit Co., Ltd bearing a simple interest of 12% per annum. Guangxi Yimutian fully repaid the borrowings in 2024.

In 2024, Guangxi Yimutian Xinnong Technology Co., Ltd. (Guangxi Yimutian), a subsidiary of the WFOE, obtained a number of one-year loans in the aggregate amount of RMB5,000 from Guangdong Yueken Microcredit Co., Ltd bearing a simple interest of 12% per annum. In April 2025, Guangxi Yimutian repaid the loan RMB3,000.

On February 7, 2024, Yimutian Xinnong obtained a 12-month short-term credit bank borrowing from China CITIC Bank in amounts of RMB5,000 bearing interest of 3.55% per annum. In February 2025, Yimutian Xinnong repaid the China CITIC loan of RMB5,000.

10. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of December 31,
	2023	2024
	RMB	RMB	USD
Accrued payroll and welfare	39,354	34,781	4,793
Deposits received from merchants	18,149	16,339	2,252
Cash collected on behalf of merchants	14,712	11,731	1,617
Accrued IPO cost	12,382	12,382	1,706
VAT and other surcharges payable	3,663	3,508	483
Others	11,953	10,483	1,444
Accrued expenses and other current liabilities	100,213	89,224	12,295

11. FINANCIAL LIABILITIES

	As of December 31,
	2023	2024
	RMB	RMB	USD
Exchangeable Notes (i)	20,681	20,990	2,892
Financial liabilities	20,681	20,990	2,892

(i) Exchangeable Notes

In September 2022, the Company entered into an exchangeable note agreement with Investor B. Pursuant to the agreement, the Company issued an exchangeable note for USD2.8 million (equivalent to RMB20,128) with a simple interest rate of 7% per annum to Investor B, which was entitled to convert the entire or part of the outstanding principal of the exchangeable note at 90% of the per share price into the same class of shares issued in the new round financing. The exchangeable note shall be due and payable one year after the issuance, which can be further extended upon mutual agreement between the Company and the investor. The interests of the note will be exempted if the investor converts the note. In September 2023, the maturity date was extended to September 8, 2024. In September 2024, the maturity date was further extended to September 8, 2025. According to the valuation report, the change in fair value of financial liabilities for the years 2023 and 2024 were RMB631, RMB197 million and nil million respectively.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

12. SHAREHOLDER LOANS, AT AMORTIZED COST

	As of December 31,
	2023	2024
	RMB	RMB	USD
Onshore Shareholder Loans, current (i)	65,021	64,021	8,822
Onshore Shareholder Loans, non-current (i)	122,534	122,534	16,886
Other Shareholder Loans (ii)	41,156	62,088	8,556
Shareholder loans, at amortized cost	228,711	248,643	34,264

(i)	Onshore Shareholder Loans

The Company’s onshore entities entered into shareholder loans agreements with certain preferred shareholders. These preferred shareholders subscribed the Company’s preferred shares and were entitled to all of the preferred shareholders’ rights. Prior to paying the consideration of preferred shares to the Company, they made shareholder loans to the Company’s onshore entities in the same amount of the consideration for preferred shares. Such shareholder loans are referred as “Onshore Shareholder Loans”.

In December 2016, the Company issued 124,523,393 shares of Series C Redeemable Convertible Preferred Shares to an investor for US$5 million (equivalent to RMB30,634). One of the Company’s PRC onshore entities entered into a loan agreement with the investor in the amount of RMB30,634 bears no interest. The principal shall be due and payable at the earlier of the investor pays the consideration of preferred shares to the Company and 9 months after the issuance, which can be further extended upon mutual agreement between the Company and the investor. In 2023, the Company and the investor agreed to extend the maturity date of the loan, and the loan is due at the earlier of the investor pays the consideration of preferred shares to the Company and December 31, 2024. In 2024, the maturity date was further extended to December 31, 2025. In December 2023, the Company’s PRC onshore entities repaid RMB613 to the investor. As of December 31, 2024, the Company’s PRC onshore entities repaid RMB1,000 to the investor.

In February 2018, the Company issued 154,278,293 shares of Series C-1 Redeemable Convertible Preferred Shares to an investor with the total amount of US$5.5 million (equivalent to RMB35,000). One of the Company’s PRC onshore entities entered into a loan agreement with the investor in the amount of RMB35,000 bears no interests. The principal shall be due and payable at the earlier of the investor pays the consideration of preferred shares to the Company and 23 months after the issuance, which can be further extended upon mutual agreement between the Company and the investor. In 2023, the Company and the investor agreed to extend the maturity date of the loan, and the loan is due at the earlier of the investor pays the consideration of preferred shares to the Company and December 31, 2024. In 2024, the maturity date was further extended to December 31, 2025.

In December 2023, the Company issued 280,352,854 shares of Series B Redeemable Convertible Preferred Shares to an investor upon exercise of Series B ODI Convertible Loan (Note 11) with the total amount of US$20 million (equivalent to RMB122,534). As agreed with the investor, the Company’s PRC onshore entity shall repay the principal at the earlier of the following two dates: (1) July 31, 2025, and (2) five working days before the end of the lock-up period specified by applicable laws and regulations and exchange rules following the initial public offering.

The Company measured Onshore Shareholder Loans at amortized cost. Onshore Shareholder Loans activities for the years ended December 31, 2023 and 2024 are presented below:

	As of December 31, 2024
	RMB	USD
As of January 1, 2023	72,508	9,992
Increased upon exercise of warrant	122,534	16,886
Reclassified to Other Shareholder Loans	(6,874)	(947)
Repayment	(613)	(85)
As of December 31, 2023	187,555	25,846
Repayment	(1,000)	(138)
As of December 31, 2024	186,555	25,708

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

12. SHAREHOLDER LOANS, AT AMORTIZED COST (cont.)

(ii)	Other Shareholder Loans

The Group borrowed interest free loans from its Founder and certain investors.

The principal of Series C ODI Convertible Loan issued by the Company’s onshore entity was RMB42,055 (Note 11). Upon the investor’s exercise of the warrant and the Company issued preferred shares to the investor, the Company’s onshore entity partially repaid Series C ODI Convertible loan of RMB27,027 and entered into a new interest free shareholder loan agreement with the investor in the amount of RMB15,028, which is due on demand. In 2023 and 2024, the Company’s onshore entity repaid RMB2,000 and RMB500 to the investor, respectively.

In 2021, the Group also borrowed interest free loans of RMB1,153 from its Founder and US$150 (equivalent to RMB993) from a preferred shareholder. In 2023, the Group borrowed interest free loans in the total amount of RMB14,203 from its Founder and repaid RMB4,580 to its Founder. Such loans are due on demand. In 2024, the Group borrowed interest free loans in the total amount of RMB28,322 from its Founder.

In 2023, the Group also borrowed interest free loans of RMB6,874 from an entities controlled by a preferred shareholder. The Group repaid RMB6,874 in 2024.

Other Shareholder Loans activities for the years ended December 31, 2023 and 2024 are presented below:

	As of December 31, 2024
	RMB	USD
As of January 1, 2023	26,641	3,672
Borrowed	14,203	1,957
Repayment	(6,580)	(907)
Reclassified from Onshore Shareholder Loans	6,874	947
Foreign currency translation adjustments	18	2
As of December 31, 2023	41,156	5,671
Borrowed	28,322	3,903
Repayment	(7,374)	(1,016)
Foreign currency translation adjustments	(16)	(2)
As of December 31, 2024	62,088	8,556

13. ACCOUNTS PAYABLE

	As of December 31,
	2023	2024
	RMB	RMB	USD
IT Service Fee	3,168	4,245	585
Others	99	153	22
Accounts payable	3,267	4,398	607

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

14. CONTRACT LIABILITIES

	As of December 31,
	2023	2024
	RMB	RMB	USD
Contract liabilities, current
Membership fee	62,966	55,708	7,677
Value-add service fee	13,793	14,509	1,999
Government project	3,705	3,757	518
Tian Bi	17,049	13,247	1,825
Others	780	882	122
Total contract liabilities, current	98,293	88,103	12,141

Contract liabilities, non-current
Membership fee	13,058	11,430	1,575
Value-add service fee	972	793	109
Total contract liabilities, non-current	14,030	12,223	1,684

15. MEZZANINE EQUITY

Series A, Series B, Series C, Series C-1, Series C-2 and Series D redeemable convertible preferred shares (collectively “Redeemable Convertible Preferred Shares”)

Form May 2014 to December 2016, the Company entered into a series of share purchase agreements with certain investors, pursuant to which the Company issued 387,781,378 Series A redeemable convertible preferred shares (“Series A Preferred Shares”) for an aggregated cash consideration of US$3.5 million (equivalent to RMB21,593).

From February 2015 to April 2017, the Company entered into a series of share purchase agreements with certain investors, pursuant to which the Company issued 423,548,558 Series B redeemable convertible preferred shares (“Series B Preferred Shares”) for an aggregated consideration of US$34.1 million (equivalent to RMB213,329). In December 2023, the Company issued 280,352,854 Series B Preferred Shares upon the exercise of Series B ODI Convertible Loan held by an investor for an aggregated consideration of US$20 million (equivalent to RMB122,534). RMB134,455 and RMB134,455 was unpaid and recorded as subscription receivable as of December 31, 2023 and 2024, respectively.

From December 2016 to April 2017, the Company entered into a series of share purchase agreements with certain investors, pursuant to which the Company issued 517,022,352 Series C redeemable convertible preferred shares (“Series C Preferred Shares”) for an aggregated consideration of US$11 million, of which RMB30,021 and RMB29,026 was unpaid and recorded as subscription receivable as of December 31, 2023 and 2024, respectively.

In February 2018, the Company entered into a series of share purchase agreement with a group of investors, pursuant to which the Company issued 357,323,044 Series C-1 redeemable convertible preferred shares (“Series C-1 Preferred Shares”) for an aggregated consideration of US$15 million (equivalent to RMB94,608), of which RMB38,955 and RMB38,955 was unpaid and recorded as subscription receivable as of December 31, 2022 and 2023, respectively. In September 2019, an investor transferred 63,435,937 shares of Series C-1 Preferred Shares to another investor for an aggregated consideration of US$5 million (equivalent to RMB35,365), and the Company redesignated all transferred shares into a same number of Series C-2 Preferred Shares. The Company did not receive any proceeds from this transaction. The Company considered that the re-designation of Series C-1 Preferred Shares to Series C-2 Preferred Shares in substance, was the same as repurchase and cancellation of the Series C-1 Preferred Shares and simultaneously issuance of Series C-2 Preferred Shares. The difference between the fair value of Series C-2 and the carrying amount of the Series C-1 Preferred Shares was accounted for as deemed dividend to the preferred shareholder and recorded to accumulated deficit.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

15. MEZZANINE EQUITY (cont.)

From December 2018 to August 2020, the Company entered into a series of share purchase agreements with a group of investors, pursuant to which the Company issued 22,4881,374 Series C-2 redeemable convertible Preferred Shares (“Series C-2 Preferred Shares”) for an aggregated consideration of US$17.4 million (equivalent to RMB115,693).

In May 2021, the Company entered into a series of share purchase agreements with a group of investors, pursuant to which the Company issued 95,032,955 Series D redeemable convertible preferred shares (“Series D Preferred Shares”) for an aggregated consideration of US$15 million (equivalent to RMB106,825). In June 2021, the Company issued additional 287,192 Series D Preferred Shares for nil consideration to then existing Series D preferred shareholders. The Company treated it as deemed dividend to the shareholders of the Redeemable Convertible Preferred Shares.

In October 2021, the Company entered into a share repurchase agreement with an investor, pursuant to which the Company repurchased 76,123,125 Series C Preferred Shares for an aggregated consideration of US$6,000 (equivalent to RMB38,633). The difference of RMB28,818 between the repurchase consideration over the carrying amount of RMB9,815 of the Series C Preferred Shares was accounted for as deemed dividends to the preferred shareholder and recorded to accumulated deficit. Upon the Company’s repurchase of Series C Preferred Shares, there was a subscription receivable from such investor in the amount of US$5,500 (equivalent to RMB35,483) in connection with the issuance of Series C-1 Preferred Shares. The Company and the investor entered into a supplemental agreement that US$5,500 (equivalent to RMB35,483) was offset between repurchase consideration payable and subscription receivable. The remaining repurchase consideration payable of US$500 (equivalent to RMB3,541 and RMB3,436, as of December 31, 2023 and 2024, respectively) was recorded in amount due to related parties.

In December 2023, the Company issued 4,124,313 Series C-2 redeemable convertible preferred shares to existing Series C-2 Preferred shareholders for nil consideration and 2,435,067 Series D redeemable convertible preferred shares to existing Series D Preferred shareholders for nil consideration. Concurrently, issuance price per share of Series C-2 Preferred Shares and Series D Preferred Shares were amended accordingly, which resulted in the aggregated issuance price of each investor remained unchanged.

The rights, preferences and privileges of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares and Series D Preferred Shares are as follows:

Redemption Rights

Upon the issuance of Series D Preferred Shares on May 8, 2021, the redemption term of all Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares were modified to be the same as Series D Preferred Shares, pursuant to which they were redeemable at the option of the shareholders of the respective series Preferred Shares in the event that (A) the Company fails to complete the qualified IPO or a trade sale in which the valuation of the Company is no less than US$800,000,000 before December 31, 2025 except that if the Company has submitted an application to competent Governmental Authorities for IPO filings prior to December 31, 2025 (including the submission of the IPO prospectus) but due to any material adverse legal, regulatory, market or policy changes of China in which case the Board of Directors decide to postpone the qualified IPO and the Trade Sale, the foregoing deadline for the qualified IPO and the trade sale shall be automatically postponed to December 31, 2026, (B) the validity or enforcement of the VIE agreements is materially and adversely affected due to change of any applicable Laws, as a consequence of which, the Company loses control over, or the ability to consolidate the financial statements, of direct or indirect subsidiaries and/or controlled entities, and there is no alternative arrangement under the applicable Laws for the Company to maintain or restore such control or ability, and (C) any material breach of the transaction documents to which the holder(s) of respective series Preferred Shares are parties by the Group, the Founder, any ordinary shareholders and any ordinary shareholders holding Company prior to the qualified IPO, which results in substantial hurdle to the launch of the qualified IPO.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

15. MEZZANINE EQUITY (cont.)

The redemption preference from high priority to low priority is as follows in sequence: Series D Preferred Shares, Series C-2 Preferred Shares, Series C-1 Preferred Shares, Series C Preferred Shares and then the Series B Preferred Shares and Series A Preferred Shares as the same class.

For Series D Preferred Shares, Series C-2 Preferred Shares, Series C-1 Preferred Shares, Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares, the redemption price shall be one hundred percent (100%) of the respective issuance price, plus an eight percent (8%) compounded per annum return of the respective issuance price over the period from the respective closing date to the date of payment in full of the respective redemption price.

Conversion Rights

Each redeemable convertible preferred share shall be convertible, at the option of the shareholders, at any time after the issuance date of preferred shares according to a conversion ratio, subject to adjustments for dilution, including but not limited to stock splits and stock dividends. The conversion price shall initially be the applicable issuance price, resulting in an initial conversion ratio for the Redeemable Convertible Preferred Shares of 1:1.

Each Redeemable Convertible Preferred Share shall be converted, based on the then-effective applicable conversion price, without the payment of any additional consideration, into ordinary shares in the event that (i) the closing of the IPO, or (ii) the date upon which the Company receives the written request from the majority respective series preferred shareholders.

Voting Rights

Each preferred shareholder shall be entitled to that number of votes corresponding to the number of ordinary shares on an as-converted basis.

Dividend Rights

No dividends or other distributions shall be declared, paid, set aside or made, whether in cash, in property, or in any other shares of the Company, with respect to any other class or series of shares of the Company, unless and until the dividends of preferred shares with higher priority of preference has been likewise declared, paid, set aside or made (calculated on an as-converted basis).

Liquidation Preferences

In the event of any liquidation including deemed liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, shareholders of Series D Preferred Shares, Series C-2 Preferred Shares, Series C-1 Preferred Shares, Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the applicable issuance price, plus all dividends declared and unpaid on such redeemable convertible preferred shares.

Liquidation preference is as follows in sequence: Series D Preferred Shares, Series C-2 Preferred Shares, Series C-1 Preferred Shares and Series C Preferred Shares, then the Series B Preferred Shares and Series A Preferred Shares as the same class.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

15. MEZZANINE EQUITY (cont.)

If there are any assets or funds remaining after the aggregate amount has been distributed or paid in full to the applicable holders of the Preferred Shares, the remaining assets and funds of the Company available for distribution shall be distributed ratably among all shareholders according to the relative number of the Shares held by such shareholders.

Accounting for the Redeemable Convertible Preferred Shares

The Company has classified the redeemable convertible preferred shares as mezzanine equity as these preferred shares are redeemable upon the occurrence of an event not solely within the control of the Company.

The conversion option of the Redeemable Convertible Preferred Shares is not bifurcated because the conversion option is clearly and closely related to the host equity instrument. The contingent redemption option of the Redeemable Convertible Preferred Shares is not bifurcated because the underlying ordinary shares are not net settable since the Redeemable Convertible Preferred Shares were neither publicly traded nor readily convertible into cash.

The Company recorded the initial carrying amount of the redeemable convertible preferred shares at the fair value at the date of issuance. The Company accreted the carrying value of the preferred shares to their maximum redemption price at the end of each reporting period. The change in redemption value is recorded against retained earnings, or in the absence of retained earnings, against additional paid-in capital (“APIC”). Once APIC has been exhausted, additional charges are recorded by increasing the accumulated deficit.

Modification of the Preferred Shares

The Company assesses whether an amendment to the terms of its preferred shares is an extinguishment or a modification using the fair value approach. If the fair value of the preferred shares immediately after the amendment changes by more than 10 percent from the fair value of the preferred shares immediately before the amendment, the amendment is considered an extinguishment. An amendment that does not meet this criterion is a modification. When preferred shares are extinguished, the Company recognizes the modified or exchanged preferred shares at fair value and derecognizes the carrying amount of the old preferred shares with the difference recorded in accumulated deficit. When preferred shares are modified, the Company accounted for the modification by analogy to the modification guidance contained in ASC 718-20, Compensation — Stock Compensation, and the increase of the fair value immediately after the amendment is treated as a deemed dividend to the holders of the preferred shares. Modifications that result in a decrease in the fair value of the redeemable convertible preferred shares are not recognized.

For the modification of Series C-2 and Series D redeemable convertible preferred shares in 2023, as the fair value of the Preferred Shares immediately after the amendment did not change by more than 10% from their fair value immediately before the amendment, the Company accounts for modification that result in an increase to the fair value of the modified Preferred Shares as deemed dividends.

16. ORDINARY SHARES

The number of authorized shares is 5,000,000,000 shares with a par value of US$0.00001 per share. The authorized shares of the Company were consisted of 2,713,770,293 ordinary shares and 2,286,229,707 preferred shares as of December 31, 2023 and 2,713,770,293 ordinary shares and 2,286,229,707 preferred shares as of December 31, 2024.

In December 2023, the Company issued 63,600,043 ordinary shares to founding shareholders for nil consideration (Note 17).

The number of ordinary shares issued and outstanding were 460,147,059 and 460,147,059 as of December 31, 2023 and 2024, respectively.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

17. SHARE-BASED COMPENSATION

The Company’s shareholders and Board of Directors approved of 2015 Share Incentive Plan (the “Option Plan”) in order to provide incentives and rewards to the Company’s directors, employees and consultant of the Company. Share options under the Option Plan are generally three types of vesting schedule, which are: (i) 25% of the options vest on the first anniversary of the vesting commencement date and the remaining 75% shall equally vest semi-annually over the next three years; (ii) 25% of the options vest on the first anniversary of the vesting commencement date and the remaining 75% shall equally vest quarterly over the next three years; (iii) 25% of the options vest on the first anniversary of the vesting commencement date and the remaining 75% shall equally vest monthly over the next three years. The option holders can only exercise their vested options after 90 days following the completion of IPO or a sale of all or substantially all assets or equity interests of the Company, subject to compliance of applicable requirements under laws and regulations in the PRC. The Company did not recognize any share-based compensation expense on the share options since the IPO performance condition is deemed to be not probable. As of December 31, 2024, the Company authorized 815,130,483 share options under the Option Plan.

The following table sets forth the share options activity for the years ended December 31, 2023 and 2024:

	Number of shares	Weighted average exercise price	Weighted average remaining contractual years	Aggregate intrinsic value
		US$
Outstanding at January 1, 2023	626,913,072	0.01	5.51	61,844
Granted	2,387,500	0.01
Forfeited	451,333	0.01
Outstanding at December 31, 2023	628,849,239	0.01	4.54	64,852
Granted	—	0.01
Forfeited	10,593,374	0.01
Outstanding at December 31, 2024	618,498,590	0.01	3.48	63,779

As of December 31, 2023 and 2024, no share options were exercisable, since their exercisability was subject to the completion of an initial public offering of the Company. The weighted average grant date fair value of the share options for the years ended December 31, 2023 and 2024 were US$0.11 and US$0.11 per share, respectively.

The fair value of the options is estimated on the dates of grant using the binomial option pricing model with the following key assumptions used:

As of December 31, 2023
Risk-free rate of return (per annum)	4.75% – 5.93%
Volatility	54.5% – 54.7%
Expected dividend yield	—
Exercise multiple	2.2
Fair value of underlying ordinary share	US$0.11
Expected Term	10 years

The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in USD for a term consistent with the expected term of the Company’s options in effect at the option valuation date. The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the contract life of the Company’s options. The expected exercise multiple was estimated as the average ratio of the stock price to the exercise price of when employees would decide to voluntarily exercise their vested options. Expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares, and the Company does not anticipate any dividend payments in the foreseeable future.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

17. SHARE-BASED COMPENSATION (cont.)

Since the exercisability is dependent upon completion of an initial public offering of the Company, no compensation expense relating to the options was recorded for the years ended December 31, 2023 and 2024. The Company will recognize compensation expenses relating to options vested cumulatively upon the completion of an initial public offering of the Company.

On December 10, 2023, the Company issued 63,600,043 ordinary shares to founding shareholders for nil consideration. The Company accounted for such issuance as share awards granted to the Company’s management and directors, which were vested immediately. Based on the fair value per share at issuance date, the Company recognized RMB51,436 of share-based compensation expense related to these shares in general and administration expenses on the consolidated statements of comprehensive loss in December 2023. The fair value of ordinary shares at issuance date is US$0.11 per share.

In determining the fair value of ordinary shares, the Company applied the income approach based on its discounted future cash flow using its best estimate as at the grant date using retrospective valuation. The major assumptions used in calculating include discount rate, comparable companies, discount for lack of marketability and revenue growth rates with the assistance of an independent third-party valuation firm.

18. FAIR VALUE MEASUREMENT

The following tables present the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2023 and 2024:

For the Year Ended December 31, 2023	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	RMB	RMB	RMB
Financial assets at fair value through
Exchangeable Notes	—	—	20,681

For the Year Ended December 31, 2024	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	RMB	RMB	RMB
Financial assets at fair value through
Exchangeable Notes	—	—	20,990

The reconciliation from the opening balances to the closing balances of financial liabilities for recurring fair value measurements categorized as level 3 of the fair value hierarchy for the years ended December 31, 2023 and 2024 are presented in Note 11. The impairment of long-term investments is measured at fair value using unobservable inputs and categorized in Level 3, which is presented in Note 7.

Financial Liabilities are measured at fair value using unobservable inputs and categorized in Level 3 of the fair value hierarchy.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

18. FAIR VALUE MEASUREMENT (cont.)

The fair values of the ODI Convertible Loans and Exchangeable Notes were estimated with the following key assumptions:

As of December 31, 2023
Risk-free rate of return (per annum)	6.19% – 6.24%
Expected Volatility	59.21%
Expected dividend yield	0%
Expected Term	0.69 years
Applied bond yield	14.49%
Yield for value of credit risk	13.91%
Fair value of underlying ordinary shares/preferred shares	US$0.11 – US$0.14

The estimated fair value of the ODI Convertible Loans and Exchangeable Notes estimated by management with the assistance of an independent valuation firm. The Company estimated the fair value of the ODI Convertible Loans and Exchangeable Notes based on a probability-weighted analysis and the value of the conversion option as determined by the binomial option pricing model simulating the equity value movement which provide the calculation basis of the financial liabilities fair value. The inputs used in the analysis were classified as Level 3 inputs within the fair value hierarchy due to the lack of observable market data and activity. The determination of the fair value of the Company’s preferred shares and ordinary shares requires complex and subjective judgments to be made regarding the cash flow forecasts and the weighted average cost of capital and the discount for lack of marketability applied to the projected cash flows. If different estimates and assumptions had been used, the fair values of the preferred shares and ordinary shares could be significantly different, and the fair value of the ODI Convertible Loans and Exchangeable Notes may materially differ from the recognized amount.

The risk-free rate of return was estimated based on the yield of US Treasury Strip with a maturity life equal to the remaining maturity life of the financial liabilities as of the valuation date. The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Company’s financial liabilities. Expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares, and the Company does not anticipate any dividend payments in the foreseeable future. Expected term is the remaining life of the financial liabilities.

The Company did not transfer any financial assets or liabilities in or out of Level 3 for the years ended December 31, 2023 and 2024, respectively.

19. CHANGE IN FAIR VALUE OF FINANCIAL LIABILITIES

Change in fair value of financial liabilities amounted to RMB3,728 and nil in 2023 and 2024, respectively. We measured financial liabilities, which included overseas direct investment (ODI) convertible loans and exchangeable notes, at their fair value at each reporting period end and upon conversion.

In September 2022, the Company entered into an exchangeable note agreement with Investor B. Pursuant to the agreement, the Company issued an exchangeable note for USD2.8 million (equivalent to RMB20,128) with a simple interest rate of 7% per annum to Investor B, which was entitled to convert the entire or part of the outstanding principal of the exchangeable note at 90% of the per share price into the same class of shares issued in the new round financing. The exchangeable note shall be due and payable one year after the issuance, which can be further extended upon mutual agreement between the Company and the investor. The interests of the note will be exempted if the investor converts the note. In September 2023, the maturity date was extended to September 8, 2024. In September 2024, the maturity date was further extended to September 8, 2025. According to the valuation report, the change in fair value of financial liabilities for the years 2023 and 2024 were RMB197 and nil respectively.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

19. CHANGE IN FAIR VALUE OF FINANCIAL LIABILITIES (cont.)

In December 2016, the Company issued a warrant to purchase 280,352,854 shares of Series B Redeemable Convertible Preferred Shares to an investor with the total amount of US$20 million (equivalent to RMB122,534). Concurrently, the WFOE entered into a loan agreement with the investor in the amount of RMB122,534 with a simple interest rate of 5% per annum. The principal and accrued interest shall be due and payable four years after the issuance, which can be further extended upon mutual agreement between the Company and the investor. The interests of the loan will be exempted if the investor completes the ODI registration and exercises the warrant. In November 2023, the investor redesignated its wholly owned subsidiary as the new warrant holder who completed the ODI registration and agreed with the Company that if the warrant is exercised, the Company’s PRC onshore entity shall repay the principal at the earlier of the following two dates: (1) July 31, 2025, and (2) five working days before the end of the lock-up period specified by applicable laws and regulations and exchange rules following the initial public offering. The consideration for exercising the warrants shall be paid by the investors concurrently when any portion of the principal of the loan is repaid. The new warrant holder exercised the warrant with no consideration paid and the Company issued Series B Redeemable Convertible Preferred Shares in December 2023. According to the valuation report, the change in fair value of financial liabilities for the years 2023 and 2024 were RMB3,531 and nil respectively.

The fair values of the ODI Convertible Loans and Exchangeable Notes were estimated with the following key assumptions with no change for the year ended December 31, 2024:

As of December 31, 2023
Risk-free rate of return (per annum)	6.19% – 6.24%
Expected Volatility	59.21%
Expected dividend yield	0%
Expected Term	0.69 years
Applied bond yield	14.49%
Yield for value of credit risk	13.91%
Fair value of underlying ordinary shares/preferred shares	US$0.11 – US$0.14

20. LOSS FROM DERECOGNITION OF FINANCIAL LIABILITIES

In December 2016, the Company issued a warrant to purchase 280,352,854 shares of Series B Redeemable Convertible Preferred Shares to an investor with the total amount of US$20 million (equivalent to RMB122,534). Concurrently, the WFOE entered into a loan agreement with the investor in the amount of RMB122,534 with a simple interest rate of 5% per annum. The principal and accrued interest shall be due and payable four years after the issuance, which can be further extended upon mutual agreement between the Company and the investor. The interests of the loan will be exempted if the investor completes the ODI registration and exercises the warrant. In November 2023, the investor redesignated its wholly owned subsidiary as the new warrant holder who completed the ODI registration and agreed with the Company that if the warrant is exercised, the Company’s PRC onshore entity shall repay the principal at the earlier of the following two dates: (1) July 31, 2025, and (2) five working days before the end of the lock-up period specified by applicable laws and regulations and exchange rules following the initial public offering. The consideration for exercising the warrants shall be paid by the investors concurrently when any portion of the principal of the loan is repaid. The new warrant holder exercised the warrant with no consideration paid and the Company issued Series B Redeemable Convertible Preferred Shares in December 2023. Upon the conversion of ODI convertible loans and exchangeable notes, we recognized loss of RMB RMB1,953 and nil from derecognition of financial liabilities in 2023 and 2024, respectively, which represented the cumulative amount of the gain or loss previously recorded in other comprehensive loss resulted from changes in instrument-specific credit risk of the ODI convertible loans and the exchangeable notes. In December 2023, the Company issued 280,352,854 Series B Preferred Shares upon the exercise of Series B ODI Convertible Loan held by an investor for an aggregated consideration of US$20 million (equivalent to RMB122,534).

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

21. INCOME TAX

(a) Income tax

Cayman Islands

Under the current laws of the Cayman Islands, the Company’s subsidiary is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong S.A.R.

Under the current Hong Kong S.A.R. Inland Revenue Ordinance, the Company’s Hong Kong S.A.R. subsidiary is subject to Hong Kong S.A.R. profits tax at the rate of 16.5% on its taxable income generated from the operations in Hong Kong S.A.R.. Payments of dividends by the Hong Kong S.A.R. subsidiary to the Company is not subject to withholding tax in Hong Kong S.A.R.. A two-tiered profits tax rates regime was introduced in 2018 where the first HK$2 million of assessable profits earned by a company will be taxed at half of the current tax rate (8.25%) whilst the remaining profits will continue to be taxed at 16.5%. There is an anti- fragmentation measure where each group will have to nominate only one company in the group to benefit from the progressive rates. No provision for Hong Kong profits tax has been made in the financial statements as the subsidiary in Hong Kong has no assessable profits for the years ended December 31, 2023 and 2024.

PRC, excluding Hong Kong S.A.R.

The Group’s PRC subsidiaries, VIEs and the VIEs’ subsidiaries are subject to the PRC Corporate Income Tax Law (“CIT Law”) at the statutory income tax rate of 25%, unless otherwise specified. According to the CIT Law, entities that qualify as “high-and-new technology enterprises” (“HNTE”) are entitled to a preferential income tax rate of 15%, and entities that qualify as “small enterprises with low profits’ are entitled to a preferential income tax rate of 20%.

Beijing Yimutian and Yimutian Xinnong were qualified as a High and New Technology Enterprise (“HNTE”), since 2018 and is eligible for a 15% preferential tax rate from 2018 to 2020. In December 2021, Beijing Yimutian, and Yimutian Xinnong renewed the certificate with a validity term of three years from 2023 to 2024. From year 2023 to year 2024, Beijing Douniu became eligible as HNTE enabling it to enjoy a preferential tax rate of 15%. All of them renewed the certificate with a validity term of three years from 2024 to 2026.

The components of loss before income taxes are as follows:

	For the year ended December 31,
	2023	2024
	RMB	RMB	USD
PRC, excluding Hong Kong S.A.R	(90,140)	(34,899)	(4,809)
Hong Kong S.A.R	(11)	(40)	(5)
Cayman Islands	(15,469)	(40)	(5)
Total	(105,620)	(34,979)	(4,819)

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

21. INCOME TAX (cont.)

Reconciliation of the differences between PRC statutory income tax rate and the Group’s effective income tax rate for the years ended December 31, 2023 and 2024 are as follows:

	For the year ended December 31,
	2023	2024
	RMB	RMB
PRC Statutory income tax rate	25.0%	25.0%
Increase (decrease) in effective income tax rate resulting from:
Tax rate differential for non-PRC entities	(3.1)	(8.5)
Preferential tax rate	(8.4)	(8.4)
Changes in tax rate	0.5	—
Research and development expenses additional deduction	9.6	8.9
Other non-deductible expenses	(12.4)	(0.2)
Change in valuation allowance	(11.2)	(16.8)
Effective income tax rate	—	—

(b) Deferred tax assets and deferred tax liabilities

	For the year ended December 31,
	2023	2024
	RMB	RMB	USD
Deferred income tax assets:
Net operating loss carry forwards	226,344	222,129	30,610
Accrued expenses	4,103	—	—
Provision for credit losses	340	113	16
Lease liabilities	3,010	2,251	310
Others	43	—	—
Deferred income tax assets	233,840	224,493	30,936
Less: valuation allowance	(230,830)	(222,243)	(30,626)
Deferred income tax assets, net	3,010	2,251	310
Deferred income tax liabilities:	(3,010)	(2,251)	(310)
Operating lease right of use assets	(3,010)	(2,251)	(310)
Total deferred income tax liabilities	—	—	—

As of December 31, 2024, the Group had net operating loss carry forwards of RMB888,514, primarily attributable to the PRC subsidiaries, consolidated VIEs and the VIEs’ subsidiaries. For HNTEs, the loss carried forward will expire during the period from year 2024 to year 2033. For the other PRC companies, the loss carried forward will expire during the period from year 2024 to year 2028.

	As of December 31,
	RMB	USD
2025	209,205	28,829
2026	70,925	9,774
2027	56,806	7,828
2028	57,409	7,911
Thereafter	494,169	68,098
Total	888,514	122,440

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

22. SEGMENT INFORMATION

The Company operates as a single reportable segment. The chief operating decision maker reviews financial performance and allocates resources on a consolidated basis, using a single measure of operating profit and a total expense amount. No disaggregated expense categories are regularly reviewed by the CODM. As such, the Company has not identified any segment expense categories that meet the criteria for disclosure under ASC 280, as amended by ASU 2023-07.

23. NET LOSS PER SHARE

The following table sets forth the basic and diluted net loss per share computation and provides a reconciliation of the numerator and denominator for the years presented:

	For the year ended December 31,
	2023	2024
	RMB	RMB	USD
Numerator:
Net loss attributable to ordinary shareholders	(181,132)	(123,177)	(16,973)
Denominator:
Weighted average number of ordinary shares outstanding for basic and diluted net loss per share calculation	(0.45)	(0.27)	(0.04)
Net loss per ordinary share:
– Basic and diluted	400,206,197	460,147,059	460,147,059

24. RELATED PARTY TRANSACTIONS

The Group had the following balances with related parties:

	As of December 31,
	2023	2024
	RMB	RMB	USD
Amounts due from related parties	11,311	3,436	473
Amounts due to related parties	21,526	13,079	1,802

Amounts due from related parties represent interest free loans the Group provided to a preferred shareholder and certain entities controlled by a preferred shareholder. All the loans were due on demand. In 2019, the Group provided interest free loans of RMB12,925 to certain entities controlled by a preferred shareholder. In December 2023 and 2024, the Company received the repayment of RMB5,000 and RMB1,500. The remaining balance was agreed to be settled by shareholders under an agreement signed in 2024. In June 2021, the Company provided an interest free loan to a preferred shareholder of US$0.5 million (equivalent to RMB3,084). As of December 31, 2023 and 2024, the amount due from the preferred shareholder was RMB3,386 and RMB3,436, respectively.

Amounts due to related parties included (i) the payables related to cash collected on behalf of the Company’s equity investee of RMB17,985 and RMB9,485. As of December 31, 2023 and 2024, the Company received the repayment of RMB8,500, and (ii) the payables related to the repurchase the Company’s preferred shares of RMB3,541 and RMB3,594 as of December 31, 2023 and 2024, respectively (Note 15).

In addition to the above transactions and balances, related party transactions also include exchangeable note issued to the Founder as described in Note 11 and Other Shareholder Loans provided by the Founder and certain investors as described in Note 12.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

25. REVENUE INFORMATION

The Group’s revenues consist of the following:

	For the year ended December 31,
	2023	2024
	RMB	RMB	USD
Digital Agricultural Commerce Services:
Membership services	99,924	95,589	13,173
Value-added services	65,850	52,712	7,264
Transaction services	5,147	4,305	593
Total Digital Agricultural Commerce Services	170,921	152,606	21,030
Other Digital Agricultural Solutions	16,602	8,715	1,201
Total revenues	187,523	161,321	22,231

Timing of recognition

	For the year ended December 31,
	2023	2024
	RMB	RMB	USD
Revenue from services transferred to customers at a point in time	51,917	41,996	5,787
Revenue from services transferred to customers over time	135,606	119,325	16,444
Total revenues	187,523	161,321	22,231

Under the requirements of ASC 606-10-50-8, the changes in contract liabilities are presented as follows:

	As of December 31,
	RMB	USD
As of January 1, 2023	88,906	12,252
Addition	169,811	23,401
Recognized as revenue	(135,606)	(18,687)
Recognized tax amount allocated	(7,626)	(1,051)
Refund	(3,162)	(436)
As of December 31, 2023	112,323	15,479
Addition	115,511	15,918
Recognized as revenue	(119,325)	(16,443)
Recognized tax amount allocated	(7,385)	(1,018)
Refund	(798)	(110)
As of December 31, 2024	100,326	13,826

For the years ended December 31, 2023 and 2024, all of the Group’s revenues were generated in the PRC.

26. COMMITMENTS AND CONTINGENCIES

The Group is subject to a number of legal proceedings that generally arise in the ordinary course of its business. The Group does not believe that any currently pending legal proceeding to which the Group is a party will have a material adverse effect on the financial statements.

27. SUBSEQUENT EVENTS

The Group has performed an evaluation of subsequent events through the date the financial statements were issued and has determined that there are no events that would have required adjustment or disclosure in the financial statements.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

28. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

The following condensed parent company financial information of Yimutian Inc. has been prepared using the same accounting policies as set out in the accompanying consolidated financial statements. As of December 31, 2023 and 2024, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of Yimutian Inc., except for those which have been separately disclosed in the consolidated financial statements.

For the purpose of the Company’s stand-alone financial statements, its investments in subsidiaries were reported using the equity method of accounting. The Company’s share of loss from its subsidiaries was reported as a share of loss of subsidiaries in the accompanying parent company only financial statements. Ordinarily, under the equity method, an investor in an equity method investee would cease to recognize its share of the losses of an investee once the carrying value of the investment has been reduced to nil absent an undertaking by the investor to provide continuing support and fund losses. For the purpose of the parent only financial information, the Company has continued to reflect its share, based on its proportionate interest, of the losses of its subsidiaries regardless of the carrying value of the investment in the amounts due to related parties even though the Company is not obligated to provide continuing support or fund losses.

(a) Condensed Balance Sheets

	As of December 31,
	2023	2024
	RMB	RMB	USD
ASSETS
Current assets
Cash	496	129	18
Amounts due from related parties	3,386	3,436	473
Intercompany receivable from WFOE	30,558	31,014	4,274
Prepayments and other current assets	10,798	10,960	1,510
Total current assets	45,238	45,539	6,275
Total assets	45,238	45,539	6,275

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Financial liabilities	20,681	20,990	2,892
Shareholder loans, at amortized cost	1,062	1,078	149
Amounts due to related parties	3,541	3,594	495
Intercompany payable to VIE	5,394	5,394	743
Accrued expenses and other current liabilities	15,224	15,531	2,140
Total current liabilities	45,902	46,587	6,419
Investments in subsidiaries	429,598	433,592	59,751
Total non-current liabilities	429,598	433,592	59,751
Total liabilities	475,500	480,179	66,171

Commitments and Contingencies
Mezzanine equity:
Series A Redeemable Convertible Preferred Shares (US$0.00001 par value: 387,781,378 shares authorized as at December 31, 2023 and December 31, 2024, Redemption value of RMB51,874 and RMB56,098 as of December 31, 2023 and 2024, respectively)	51,874	56,098	7,731

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

28. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (cont.)

	As of December 31,
	2023	2024
	RMB	RMB	USD
Series B Redeemable Convertible Preferred Shares (US$0.00001 par value: 703,901,412 shares authorized as at December 31, 2023 and December 31, 2024, Redemption value of RMB750,062 and RMB787,739 as of December 31, 2023 and 2024, respectively)	750,062	787,739	108,553
Series C Redeemable Convertible Preferred Shares (US$0.00001 par value: 517,022,352 shares authorized as at December 31, 2023 and December 31, 2024, Redemption value of RMB171,731 and RMB181,992 as of December 31, 2023 and 2024, respectively)	171,731	181,992	25,079
Series C-1 Redeemable Convertible Preferred Shares (US$0.00001 par value: 357,323,044 shares authorized as at December 31, 2023 and December 31, 2024, Redemption value of RMB142,090 and RMB153,660 as of December 31, 2023 and 2024, respectively)	142,090	153,660	21,175
Series C-2 Redeemable Convertible Preferred Shares (US$0.00001 par value: 220,757,061 shares authorized as at December 31, 2023 and December 31, 2024, Redemption value of RMB175,577 and RMB189,873 as of December 31, 2023 and 2024, respectively)	175,577	189,873	26,165
Series D Redeemable Convertible Preferred Shares (US$0.00001 par value: 95,320,147 shares authorized as at December 31, 2023 and December 31, 2024, Redemption value of RMB125,866 and RMB136,115 as of December 31, 2023 and 2024, respectively)	125,866	136,115	18,757
Subscription receivable from Series B Redeemable Convertible Preferred Shares	(134,455)	(134,455)	(18,528)
Subscription receivable from Series C Redeemable Convertible Preferred Shares	(30,021)	(29,026)	(4,000)
Subscription receivable from Series C-1 Redeemable Convertible Preferred Shares	(38,955)	(38,955)	(5,368)
Total mezzanine equity	1,213,769	1,303,041	179,564

SHAREHOLDERS’ DEFICIT
Ordinary shares (US$0.00001 par value, 2,713,770,293 shares authorized, 460,147,059 shares issued and outstanding as of December 31, 2023 and 2024, respectively)	31	31	4
Additional paid – in capital	47,006	47,006	6,478
Accumulated other comprehensive loss	(98,963)	(99,395)	(13,697)
Accumulated deficit	(1,592,359)	(1,715,536)	(236,407)
Total shareholders’ deficit attributable to ordinary shareholders of Yimutian Inc.	(1,644,285)	(1,767,894)	(243,622)
Non-controlling interests	254	30,213	4,163
Total shareholders’ deficit	(1,644,031)	(1,737,681)	(239,459)
Total liabilities, mezzanine equity and shareholders’ deficit	45,238	45,539	6,275

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted)

28. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (cont.)

(b) Condensed Statements of Comprehensive Loss

	For the year ended December 31,
	2023	2024
	RMB	RMB	USD
Total operating expenses	(9,753)	(40)	(5)
Share of losses from subsidiaries and VIEs	(90,140)	(34,860)	(4,804)
Changes in fair value of financial liabilities	(3,728)	—	—
loss from derecognition of financial liabilities	(1,989)	—	—
Loss before income tax	(105,610)	(34,900)	(4,808)
Income tax expense	—	—	—
Net loss attributable to Yimutian Inc.
Deemed dividend to a Series C Redeemable Convertible Preferred Shareholder	(2,872)	—	—
Deemed dividend to Series D Redeemable Convertible Preferred Shareholders	(915)	—	—
Accretion of redeemable convertible preferred shares to redemption value	(71,735)	(88,277)	(12,165)
Net loss attributable to ordinary shareholders of Yimutian Inc.	(181,132)	(123,177)	(16,973)
Net loss attributable to Yimutian Inc.	(105,610)	(34,900)	(4,808)
Other comprehensive loss	(21,566)	(432)	(60)
Total comprehensive loss	(127,176)	(35,332)	(4,868)

(c) Condensed Statements of Cash Flows

	For the year ended December 31,
	2023	2024
	RMB	RMB	USD
Net cash used in operating activities	(1,685)	(31,354)	(4,321)
Net cash used in investing activities	(3,231)	149	21
Net cash provided by (used in) financing activities	5,425	30,995	4,271
Effect of foreign currency exchange rate changes on cash	(202)	(157)	(21)
Net increase (decrease) in cash	307	(367)	(50)
Cash at the beginning of the year	189	496	68
Cash at the end of the year	496	129	18

YIMUTIAN INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2024 and June 30, 2025
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash	2,772	1,658	231
Accounts receivable, net	733	541	76
Amounts due from related parties	3,436	3,422	478
Prepayments and other current assets	40,040	38,915	5,432
Inventory	237	876	122
Total current assets	47,218	45,412	6,339
Property and equipment	1,060	1,035	144
Right-of-use assets	9,589	6,433	898
Other non-current assets	3,156	2,693	376
Total non-current assets	13,805	10,161	1,418
Total assets	61,023	55,573	7,757

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	4,398	5,990	834
Contract liabilities, current	88,103	85,875	11,988
Bank loans	10,000	9,700	1,354
Financial liabilities	20,990	20,903	2,918
Shareholder loans, at amortized cost	248,643	266,479	37,199
Amounts due to related parties	13,079	3,579	500
Accrued expenses and other current liabilities	89,224	95,500	13,331
Operating lease liabilities, current	4,961	3,152	440
Total current liabilities	479,398	491,178	68,564
Contract liabilities, non-current	12,223	12,205	1,704
Operating lease liabilities, non-current	4,042	1,523	213
Total non-current liabilities	16,265	13,728	1,917
Total liabilities	495,663	504,906	70,481

Commitments and Contingencies	-	-	-
Mezzanine equity:
Series A Redeemable Convertible Preferred Shares (US$0.00001 par value: 387,781,378 shares authorized as at December 31, 2024 and June 30, 2025, Redemption value of RMB56,098 and RMB58,301 as of December 31, 2024 and June 30, 2025, respectively)	56,098	58,301	8,139
Series B Redeemable Convertible Preferred Shares (US$0.00001 par value: 703,901,412 shares authorized as at December 31, 2024 and June 30, 2025, Redemption value of RMB787,739 and RMB807,393 as of December 31, 2024 and June 30, 2025, respectively)	787,739	807,393	112,708
Series C Redeemable Convertible Preferred Shares (US$0.00001 par value: 517,022,352 shares authorized as at December 31, 2024 and June 30, 2025, Redemption value of RMB181,992 and RMB187,344 as of December 31, 2024 and June 30, 2025, respectively)	181,992	187,344	26,152

YIMUTIAN INC.
CONSOLIDATED BALANCE SHEETS — (Continued)
As of December 31, 2024 and June 30, 2025
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited)	(Unaudited)
Series C-1 Redeemable Convertible Preferred Shares (US$0.00001 par value: 357,323,044 shares authorized as at December 31, 2024 and June 30, 2025, Redemption value of RMB153,660 and RMB 159,695 as of December 31, 2024 and June 30, 2025, respectively)	153,660	159,695	22,293
Series C-2 Redeemable Convertible Preferred Shares (US$0.00001 par value: 220,757,061 shares authorized as at December 31, 2024 and June 30, 2025, Redemption value of RMB189,873 and RMB197,331 as of December 31, 2024 and June 30, 2025, respectively)	189,873	197,331	27,546
Series D Redeemable Convertible Preferred Shares (US$0.00001 par value: 95,320,147 shares authorized as at December 31, 2024 and June 30, 2025, Redemption value of RMB136,115 and RMB141,461 as of December 31, 2024 and June 30, 2025, respectively)	136,115	141,461	19,747
Subscription receivable from Series B Redeemable Convertible Preferred Shares	(134,455)	(134,455)	(18,769)
Subscription receivable from Series C Redeemable Convertible Preferred Shares	(29,026)	(28,955)	(4,042)
Subscription receivable from Series C-1 Redeemable Convertible Preferred Shares	(38,955)	(38,955)	(5,438)
Total mezzanine equity	1,303,041	1,349,160	188,336

SHAREHOLDERS’ DEFICIT
Ordinary shares (US$0.00001 par value, 5,000,000,000 shares authorized, 460,147,059 shares issued and outstanding as of December 31, 2024 and June 30, 2025, respectively)	31	31	4
Additional paid – in capital	47,006	47,006	6,562
Accumulated other comprehensive loss	(99,395)	(99,238)	(13,853)
Accumulated deficit	(1,715,536)	(1,775,912)	(247,908)
Total shareholders’ deficit attributable to ordinary shareholders of Yimutian Inc.	(1,767,894)	(1,828,113)	(255,195)
Non-controlling interests	30,213	29,620	4,135
Total shareholders’ deficit	(1,737,681)	(1,798,493)	(251,060)
Total liabilities, mezzanine equity and shareholders’ deficit	61,023	55,573	7,757

The accompanying notes are an integral part of these consolidated financial statements.

YIMUTIAN INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
For the Six Months Ended June 30, 2024 and 2025
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

	For the six months ended June 30,
	2024	2025
	RMB	RMB	US$
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	80,857	66,415	9,271
Cost of revenues	(21,400)	(13,058)	(1,823)
Gross profit	59,457	53,357	7,448

Operating Expenses
Selling and marketing expenses	(36,439)	(34,652)	(4,837)
General and administrative expenses	(24,743)	(22,966)	(3,206)
Research and development expenses	(15,376)	(14,607)	(2,039)
Other income, net	149	4,168	582
Operating loss	(16,952)	(14,700)	(2,052)
Interest income	6	2	-
Interest expense	(470)	(223)	(31)
Loss before income taxes and share of loss of equity	(17,416)	(14,921)	(2,083)

Income tax expense	—	—	—
Net loss	(17,416)	(14,921)	(2,083)
Net loss attributable to non-controlling interests	(1)	593	83

Net loss attributable to Yimutian Inc	(17,417)	(14,328)	(2,000)
Accretion of redeemable convertible preferred shares to redemption value	(42,677)	(46,048)	(6,428)
Net loss attributable to ordinary shareholders of Yimutian Inc.	(60,094)	(60,376)	(8,428)

Net loss	(17,416)	(14,921)	(2,083)
Other comprehensive income (loss):
Foreign currency translation adjustment for parent company, net of nil income taxes	(158)	157	22
Total comprehensive loss	(17,574)	(14,764)	(2,061)

Net loss per ordinary share
– Basic and diluted	(0.13)	(0.13)	(0.02)
Weighted average number of ordinary shares outstanding used in computing net loss per ordinary share
– Basic and diluted	460,147,059	460,147,059	460,147,059

The accompanying notes are an integral part of these consolidated financial statements.

YIMUTIAN INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
For the Six Months Ended June 30, 2024 and 2025
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

	Attributable to owners of the parent
	Ordinary shares		Additional	Accumulated other		Total shareholders’ deficit to	Non-	Total
	Number of shares(1)	Amount	paid-in capital	comprehensive income (loss)	Accumulated deficit	ordinary shareholders	controlling interests	shareholders’ deficit
		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2024	460,147,059	31	47,006	(98,963)	(1,592,359)	(1,644,285)	254	(1,644,031)
Net loss	—	—	—	—	(17,417)	(17,417)	1	(17,416)
Accretion of redeemable convertible preferred shares	—	—	—	—	(42,677)	(42,677)	—	(42,677)
Foreign currency translation adjustment, net of nil income taxes	—	—	—	(158)	—	(158)	—	(158)
Balance as of June 30, 2024	460,147,059	31	47,006	(99,121)	(1,652,453)	(1,704,537)	255	(1,704,282)

	Attributable to owners of the parent
	Ordinary shares		Additional	Accumulated other		Total shareholders’ deficit to or	Non-	Total
	Number of shares(1)	Amount	paid-in capital	comprehensive income (loss)	Accumulated deficit	dinary shareholders	controlling interests	shareholders’ deficit
		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2025	460,147,059	31	47,006	(99,395)	(1,715,536)	(1,767,894)	30,213	(1,737,681)
Net loss	—	—	—	—	(14,328)	(14,328)	(593)	(14,921)
Accretion of redeemable convertible preferred shares	—	—	—	—	(46,048)	(46,048)	—	(46,048)
Foreign currency translation adjustment, net of nil income taxes	—	—	—	157	—	157	—	157
Balance as of June 30, 2025	460,147,059	31	47,006	(99,238)	(1,775,912)	(1,828,113)	29,620	(1,798,493)
Balance as of June 30, 2025 in US	—	4	6,562	(13,853)	(247,908)	(255,195)	4,135	(251,060)

The accompanying notes are an integral part of these consolidated financial statements.

YIMUTIAN INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For Six Months Ended June 30, 2024 and 2025
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

	For the six months ended June 30,
	2024	2025
	RMB	RMB	US$
	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net loss	(17,416)	(14,921)	(2,083)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	683	685	96
Allowance for credit losses	266	26	4
(Gain) Loss on disposal of property and equipment	(9)	4	1
Share-based compensation expense
Changes in operating assets and liabilities:
Accounts receivable	(2,444)	192	27
Prepayments and other current assets	(6,013)	1,099	153
Other non-current assets	(772)	463	65
Inventory	(59)	(639)	(89)
Accounts payable	3,085	1,592	222
Contract liabilities	(5,760)	(2,246)	(314)
Accrued expenses and other current liabilities	5,741	6,276	876
Operating lease liabilities	(507)	(1,172)	(164)
Net cash used in operating activities	(23,205)	(8,641)	(1,206)

Investing activities:
Cash paid for purchase of property and equipment	(167)	(664)	(93)
Net cash used in investing activities	(167)	(664)	(93)

Financing activities:
Proceeds from short-term borrowings	9,500	6,500	907
Repayment for short-term borrowings	—	(6,800)	(949)
Proceeds from shareholder loans	10,698	21,422	2,990
Repayment for shareholder loans	(2,000)	(3,582)	(500)
Amounts due to related parties, net	(3,477)	(9,485)	(1,324)
Loans provided to related parties	(84)	—	—
Loan repaid by a related party	7,925	—	—
Proceeds from Settlement of Series C Preferred Shares subscription receivable	—	71	10
Net cash provided by financing activities	22,562	8,126	1,134
Effect of foreign currency exchange rate changes on cash and cash equivalents	(51)	65	9
Net decrease in cash and cash equivalents	(861)	(1,114)	(156)
Cash and cash equivalents at the beginning of the year	3,829	2,772	387
Cash and cash equivalents at the end of the year	2,968	1,658	231

Supplemental disclosure of cash flow information:
Interest paid	470	223	31

The accompanying notes are an integral part of these consolidated financial statements.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION

Description of business

Yimutian Inc. (“the Company”), through its wholly-owned subsidiaries and consolidated variable interest entities (“VIEs”) (collectively referred to as “the Group”), is principally engaged in the provision of integrated platform services for agricultural product transaction in the People’s Republic of China (the “PRC”).

Organization

The Group operates its online business in the PRC through Beijing Yimutian Network Technology Co., Ltd. (“Beijing Yimutian” or the “WFOE”), Beijing Yimutian New Agriculture Network Technology Co., Ltd. (“Yimutian Xinnong”), which was established on August 1, 2011 and Beijing Douniu Network Technology Co., Ltd. (“Beijing Douniu”), which was established on September 10, 2021, (collectively the “VIEs”), in order to comply with the PRC laws and regulations which prohibit or restrict control of companies involved in the provision of value-added telecommunication services by foreign investors. The VIEs hold the necessary licenses to carry out the internet value-added businesses in China. The equity interests of Yimutian Xinnong and Beijing Douniu are legally held by Mr. Deng Jinhong and certain individuals who act as nominee equity holders of the VIEs on behalf of WFOE, the Company’s wholly owned subsidiary. A series of contractual agreements, including Powers of Attorney, Exclusive Business Cooperation Agreements, Equity Pledge Agreements, Exclusive Option Agreements, Letter of Confirmation and Undertaking and Spouse Consent Letters (collectively, the “VIE Agreements”), were entered among WFOE, VIEs and its nominee equity holders. Through the VIE Agreements, the nominee equity holders of the VIEs have granted all their legal rights including voting rights and disposition rights of their equity interests in the VIEs to WFOE.

Pursuant to the VIE Agreements, the Company is able to exercise effective control over, enjoys substantially all of the economic benefits of the VIEs, and has an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by PRC law at the lowest price possible. The Company’s management concluded that Yimutian Xinnong and Beijing Douniu are VIEs and WFOE is its primary beneficiary. As such, the consolidated financial statements of the VIEs are included in the consolidated financial statements of the Company.

The principal terms of the VIE Agreements are described below.

1) Powers of Attorney

Pursuant to the powers of attorney executed by the equity holders of the VIEs, each of them irrevocably authorizes the WFOE, or any person designated by the WFOE, to act on their respective behalf as proxy attorney, to the extent permitted by law, to exercise all rights of shareholders concerning all the equity interest held by each of them in the VIEs, including without limitation, the right to (i) propose, convene and attend shareholders’ meetings and sign relevant resolutions, (ii) exercise all shareholder’s rights under laws of Chinese Mainland and the articles of association of the VIEs, such as the voting right, nomination right and appointment right, (iii) receive dividends and sell, transfer, pledge or dispose of all the equity held in part or in whole in the VIEs. The powers of attorney remain irrevocably effective as long as such equity holders remain as the equity holders of the VIEs.

2) Exclusive Business Cooperation Agreements

Pursuant to the exclusive business cooperation agreements, among the WFOE and the VIEs, the WFOE has the exclusive right to provide the VIEs with comprehensive technological support and consulting services, including but not limited to software licensing, technology research and development, staff training and technology consultations. Without the WFOE’s prior written consent, the VIEs may not accept the same or similar service contemplated by the agreement provided by any third party during the term of the agreement. The VIEs agreed to pay the WFOE service fees, the amount of which will be subject to adjustment by the WFOE. The exclusive business cooperation agreement remains effective indefinitely except agreed otherwise or terminated by the WFOE in writing. The Exclusive Business Cooperation Agreement between Beijing Yimutian and Xinnong will be in effect until July 31, 2031 which represents the end of operation term of Xinnong, and agreement between Beijing Yimutian and Douniu will be effect until May 13, 2044 which represents the end of operation term of Beijing Yimutian.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION (cont.)

3) Equity Pledge Agreements

Pursuant to the equity pledge agreements among the WFOE, the VIEs and their respective equity holders, the equity holders of the VIEs pledged all of their equity interests in the VIEs to the WFOE to guarantee the performance of the obligations by such equity holders and by the VIEs under the exclusive option agreements, the exclusive business cooperation agreements and the powers of attorney. In the event of a breach by the VIEs or any of their respective equity holders of the obligations under these contractual arrangements, the WFOE, as pledgee, will have the right to enforce the pledge. The equity holders of the VIEs also covenant that, without the prior written consent of the WFOE, they will not dispose of the pledged equity, create or allow any encumbrance on the pledged equity. The agreement will remain in effect until the fulfillment of all the obligations under other VIE agreements. The equity holders of the VIEs completed all the registration of the equity pledge contemplated under the equity pledge agreements with the competent authorities in accordance with relevant laws and regulations of mainland China in December 2024.

4) Exclusive Option Agreements

Pursuant to the exclusive option agreements entered among the WFOE, the VIEs and their respective equity holders, each of the equity holders of the VIEs has irrevocably granted the WFOE, or any person or persons designated by the WFOE, an exclusive option to purchase all or part of the equity in the VIEs. The WFOE or person(s) designated by the WFOE may exercise such options to purchase equity in the VIEs at the lowest price permitted under laws of Chinese mainland. The VIEs and their respective equity holders covenant that, without the WFOE’s prior written consent, they will not, among other things, (i) amend the VIEs’ articles of association, (ii) increase or decrease the VIEs’ registered capital or change its structure of registered capital, and (iii) sell, transfer, mortgage, or dispose of any assets of the VIEs’ that is more than US$50,000. The equity holders of the VIEs covenant that they will not create any pledge or encumbrance on their equity in the VIEs, other than those created under the equity pledge agreements as part of the contractual arrangements. The Exclusive Option Agreements will be terminated when the entire equity interests in the VIEs have been transferred to the Company or its designee(s) pursuant to the agreements.

5) Letters of Confirmation and Undertaking

Pursuant to the letters of confirmation and undertaking executed by the equity holders of the VIEs, each of them, among other things, (i) confirms that his/her spouse does not have the right to claim any interests in the respective equity of the VIEs (together with any other interests therein) or exert influence on the day-to-day management and voting matters of the respective equity of the VIEs; undertakes that (ii) in the event of his/her divorce, he/she will take all actions that the WFOE deems necessary to safeguard the execution of the contractual arrangement; (iii) he/she will not participate in, engage in, or merge with any business that competes with the WFOE or hold any interest from such business; (iv) he/she will not cause any conflict of interest between the WFOE and the VIEs or himself/herself; and (v) in the event of such conflict of interest, he/she will act in accordance with the WFOE’s instruction to eliminate such conflict of interest. The letters will remain in effect until the fulfillment of all the obligations under other VIE agreements.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION (cont.)

6) Spouse Consent Letters

Pursuant to the spousal consent letters executed by the spouses of the applicable individual equity holders of the VIEs, each of them unconditionally and irrevocably agreed that the equity in the WFOE held by and registered in the name of such shareholder be disposed of in accordance with the exclusive business cooperation agreements, the exclusive option agreements, the equity pledge agreements, the powers of attorney, and the letters of confirmation and undertaking, and that such equity holders may perform, amend or terminate such agreements without his or her spouse’s consent. In addition, each of them agrees not to assert any rights over the equity interest in the VIEs held by his or her respective spouses. In the event that any of them obtains any equity interest in the VIEs held by their respective spouses for any reason, such spouses agree to be bound by similar obligations and agree to enter into similar contractual arrangements. The letters will remain in effect until the fulfillment of all the obligations under other VIE agreements.

Risks in relation to VIE structure

In the opinion of the Company’s management, based on the legal opinion obtained from the Company’s PRC legal counsel, the VIE Agreements have resulted in the Company having the power to direct activities that most significantly impact the VIEs, including appointing key management, setting up operating policies, exerting financial controls and transferring profit or assets out of the VIE at its discretion. The Company considers that it has the right to receive all the benefits and assets of the VIEs. As the VIEs were established as a limited liability company under the PRC law, its creditors do not have recourse to the general credit of the Company for the liabilities of the VIEs, and the Company does not have the obligation to assume the liabilities of the VIEs.

The Company has determined that the VIE Agreements are in compliance with PRC laws and are legally enforceable.

The Company’s ability to control the VIEs also depends on the rights provided to the Company under the Powers of Attorney to vote on all matters requiring equity holders’ approval in the respective VIEs. As noted above, the Company believes these Powers of Attorney are legally enforceable but yet they may not be as effective as direct equity ownership. In addition, if the corporate structure of the Group or the contractual arrangements between Beijing Yimutian the VIEs and its respective equity holders were found to be in violation of any existing PRC laws and regulations, the relevant PRC regulatory authorities could:

●	revoke the business licenses and/or operating licenses of the WFOE and VIEs;

●	discontinue or place restrictions or onerous conditions on the operations through transactions between the WFOE and VIEs;

●	impose fines, confiscate the income from WFOE or the VIEs, or impose other requirements with which the Company or the VIEs may not be able to comply;

●	require the Company to restructure the ownership structure or operations, including terminating the contractual arrangements with the VIEs and deregistering the equity pledges of the VIEs, which in turn would affect the Company’s ability to consolidate, derive economic interests from, or exert effective control over the VIEs;

●	restrict or prohibit the Company use of the proceeds of overseas offering or other offshore financing activities to fund the business and operations in China and the Company’ right to collect revenues; and

●	take other regulatory or enforcement actions that could be harmful to the business.

The imposition of any of the above restrictions or actions may result in a material and adverse effect on the Group’s ability to conduct its business. In addition, if the imposition of any of these restrictions causes the Company to lose the right to direct the activities of the VIEs or the right to receive its economic benefits, the Company would no longer be able to consolidate the VIEs. The Company’s management believes that the likelihood to lose the Company’s current ownership structure or the contractual arrangements with the VIE is remote based on the current facts and circumstances.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION (cont.)

There is no VIE in which the Company has a variable interest but is not the primary beneficiary. Currently there is no contractual arrangement that could require the Company to provide additional financial support to the VIEs.

The following consolidated assets and liabilities information of the Group’s VIEs as of December 31, 2024 and June 30, 2025, and consolidated revenues, net loss and cash flow information for the six months ended June 30,2024 and 2025, have been included in the accompanying consolidated financial statements. All intercompany transactions and balances with the Company and its subsidiaries have been eliminated upon consolidation.

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	US$
		(Unaudited)	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	1,537	704	98
Accounts receivable, net	730	541	76
Intercompany receivable from parent company*	5,394	5,394	753
Intercompany receivable from subsidiaries*	10,898	11,571	1,615
Prepayments and other current assets	23,190	22,931	3,201
Inventory	27	715	100
Total current assets	41,776	41,856	5,843

Property and equipment, net	1,021	480	67
Operating lease right-of-use assets	6,450	3,930	549
Other non-current assets	2,782	2,364	330
Total non-current assets	10,253	6,774	946
Total assets	52,029	48,630	6,789

LIABILITIES

CURRENT LIABILITIES
Accounts payable	4,077	5,487	766
Contract liabilities, current	87,989	85,875	11,988
Short-term borrowings	5,000	5,500	768
Shareholder loans, at amortized cost	35,000	35,000	4,886
Intercompany payable to parent company**	50,884	50,884	7,103
Intercompany payable to WFOE**	75,840	86,473	12,071
Intercompany payable to subsidiaries**	28,900	29,164	4,071
Accrued expenses and other current liabilities	46,172	46,420	6,480
Operating lease liabilities, current	3,614	2,160	302
Total current liabilities	337,476	346,963	48,435

Contract liabilities, non-current	12,223	12,205	1,704
Operating lease liabilities, non-current	2,458	528	74
Total non-current liabilities	14,681	12,733	1,778
Total liabilities	352,157	359,696	50,213

*	Intercompany receivable to parent company and Intercompany receivable from subsidiaries amounts are eliminated upon consolidation.

**	Intercompany payable to parent company, Intercompany payable to WFOE and Intercompany payable to subsidiaries amounts are eliminated upon consolidation.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION (cont.)

	For the six months ended June 30,
	2024	2025
	RMB	RMB	US$
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	80,550	69,225	9,663
Net (income) loss	(8,914)	(10,940)	(1,527)
Net cash used in operating activities	(9,294)	(1,322)	(185)
Net cash used in investing activities	(167)	(11)	(2)
Net cash used in financing activities	8,500	500	70
Net decrease in cash and cash equivalents	(961)	(833)	(117)
Cash and cash equivalents at the beginning of the year	3,231	1,537	215
Cash and cash equivalents at the end of the year	2,270	704	98

The unrecognized revenue-producing assets that are held by the VIEs primarily consist of ICP license, trademarks, patents, know-how and customer relationships. None of the assets of the VIEs can be used only to settle obligations of VIEs. None of the assets of the VIEs has been pledged or collateralized. The creditors of the VIE do not have recourse to the general credit of the Company or its consolidated subsidiaries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The accompanying consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) assuming the Group will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Group’s ability to continue as a going concern exists.

Pursuant to the terms of redeemable convertible preferred share agreements (Note 14), if the Company fails to complete the qualified initial public offering (“IPO”) or a trade sale in which the valuation of the Company is no less than US$800,000,000 before December 31, 2025, the redeemable convertible preferred shareholders have the rights to request the Company to redeem all of the redeemable convertible preferred shares. The aggregate redemption amount for all redeemable convertible preferred shares as of June 30, 2025, is approximately RMB1,551,525 (US$216,585). The completion of a qualified IPO or a trade sale is not within the control of the Company. In addition, the Group experienced recuring operating losses. For the six months ended June 30, 2025, the Group had net cash used in operating activities of RMB8,641 (US$1,206). As of June 30, 2025, the Group had net current liabilities (current liabilities less current assets) of RMB455,766 (US$62,225). The Group will require additional liquidity to continue its operations over the next 12 months. On August 19, 2025, the Company was listed on Nasdaq under the ticker symbol “YMT” at an offering price of $4.1 per share.

The Group is evaluating strategies to obtain the required additional funding for future operations and extension of the redemption period of redeemable convertible preferred shares. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering into other financing arrangements, obtaining agreements with the existing investors to extend the due dates for outstanding debt and reaching agreements with the redeemable convertible preferred shareholders to extend the redemption dates. In addition, the Group plans to diversify revenue streams and implement cost saving measures to grow revenues and decrease expenses. However, the Group may be unable to access further equity or debt financing when needed. As such, there can be no assurance that the Group will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Group were unable to continue as a going concern.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(b) Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIEs in which the Group, through its WFOE, has a controlling financial interest, and the VIEs’ subsidiaries.

All intercompany transactions and balances among the Group, its subsidiaries, the VIEs, and the VIEs’ subsidiaries are consolidated when the Company has a controlling financial interest, generally through ownership of a majority of the voting interests. Entities in which the Company holds less than a majority of the voting interests are consolidated if the Company is the primary beneficiary of a variable interest entity (VIE), in accordance with ASC 810, consolidation.

(c) Non-controlling interests

For the Group’s non-wholly owned subsidiaries, a non-controlling interest is recognized to reflect the portion of equity that is not attributable, directly or indirectly, to the Group. Non-controlling interests are classified as a separate line item in the equity section of the Group’s consolidated balance sheets and have been separately disclosed in the Group’s consolidated statements of comprehensive loss to distinguish the interests from that of the Group.

(d) Use of estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Accounting estimates include, but not limited to, the allowance for credit losses, depreciable lives and recoverability of property and equipment, the realization of deferred income tax assets, the fair values of share-based compensation awards, the fair values of redeemable convertible preferred shares and the fair values of financial liabilities. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(e) Convenience translation

Translations of the consolidated financial statements from RMB into US$ as of and for the year ended December 31, 2024 are solely for the convenience of the readers.

The exchange rate we used to convert RMB to US$ was 7.1636:1 at the balance sheet dates of June 30, 2025. The average exchange rate for the period has been used to translate revenues and expenses. The average exchange rates we used to convert RMB to US$ were 7.1636:1 for the six months ended June 30, 2025.

The US$ convenience translation is not required under U.S. GAAP and all US$ convenience translation amounts in the accompanying consolidated financial statements are unaudited.

(f) Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(g) Cash

Cash consist of cash on hand and cash at bank. The Group places its cash with financial institutions with high-credit ratings and quality and believes it is not exposed to significant risk on cash and cash equivalents. The bank deposits with each financial institution in the Chinese Mainland, Hong Kong and United States, are insured by the government authorities up to RMB500, HKD500 and US$250, respectively. The bank deposits are insured by the government authorities with amounts up to RMB981 and RMB658 (US$92) as of December 31, 2024 and June 30, 2025, respectively. The Group has not experienced any losses in uninsured bank deposits.

(h) Property and equipment, net

Property and equipment are stated at cost less depreciation and any impairment. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, as follows:

Electronic equipment	3 years
Office furniture and others	3 years
Leasehold improvements	Shorter of lease term or the estimated useful lives of the assets

When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and the proceeds received thereon. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized and amortized over the remaining useful life.

(i) Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets or asset group by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets or asset group and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets or asset group, the Group recognizes an impairment loss based on the excess of the carrying value of the assets. No impairment of long-lived assets was recognized for the years ended December 31, 2024 and six months ended June 30, 2025.

(j) Value added taxes

The Company’s PRC subsidiaries and VIEs are subject to value added tax (“VAT”). Revenue is generally subject to VAT and subsequently paid to PRC tax authorities after netting input VAT on purchases. The excess of output VAT over input VAT is reflected in accrued expenses and other current liabilities, and the excess of input VAT over output VAT is reflected in prepayments and other current assets in the consolidated balance sheets.

(k) Fair value measurements

Fair value represents the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Accounting guidance establishes a three-level fair value hierarchy and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 — Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group primarily consist of cash and restricted cash, accounts receivable, amounts due from related parties, receivable from online platforms, receivables on behalf of merchants, staff advances and deposits included in prepayments and other current assets and deposits included in other non-current assets, short-term borrowings, accounts payable, amounts due to related parties, accrued expenses and other current liabilities, financial liabilities and shareholder loans, at amortized cost. The carrying amounts of cash and restricted cash, accounts receivable, amounts due from related parties, receivable from online platforms, receivables on behalf of merchants, staff advances and deposits included in prepayments and other current assets, short-term borrowings, accounts payable, amounts due to related parties, accrued expenses and other current liabilities and shareholder loans, at amortized cost approximate their fair values due to the short-term maturities.

The Group’s non-financial assets, such as property and equipment, equity investments without a readily determinable fair value the Group elects to use the measurement alternative to measure the investment at cost and equity method investments, would be measured at fair value only if they were determined to be impaired. On a recurring basis, financial liabilities presented in Note 10 elected fair value option were measured at fair value.

(l) Revenue recognition

The Group adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) and recognizes revenue upon the transfer of control of promised services to the Group’s customers, in the amount of consideration the Group expects to receive for those services. Revenue is recorded net of value added tax (“VAT”).

Once a contract is determined to be within the scope of ASC 606 at contract inception, the Group identifies performance obligations in the contract. The Group recognizes revenue based on the amount of the transaction price that is allocated to each performance obligation when that performance obligation is satisfied.

Contracts with customers may include multiple performance obligations. For such arrangements, the Group allocates transaction price to each performance obligation based on its relative standalone selling price. The Group generally determines relative standalone selling prices based on its standard price list, taking into consideration market conditions and its overall pricing strategy.

When another party is involved in a transaction, the Group evaluates whether it is a principal or an agent to determine whether revenue should be recorded on a gross or net basis. The Group acts as a principal if it obtains control over the goods and services before they are transferred to customers. In such case, revenue is recorded on a gross basis. If the Group does not control the goods and services before they are transferred to customers and acts as an agent, revenue is recorded on a net basis.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group applied the practical expedient to expense costs as incurred for incremental costs to obtain a contract with a customer, such as sales commission, when the amortization period would have been one year or less. Other incremental costs of obtaining contracts with customers are capitalized and amortized on a systematic basis that is consistent with the transfer to the customer of the services to which the capitalized costs relate.

Digital Agricultural Commerce Services

The Group operates two online platforms, namely Yimutian and Douniu, which facilitate transactions of agricultural products from merchants to wholesale markets and business buyers. The Group earns revenue from charging service fees on merchants in respect of membership services, value-added services and transaction services provided on Yimutian and Douniu platforms. When the service fees are paid in advance, they are initially recorded as contract liabilities.

Membership services

The Group provides subscription-based membership services to merchants on the online platforms, which allow its members to enjoy certain privileges, such as hosting premium storefronts on the Group’s online platforms. The subscription periods for the membership services range from one year to four years. The Group collects the non-refundable membership service fees in advance and records as contract liabilities, of which the subscription periods within one year are recorded in the current liabilities and the subscription periods over one year are recorded in the non-current liabilities. As the members receive and consume the benefits of obtaining the privileges throughout the subscription periods, the membership fees are recognized as revenue over the subscription periods on a straight-line basis.

Value-added services

The Group provides merchants with value-added services, which include advertising services and contact privilege services.

The Group provides merchants with advertising services on the online platforms, which include display of digital advertisements and merchant certification services. For display of digital advertisements, the Group recognizes revenues from CPC (cost per click) arrangements based on the number of clicks and from CPM (cost per thousand impression) arrangements based on the number of times displayed and cost per thousand impressions. Merchant certification services, which provide merchants with certification labels, are valid ranging from one month to four years. Service fees from merchant certification services are recognized as revenue on a straight-line basis over the service period, as merchants simultaneously receive and consume the benefits from the certification services throughout the service period.

Contact privilege services enable merchants to make calls or send text messages to potential buyers via the online platforms for a fixed quantity over a period ranging from one month to four years. The Group recognizes revenue from contact privilege services at the point in time when the merchants exercise the right to make calls or send text messages or when the right expires unexercised.

The Group collects value-added service fees in advance and records as contract liabilities. The contract balance that will be recognized as revenue in the next twelve months is classified as current liabilities, and the remaining balance is classified as non-current liabilities.

Transaction services

The Group facilitates the sales transactions between merchants and buyers on Yimutian and Douniu platforms. Upon the completion of the transactions of certain agricultural products conducted on the platforms, the Group charges the merchants transaction fees.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Transaction fee is calculated as a predetermined percentage of the purchase price of the agricultural products. Transaction fee is recognized as revenue upon the completion of the transactions when the transaction service is accepted by merchants. The Group does not control the agricultural products before they are transferred to customers. Therefore, the Group recognizes revenue on a net basis i.e. it recognizes the transaction fees as its revenue.

Other Digital Agricultural Solutions

The Group provides other digital agricultural solutions services to local agricultural production organizations, which primarily include providing industry consulting reports, brand promotion, organizing agricultural conferences and digital agricultural training programs. Revenue is recognized at the point in time when the report is delivered or when the conferences and promotion events take place. Revenue from provision of training programs is recognized over the period of the programs.

(m) Contract balances

When either party to a contract has performed, the Group presents the contract in the consolidated balance sheets as a contract asset or a contract liability, depending on the relationship between the Group’s performance and the customer’s payment. A contract asset is recorded when the Group recognizes revenue before being unconditionally entitled to the consideration under the terms in the contract. A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of the consideration is due.

A contract liability is recorded when the customer pays non-refundable consideration before the Group recognizes the related revenue. A contract liability is also recorded if the Group has an unconditional right to receive non-refundable consideration before the Group recognizes the related revenue. In such latter cases, a corresponding receivable is recorded.

The provision of credit losses for accounts receivable is based upon the expected credit losses (“CECL”) model. The CECL model requires an estimate of the credit losses expected over the life of accounts receivable since initial recognition, and accounts receivable with similar risk characteristics are grouped together when estimating CECL In assessing the CECL, the Group considers both quantitative and qualitative information that is reasonable and supportable, including historical credit loss experience, adjusted for relevant factors impacting collectability and forward-looking information indicative of external market conditions. While the Group uses the best information available in making determination, the ultimate recovery of recorded receivables is also dependent upon future economic events and other conditions that may be beyond the Group’s control. Accounts receivable which are deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There is a time lag between when the Group estimates a portion of or the entire account balances to be uncollectible and when a write off of the account balances is taken. The Group does not have any off-balance sheet credit exposure related to its customers.

(n) Cost of revenues

Cost of revenues consists primarily of (i) staff cost, (ii) cloud service fees charged by cloud service providers, (iii) depreciation and (iv) other costs related to revenues.

(o) Selling and marketing expenses

Selling and marketing expenses mainly consist of (i) staff cost, and (ii) advertising and promotion expenses, and (iii) rental, depreciation and other expenses related to selling and marketing functions. The advertising and promotion expenses were RMB6,844 and RMB4,810 (US$671) for the six months ended June 30, 2024 and 2025, respectively.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(p) Research and development expenses

Research and development expenses consist primarily of (i) staff cost and (ii) rental, depreciation and other expenses related to research and development functions. Research and development expenses are expensed as incurred.

(q) General and administrative expenses

General and administrative expenses consist primarily of (i) share-based compensation, staff cost, rental and depreciation related to general and administrative personnel, (ii) current expected credit losses, (iii) professional service fees, and (iv) other general corporate expenses.

(r) Inventories, net

Inventories, consisting of commodities available for sale, are stated at the lower of cost and net realizable value. Cost of inventories is mainly determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value due to slow-moving merchandise and damaged goods, which is dependent upon factors such as inventory aging, historical and forecasted consumer demand, and market conditions that impact pricing. The Company takes ownership, risks and rewards of the products purchased.

(s) Share-based compensation

The Company periodically grants share options to eligible employees, directors, and consultants, which are subject to both service and performance conditions.

For the share-based awards granted with only service conditions that have a graded vesting schedule, share-based compensation expenses are recognized using the straight-line method, over the requisite service period, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date. For the share-based awards granted with both a service condition and an initial public offering (“IPO”) performance condition, share-based compensation expenses are measured at the grant-date fair value and recognized on a tranche-by-tranche basis, when it is probable an IPO will be achieved. The Company elects to recognize the effect of forfeitures in compensation cost when they occur. To the extent the required vesting conditions are not met resulting in the forfeiture of the share- based awards, previously recognized compensation expense relating to those awards is reversed.

Share-based compensation in relation to the share options is estimated using the Binominal Option Pricing Model. The determination of the fair value of share options is affected by the share price of the Company’s ordinary shares as well as the assumptions regarding a number of variables, including the expected share price volatility, risk-free interest rate, exercise multiple and expected dividend yield.

(t) Employee benefits

The Company’s subsidiaries and VIEs and the VIEs’ subsidiaries in PRC participate in a government mandated, multiemployer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the salaries of qualified employees. The Group has no further commitments beyond its monthly contribution. Employee social benefits included as expenses in the accompanying consolidated statements of comprehensive loss amounted to RMB11,091 and RMB9,560(US$1,334) for the six months ended June 30, 2024 and 2025, respectively.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(u) Income taxes

The Group accounts for income taxes using the asset and liability method. Current income taxes are provided on the basis of income before income taxes for financial reporting purposes and adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax laws and rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided to reduce the amount of deferred income tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred income tax assets will not be realized. The effect on deferred income taxes arising from a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change.

The Group applies a “more likely than not” recognition threshold in the evaluation of uncertain tax positions. The Group recognizes the benefit of a tax position in its consolidated financial statements if the tax position is “more likely than not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Unrecognized tax benefits may be affected by changes in interpretation of laws, rulings of tax authorities, tax audits, and expiry of statutory limitations. In addition, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Accordingly, unrecognized tax benefits are periodically reviewed and re-assessed. Adjustments, if required, are recorded in the Group’s consolidated financial statements in the period in which the change that necessities the adjustments occur. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in certain circumstances, a tax appeal or litigation process. The Group records interest and penalties related to unrecognized tax benefits (if any) in interest expenses and general and administrative expenses, respectively. As of December 31, 2024 and June 30, 2025, the Group did not have any unrecognized uncertain tax positions.

(v) Leases

The Group leases premise for offices under non-cancellable operating leases. Leases with rent provisions were recognized on a straight-line basis commencing with the beginning of the lease terms. There were no capital improvement funding and contingent rent in the lease agreements. The Group has no legal or contractual asset retirement obligations at the end of the lease terms.

The operating lease liabilities are recognized upon lease commencement for operating leases based on the present value of lease payments over the lease terms. The operating lease right-of-use assets are initially measured at cost, which comprises the initial amount of the operating lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. As the rate implicit in the lease cannot be readily determined, the incremental borrowing rate at the lease commencement date is used in determining the imputed interest and present value of lease payments. The incremental borrowing rate was determined using a portfolio approach based on the rate of interest that the Group would have to borrow an amount equal to the lease payments on a collateralized basis over a similar term. The Group recognizes the single lease cost on a straight-line basis over the remaining lease terms for operating leases. The Group elected the practical expedient of the short-term lease exemption for contracts with lease terms of 12 months or less.

(w) Foreign currency translation and foreign currency risks

The Group’s reporting currency is RMB. The functional currency of the Company and its subsidiaries incorporated at Cayman Islands and Hong Kong S.A.R. is the US$. The functional currency of the Company’s PRC subsidiaries, VIEs and the VIEs’ subsidiaries is RMB.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Transactions denominated in currencies other than the functional currency are remeasured into the functional currency at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in a foreign currency are remeasured into the functional currency using the applicable exchange rate at the balance sheet date. The resulted exchange differences are recorded as general and administrative expenses in the consolidated statements of comprehensive loss.

The financial statements of the Company and its subsidiary incorporated at Hong Kong S.A.R. are translated from their functional currencies into RMB. Assets and liabilities are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings (deficits) generated in the current period are translated into RMB using the appropriate historical rates. Revenues, expenses, gains and losses are translated into RMB using the average exchange rates for the relevant period. The resulted foreign currency translation adjustments are recorded as a component of other comprehensive income (loss) in the consolidated statements of comprehensive loss, and the accumulated foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income (loss) in the consolidated statements of changes in shareholders’ deficit.

RMB is not a freely convertible currency. The PRC State Administration for Foreign Exchange, under the authority of the PRC government, controls the conversion of RMB to foreign currencies. The value of the RMB is subject to changes of central government policies and international economic and political developments affecting supply and demand in the China foreign exchange trading system market.

(x) Accounts receivable

Accounts receivable are recorded at invoiced amounts, net of any allowance for expected credit losses. The Company evaluates the collectibility of accounts receivable based on a combination of factors including historical experience, current economic conditions, customer creditworthiness, and the age of the receivables. The Company estimates expected credit losses using a probability-weighted model under ASC 326, Financial Instruments — Credit Losses, and records an allowance for credit losses in the same period as the related revenue is recognized. Receivables are written off when deemed uncollectible.

Allowance for credit losses

The Company estimates expected credit losses on accounts receivable using the historical loss rate method in accordance with ASC 326, Financial Instruments — Credit Losses. The model considers historical write-off trends adjusted for current economic conditions and reasonable and supportable forecasts that may affect collectability.

Receivables are grouped based on shared risk characteristics age of receivable, and loss rates are applied to each aging category. The Company writes off receivables when it determines they are no longer collectible.

(y)  Other receivables

Other receivables consist primarily of receivable from online payment platforms, Receivables on behalf of merchants and Staff advances. These balances are recorded at amortized cost and are reviewed regularly for collectability. An allowance for credit losses is recorded as necessary, based on similar considerations as accounts receivable.

Prepayments primarily consist of consulting fee. These costs are recognized as assets and expensed over the period to which the prepaid item relates.

Other current assets consist of receivable from online payment platforms, receivables on behalf of merchants and VAT recoverable. These assets are stated at cost, which approximates fair value, and are expected to be realized within twelve months.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Other non-current assets primarily consist of security deposits and others. These assets are recorded at cost and are classified as non-current based on the expected timing of realization, which is greater than twelve months from the balance sheet date.

The Company periodically reviews these assets for indicators of impairment in accordance with applicable guidance (e.g., ASC 360 for long-lived assets, ASC 350 for intangibles, ASC 326 for financial assets). If indicators of impairment are present, the Company evaluates recoverability by comparing the carrying amount to the estimated undiscounted future cash flows or fair value. An impairment loss is recorded if the carrying amount exceeds its recoverable value.

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and restricted cash, accounts receivable, amounts due from related parties, receivable from online platforms, receivables on behalf of merchants, staff advances and deposits included in prepayments and other current assets.

Concentration of customers and suppliers

All revenues were derived from customers located in the PRC. No customer individually represents greater than 10% of total revenues of the Group for the six months ended June 30, 2024 and 2025.

For the six months ended June 30, 2024 and 2025, no single supplier represented greater than 10% of total purchases.

(z) Statutory reserves

In accordance with the PRC Company Laws, the Group’s PRC subsidiaries, VIEs and the VIEs’ subsidiaries must make appropriations from their after-tax profits as determined under the generally accepted accounting principles in the PRC (“PRC GAAP”) to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the PRC companies. Appropriation to the discretionary surplus fund is made at the discretion of the PRC companies.

The statutory surplus fund and discretionary surplus fund are restricted for use. They may only be applied to offset losses or increase the registered capital of the respective companies. These reserves are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation.

For the six months ended June 30, 2024 and 2025, no appropriation was made to the statutory surplus fund and discretionary surplus fund by the Group’s PRC subsidiaries, VIEs and the VIEs’ subsidiaries as these PRC companies did not earn any after-tax profits as determined under PRC GAAP.

(aa) Loss per share

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders, considering the accretions of redemption feature related to the Company’s redeemable convertible preferred shares, by the weighted average number of ordinary shares during the period using the two-class method. Under the two-class method, any net income is allocated between ordinary shares and other participating securities based on their participating rights. Net losses are not allocated to other participating securities if based on their contractual terms they are not obligated to share the losses. Contingently issuable shares are included in the computation of basic earnings per share only when there is no circumstance under which those shares would not be issued.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of ordinary shares issuable upon the conversion of the preferred shares, using the if-converted method, and financial liabilities using the if-converted method, and shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such share would be anti-dilutive.

(ab) Segment reporting

The Group uses the management approach in determining its operating segments. The Group’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. For the purpose of internal reporting and management’s operation review, the Group’s Chief Executive Officer does not segregate the Group’s business by service lines. The Company operates as a single operating and reportable segment, as it offers a unified set of products and services primarily related to the provision of digital agricultural transaction services. Management has determined that the Group has one operating segment. All of the Group’s long-lived assets are located in the PRC.

(ac) Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other part in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or are related corporation.

(ad) Recent accounting pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. The amendments in this Update are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Group early adopted this guidance on January 1, 2021. There was no impact to the consolidated financial statements of adopting the new standard.

In November 2023, the FASB issued ASU No. 2023-07 (“ASU 2023-07”), Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 on a retrospective basis. Early adoption is permitted. The Group adopted this guidance for the year beginning January 1, 2024 and the adoption of this standard does not have a material impact on its consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09 (“ASU 2023-09”), Income Taxes (Topic 740): Improvement to Income Tax Disclosures to enhance the transparency and decision usefulness of income tax disclosures. ASU 2023-09 is effective for annual periods beginning after December 15, 2024 on a prospective basis. Early adoption is permitted. The Group is currently evaluating the impact of this accounting standard update on its consolidated financial statements and related disclosures.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income (Topic 220-40): Expense Disaggregation Disclosures (“ASU 2024-03”). This update requires, among other things, more detailed disclosure about types of expenses in commonly presented expense captions such as cost of sales and selling, general, and administrative expenses, and is intended to improve the disclosures about an entity’s expenses including purchases of inventory, employee compensation, depreciation and amortization. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The Company is currently evaluating the impact of the on its consolidated financial statements and related disclosures.

3. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Accounts receivable	743	551	77
Less: Allowance for credit losses	(10)	(10)	(1)
Accounts receivable, net	733	541	76

The movement of the allowance for credit losses is as follows:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Balance at the beginning of the year	9	10	1
Additions	277	—	—
Write off	(276)	—	—
Total	10	10	1

4. PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consisted of the following:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Receivable from online payment platforms	12,215	18,728	2,614
Receivables on behalf of merchants	9,077	8,360	1,167
Deferred IPO cost*	10,751	10,751	1,501
Staff advances	1,962	1,883	263
Contract acquisition costs	6,172	7,247	1,012
Deposit	387	397	55
Others	9,273	1,372	191
Less: allowance for credit losses	(9,797)	(9,823)	(1,371)
Prepayments and other current assets, net	40,040	38,915	5,432

*	Direct cost incurred by the Group attributable to its IPO of ordinary shares in the United States have been deferred and recorded as deferred IPO cost and will be offset against the gross proceeds received from such offering. In the event the IPO is terminated or abandoned, all capitalized deferred IPO cost will be expensed.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

4. PREPAYMENTS AND OTHER CURRENT ASSETS (cont.)

The movement of the allowance for credit losses is as follows:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Balance at the beginning of the year	9,621	9,797	1,367
Additions	176	26	4
Total	9,797	9,823	1,371

5. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Electronic equipment	2,923	2,924	408
Office furniture and others	579	574	80
Leasehold improvements	4,413	5,059	706
Property and equipment	7,915	8,557	1,194
Accumulated depreciation	(6,855)	(7,522)	(1,050)
Property and equipment, net	1,060	1,035	144

Depreciation expenses on property and equipment were allocated to the following expense items:

	For the six months ended June 30,
	2024	2025
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Selling and marketing expenses	47	39	5
Research and development expenses	123	23	3
General and administrative expenses	513	623	87
Total depreciation expenses	683	685	95

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

6. LEASE

The Group leases facilities under non-cancellable operating leases expiring on different dates. The terms of substantially all these leases are ranging from one year to three years. All the Group’s leases qualify as operating leases. Short-term leases (lease terms less than 12 months) are recognized as incurred.

(a)	A summary of supplemental information related to operating leases as of December 31, 2024 and June 30, 2025 as follows:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Operating lease right-of-use assets	9,589	6,433	898
Operating lease liabilities, current	4,961	3,152	440
Operating lease liabilities, non-current	4,042	1,523	213
Operating lease liabilities	9,003	4,675	653

The weighted average remaining lease term as of December 31, 2024 and June 30, 2025 were 1.48 years and 1.34 years, and the weighted average discount rate of the operating leases were 4.09% and 3.37%, respectively.

(b) The components of lease cost were as follows:

	For the six months ended June 30,
	2024	2025
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Lease cost:
Operating lease cost	3,151	2,787	389
Short-term lease cost	1,248	1,078	150
Total lease cost	4,399	3,865	539

(c) Maturities of operating lease liabilities as of June 30, 2025 was as follows:

	As of June 30, 2025
	RMB	USD
	(Unaudited)	(Unaudited)
From June 30, 2025 to June 30, 2026	3,282	458
From June 30, 2026 to June 30, 2027	1,190	166
From June 30, 2027 to June 30, 2028	370	52
Total undiscounted cashflows	4,842	676
Less: amounts representing interest	167	23
Present Value of future minimum lease payments	4,675	653
Less: Current obligations	3,152	440
Long term obligations	1,523	213

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

7. OTHER NON-CURRENT ASSETS

Other non-current assets consisted of the following:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Deposits	2,043	1,833	256
Others	1,113	860	120
Other non-current assets	3,156	2,693	376

8. SHORT-TERM BORROWINGS

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Guangdong Yueken Microcredit Co., Ltd	5,000	4,200	586
Tianjin Jincheng Bank Co., Ltd.	—	500	70
China Merchants Bank Co., Ltd. Beijing Branch	—	4,000	558
China CITIC Bank Loan	5,000	1,000	140
Short-term borrowings	10,000	9,700	1,354

In 2024, Guangxi Yimutian Xinnong Technology Co., Ltd. (Guangxi Yimutian), a subsidiary of the WFOE, obtained a number of one-year loans in the aggregate amount of RMB5,000 from Guangdong Yueken Microcredit Co., Ltd bearing a simple interest of 12% per annum. As of June 30, 2025, Guangxi Yimutian repaid the loan RMB800.

On February 7, 2024, Yimutian Xinnong obtained a 12-month short-term credit bank borrowing from China CITIC Bank in amounts of RMB5,000 bearing interest of 3.55% per annum. In February 2025, Yimutian Xinnong repaid the China CITIC loan of RMB5,000. On June 16, 2025, Yimutian Xinnong obtained a 12-month short-term credit bank borrowing from China CITIC Bank in amounts of RMB1,000 bearing interest of 3.1% per annum.

In 2025, Yimutian Xinnong obtained a 12-month short-term credit bank borrowing amount of RMB1,000 bearing interest of 14.4% per annum. As of June 30, 2025, Yimutian Xinnong repaid the loan of RMB1,000.

On June 13, 2025, Yimutian Xinnong obtained a 12-month short-term credit bank borrowing amount of RMB500 bearing interest of 14.4% per annum.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Accrued payroll and welfare	34,781	35,286	4,926
Deposits received from merchants	16,339	15,988	2,232
Cash collected on behalf of merchants	11,731	10,255	1,432
Accrued IPO cost	12,382	12,382	1,728
VAT and other surcharges payable	3,508	2,931	409
Others	10,483	18,658	2,604
Accrued expenses and other current liabilities	89,224	95,500	13,331

10. FINANCIAL LIABILITIES

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Exchangeable Notes (i)	20,990	20,903	2,918
Financial liabilities	20,990	20,903	2,918

(i)  Exchangeable Notes

In September 2022, the Company entered into an exchangeable note agreement with Investor B. Pursuant to the agreement, the Company issued an exchangeable note for USD2.8 million (equivalent to RMB20,128) with a simple interest rate of 7% per annum to Investor B, which was entitled to convert the entire or part of the outstanding principal of the exchangeable note at 90% of the per share price into the same class of shares issued in the new round financing. The exchangeable note shall be due and payable one year after the issuance, which can be further extended upon mutual agreement between the Company and the investor. The interests of the note will be exempted if the investor converts the note. In September 2023, the maturity date was extended to September 8, 2024. In September 2024, the maturity date was further extended to September 8, 2025. According to the valuation report, the change in fair value of financial liabilities for the six months ended June 30, 2024 and 2025 were nil respectively.

11. SHAREHOLDER LOANS, AT AMORTIZED COST

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Onshore Shareholder Loans, current (i)	64,021	63,950	8,927
Onshore Shareholder Loans, non-current (i)	122,534	122,534	17,105
Other Shareholder Loans (ii)	62,088	79,995	11,167
Shareholder loans, at amortized cost	248,643	266,479	37,199

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

11. SHAREHOLDER LOANS, AT AMORTIZED COST (cont.)

(i)  Onshore Shareholder Loans

The Company’s onshore entities entered into shareholder loans agreements with certain preferred shareholders. These preferred shareholders subscribed the Company’s preferred shares and were entitled to all of the preferred shareholders’ rights. Prior to paying the consideration of preferred shares to the Company, they made shareholder loans to the Company’s onshore entities in the same amount of the consideration for preferred shares. Such shareholder loans are referred as “Onshore Shareholder Loans”.

In December 2016, the Company issued 124,523,393 shares of Series C Redeemable Convertible Preferred Shares to an investor for US$5 million (equivalent to RMB30,634). One of the Company’s PRC onshore entities entered into a loan agreement with the investor in the amount of RMB30,634 bears no interest. The principal shall be due and payable at the earlier of the investor pays the consideration of preferred shares to the Company and 9 months after the issuance, which can be further extended upon mutual agreement between the Company and the investor. In 2023, the Company and the investor agreed to extend the maturity date of the loan, and the loan is due at the earlier of the investor pays the consideration of preferred shares to the Company and December 31, 2024. In 2024, the maturity date was further extended to December 31, 2025. In December 2023, the Company’s PRC onshore entities repaid RMB613 to the investor. In 2024, the Company’s PRC onshore entities repaid RMB1,000 to the investor. In 2025, the Company’s PRC onshore entities repaid RMB71 to the investor.

In February 2018, the Company issued 154,278,293 shares of Series C-1 Redeemable Convertible Preferred Shares to an investor with the total amount of US$5.5 million (equivalent to RMB35,000). One of the Company’s PRC onshore entities entered into a loan agreement with the investor in the amount of RMB35,000 bears no interests. The principal shall be due and payable at the earlier of the investor pays the consideration of preferred shares to the Company and 23 months after the issuance, which can be further extended upon mutual agreement between the Company and the investor. In 2023, the Company and the investor agreed to extend the maturity date of the loan, and the loan is due at the earlier of the investor pays the consideration of preferred shares to the Company and December 31, 2024. In 2024, the maturity date was further extended to December 31, 2025.

In December 2023, the Company issued 280,352,854 shares of Series B Redeemable Convertible Preferred Shares to an investor upon exercise of Series B ODI Convertible Loan (Note 11) with the total amount of US$20 million (equivalent to RMB122,534). As agreed with the investor, the Company’s PRC onshore entity shall repay the principal at the earlier of the following two dates: (1) July 31, 2025, and (2) five working days before the end of the lock-up period specified by applicable laws and regulations and exchange rules following the initial public offering.

The Company measured Onshore Shareholder Loans at amortized cost. Onshore Shareholder Loans activities for the years ended December 31, 2024 and six months ended June 30, 2025 are presented below:

	As of June 30, 2025
	RMB	USD
	(Unaudited)	(Unaudited)
As of January 1, 2024	187,555	26,182
Repayment	(1,000)	(140)
As of December 31, 2024	186,555	26,042
Repayment	(71)	(10)
As of June 30, 2025	186,484	26,032

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

11. SHAREHOLDER LOANS, AT AMORTIZED COST (cont.)

(ii) Other Shareholder Loans

The Group borrowed interest free loans from its Founder and certain investors.

The principal of Series C ODI Convertible Loan issued by the Company’s onshore entity was RMB42,055 (Note 11). Upon the investor’s exercise of the warrant and the Company issued preferred shares to the investor, the Company’s onshore entity partially repaid Series C ODI Convertible loan of RMB27,027 and entered into a new interest free shareholder loan agreement with the investor in the amount of RMB15,028, which is due on demand. In 2023 and 2024, the Company’s onshore entity repaid RMB2,000 and RMB500 to the investor, respectively.

In 2021, the Group also borrowed interest free loans of RMB1,153 from its Founder and US$150 (equivalent to RMB993) from a preferred shareholder. In 2023, the Group borrowed interest free loans in the total amount of RMB14,203 from its Founder and repaid RMB4,580 to its Founder. Such loans are due on demand. In 2024, the Group borrowed interest free loans in the total amount of RMB28,322 from its Founder. As of June 30, 2025, the Group borrowed interest free loans in the total amount of RMB21,422 from its Founder and repaid RMB3,510 to its Founder.

In 2023, the Group also borrowed interest free loans of RMB6,874 from an entities controlled by a preferred shareholder. The Group repaid RMB6,874 in 2024.

Other Shareholder Loans activities for the years ended December 31, 2024 and six months ended June 30, 2025 are presented below:

	As of June 30, 2025
	RMB	USD
	(Unaudited)	(Unaudited)
As of January 1, 2024	41,156	5,745
Borrowed	28,322	3,954
Repayment	(7,374)	(1,029)
Foreign currency translation adjustments	(16)	(2)
As of December 31, 2024	62,088	8,668
Borrowed	21,422	2,990
Repayment	(3,510)	(490)
Foreign currency translation adjustments	(5)	(1)
As of June 30, 2025	79,995	11,167

12. ACCOUNTS PAYABLE

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
IT Service Fee	4,245	5,842	814
Others	153	148	20
Accounts payable	4,398	5,990	834

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

13. CONTRACT LIABILITIES

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Contract liabilities, current
Membership fee	55,708	46,960	6,555
Value-add service fee	14,509	19,777	2,761
Government project	3,757	5,564	777
Tian Bi	13,247	11,432	1,596
Others	882	2,142	299
Total contract liabilities, current	88,103	85,875	11,988

Contract liabilities, non-current
Membership fee	11,430	10,926	1,525
Value-add service fee	793	1,279	179
Total contract liabilities, non-current	12,223	12,205	1,704

14. MEZZANINE EQUITY

Series A, Series B, Series C, Series C-1, Series C-2 and Series D redeemable convertible preferred shares (collectively “Redeemable Convertible Preferred Shares”)

On August 19, 2025, the Company was listed on Nasdaq under the ticker symbol “YMT” at an offering price of $4.1 per share.

Form May 2014 to December 2016, the Company entered into a series of share purchase agreements with certain investors, pursuant to which the Company issued 387,781,378 Series A redeemable convertible preferred shares (“Series A Preferred Shares”) for an aggregated cash consideration of US$3.5 million (equivalent to RMB21,593).

From February 2015 to April 2017, the Company entered into a series of share purchase agreements with certain investors, pursuant to which the Company issued 423,548,558 Series B redeemable convertible preferred shares (“Series B Preferred Shares”) for an aggregated consideration of US$34.1 million (equivalent to RMB213,329). In December 2023, the Company issued 280,352,854 Series B Preferred Shares upon the exercise of Series B ODI Convertible Loan held by an investor for an aggregated consideration of US$20 million (equivalent to RMB122,534). RMB134,455 and RMB134,455 was unpaid and recorded as subscription receivable as of December 31, 2024 and June 30, 2025, respectively.

From December 2016 to April 2017, the Company entered into a series of share purchase agreements with certain investors, pursuant to which the Company issued 517,022,352 Series C redeemable convertible preferred shares (“Series C Preferred Shares”) for an aggregated consideration of US$11 million, of which RMB29,026 and RMB28,955 was unpaid and recorded as subscription receivable as of December 31, 2024 and June 30, 2025, respectively.

In February 2018, the Company entered into a series of share purchase agreement with a group of investors, pursuant to which the Company issued 357,323,044 Series C-1 redeemable convertible preferred shares

(“Series C-1 Preferred Shares”) for an aggregated consideration of US$15 million (equivalent to RMB94,608), of which RMB38,955 and RMB38,955 was unpaid and recorded as subscription receivable as of December 31, 2022 and 2023, respectively. In September 2019, an investor transferred 63,435,937 shares of Series C-1 Preferred Shares to another investor for an aggregated consideration of US$5 million (equivalent to RMB35,365), and the Company redesignated all transferred shares into a same number of Series C-2 Preferred Shares. The Company did not receive any proceeds from this transaction. The Company considered that the re-designation of Series C-1 Preferred Shares to Series C-2 Preferred Shares in substance, was the same as repurchase and cancellation of the Series C-1 Preferred Shares and simultaneously issuance of Series C-2 Preferred Shares. The difference between the fair value of Series C-2 and the carrying amount of the Series C-1 Preferred Shares was accounted for as deemed dividend to the preferred shareholder and recorded to accumulated deficit.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

14. MEZZANINE EQUITY (cont.)

From December 2018 to August 2020, the Company entered into a series of share purchase agreements with a group of investors, pursuant to which the Company issued 22,4881,374 Series C-2 redeemable convertible Preferred Shares (“Series C-2 Preferred Shares”) for an aggregated consideration of US$17.4 million (equivalent to RMB115,693).

In May 2021, the Company entered into a series of share purchase agreements with a group of investors, pursuant to which the Company issued 95,032,955 Series D redeemable convertible preferred shares (“Series D Preferred Shares”) for an aggregated consideration of US$15 million (equivalent to RMB106,825). In June 2021, the Company issued additional 287,192 Series D Preferred Shares for nil consideration to then existing Series D preferred shareholders. The Company treated it as deemed dividend to the shareholders of the Redeemable Convertible Preferred Shares.

In October 2021, the Company entered into a share repurchase agreement with an investor, pursuant to which the Company repurchased 76,123,125 Series C Preferred Shares for an aggregated consideration of US$6,000 (equivalent to RMB38,633). The difference of RMB28,818 between the repurchase consideration over the carrying amount of RMB9,815 of the Series C Preferred Shares was accounted for as deemed dividends to the preferred shareholder and recorded to accumulated deficit. Upon the Company’s repurchase of Series C Preferred Shares, there was a subscription receivable from such investor in the amount of US$5,500 (equivalent to RMB35,483) in connection with the issuance of Series C-1 Preferred Shares. The Company and the investor entered into a supplemental agreement that US$5,500 (equivalent to RMB35,483) was offset between repurchase consideration payable and subscription receivable. The remaining repurchase consideration payable of US$500 (equivalent to RMB3,436 and RMB3,422, as of December 31, 2024 and June 30, 2025, respectively) was recorded in amount due to related parties.

In December 2023, the Company issued 4,124,313 Series C-2 redeemable convertible preferred shares to existing Series C-2 Preferred shareholders for nil consideration and 2,435,067 Series D redeemable convertible preferred shares to existing Series D Preferred shareholders for nil consideration. Concurrently, issuance price per share of Series C-2 Preferred Shares and Series D Preferred Shares were amended accordingly, which resulted in the aggregated issuance price of each investor remained unchanged.

The rights, preferences and privileges of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares and Series D Preferred Shares are as follows:

Redemption Rights

Upon the issuance of Series D Preferred Shares on May 8, 2021, the redemption term of all Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares were modified to be the same as Series D Preferred Shares, pursuant to which they were redeemable at the option of the shareholders of the respective series Preferred Shares in the event that (A) the Company fails to complete the qualified IPO or a trade sale in which the valuation of the Company is no less than US$800,000,000 before December 31, 2025 except that if the Company has submitted an application to competent Governmental Authorities for IPO filings prior to December 31, 2025 (including the submission of the IPO prospectus) but due to any material adverse legal, regulatory, market or policy changes of China in which case the Board of Directors decide to postpone the qualified IPO and the Trade Sale, the foregoing deadline for the qualified IPO and the trade sale shall be automatically postponed to December 31, 2026, (B) the validity or enforcement of the VIE agreements is materially and adversely affected due to change of any applicable Laws, as a consequence of which, the Company loses control over, or the ability to consolidate the financial statements, of direct or indirect subsidiaries and/or controlled entities, and there is no alternative arrangement under the applicable Laws for the Company to maintain or restore such control or ability, and (C) any material breach of the transaction documents to which the holder(s) of respective series Preferred Shares are parties by the Group, the Founder, any ordinary shareholders and any ordinary shareholders holding Company prior to the qualified IPO, which results in substantial hurdle to the launch of the qualified IPO.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

14. MEZZANINE EQUITY (cont.)

The redemption preference from high priority to low priority is as follows in sequence: Series D Preferred Shares, Series C-2 Preferred Shares, Series C-1 Preferred Shares, Series C Preferred Shares and then the Series B Preferred Shares and Series A Preferred Shares as the same class.

For Series D Preferred Shares, Series C-2 Preferred Shares, Series C-1 Preferred Shares, Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares, the redemption price shall be one hundred percent (100%) of the respective issuance price, plus an eight percent (8%) compounded per annum return of the respective issuance price over the period from the respective closing date to the date of payment in full of the respective redemption price.

Conversion Rights

Each redeemable convertible preferred share shall be convertible, at the option of the shareholders, at any time after the issuance date of preferred shares according to a conversion ratio, subject to adjustments for dilution, including but not limited to stock splits and stock dividends. The conversion price shall initially be the applicable issuance price, resulting in an initial conversion ratio for the Redeemable Convertible Preferred Shares of 1:1.

Each Redeemable Convertible Preferred Share shall be converted, based on the then-effective applicable conversion price, without the payment of any additional consideration, into ordinary shares in the event that (i) the closing of the IPO, or (ii) the date upon which the Company receives the written request from the majority respective series preferred shareholders.

Voting Rights

Each preferred shareholder shall be entitled to that number of votes corresponding to the number of ordinary shares on an as-converted basis.

Dividend Rights

No dividends or other distributions shall be declared, paid, set aside or made, whether in cash, in property, or in any other shares of the Company, with respect to any other class or series of shares of the Company, unless and until the dividends of preferred shares with higher priority of preference has been likewise declared, paid, set aside or made (calculated on an as-converted basis).

Liquidation Preferences

In the event of any liquidation including deemed liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, shareholders of Series D Preferred Shares, Series C-2 Preferred Shares, Series C-1 Preferred Shares, Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the applicable issuance price, plus all dividends declared and unpaid on such redeemable convertible preferred shares.

Liquidation preference is as follows in sequence: Series D Preferred Shares, Series C-2 Preferred Shares, Series C-1 Preferred Shares and Series C Preferred Shares, then the Series B Preferred Shares and Series A Preferred Shares as the same class.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

14. MEZZANINE EQUITY (cont.)

If there are any assets or funds remaining after the aggregate amount has been distributed or paid in full to the applicable holders of the Preferred Shares, the remaining assets and funds of the Company available for distribution shall be distributed ratably among all shareholders according to the relative number of the Shares held by such shareholders.

Accounting for the Redeemable Convertible Preferred Shares

The Company has classified the redeemable convertible preferred shares as mezzanine equity as these preferred shares are redeemable upon the occurrence of an event not solely within the control of the Company.

The conversion option of the Redeemable Convertible Preferred Shares is not bifurcated because the conversion option is clearly and closely related to the host equity instrument. The contingent redemption option of the Redeemable Convertible Preferred Shares is not bifurcated because the underlying ordinary shares are not net settable since the Redeemable Convertible Preferred Shares were neither publicly traded nor readily convertible into cash.

The Company recorded the initial carrying amount of the redeemable convertible preferred shares at the fair value at the date of issuance. The Company accreted the carrying value of the preferred shares to their maximum redemption price at the end of each reporting period. The change in redemption value is recorded against retained earnings, or in the absence of retained earnings, against additional paid-in capital (“APIC”). Once APIC has been exhausted, additional charges are recorded by increasing the accumulated deficit.

Modification of the Preferred Shares

The Company assesses whether an amendment to the terms of its preferred shares is an extinguishment or a modification using the fair value approach. If the fair value of the preferred shares immediately after the amendment changes by more than 10 percent from the fair value of the preferred shares immediately before the amendment, the amendment is considered an extinguishment. An amendment that does not meet this criterion is a modification. When preferred shares are extinguished, the Company recognizes the modified or exchanged preferred shares at fair value and derecognizes the carrying amount of the old preferred shares with the difference recorded in accumulated deficit. When preferred shares are modified, the Company accounted for the modification by analogy to the modification guidance contained in ASC 718-20, Compensation — Stock Compensation, and the increase of the fair value immediately after the amendment is treated as a deemed dividend to the holders of the preferred shares. Modifications that result in a decrease in the fair value of the redeemable convertible preferred shares are not recognized.

For the modification of Series C-2 and Series D redeemable convertible preferred shares in 2023, as the fair value of the Preferred Shares immediately after the amendment did not change by more than 10% from their fair value immediately before the amendment, the Company accounts for modification that result in an increase to the fair value of the modified Preferred Shares as deemed dividends.

15. ORDINARY SHARES

The number of authorized shares is 5,000,000,000 shares with a par value of US$0.00001 per share. The authorized shares of the Company were consisted of 2,713,770,293 ordinary shares and 2,286,229,707 preferred shares as of December 31, 2024 and 2,713,770,293 ordinary shares and 2,286,229,707 preferred shares as of June 30, 2025.

In December 2023, the Company issued 63,600,043 ordinary shares to founding shareholders for nil consideration (Note 16).

The number of ordinary shares issued and outstanding were 460,147,059 and 460,147,059 as of December 31, 2024 and June 30, 2025, respectively.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

16. SHARE-BASED COMPENSATION

The Company’s shareholders and Board of Directors approved of 2015 Share Incentive Plan (the “Option Plan”) in order to provide incentives and rewards to the Company’s directors, employees and consultant of the Company. Share options under the Option Plan are generally three types of vesting schedule, which are: (i) 25% of the options vest on the first anniversary of the vesting commencement date and the remaining 75% shall equally vest semi-annually over the next three years; (ii) 25% of the options vest on the first anniversary of the vesting commencement date and the remaining 75% shall equally vest quarterly over the next three years; (iii) 25% of the options vest on the first anniversary of the vesting commencement date and the remaining 75% shall equally vest monthly over the next three years. The option holders can only exercise their vested options after 90 days following the completion of IPO or a sale of all or substantially all assets or equity interests of the Company, subject to compliance of applicable requirements under laws and regulations in the PRC. The Company did not recognize any share-based compensation expense on the share options since the IPO performance condition is deemed to be not probable. As of June 30, 2025, the Company authorized 815,130,483 share options under the Option Plan.

The following table sets forth the share options activity for the six months ended June 30, 2025:

	Number of shares	Weighted average exercise price	Weighted average remaining contractual years	Aggregate intrinsic value
		US$
Outstanding at December 31, 2024	618,498,590	0.01	3.48	63,779
Granted	8,648,850	0.01
Forfeited	1,960,886	0.01
Outstanding at June 30, 2025 (unaudited)	623,162,314	0.01	3.10	64,262

As of December 31, 2024 and June 30, 2025, no share options were exercisable, since their exercisability was subject to the completion of an initial public offering of the Company. The weighted average grant date fair value of the share options for the years ended December 31, 2024 and three months ended June 30, 2025 were US$0.11 and US$0.11 per share, respectively.

The fair value of the options is estimated on the dates of grant using the binomial option pricing model with the following key assumptions used:

As of December 31, 2023
Risk-free rate of return (per annum)	4.75% – 5.93%
Volatility	54.5% – 54.7%
Expected dividend yield	—
Exercise multiple	2.2
Fair value of underlying ordinary share	US$0.11
Expected Term	10 years

The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in USD for a term consistent with the expected term of the Company’s options in effect at the option valuation date. The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the contract life of the Company’s options. The expected exercise multiple was estimated as the average ratio of the stock price to the exercise price of when employees would decide to voluntarily exercise their vested options. Expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares, and the Company does not anticipate any dividend payments in the foreseeable future.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

16. SHARE-BASED COMPENSATION (cont.)

Since the exercisability is dependent upon completion of an initial public offering of the Company, no compensation expense relating to the options was recorded for the years ended December 31, 2024 and six months ended June 30, 2025. The Company will recognize compensation expenses relating to options vested cumulatively upon the completion of an initial public offering of the Company.

On December 10, 2023, the Company issued 63,600,043 ordinary shares to founding shareholders for nil consideration. The Company accounted for such issuance as share awards granted to the Company’s management and directors, which were vested immediately. Based on the fair value per share at issuance date, the Company recognized RMB51,436 of share-based compensation expense related to these shares in general and administration expenses on the consolidated statements of comprehensive loss in December 2023. The fair value of ordinary shares at issuance date is US$0.11 per share.

In determining the fair value of ordinary shares, the Company applied the income approach based on its discounted future cash flow using its best estimate as at the grant date using retrospective valuation. The major assumptions used in calculating include discount rate, comparable companies, discount for lack of marketability and revenue growth rates with the assistance of an independent third-party valuation firm.

17. FAIR VALUE MEASUREMENT

The following tables present the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of June 30, 2025:

For the three months Ended June 30, 2025 (unaudited)	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	RMB	RMB	RMB
Financial assets at fair value through
Exchangeable Notes	—	—	20,903

The reconciliation from the opening balances to the closing balances of financial liabilities for recurring fair value measurements categorized as level 3 of the fair value hierarchy for the years ended December 31, 2024 and six months ended June 30, 2025 are presented in Note 10.

Financial Liabilities are measured at fair value using unobservable inputs and categorized in Level 3 of the fair value hierarchy.

The fair values of the ODI Convertible Loans and Exchangeable Notes were estimated with the following key assumptions with no change for the years ended December 31, 2024 and six months ended June 30, 2025:

As of December 31, 2023
Risk-free rate of return (per annum)	6.19% – 6.24%
Expected Volatility	59.21%
Expected dividend yield	0%
Expected Term	0.69 years
Applied bond yield	14.49%
Yield for value of credit risk	13.91%
Fair value of underlying ordinary shares/preferred shares	US$0.11 – US$0.14

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

17. FAIR VALUE MEASUREMENT (cont.)

The estimated fair value of the ODI Convertible Loans and Exchangeable Notes estimated by management with the assistance of an independent valuation firm. The Company estimated the fair value of the ODI Convertible Loans and Exchangeable Notes based on a probability-weighted analysis and the value of the conversion option as determined by the binomial option pricing model simulating the equity value movement which provide the calculation basis of the financial liabilities fair value. The inputs used in the analysis were classified as Level 3 inputs within the fair value hierarchy due to the lack of observable market data and activity. The determination of the fair value of the Company’s preferred shares and ordinary shares requires complex and subjective judgments to be made regarding the cash flow forecasts and the weighted average cost of capital and the discount for lack of marketability applied to the projected cash flows. If different estimates and assumptions had been used, the fair values of the preferred shares and ordinary shares could be significantly different, and the fair value of the ODI Convertible Loans and Exchangeable Notes may materially differ from the recognized amount.

The risk-free rate of return was estimated based on the yield of US Treasury Strip with a maturity life equal to the remaining maturity life of the financial liabilities as of the valuation date. The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Company’s financial liabilities. Expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares, and the Company does not anticipate any dividend payments in the foreseeable future. Expected term is the remaining life of the financial liabilities.

The Company did not transfer any financial assets or liabilities in or out of Level 3 for the June 30, 2025, respectively.

18. INCOME TAX

(a) Income tax

Cayman Islands

Under the current laws of the Cayman Islands, the Company’s subsidiary is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong S.A.R.

Under the current Hong Kong S.A.R. Inland Revenue Ordinance, the Company’s Hong Kong S.A.R. subsidiary is subject to Hong Kong S.A.R. profits tax at the rate of 16.5% on its taxable income generated from the operations in Hong Kong S.A.R.. Payments of dividends by the Hong Kong S.A.R. subsidiary to the Company is not subject to withholding tax in Hong Kong S.A.R.. A two-tiered profits tax rates regime was introduced in 2018 where the first HK$2 million of assessable profits earned by a company will be taxed at half of the current tax rate (8.25%) whilst the remaining profits will continue to be taxed at 16.5%. There is an anti- fragmentation measure where each group will have to nominate only one company in the group to benefit from the progressive rates. No provision for Hong Kong profits tax has been made in the financial statements as the subsidiary in Hong Kong has no assessable profits for the six months ended June 30, 2024 and 2025.

PRC, excluding Hong Kong S.A.R.

The Group’s PRC subsidiaries, VIEs and the VIEs’ subsidiaries are subject to the PRC Corporate Income Tax Law (“CIT Law”) at the statutory income tax rate of 25%, unless otherwise specified. According to the CIT Law, entities that qualify as “high-and-new technology enterprises” (“HNTE”) are entitled to a preferential income tax rate of 15%, and entities that qualify as “small enterprises with low profits’ are entitled to a preferential income tax rate of 20%.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

18. INCOME TAX (cont.)

Beijing Yimutian and Yimutian Xinnong were qualified as a High and New Technology Enterprise (“HNTE”), since 2018 and is eligible for a 15% preferential tax rate from 2018 to 2020. In December 2021, Beijing Yimutian, and Yimutian Xinnong renewed the certificate with a validity term of three years from 2023 to 2024. From year 2023 to year 2024, Beijing Douniu became eligible as HNTE enabling it to enjoy a preferential tax rate of 15%. All of them renewed the certificate with a validity term of three years from 2024 to 2026.

The components of loss before income taxes are as follows:

	For the six months ended June 30,
	2024	2025
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
PRC, excluding Hong Kong S.A.R	(17,341)	(11,325)	(1,581)
Hong Kong S.A.R	(36)	—	—
Cayman Islands	(39)	(3,596)	(502)
Total	(17,416)	(14,921)	(2,083)

Reconciliation of the differences between PRC statutory income tax rate and the Group’s effective income tax rate for the six months ended June 30, 2024 and 2025 are as follows:

	For the six months ended June 30,
	2024	2025
	RMB	RMB
	(Unaudited)	(Unaudited)
PRC Statutory income tax rate	25.0%	25.0%
Increase (decrease) in effective income tax rate resulting from:
Tax rate differential for non-PRC entities	(8.5)	(8.5)
Preferential tax rate	(8.4)	(8.4)
Research and development expenses additional deduction	2.1	1.5
Other non-deductible expenses	(0.2)	(0.2)
Change in valuation allowance	(10.0)	(9.4)
Effective income tax rate	—	—

(b) Deferred tax assets and deferred tax liabilities

	For the six months ended June 30,
	2024	2025
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Deferred income tax assets:
Net operating loss carry forwards	221,999	224,933	31,399
Provision for credit losses	52	9	1
Lease liabilities	2,537	1,169	163
Deferred income tax assets	224,588	226,111	31,563
Less: valuation allowance	(227,406)	(227,719)	(31,338)
Deferred income tax assets, net	2,818	1,068	225
Deferred income tax liabilities:
Operating lease right of use assets	(2,818)	(1,068)	(225)
Total deferred income tax liabilities	—	—	—

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

19. SEGMENT INFORMATION

The Company operates as a single reportable segment. The chief operating decision maker reviews financial performance and allocates resources on a consolidated basis, using a single measure of operating profit and a total expense amount. No disaggregated expense categories are regularly reviewed by the CODM. As such, the Company has not identified any segment expense categories that meet the criteria for disclosure under ASC 280, as amended by ASU 2023-07.

20. NET LOSS PER SHARE

The following table sets forth the basic and diluted net loss per share computation and provides a reconciliation of the numerator and denominator for the years presented:

	For the six months ended June 30,
	2024	2025
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Numerator:
Net loss attributable to ordinary shareholders	(60,094)	(60,376)	(8,428)
Denominator:
Weighted average number of ordinary shares outstanding for basic and diluted net loss per share calculation	(0.13)	(0.13)	(0.02)
Net loss per ordinary share:
– Basic and diluted	460,147,059	460,147,059	460,147,059

21. RELATED PARTY TRANSACTIONS

The Group had the following balances with related parties:

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Amounts due from related parties	3,436	3,422	478
Amounts due to related parties	13,079	3,579	500

Amounts due from related parties represent interest free loans the Group provided to a preferred shareholder and certain entities controlled by a preferred shareholder. All the loans were due on demand. In June 2021, the Company provided an interest free loan to a preferred shareholder of US$0.5 million (equivalent to RMB3,084). As of December 31, 2024 and June 30, 2025, the amount due from the preferred shareholder was RMB3,436 and RMB3,422, respectively.

Amounts due to related parties included (i) the payables related to cash collected on behalf of the Company’s equity investee of RMB9,485 and nil. As of December 31, 2024 and June 30, 2025, the Company received the repayment of RMB8,500 and RMB9,485, and (ii) the payables related to the repurchase the Company’s preferred shares of RMB3,594 and RMB3,589 as of December 31, 2024 and June 30, 2025, respectively (Note 14).

In addition to the above transactions and balances, related party transactions also include exchangeable note issued to the Founder as described in Note 11 and Other Shareholder Loans provided by the Founder and certain investors as described in Note 12.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

22. REVENUE INFORMATION

The Group’s revenues consist of the following:

	For the six months ended June 30,
	2024	2025
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Digital Agricultural Commerce Services:
Membership services	48,131	43,096	6,016
Value-added services	26,347	18,970	2,648
Transaction services	2,070	1,619	226
Total Digital Agricultural Commerce Services	76,548	63,685	8,890
Other Digital Agricultural Solutions	4,309	2,730	381
Total revenues	80,857	66,415	9,271

Timing of recognition

	For the six months ended June 30,
	2024	2025
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue from services transferred to customers at a point in time	24,896	18,174	2,537
Revenue from services transferred to customers over time	55,961	48,241	6,734
Total revenues	80,857	66,415	9,271

Under the requirements of ASC 606-10-50-8, the changes in contract liabilities are presented as follows:

	As of June 30,
	RMB	USD
	(Unaudited)	(Unaudited)
As of December 31, 2023	112,323	15,680
Addition	53,862	7,519
Recognized as revenue	(55,961)	(7,812)
Recognized tax amount allocated	(3,358)	(469)
Refund	(303)	(43)
As of June 30, 2024	106,563	14,875

	As of June 30,
	RMB	USD
	(Unaudited)	(Unaudited)
As of December 31, 2024	100,326	14,005
Addition	49,206	6,869
Recognized as revenue	(48,240)	(6,734)
Recognized tax amount allocated	(2,894)	(404)
Refund	(318)	(44)
As of June 30, 2025	98,080	13,692

For the six months June 30, 2024 and 2025, all of the Group’s revenues were generated in the PRC.

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

23. COMMITMENTS AND CONTINGENCIES

The Group is subject to a number of legal proceedings that generally arise in the ordinary course of its business. The Group does not believe that any currently pending legal proceeding to which the Group is a party will have a material adverse effect on the financial statements.

24. SUBSEQUENT EVENTS

On August 19, 2025, the Company was listed on Nasdaq under the ticker symbol “YMT” at an offering price of $4.1 per share.

25. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

The following condensed parent company financial information of Yimutian Inc. has been prepared using the same accounting policies as set out in the accompanying consolidated financial statements. As of December 31, 2024 and June 30, 2025, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of Yimutian Inc., except for those which have been separately disclosed in the consolidated financial statements.

The Company’s share of loss from its subsidiaries was reported as a share of loss of subsidiaries in the accompanying parent company only financial statements. Ordinarily, under the equity method, an investor in an equity method investee would cease to recognize its share of the losses of an investee once the carrying value of the investment has been reduced to nil absent an undertaking by the investor to provide continuing support and fund losses. For the purpose of the parent only financial information, the Company has continued to reflect its share, based on its proportionate interest, of the losses of its subsidiaries regardless of the carrying value of the investment in the amounts due to related parties even though the Company is not obligated to provide continuing support or fund losses.

(a) Condensed Balance Sheets

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash	129	707	99
Amounts due from related parties	3,436	3,422	478
Intercompany receivable from WFOE	31,014	30,886	4,312
Prepayments and other current assets	10,960	11,073	1,546
Total current assets	45,539	46,088	6,435
Total assets	45,539	46,088	6,435

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Financial liabilities	20,990	20,903	2,918
Shareholder loans, at amortized cost	1,078	1,074	150
Amounts due to related parties	3,594	3,579	500
Intercompany payable to VIE	5,394	5,394	753
Accrued expenses and other current liabilities	15,531	21,877	3,054
Total current liabilities	46,587	52,827	7,375
Investments in subsidiaries	433,592	442,594	61,784
Total non-current liabilities	433,592	442,594	61,784
Total liabilities	480,179	495,421	69,159

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

25. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (cont.)

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Commitments and Contingencies
Mezzanine equity:
Series A Redeemable Convertible Preferred Shares (US$0.00001 par value: 387,781,378 shares authorized as at December 31, 2024 and June 30, 2025, Redemption value of RMB56,098 and RMB58,301 as of December 31, 2024 and June 30, 2025, respectively)	56,098	58,301	8,139
Series B Redeemable Convertible Preferred Shares (US$0.00001 par value: 703,901,412 shares authorized as at December 31, 2024 and June 30, 2025, Redemption value of RMB787,739 and RMB807,393 as of December 31, 2024 and June 30, 2025, respectively)	787,739	807,393	112,708
Series C Redeemable Convertible Preferred Shares (US$0.00001 par value: 517,022,352 shares authorized as at December 31, 2024 and June 30, 2025, Redemption value of RMB181,992 and RMB187,344 as of December 31, 2024 and June 30, 2025, respectively)	181,992	187,344	26,152
Series C-1 Redeemable Convertible Preferred Shares (US$0.00001 par value: 357,323,044 shares authorized as at December 31, 2024 and June 30, 2025, Redemption value of RMB153,660 and RMB 159,695 as of December 31, 2024 and June 30, 2025, respectively)	153,660	159,695	22,293
Series C-2 Redeemable Convertible Preferred Shares (US$0.00001 par value: 220,757,061 shares authorized as at December 31, 2024 and June 30, 2025, Redemption value of RMB189,873 and RMB197,331 as of December 31, 2024 and June 30, 2025, respectively)	189,873	197,331	27,546
Series D Redeemable Convertible Preferred Shares (US$0.00001 par value: 95,320,147 shares authorized as at December 31, 2024 and June 30, 2025, Redemption value of RMB136,115 and RMB141,461 as of December 31, 2024 and June 30, 2025, respectively)	136,115	141,461	19,747
Subscription receivable from Series B Redeemable Convertible Preferred Shares	(134,455)	(134,455)	(18,769)
Subscription receivable from Series C Redeemable Convertible Preferred Shares	(29,026)	(28,955)	(4,042)

	As of December 31, 2024	As of June 30, 2025
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Subscription receivable from Series C-1 Redeemable Convertible Preferred Shares	(38,955)	(38,955)	(5,438)
Total mezzanine equity	1,303,041	1,349,160	188,336
SHAREHOLDERS’ DEFICIT
Ordinary shares (US$0.00001 par value, 5,000,000,000 shares authorized, 460,147,059 shares issued and outstanding as of December 31, 2024 and June 30, 2025, respectively)	31	31	4
Additional paid – in capital	47,006	47,006	6,562
Accumulated other comprehensive loss	(99,395)	(99,238)	(13,853)
Accumulated deficit	(1,715,536)	(1,775,912)	(247,908)
Total shareholders’ deficit attributable to ordinary shareholders of Yimutian Inc.	(1,767,894)	(1,828,113)	(255,195)
Non-controlling interests	30,213	29,620	4,135
Total shareholders’ deficit	(1,737,681)	(1,798,493)	(251,060)
Total liabilities, mezzanine equity and shareholders’ deficit	45,539	46,088	6,434

YIMUTIAN INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(all amounts in thousands, except share and per share data, or as otherwise noted) (Unaudited)

25. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (cont.)

(b) Condensed Statements of Comprehensive Loss

	For the six months ended June 30,
	2024	2025
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Total operating expenses	(36)	(3,596)	(501)
Share of losses from subsidiaries and VIEs	(17,381)	(10,732)	(1,498)
Loss before income tax	(17,417)	(14,328)	(1,999)
Income tax expense	—	—	—
Net loss attributable to Yimutian Inc.
Accretion of redeemable convertible preferred shares to redemption value	(42,677)	(46,048)	(6,428)
Net loss attributable to ordinary shareholders of Yimutian Inc.	(60,094)	(60,376)	(8,427)
Net loss attributable to Yimutian Inc.	(17,417)	(14,328)	(1,999)
Other comprehensive loss	(158)	157	22
Total comprehensive loss	(17,575)	(14,171)	(1,977)

(c)  Condensed Statements of Cash Flows

	For the six months ended June 30,
	2024	2025
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Net cash (used in) provided by operating activities	(40)	427	60
Net cash used in investing activities	—	—	—
Net cash provided by financing activities	—	71	10
Effect of foreign currency exchange rate changes on cash	(43)	80	11
Net (decrease) increase in cash	(83)	578	81
Cash at the beginning of the year	496	129	18
Cash at the end of the year	41	707	99

Up to 42,307,692 American Depositary Shares Representing up to 1,057,692,300 Class A Ordinary Shares

Prospectus

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.